As filed with the Securities and Exchange Commission on January 17, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MARSHALL & ILSLEY CORPORATION

(Exact name of Registrant as specified in its charter)

Wisconsin	6021	39-0968604
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

770 North Water Street

Milwaukee, Wisconsin 53202

(414) 765-7801

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dennis J. Kuester

Chief Executive Officer

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

(414) 765-7801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Christopher B. Noyes Dennis F. Connolly Godfrey & Kahn, S.C. 780 North Water Street Milwaukee, Wisconsin 53202	Randall J. Erickson Senior Vice President and General Counsel Marshall & Ilsley Corporation 770 North Water Street Milwaukee, Wisconsin 53202	Thomas C. Erb Lewis, Rice & Fingersh, L.C. 500 North Broadway, Suite 2000 St. Louis, Missouri 63102

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this Registration Statement becomes effective and all conditions to the consummation of the merger described in this document have been met.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, par value $1.00 per share	3,399,298	N/A	$57,988,299.20	$6,204.75

(1)	The number of shares of Common Stock, par value $1.00 per share, of Marshall & Ilsley Corporation to be registered pursuant to this registration statement is based upon the number of shares of Common Stock, par value $0.005 per share, of Trustcorp Financial, Inc. presently outstanding or which may be issued before the proposed merger transaction to which this registration statement relates, multiplied by the maximum exchange ratio of 0.7011 shares of Marshall & Ilsley Corporation Common Stock per share of Trustcorp Financial, Inc. Common Stock.
(2)	Pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, the registration fee is based on the book value of Trustcorp Financial, Inc. Common Stock as of September 30, 2005, computed based on the estimated maximum number of shares that may be exchanged for the Marshall & Ilsley Corporation Common Stock being registered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Marshall & Ilsley may not issue the common stock to be issued in connection with the transaction described in this proxy statement/prospectus until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is neither an offer to sell these securities, nor a solicitation of offers to buy these securities, in any state where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

Subject To Completion, Dated January 17, 2006

Proxy Statement/Prospectus

Proxy Statement for Trustcorp Financial, Inc.

Special Meeting

Prospectus of Marshall & Ilsley Corporation

Dear Trustcorp Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Trustcorp Financial, Inc. to be held on                     , 2006 at          a.m., local time, at                                                  .

At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger that Trustcorp entered into with Marshall & Ilsley Corporation on December 21, 2005, which we refer to as the merger agreement. Under the merger agreement, Trustcorp will merge into Marshall & Ilsley and each issued and outstanding share of Trustcorp common stock, other than dissenting shares, will be converted into the right to receive $7.70 in cash and 0.7011 of a share of Marshall & Ilsley common stock, which together have a value of approximately $             as of the date of this document. For examples of how the value of the consideration may change, see “Summary—Illustrative Calculation of Per Share Consideration” on page     .

The total number of shares of its stock that Marshall & Ilsley will issue in the merger depends on the per share consideration and the number of shares of Trustcorp common stock outstanding. If the merger had been effective on                     , 2006, Marshall & Ilsley would have issued a total of approximately              shares of its common stock and paid approximately $             in cash.

The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Trustcorp common stock is required to approve and adopt the merger agreement. The merger is also subject to certain other conditions, including regulatory approval.

The board of directors of Trustcorp unanimously recommends that the holders of Trustcorp common stock vote “FOR” approval of the merger agreement.

We urge you to read this proxy statement/prospectus carefully because it contains a detailed description of the merger and related matters. In particular, for a description of certain significant considerations in connection with the merger and related matters described in this document, see “ Risk Factors” beginning on page 13.

Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol “MI.” Trustcorp common stock is not registered on a national securities exchange or quoted on the Nasdaq Stock Market.

Whether or not you plan to attend the special meeting personally, please complete, sign and date the enclosed proxy card and mail it as soon as possible in the enclosed postage-paid envelope. If you attend the special meeting, you may vote in person if you wish, even if you have previously mailed in your proxy card. You should not send in the certificates for your shares of common stock until you receive specific instructions at a later date.

We thank you for your prompt attention to this matter and appreciate your support.

Sincerely,

James A. Saitz,

Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The shares of Marshall & Ilsley common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Stock is subject to investment risks, including loss of value.

The date of this proxy statement/prospectus is                     , 2006 and is being first mailed to Trustcorp shareholders on or about                     , 2006.

This document incorporates by reference important business information and financial information about Marshall & Ilsley that is not included in or delivered with this document. See “Where You Can Find More Information” on page      of the document for a list of documents that Marshall & Ilsley has incorporated by reference into this document. These documents are available to you without charge upon written or oral request made to:

Investor Relations

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

(414) 765-7834

To obtain documents in time for the special meeting, your request should be received by                     , 2006.

Trustcorp Financial, Inc.

100 South Fourth Street

St. Louis, Missouri 63102

Notice of Special Meeting of Shareholders

To be held on                     , 2006

To the Shareholders of Trustcorp Financial, Inc.:

Please take notice that the board of directors of Trustcorp Financial, Inc. has called a special meeting of shareholders. The special meeting will be held at                                          on                     , 2006, at          a.m., local time.

The purposes of the meeting are the following:

1. To vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of December 21, 2005 by and between Marshall & Ilsley Corporation and Trustcorp Financial, Inc., including the plan of merger constituting a part thereof, and the merger of Trustcorp Financial, Inc. with and into Marshall & Ilsley Corporation contemplated by that agreement; and

2. To transact any other business that may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on                     , 2006 as the record date for the determination of shareholders entitled to receive notice of and to vote at the special meeting and any postponements and adjournments thereof. A list of shareholders entitled to vote at the special meeting will be available for examination by Trustcorp’s shareholders for any purpose relevant to the special meeting (i) at the special meeting upon the request of a Trustcorp shareholder or (ii) prior to the special meeting upon the request of a Trustcorp shareholder during ordinary business hours at Trustcorp’s principal executive offices at 100 South Fourth Street, St. Louis, Missouri 63102.

Holders of Trustcorp’s common stock entitled to vote on the proposal to approve and adopt the merger agreement who do not vote in favor thereof and provide Trustcorp a written demand for appraisal at or prior to the special meeting have the right to receive payment of the fair value of such holders’ shares upon compliance with the provisions of Section 351.455 of The General and Business Corporation Law of Missouri, which we refer to as the GBCLM, the full text of which is included as Appendix D to the proxy statement/prospectus attached to this Notice of Special Meeting of Shareholders. For a summary of the dissenters’ rights of Trustcorp’s shareholders, see “The Merger—Dissenters’ Rights” in the proxy statement/prospectus. Failure to comply strictly with the procedures set forth in Section 351.455 of the GBCLM will cause a shareholder to lose dissenters’ rights.

A proxy card for the special meeting is enclosed. Whether or not you plan to attend the special meeting, please promptly complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the agreement and plan of merger and the plan of merger and the merger contemplated thereby. If you fail to return your proxy card, the effect will be the same as a vote against the agreement and plan of merger and the plan of merger and the merger contemplated thereby. You may still vote in person at the meeting even if you have previously returned your proxy card so long as you properly revoke your proxy.

By order of the board of directors:

TRUSTCORP FINANCIAL, INC.

By:
Raymond R. Van de Riet, Jr.
Executive Vice President, Chief Financial Officer and Secretary

                    , 2006

APPENDICES:

Appendix A	Agreement and Plan of Merger
Appendix B	Plan of Merger
Appendix C	Opinion of Stifel, Nicolaus & Company, Incorporated
Appendix D	Missouri Dissenters’ Rights Statute
Appendix E	Trustcorp Financial, Inc. and Subsidiary Financial Statements

ii

QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT AND THE MERGER

Q.	What is the purpose of this document?

A.	This document serves as both a proxy statement of Trustcorp and a prospectus of Marshall & Ilsley. As a proxy statement, this document is being provided to you by Trustcorp because the board of directors of Trustcorp is soliciting your proxy for use at the special meeting of shareholders called to vote on the proposed merger of Trustcorp with and into Marshall & Ilsley. When we use the term merger agreement in this document, we are referring, collectively, to the agreement and plan of merger, a copy of which is included in this document as Appendix A, and the plan of merger constituting a part thereof, a copy of which is included in this document as Appendix B.

As a prospectus, this document is being provided to you by Marshall & Ilsley because part of the consideration Marshall & Ilsley is offering in exchange for your shares of Trustcorp common stock in connection with the merger is shares of its common stock.

Q.	What do I need to do now?

A.	After reviewing this document, submit your proxy by promptly executing and returning the enclosed proxy card. By submitting your proxy, you authorize the individuals named in the proxy to represent you and to vote your shares at the special meeting of shareholders in accordance with your instructions. These persons also may vote your shares to adjourn the special meeting and will be authorized to vote your shares at any adjournments or postponements of the special meeting.

Your vote is important. Whether or not you plan to attend the special meeting, please promptly submit your proxy in the enclosed envelope.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote.

Your broker cannot vote your shares without instructions from you.

Q.	How will my shares be voted if I return a blank proxy card?

A.	If you sign, date and return your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger and the merger agreement and will be voted in the discretion of the persons named as proxies in any other matters properly presented for a vote at the special meeting.

Q.	What will be the effect if I do not vote?

A.	If you abstain or do not return your proxy card or otherwise do not vote at the special meeting, your failure to vote will have the same effect as if you voted against the merger and the merger agreement. Therefore, the board of directors of Trustcorp encourages you to vote in favor of the proposed merger and merger agreement as soon as possible.

Q.	Can I vote my shares in person?

A.	Yes, if you own your shares registered in your own name, you may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card. However, in order to ensure that your vote is counted at the special meeting, we recommend that you sign, date and promptly mail the enclosed proxy card.

Q.	Can I change my mind and revoke my proxy?

A.	Yes, you may revoke your proxy and change your vote at any time prior to its exercise at the special meeting by:

•	signing another proxy with a later date and filing it with an officer of Trustcorp;

•	filing written notice of the revocation of your proxy with an officer of Trustcorp; or

•	attending the special meeting and voting in person.

Q.	Should I send in my stock certificates now?

A.	No—please do not send in your certificates at this time. We will send you written instructions for exchanging your Trustcorp common stock certificates.

Q.	Who can answer my questions about the merger?

A.	If you have more questions about the merger, please contact Raymond R. Van de Riet, Jr., Corporate Secretary of Trustcorp, at (314) 821-9424, extension 1020.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the appendices, and the other documents to which we refer. For more information about Marshall & Ilsley, see “Where You Can Find More Information” on page     .

The Companies

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

(414) 765-7834

Marshall & Ilsley, incorporated under the laws of Wisconsin in 1959, is a registered bank holding company under the Bank Holding Company Act and a financial holding company under the Gramm-Leach-Bliley Act. Marshall & Ilsley’s principal assets are the stock of its bank and non-bank subsidiaries. As of December 31, 2005, Marshall & Ilsley had consolidated total assets of approximately $46.0 billion and consolidated total deposits of approximately $28.0 billion, making it the largest bank holding company headquartered in Wisconsin.

M&I Marshall & Ilsley Bank, one of Marshall & Ilsley’s primary bank subsidiaries, is the largest Wisconsin-based bank. M&I Marshall & Ilsley Bank has 195 offices throughout Wisconsin, in addition to 42 locations throughout Arizona; 13 offices in metropolitan Minneapolis/St. Paul, Minnesota and locations in Duluth, Minnesota; Las Vegas, Nevada; and Naples and Bonita Springs, Florida. Marshall & Ilsley’s Southwest Bank affiliate has seven offices in the St. Louis, Missouri area and one office in Belleville, Illinois. Metavante Corporation, Marshall & Ilsley’s wholly-owned technology subsidiary, provides virtually all of the technology an organization needs to offer financial services. Marshall & Ilsley also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments and insurance services from offices throughout the country and on the Internet.

Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol “MI.”

Trustcorp Financial, Inc.

100 South Fourth Street

St. Louis, Missouri 63102

(314) 621-0000

Trustcorp, incorporated under the laws of the State of Missouri in 1997, is a registered bank holding company under the Bank Holding Company Act of 1956. Trustcorp’s assets primarily consist of the stock of its subsidiary, Missouri State Bank and Trust Company, which provides services in Missouri through 7 bank locations. As of September 30, 2005, Trustcorp had consolidated total assets of $711.2 million and consolidated total deposits of $601.6 million.

The Merger

At the effective time of the merger, Trustcorp will merge with and into Marshall & Ilsley. Marshall & Ilsley will issue a combination of cash and shares of its common stock to the shareholders of Trustcorp in exchange for their shares of Trustcorp common stock. Trustcorp will cease to exist as a separate corporation. Marshall & Ilsley will be the surviving corporation.

Merger Consideration

If the merger is completed, each share of Trustcorp common stock that you own as of the effective time of the merger will be converted into the right to receive the per share consideration, which consists of $7.70 in cash and 0.7011 of a share of Marshall & Ilsley common stock. We refer to this fractional share of Marshall & Ilsley common stock as the per share stock consideration.

The dollar value of the per share stock consideration will depend on the market value of the Marshall & Ilsley common stock at the time of the exchange of Trustcorp shares for the per share consideration.

Based on the $             closing price of Marshall & Ilsley common stock on                     , 2006 assuming that was the date of the exchange, the total dollar value of the per share consideration would have been $            .

Trustcorp may terminate the merger agreement if on the day immediately preceding the anticipated effective time of the merger there has been a greater than 15 percent decline in the volume weighted average price of Marshall & Ilsley common stock since December 21, 2005 and that decline is greater than 15 percentage points lower than the change in the average price of the group of companies in the banking industry specified in the merger agreement. However, Trustcorp may not terminate the merger agreement if Marshall & Ilsley chooses to issue additional shares of its common stock to the Trustcorp shareholders such that the total dollar value of the per share stock consideration based on a volume weighted average price is equal to $26.18. See “The Merger—Merger Consideration” beginning on page     .

Each share of Marshall & Ilsley common stock issued and outstanding prior to the merger will remain issued and outstanding and will not be converted or exchanged in the merger.

No Fractional Shares will be Issued

Marshall & Ilsley will not issue any fractional shares in the merger. Instead, you will receive cash in lieu of any fractional share of Marshall & Ilsley common stock owed to you, after taking into account all shares of Trustcorp common stock delivered by you.

Material Federal Income Tax Consequences of the Merger

The exchange of shares of Trustcorp common stock for shares of Marshall & Ilsley common stock is expected to be tax-free to you for federal income tax purposes, but taxes will be payable on all or a portion of the cash you receive for your shares of Trustcorp common stock or that you receive in lieu of fractional shares. The expected material federal income tax consequences are set forth in greater detail beginning on page     .

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Reasons for the Merger

The Trustcorp board believes that in the rapidly changing environment of the banking industry, merging with Marshall & Ilsley is consistent with Trustcorp’s long-term goal of enhancing shareholder value.

Marshall & Ilsley believes that the merger with Trustcorp presents Marshall & Ilsley with an attractive opportunity to expand its existing operations in the St. Louis metropolitan market. In addition, Marshall & Ilsley expects that the merger will provide growth opportunities, and will be less than $0.01 per share dilutive to Marshall & Ilsley’s earnings per share in 2006 and neutral to Marshall & Ilsley earnings per share in 2007.

You can find a more detailed discussion of the background to the merger agreement and Trustcorp’s and Marshall & Ilsley’s reasons for the merger in this document under “The Merger—Background of the Merger” beginning on page     , “—Recommendation of the Trustcorp Board of Directors and Reasons for the Merger” beginning on page     , and “—Marshall & Ilsley’s Reasons for the Merger” beginning on page     .

Opinion of Trustcorp’s Financial Advisor

Among other factors considered in deciding to approve the merger and the merger agreement, the Trustcorp board of directors received the written opinion of its financial advisor, Stifel, Nicolaus & Company, Incorporated, that as of December 21, 2005, which was the date on which the Trustcorp board of directors approved the merger and the merger agreement, and based on and subject to the considerations in its opinion, the merger consideration to be received by holders of shares of Trustcorp common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Stifel opinion is included as Appendix C to this document and is incorporated herein by reference. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Stifel in providing its opinion.

Recommendation to Trustcorp Shareholders

The Trustcorp board of directors believes that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to and in the best interests of Trustcorp and its shareholders and unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger.

Interests of Certain Persons in the Merger

The executive officers and members of the board of directors of Trustcorp have interests in the merger that are in addition to their interests as shareholders of Trustcorp. Among other things, all outstanding options to acquire Trustcorp common stock issued pursuant to the Trustcorp’s stock option plans will vest and be converted into options to acquire shares of Marshall & Ilsley common stock as provided for in the merger agreement and certain of Trustcorp executive officers may be entitled to payments under the existing and new employment agreements, including payments pursuant to change in control provisions. See “The Merger—Interests of Certain Persons.”

The Special Meeting

A special meeting of the Trustcorp shareholders will be held at                                         , on                     , 2006, at          a.m., local time. Holders of Trustcorp common stock as of the close of business on                     , 2006 are entitled to vote at the Trustcorp special meeting and will be asked to consider and vote upon the approval and adoption of the merger agreement and the merger.

As of the date of this document, the Trustcorp board of directors did not know of any other matters that would be presented at the Trustcorp special meeting.

Vote Required

At the special meeting of Trustcorp shareholders, the merger agreement and the merger must be approved by the affirmative vote of the holders of at least two thirds of the shares of Trustcorp common stock outstanding at the close of business on                     , 2006. As of that date, there were              shares of Trustcorp common stock outstanding. Each share of Trustcorp common stock is entitled to one vote.

As of                     , 2006, Trustcorp’s directors, executive officers and their affiliates held in the aggregate approximately              shares of the outstanding Trustcorp common stock, representing approximately          percent of the total number of outstanding shares of Trustcorp common stock.

Marshall & Ilsley has entered into an agreement with the directors and certain executive officers and significant shareholders of Trustcorp, who in the aggregate hold approximately          percent of the outstanding Trustcorp common stock, pursuant to which they have agreed, among other things, to vote all shares beneficially owned by them (to the extent such individuals have the sole right to direct the voting of such shares) and to use their reasonable best efforts to cause all shares beneficially owned by them (to the extent such individuals have the shared right to direct the voting of such shares) to be voted in favor of the merger agreement and the merger.

The merger agreement also authorizes the Trustcorp board of directors to exercise its discretion as to whether to proceed with the merger in the event Trustcorp has the right to terminate the merger agreement. This determination may be made without notice to, or the resolicitation of proxies from, the Trustcorp shareholders.

Action by Marshall & Ilsley Shareholders Not Required

Approval of the merger and the merger agreement by Marshall & Ilsley’s shareholders is not required. Accordingly, Marshall & Ilsley has not called a special meeting of its shareholders.

Regulatory Approvals

We cannot complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve System. Marshall & Ilsley has filed an application with the Federal Reserve Board. In addition, the merger is or may be subject to the approval of, or notice to, other regulatory authorities, including, but not limited to, the Missouri Division of Finance. We have filed or shortly will file all of the required notices with these regulatory authorities.

As of the date of this document, we do not have all the necessary regulatory approvals. We cannot be certain of when or if we will obtain them. However, we do not know of any reason why we should not obtain the required approvals in a timely manner.

Dissenters’ Rights Available

Trustcorp shareholders who properly dissent from the merger are entitled to receive the fair value of their shares of Trustcorp common stock in cash. To exercise your dissenters’ rights, you must follow the procedures outlined in Appendix D, including, without limitation:

•	prior to or at the special meeting, delivering to Trustcorp a written notice of your intention to demand the fair value of your Trustcorp shares; and

•	not voting in favor of the merger and the merger agreement.

If you sign and return your proxy without voting instructions, and do not revoke the proxy, your proxy will be voted in favor of the merger agreement and the merger and you will lose your dissenters’ rights. Also, you may lose your dissenters’ rights if you fail to comply with other required procedures contained in Appendix D.

Termination of the Merger Agreement

Marshall & Ilsley and Trustcorp may terminate the merger agreement by mutual consent. The merger agreement may also be terminated unilaterally by either Marshall & Ilsley or Trustcorp if any one of several conditions exist.

Share Information and Market Prices for Marshall & Ilsley and Trustcorp Common Stock

Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol “MI”. Trustcorp common stock trades from time to time in privately negotiated transactions between interested buyers and sellers. Management of Trustcorp may not be aware of all transactions that occur.

The following table lists the closing price of Marshall & Ilsley common stock, the trading price of Trustcorp common stock known by management, and the equivalent value of a share of Trustcorp common stock giving effect to the merger on:

•	December 20, 2005, the last trading day before we announced the merger; and

•	, 2006, the last practical day to obtain share price information before the date of this proxy statement/prospectus.

	Closing Price of Marshall & Ilsley Common Stock		Closing Price of Trustcorp Common Stock		Equivalent Per Share Value of Trustcorp Common Stock
December 20, 2005		$43.85		$28.20		$38.44
, 2006	$		$		$

The equivalent per share value of Trustcorp common stock on each of these two days represents the total dollar value of the per share consideration to be issued and paid in connection with the merger, assuming the exchange occurred on those dates. For each of these two days we calculated the total dollar value of the per share consideration by adding $7.70 and an amount equal to the closing price of Marshall & Ilsley common stock on each date multiplied by an exchange ratio of 0.7011.

The market price of Marshall & Ilsley common stock may change at any time. Consequently, the total dollar value of the per share consideration you will be entitled to receive as a result of the merger may be significantly higher or lower than its current value or its value at the date of the special meeting.

Price Range of Common Stock and Dividends

Marshall & Ilsley—Share Prices and Dividends

Marshall & Ilsley common stock is listed on the New York Stock Exchange and traded under the symbol “MI.” The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of Marshall & Ilsley common stock on the NYSE composite transactions reporting system and cash dividends declared per share of Marshall & Ilsley common stock.

	Price Range of Common Stock		Dividends Declared
	High	Low
2004
First Quarter	$40.39	$36.18	$0.18
Second Quarter	41.15	36.60	0.21
Third Quarter	41.21	37.32	0.21
Fourth Quarter	44.43	40.28	0.21
2005
First Quarter	$43.65	$40.21	$0.21
Second Quarter	45.06	41.23	0.24
Third Quarter	47.28	42.83	0.24
Fourth Quarter	44.40	40.18	0.24
2006
First Quarter (through January 13, 2006)	$44.10	$42.93	—

Trustcorp—Share Prices and Dividends

There is no established trading market for Trustcorp common stock. Trustcorp common stock trades from time to time in privately negotiated transactions between interested buyers and sellers. Management of Trustcorp may not be aware of all transactions that occur. The following table sets forth the high and low trading prices for Trustcorp common stock for the periods indicated of which management of Trustcorp is aware.

	Price Range of Common Stock		Dividends Declared
	High	Low
2004
First Quarter	$14.13	$12.50	—
Second Quarter	15.27	14.13	—
Third Quarter	17.68	15.18	—
Fourth Quarter	19.00	18.00	—
2005
First Quarter	$22.50	$20.30	—
Second Quarter	No trades	No trades	—
Third Quarter	24.35	24.35	—
Fourth Quarter	28.20	25.05	—
2006
First Quarter (through January 13, 2006)	No trades	No trades	—

Given the limited trading activity of Trustcorp common stock, the prices reflected in the table above may not be indicative of the actual value of Trustcorp common stock, which value may be more or less than that indicated. The most recent transaction reported to management of Trustcorp involving shares of Trustcorp common stock occurring prior to the public announcement of the merger took place on December 21, 2005, at a price per share of $28.20. On                     , 2006, there were approximately              holders of record of Trustcorp common stock.

The timing and amount of future dividends, if any, paid by Marshall & Ilsley and Trustcorp are subject to determination by the applicable board of directors in their discretion and will depend upon earnings, cash requirements and the financial condition of the respective companies and their subsidiaries, applicable government regulations and other factors deemed relevant by the applicable company’s board of directors. Various state and federal laws limit the ability of subsidiary banks to pay dividends to Marshall & Ilsley and Trustcorp. The merger agreement prohibits the payment of cash dividends on Trustcorp common stock. Trustcorp has agreed not to declare or pay any dividends with respect to outstanding shares of its common stock. See “Terms of the Merger Agreement—Conduct of Business Pending the Merger.”

Comparison of Unaudited Per Share Data

The following table shows information about Marshall & Ilsley’s and Trustcorp’s net income per share, cash dividends per share and book value per share and similar information after giving effect to the merger. This information is referred to below as “pro forma” information. In presenting the pro forma information, Marshall & Ilsley and Trustcorp assumed that they had been merged as of the beginning of the earliest period presented. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with currently existing accounting principles generally accepted in the United States.

Marshall & Ilsley assumed that the per share stock consideration would be equal to 0.7011 of a Marshall & Ilsley share to calculate the pro forma shares outstanding used in computing the pro forma combined and equivalent pro forma combined per share data.

Marshall & Ilsley expects that it will incur merger and integration charges as a result of combining our companies. The pro forma information is helpful in illustrating the financial characteristics of the combined company under one set of assumptions. However, it does not reflect these merger and integration charges and, accordingly, does not attempt to predict or suggest future results. Also, it does not necessarily reflect what the historical results of the combined company would have been had the companies been combined for the periods presented.

You should read the information in the following table together with the historical financial information that Marshall & Ilsley has included in its prior filings with the United States Securities and Exchange Commission. This material has been incorporated into this document by reference to those filings. See “Where You Can Find More Information” on page     .

	Nine Months Ended September 30, 2005	Year Ended December 31, 2004
Marshall & Ilsley Common Stock
Earnings per basic common share
Historical	$2.36	$2.81
Pro forma combined (1)	2.36	2.80
Earnings per diluted common share
Historical	$2.32	$2.77
Pro forma combined (1)	2.31	2.75
Dividends per basic common share
Historical	$0.69	$0.81
Pro forma combined (2)	0.69	0.81
Book value per basic common share
Historical	$19.51	$17.24
Pro forma combined	19.82	17.58

	Nine Months Ended September 30, 2005	Year Ended December 31, 2004
Trustcorp Common Stock
Earnings per basic common share
Historical	$1.63	$1.52
Equivalent pro forma combined (3)	1.65	1.96
Earnings per diluted common share
Historical	$1.55	$1.46
Equivalent pro forma combined (3)	1.62	1.93
Dividends per basic common share
Historical	$—	$—
Equivalent pro forma combined (3)	0.48	0.57
Book value per basic common share
Historical	$12.43	$10.91
Equivalent pro forma combined (3)	13.90	12.33

(1)	The effect of estimated non-recurring merger and integration costs resulting from the merger has not been included in the pro forma amounts.

(2)	Pro forma dividends per share represent historical dividends paid by Marshall & Ilsley.

(3)	Represents Marshall & Ilsley’s pro forma results multiplied by the per share stock consideration of 0.7011.

Selected Historical Financial Data of Marshall & Ilsley

The table below presents selected Marshall & Ilsley historical financial data as of and for the five years ended December 31, 2004, which are derived from its previously filed audited consolidated financial statements for those years, and historical financial data as of and for the nine months ended September 30, 2005 and September 30, 2004, which are derived from its previously filed unaudited consolidated financial statements for those nine months.

You should read the following table together with the historical financial information that Marshall & Ilsley has presented in its prior SEC filings. Marshall & Ilsley has incorporated this material into this document by reference. See “Where You Can Find More Information” on page     .

	As of and for the Nine Months Ended September 30,		As of and for the Twelve Months Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(in thousands, except per share data)
Income Statement Data:
Interest Income	$1,594,023	$1,211,322	$1,665,790	$1,529,920	$1,567,336	$1,709,107	$1,747,982
Interest Expense	684,233	367,540	533,798	472,634	561,038	866,328	1,074,976

Net Interest Income	909,790	843,782	1,131,992	1,057,286	1,006,298	842,779	673,006
Provision for Loan and Lease Losses	31,800	25,126	37,963	62,993	74,416	54,115	30,352

Net Interest Income after Provision For Loan and Lease Losses	877,990	818,656	1,094,029	994,293	931,882	788,664	642,654
Other Income	1,290,787	1,011,342	1,446,495	1,215,801	1,082,688	1,001,250	931,594
Other Expense	1,352,796	1,145,102	1,595,558	1,451,707	1,295,978	1,288,869	1,103,898
Provision for Income Taxes	273,767	231,629	317,880	214,282	238,265	163,124	152,948
Cumulative Effect of Changes in Accounting Principle, Net of Income Taxes	—	—	—	—	—	(436)	(2,279)

Net Income	$542,214	$453,267	$627,086	$544,105	$480,327	$337,485	$315,123

Net Income Per Common Share:
Basic:
Income before Cumulative Effect of Changes in Accounting Principle	$2.36	$2.04	$2.81	$2.41	$2.24	$1.60	$1.51
Cumulative Effect of Changes in Accounting Principle, Net of Income Taxes	—	—	—	—	—	—	(0.01)

Net Income	$2.36	$2.04	$2.81	$2.41	$2.24	$1.60	$1.50

Diluted:
Income before Cumulative Effect of Changes in Accounting Principle	$2.32	$2.01	$2.77	$2.38	$2.16	$1.55	$1.46
Cumulative Effect of Changes in Accounting Principle, Net of Income Taxes	—	—	—	—	—	—	(0.01)

Net Income	$2.32	$2.01	$2.77	$2.38	$2.16	$1.55	$1.45

Average Balance Sheet Data:
Cash and Due from Banks	$950,509	$808,936	$835,391	$752,215	$708,256	$651,367	$615,015
Total Investment Securities	6,427,019	6,023,093	6,065,234	5,499,316	5,282,681	5,721,053	5,687,345
Net Loans and Leases	30,866,382	26,122,618	26,661,090	24,044,753	20,725,780	17,948,053	16,884,443
Total Assets	42,621,323	36,349,880	37,162,594	33,268,021	29,202,650	26,370,309	25,041,777
Total Deposits	25,689,362	23,556,635	23,987,935	21,985,878	18,642,987	17,190,591	17,497,783
Long-term Borrowings	7,942,493	4,952,207	5,329,571	3,798,851	2,693,447	1,962,801	1,178,805
Shareholders’ Equity	4,185,654	3,432,899	3,504,786	3,240,654	2,766,690	2,429,559	2,148,074

Selected Historical Financial Data of Trustcorp

The table below presents selected Trustcorp historical financial data as of and for the five years ended December 31, 2004, which are derived from its audited consolidated financial statements for those years, and historical financial data as of and for the nine months ended September 30, 2005 and September 30, 2004, which are derived from its unaudited consolidated financial statements for those nine months.

This data should be read in conjunction with the historical consolidated financial statements and related notes of Trustcorp included in Appendix E to this document. Appendix E is incorporated by reference into this document.

	As of and for the Nine Months Ended September 30,		As of and for the Twelve Months Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(in thousands, except per share data)
Income Statement Data:
Interest Income	$32,089	$23,666	$32,854	$29,788	$31,012	$34,910	$32,945
Interest Expense	11,326	7,736	10,642	11,419	15,527	20,682	18,139
Provision for Loan Losses	503	1,096	1,277	2,316	5,605	4,121	3,019

Net Interest Income after Provision for Loan Losses	20,260	14,834	20,935	16,053	9,880	10,107	11,787
Other Income	2,231	2,176	2,836	5,910	2,498	1,992	1,172
Other Expense	11,402	10,174	13,678	13,230	11,471	10,195	8,777
Income Tax Expense	4,152	2,652	3,635	3,215	405	789	1,609

Net Earnings (Loss) from Continuing Operations	$6,937	$4,184	$6,458	$5,518	$502	$1,115	$2,573

Per Share Data:
Net Earnings (Loss) from Continuing Operations
Basic	$1.63	$0.99	$1.52	$1.30	$0.12	$0.26	$0.62
Diluted	1.55	0.95	1.46	1.26	0.12	0.26	0.60
Common Stock Cash Dividends	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Balance Sheet Data:
Total Assets	$711,158	$638,797	$662,892	$567,317	$567,238	$512,972	$465,082
Loans, Net	624,573	559,936	575,174	495,208	472,481	432,989	357,173
Deposits	601,635	520,290	561,636	487,176	485,402	441,745	402,494
Long-Term Borrowings	33,800	38,800	38,800	38,800	28,800	18,800	18,800
Shareholders’ Equity	52,895	44,145	46,410	40,368	34,846	34,164	32,808

Illustrative Calculation of Per Share Consideration

Examples of the potential effects of fluctuations in the market price of Marshall & Ilsley common stock on the per share consideration are illustrated in the following table based upon a range of hypothetical market prices.

The market prices set forth in the table have been included for representative purposes only. The market price at the time of the exchange of your Trustcorp shares for the per share consideration may be less than $34.00 or more than $53.00. We cannot assure you as to what the market price of the Marshall & Ilsley common stock to be issued in the merger will be at or following the time of the exchange. The table assumes that Trustcorp will not have a right to terminate the merger agreement under the circumstances described above under the heading entitled “—Merger Consideration” and under the heading entitled “The Merger—Merger Consideration” on page     .

Market Price of Marshall & Ilsley Common Stock ($)	Fraction of a Share of Marshall & Ilsley Common Stock	Value of Fractional Share Based on Market Price ($)	Amount in Cash ($)	Total Value of Per Share Consideration ($)(1)
53.00	0.7011	37.16	7.70	44.86
52.00	0.7011	36.46	7.70	44.16
51.00	0.7011	35.76	7.70	43.46
50.00	0.7011	35.06	7.70	42.76
49.00	0.7011	34.35	7.70	42.05
48.00	0.7011	33.65	7.70	41.35
47.00	0.7011	32.95	7.70	40.65
46.00	0.7011	32.25	7.70	39.95
45.00	0.7011	31.55	7.70	39.25
44.00	0.7011	30.85	7.70	38.55
43.00	0.7011	30.15	7.70	37.85
42.00	0.7011	29.45	7.70	37.15
41.00	0.7011	28.75	7.70	36.45
40.00	0.7011	28.04	7.70	35.74
39.00	0.7011	27.34	7.70	35.04
38.00	0.7011	26.64	7.70	34.34
37.00	0.7011	25.94	7.70	33.64
36.00	0.7011	25.24	7.70	32.94
35.00	0.7011	24.54	7.70	32.24
34.00	0.7011	23.84	7.70	31.54

(1)	Represents the sum of (a) the fractional share of Marshall & Ilsley common stock issued multiplied by the market price, and (b) $7.70

RISK FACTORS

In making your determination as to how to vote on the merger agreement and the merger, you should consider the following factors:

Risks Relating to the Merger

Because the market price of Marshall & Ilsley common stock may fluctuate, you cannot be sure of the value of the per share consideration that you will receive.

As a result of the merger, each share of Trustcorp common stock will be converted into the right to receive $7.70 in cash and 0.7011 of a share of Marshall & Ilsley common stock. The value of the per share consideration that you will receive will be based in part on the market price of Marshall & Ilsley common stock at the time of the exchange of your Trustcorp shares for the per share consideration. This market price may vary from the price of Marshall & Ilsley common stock on the date the execution of the merger agreement was announced, on the date on which this document was mailed to Trustcorp shareholders, and on the date of the special meeting of Trustcorp shareholders. Accordingly, at the time of the Trustcorp special meeting you will not necessarily know or be able to calculate the value of the per share consideration you would receive upon completion of the merger. Please refer to the table on page      for examples of how fluctuations in the market price of Marshall & Ilsley common stock would affect the per share consideration. Any number of factors could cause the market price of Marshall & Ilsley common stock to change, including changes in general market and economic conditions, changes in Marshall & Ilsley’s business, operations and prospects and changes in the regulatory environment. Many of these factors are beyond Marshall & Ilsley’s control.

Post-Merger Risks

The market price of the shares of Marshall & Ilsley common stock may be affected by factors different from those affecting the shares of Trustcorp common stock.

Upon completion of the merger, holders of the Trustcorp common stock will become holders of Marshall & Ilsley common stock. Some of Marshall & Ilsley’s current businesses and markets differ from those of Trustcorp and, accordingly, the results of operations of Marshall & Ilsley after the merger may be affected by factors different from those currently affecting the results of operations of Trustcorp. For a discussion of the businesses of Marshall & Ilsley and of certain factors to consider in connection with its business, see “Marshall & Ilsley Corporation—Description of Business” and the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” on page     .

Marshall & Ilsley’s earnings are significantly affected by general business and economic conditions, including credit risk and interest rate risk.

Marshall & Ilsley’s business and earnings are sensitive to general business and economic conditions in the United States and, in particular, the states where it has significant operations, including Wisconsin, Arizona, Minnesota, Missouri, Nevada and Florida. These conditions include short-term and long-term interest rates, inflation, monetary supply, fluctuations in both debt and equity capital markets, the strength of the U.S. and local economies and consumer spending, borrowing and saving habits. For example, an economic downturn, increase in unemployment or higher interest rates could decrease the demand for loans and other products and services and/or result in a deterioration in credit quality and/or loan performance and collectability. Nonpayment of loans, if it occurs, could have an adverse effect on Marshall & Ilsley’s financial condition and results of operations. Higher interest rates also could increase Marshall & Ilsley’s cost to borrow funds and increase the rate Marshall & Ilsley pays on deposits. In addition, an overall economic slowdown could negatively impact the purchasing and decision-making activities of the financial institution customers of Metavante.

Terrorism, acts of war or international conflicts could negatively affect Marshall & Ilsley’s business and financial condition.

Acts or threats of war or terrorism, international conflicts, including ongoing military operations in Iraq and Afghanistan, and the actions taken by the U.S. and other governments in response to such events could negatively impact general business and economic conditions in the U.S. If terrorist activity, acts of war or other international hostilities cause an overall economic decline, Marshall & Ilsley’s financial condition and operating results could be materially adversely affected. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security and other actual or potential conflicts or acts of war, including conflict in the Middle East, have created many economic and political uncertainties that could seriously harm Marshall & Ilsley’s business and results of operations in ways that cannot presently be predicted.

Marshall & Ilsley’s earnings also are significantly affected by the fiscal and monetary policies of the federal government and its agencies.

The policies of the Federal Reserve Board impact Marshall & Ilsley significantly. The Federal Reserve Board regulates the supply of money and credit in the United States. Its policies directly and indirectly influence the rate of interest earned on loans and paid on borrowings and interest-bearing deposits and can also affect the value of financial instruments Marshall & Ilsley holds. Those policies determine to a significant extent Marshall & Ilsley’s cost of funds for lending and investing. Changes in those policies are beyond Marshall & Ilsley’s control and are difficult to predict. Federal Reserve Board policies can affect Marshall & Ilsley’s borrowers, potentially increasing the risk that they may fail to repay their loans. For example, a tightening of the money supply by the Federal Reserve Board could reduce the demand for a borrower’s products and services. This could adversely affect the borrower’s earnings and ability to repay its loan, which could materially adversely affect Marshall & Ilsley.

The banking and financial services industry is highly competitive.

Marshall & Ilsley operates in a highly competitive environment for the products and services it offers and in the markets it serves. The competition among financial services providers to attract and retain customers is intense. Customer loyalty can be easily influenced by a competitor’s new products, especially offerings that provide cost savings to the customer. Some of Marshall & Ilsley’s competitors may be better able to provide a wider range of products and services over a greater geographic area.

Marshall & Ilsley believes the banking and financial services industry will become even more competitive as a result of legislative, regulatory and technological changes and the continued consolidation of the industry. Technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic funds transfer and automatic payment systems. Also, investment banks and insurance companies are competing in more banking businesses such as syndicated lending and consumer banking. Many of Marshall & Ilsley’s competitors are subject to fewer regulatory constraints and have lower cost structures. Marshall & Ilsley expects the consolidation of the banking and financial services industry to result in larger, better-capitalized companies offering a wide array of financial services and products.

Marshall & Ilsley is heavily regulated by federal and state agencies.

Marshall & Ilsley, its subsidiary banks and many of its non-bank subsidiaries, including Metavante, are heavily regulated at the federal and state levels. This regulation is designed primarily to protect consumers, depositors and the banking system as a whole, not shareholders. Congress and state legislatures and federal and state regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect Marshall & Ilsley in substantial and unpredictable ways including limiting the types of financial services and products Marshall & Ilsley may offer, increasing the ability of non-banks to offer competing financial services and products and/or increasing Marshall & Ilsley’s cost structures. Also, Marshall & Ilsley’s failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies and damage to its reputation.

Marshall & Ilsley is subject to examinations and challenges by tax authorities.

In the normal course of business, Marshall & Ilsley and its affiliates are routinely subject to examinations and challenges from federal and state tax authorities regarding the amount of taxes due in connection with investments Marshall & Ilsley has made and the businesses in which it has engaged. Recently, federal and state taxing authorities have become increasingly aggressive in challenging tax positions taken by financial institutions. These tax positions may relate to tax compliance, sales and use, franchise, gross receipts, payroll, property and income tax issues, including tax base, apportionment and tax credit planning. The challenges made by tax authorities may result in adjustments to the timing or amount of taxable income or deductions or the allocation of income among tax jurisdictions. If any such challenges are made and are not resolved in Marshall & Ilsley’s favor, they could have an adverse effect on Marshall & Ilsley’s financial condition and results of operations.

Consumers may decide not to use banks to complete their financial transactions.

Technology and other changes are allowing parties to complete financial transactions that historically have involved banks at one or both ends of the transaction. For example, consumers can now pay bills and transfer funds directly without banks. The process of eliminating banks as intermediaries, known as disintermediation, could result in the loss of fee income, as well as the loss of customer deposits and income generated from those deposits.

Maintaining or increasing Marshall & Ilsley’s market share depends on market acceptance and regulatory approval of new products and services and other factors.

Marshall & Ilsley’s success depends, in part, on its ability to adapt its products and services to evolving industry standards and to control expenses. There is increasing pressure on financial services companies to provide products and services at lower prices. This can reduce Marshall & Ilsley’s net interest margin and revenues from its fee-based products and services. In addition, Marshall & Ilsley’s success depends in part on its ability to generate significant levels of new business in its existing markets and in identifying and penetrating markets. Growth rates for card-based payment transactions and other product markets may not continue at recent levels. Further, the widespread adoption of new technologies, including Internet-based services, could require Marshall & Ilsley to make substantial expenditures to modify or adapt its existing products and services or render its existing products obsolete. Marshall & Ilsley may not successfully introduce new products and services, achieve market acceptance of its products and services, develop and maintain loyal customers and/or break into targeted markets.

Marshall & Ilsley relies on dividends from its subsidiaries for most of its revenue, and its banking subsidiaries hold a significant portion of their assets indirectly.

Marshall & Ilsley is a separate and distinct legal entity from its subsidiaries. Marshall & Ilsley receives substantially all of its revenue from dividends from its subsidiaries. These dividends are the principal source of funds to pay dividends on Marshall & Ilsley’s common stock and interest on Marshall & Ilsley’s debt. The payment of dividends by a subsidiary is subject to federal law restrictions as well as, in the case of any subsidiary, to the laws of the subsidiary’s state of incorporation. Also, a parent company’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. In addition, Marshall & Ilsley’s bank and savings association subsidiaries hold a significant portion of their mortgage loan and investment portfolios indirectly through their ownership interests in direct and indirect subsidiaries.

Marshall & Ilsley depends on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions with customers and counterparties, Marshall & Ilsley may rely on information provided to it by customers and counterparties, including financial statements and other financial information. Marshall & Ilsley may also rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to a business, Marshall & Ilsley may assume that the customer’s audited financial statements conform with generally accepted accounting principles and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Marshall & Ilsley may also rely on the audit report covering those financial statements. Marshall & Ilsley’s financial condition and results of operations could be negatively impacted to the extent Marshall & Ilsley relies on financial statements that do not comply with generally accepted accounting principles or that are materially misleading.

Marshall & Ilsley’s accounting policies and methods are the basis of how it reports its financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain.

Marshall & Ilsley’s accounting policies and methods are fundamental to how it records and reports its financial condition and results of operations. Marshall & Ilsley’s management must exercise judgment in selecting and applying many of these accounting policies and methods in order to ensure that they comply with generally accepted accounting principles and reflect management’s judgment as to the most appropriate manner in which to record and report Marshall & Ilsley’s financial condition and results of operations. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which might be reasonable under the circumstances yet might result in Marshall & Ilsley’s reporting materially different amounts than would have been reported under a different alternative.

Marshall & Ilsley has identified four accounting policies as being “critical” to the presentation of its financial condition and results of operations because they require management to make particularly subjective and/or complex judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions. These critical accounting policies relate to: (1) the allowance for loan and lease losses; (2) capitalized software and conversion costs; (3) financial asset sales and securitizations; and (4) income taxes. Because of the inherent uncertainty of estimates about these matters, no assurance can be given that the application of alternative policies or methods might not result in Marshall & Ilsley reporting materially different amounts.

Marshall & Ilsley has an active acquisition program.

Marshall & Ilsley regularly explores opportunities to acquire banking institutions, financial technology providers and other financial services providers. Marshall & Ilsley cannot predict the number, size or timing of future acquisitions. Marshall & Ilsley typically does not publicly comment on a possible acquisition or business combination until it has signed a definitive agreement for the transaction. Once Marshall & Ilsley has signed a definitive agreement, transactions of this type are generally subject to regulatory approvals and other customary conditions. There can be no assurance Marshall & Ilsley will receive such regulatory approvals without unexpected delays or conditions or that such conditions will be timely met to Marshall & Ilsley’s satisfaction, or at all.

Difficulty in integrating an acquired company or business may cause Marshall & Ilsley not to realize expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from the acquisition. Specifically, the integration process could result in higher than expected deposit attrition (run-off), loss of customers and key employees, the disruption of Marshall & Ilsley’s business or the business of the acquired company, or otherwise adversely affect Marshall & Ilsley’s ability to maintain existing relationships with clients, employees and suppliers or to enter into new business relationships. Marshall & Ilsley may not be able to successfully leverage the combined product offerings to the combined customer base. These factors could contribute to Marshall & Ilsley not achieving the anticipated benefits of the acquisition within the desired time frames, if at all.

Future acquisitions could require Marshall & Ilsley to issue stock, to use substantial cash or liquid assets or to incur debt. In such cases, the value of Marshall & Ilsley’s stock could be diluted and Marshall & Ilsley could become more susceptible to economic downturns and competitive pressures.

Marshall & Ilsley is dependent on senior management.

Marshall & Ilsley’s continued success depends to a significant extent upon the continued services of its senior management. The loss of services of any of Marshall & Ilsley’s senior executive officers could cause its business to suffer. In addition, Marshall & Ilsley’s success depends in part upon senior management’s ability to implement its business strategy.

Marshall & Ilsley’s stock price can be volatile.

Marshall & Ilsley’s stock price can fluctuate widely in response to a variety of factors including:

•	actual or anticipated variations in Marshall & Ilsley’s quarterly results;

•	new technology or services by Marshall & Ilsley’s competitors;

•	unanticipated losses or gains due to unexpected events, including losses or gains on securities held for investment purposes;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving Marshall & Ilsley or its competitors;

•	changes in accounting policies or practices;

•	failure to integrate Marshall & Ilsley’s acquisitions or realize anticipated benefits from its acquisitions; or

•	changes in government regulations.

General market fluctuations, industry factors and general economic and political conditions, such as economic slowdowns or recessions, interest rate changes, credit loss trends or currency fluctuations, also could cause its stock price to decrease regardless of its operating results.

Marshall & Ilsley may be a defendant in a variety of litigation and other actions, which may have a material adverse effect on its business, operating results and financial condition.

Marshall & Ilsley and its subsidiaries may be involved from time to time in a variety of litigation arising out of its business. Marshall & Ilsley’s insurance may not cover all claims that may be asserted against it, and any claims asserted against Marshall & Ilsley, regardless of merit or eventual outcome, may harm its reputation. Should the ultimate judgments or settlements in any litigation exceed Marshall & Ilsley’s insurance coverage, they could have a material adverse effect on its business, operating results and financial condition. In addition, Marshall & Ilsley may not be able to obtain appropriate types or levels of insurance in the future, nor may Marshall & Ilsley be able to obtain adequate replacement policies with acceptable terms, if at all.

Unauthorized disclosure of sensitive or confidential client or customer information, whether through a breach of Marshall & Ilsley’s computer systems or otherwise, could severely harm its business.

As part of Marshall & Ilsley’s financial and data processing products and services, it collects, processes and retains sensitive and confidential client and customer information on behalf of itself and other third parties, such as Metavante’s customers. Despite the security measures Marshall & Ilsley has in place, its facilities and systems, and those of its third party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming and/or human errors, or other similar events. Any security breach involving the misappropriation, loss or other unauthorized disclosure of confidential customer information, whether by Marshall & Ilsley or by its vendors, could severely damage its reputation, expose it to the risks of litigation and liability, disrupt its operations and harm its business.

Metavante relies on the continued functioning of its data centers and the integrity of the data it processes.

Metavante’s data centers are an integral part of its business. Damage to Metavante’s data centers due to acts of terrorism, fire, power loss, telecommunications failure and other disasters could have a material adverse effect on Metavante’s business, operating results and financial condition. In addition, because Metavante relies on the integrity of the data it processes, if this data is incorrect or somehow tainted, client relations and confidence in Metavante’s services could be impaired, which would harm Metavante’s business.

Network operational difficulties or security problems could damage Metavante’s reputation and business.

Metavante depends on the reliable operation of network connections from its clients and its clients’ end users to its systems. Any operational problems or outages in these systems would cause Metavante to be unable to process transactions for its clients and its clients’ end users, resulting in decreased revenues. In addition, any system delays, failures or loss of data, whatever the cause, could reduce client satisfaction with Metavante’s products and services and harm Metavante’s financial results.

Metavante also depends on the security of its systems. Metavante’s networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Metavante transmits confidential financial information in providing its services. In addition, under agreements with certain customers, Metavante will be financially liable if consumer data is compromised while in Metavante’s possession, regardless of the safeguards Metavante may have instituted. A material security problem affecting Metavante could damage its reputation, deter financial services providers from purchasing its products, deter their customers from using its products or result in liability to Metavante. Any material security problem affecting Metavante’s competitors could affect the marketplace’s perception of Internet banking and electronic commerce service in general and have the same effects.

Lack of system integrity or credit quality related to Metavante funds settlement could result in a financial loss.

Metavante settles funds on behalf of financial institutions, other businesses and consumers and receives funds from clients, card issuers, payment networks and consumers on a daily basis for a variety of transaction types. Transactions facilitated by Metavante include debit card, credit card and electronic bill payment transactions, supporting consumers, financial institutions and other businesses. These payment activities rely upon the technology infrastructure that facilitates the verification of activity with counterparties and the facilitation of the payment. If the continuity of operations or integrity of processing were compromised this could result in a financial loss to Metavante due to a failure in payment facilitation. In addition, Metavante may issue credit to consumers, financial institutions or other businesses as part of the funds settlement. A default on this credit by a counterparty could result in a financial loss to Metavante.

Metavante may not be able to protect its intellectual property, and Metavante may be subject to infringement claims.

Metavante relies on a combination of contractual rights and copyright, trademark, patent and trade secret laws to establish and protect its proprietary technology. Despite Metavante’s efforts to protect its intellectual property, third parties may infringe or misappropriate Metavante’s intellectual property or may develop software or technology competitive to Metavante’s. Metavante’s competitors may independently develop similar technology, duplicate its products or services or design around Metavante’s intellectual property rights. Metavante may have to litigate to enforce and protect its intellectual property rights, trade secrets and know-how or to determine their scope, validity or enforceability, which is expensive and could cause a diversion of resources and may not prove successful. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection could harm Metavante’s business and ability to compete.

Metavante also may be subject to costly litigation in the event its products or technology infringe upon another party’s proprietary rights. Third parties may have, or may eventually be issued, patents that would be infringed by Metavante’s products or technology. Any of these third parties could make a claim of infringement against Metavante with respect to its products or technology. Metavante may also be subject to claims by third parties for breach of copyright, trademark or license usage rights. Any such claims and any resulting litigation could subject Metavante to significant liability for damages. An adverse determination in any litigation of this type could require Metavante to design around a third party’s patent or to license alternative technology from another party. In addition, litigation is time consuming and expensive to defend and could result in the diversion of the time and attention of Metavante’s management and employees. Any claims from third parties may also result in limitations on Metavante’s ability to use the intellectual property subject to these claims.

Metavante’s business could suffer if it fails to attract and retain key technical people.

Metavante’s success depends in large part upon Metavante’s ability to attract and retain highly skilled technical, management and sales and marketing personnel. Because the development of Metavante’s products and services requires knowledge of computer hardware, operating system software, system management software and application software, key technical personnel must be proficient in a number of disciplines. Competition for the best people–in particular individuals with technology experience–is intense. Metavante may not be able to hire key people or pay them enough to keep them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document, including information incorporated by reference into this document, contains or may contain forward-looking statements about Marshall & Ilsley and the combined company which are within the meaning of the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to the expected timing, completion and effects of the proposed merger and the financial condition, results of operations, plans, objectives, future performance and business of Marshall & Ilsley and the combined company, including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, those risks discussed above. Further information on other factors which could affect the financial results of Marshall & Ilsley after the merger are included in the SEC filings incorporated by reference into this document. See “Where You Can Find More Information” on page     .

SPECIAL MEETING OF TRUSTCORP SHAREHOLDERS

This document and the accompanying proxy card are being furnished to you in connection with the solicitation by the board of directors of Trustcorp of proxies to be used at the Trustcorp special meeting of shareholders to be held at                     , on             , 2006, at          a.m., local time, and at any adjournments thereof. This document, the notice of Trustcorp’s special meeting and proxy card are first being sent to you on or about             , 2006.

Purpose of the Meeting

The meeting is being held so that Trustcorp shareholders may consider and vote upon a proposal to approve and adopt the agreement and plan of merger with Marshall & Ilsley, including the plan of merger constituting a part thereof, and the merger of Trustcorp with and into Marshall & Ilsley contemplated by that agreement, and to transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting. Approval of the proposal will constitute approval of the merger agreement and the merger. A copy of the agreement and plan of merger is contained in Appendix A and a copy of the plan of merger is contained in Appendix B. When we use the term merger agreement in this document, we are referring, collectively, to the agreement and plan of merger and the plan of merger.

Record Date

Only holders of record of Trustcorp shares at the close of business on             , 2006 are entitled to receive notice of and to vote at the Trustcorp special meeting or any adjournments or postponements of the meeting. At the close of business on             , 2006, there were              shares of Trustcorp common stock outstanding held by approximately              record holders.

Required Vote

The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Trustcorp common stock is required to approve the merger agreement and the merger. For each share of Trustcorp common stock you held on the record date, you are entitled to one vote on each proposal to be presented to shareholders at the meeting. Abstentions, failures to vote and broker non-votes will have the effect of a vote against approval and adoption of the merger agreement and the merger.

Trustcorp’s board of directors believes that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to and in the best interests of Trustcorp and its shareholders and has unanimously approved the merger agreement and the merger. Trustcorp’s board unanimously recommends that Trustcorp shareholders vote “FOR” adoption and approval of the merger agreement and the merger.

Proxies

The persons named on the enclosed proxy card will vote all shares of Trustcorp common stock represented by properly executed proxies that have not been revoked. If no instructions are indicated, the persons named will vote the shares “FOR” approval and adoption of the merger agreement and the merger. Proxies marked “ABSTAIN” will have the effect of a vote “AGAINST” approval and adoption of the merger agreement and the merger.

If your shares are held in an account at a brokerage firm or bank, you must instruct it on how to vote your shares. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank.

Because approval and adoption of the merger and the merger agreement requires the affirmative vote of two-thirds of all votes entitled to be cast, abstentions, failures to vote and broker non-votes will have the same effect as a vote against approval and adoption of the merger agreement and the merger.

Trustcorp does not know of any matter not described in the notice of meeting that is expected to come before the meeting. If, however, any other matters are properly presented for action at the meeting, the persons named as proxies will vote the proxies in their discretion, unless authority is withheld.

A shareholder may revoke a proxy at any time prior to its exercise by filing written notice with an officer of Trustcorp, by signing and filing with an officer of Trustcorp a later dated proxy or by voting in person at the special meeting.

Do NOT send in your Trustcorp stock certificates with your proxy card. As soon as practicable, but not more than 10 business days after completion of the merger, the exchange agent will mail to you transmittal forms with instructions for exchanging your Trustcorp stock certificates for the merger consideration.

Solicitation of Proxies

Trustcorp will pay all the costs of soliciting proxies, except that Marshall & Ilsley will share equally in the expense of printing and filing this document and all SEC, NYSE and other regulatory filing fees in connection with this proxy statement/prospectus. Trustcorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses, if any, incurred by them in sending proxy materials to the beneficial owners of Trustcorp common stock. In addition to solicitations by mail, directors, officers and employees of Trustcorp may solicit proxies personally or by telephone without additional compensation.

THE MERGER

Structure of the Merger

Pursuant to the terms of the merger agreement, Trustcorp will merge with and into Marshall & Ilsley. The separate legal existence of Trustcorp will cease at the effective time of the merger and Marshall & Ilsley will continue to exist as the surviving corporation. Marshall & Ilsley will exchange cash and shares of its common stock for shares of Trustcorp common stock. Trustcorp shareholders who do not exercise their dissenters’ rights under Missouri law in accordance with the procedures described below under the heading entitled “—Dissenters’ Rights” and in Appendix D will become Marshall & Ilsley shareholders, with their rights governed by Wisconsin law and Marshall & Ilsley’s restated articles of incorporation and by-laws.

Background of the Merger

The board of directors and management of Trustcorp have periodically explored and discussed strategic options potentially available to Trustcorp in view of the increasing competition and continuing consolidation in the financial services industry. These strategic discussions included the possibility of business combinations involving Trustcorp and other financial institutions. From time to time over the past several years, representatives of Trustcorp have had preliminary discussions with representatives of other financial institutions concerning the possibility of such a business combination, but none of those preliminary discussions resulted in a proposal that the board determined to recommend to shareholders for their approval.

In May 2005, Trustcorp requested that Stifel, Nicolaus & Company, Incorporated, referred to herein as “Stifel,” make a presentation to the Trustcorp board of directors on various strategic alternatives. As part of that presentation, Stifel conducted a financial and market overview of Trustcorp and Missouri State Bank, which included comparisons and analyses aimed at assisting the Trustcorp board of directors in determining the most viable option for Trustcorp, including various alternatives to maximize shareholder value. On August 17, 2005, the Trustcorp board of directors met again with Stifel, which updated selected information presented to the board in May. On August 18, 2005, following review and discussion of the information made available by Stifel on August 17, 2005, the Trustcorp board of directors retained Stifel to identify potential affiliation partners.

With the help of Stifel, the management of Trustcorp prepared a memorandum containing financial and operational information about Trustcorp to assist in soliciting interest in an affiliation transaction with Trustcorp. Stifel identified 15 potential affiliation partners. In November 2005, Stifel began to contact the identified parties to solicit indications of interest. From the original 15 potential parties, nine (including Marshall & Ilsley) indicated sufficient interest to sign a confidentiality agreement, and eight of those (including Marshall & Ilsley) ultimately indicated to Stifel that they had an interest in pursuing a transaction with and made offers to acquire Trustcorp.

On December 7, 2005, the Trustcorp board of directors met to review and discuss the eight offers that had been submitted as a result of the process employed by Stifel. At that meeting, Stifel presented to the Trustcorp board of directors an overview of each of the offers. The overview analyzed the various parties and their offers in three general ways: pricing, past financial performance and non-financial issues such as structure, employee issues and management. After reviewing the presentation from Stifel, the Trustcorp board of directors directed Stifel to work with each of the bidders to afford them an opportunity to improve their respective offers.

On December 14, 2005, Stifel reported to the board of directors on the progress made since December 7, 2005 in working with the interested parties to improve their respective offers. Stifel reported that several parties had improved their offers while others declined to do so. After receiving the presentation from Stifel, the board of directors decided that Marshall & Ilsley had made the most attractive offer and would be allowed to commence due diligence.

Between December 14, 2005 and December 21, 2005, Marshall & Ilsley conducted due diligence on Trustcorp.

On December 15, 2005, the board of directors of Marshall & Ilsley approved the terms of the proposed merger agreement subject to the satisfactory completion of due diligence.

Between December 15, 2005 and December 21, 2005, Trustcorp and its counsel, Lewis, Rice & Fingersh, L.C., and Marshall & Ilsley and its counsel, Godfrey & Kahn, S.C., negotiated the definitive merger agreement and a shareholder voting agreement to be executed by the directors, certain executive officers and significant shareholders of Trustcorp.

On December 21, 2005, the Trustcorp board of directors met to review and consider the merger agreement. At the meeting, counsel for Trustcorp reviewed the terms and conditions of the merger agreement with the Trustcorp board and Stifel delivered to the board its opinion that as of the date of its opinion, and based upon and subject to the considerations described in its opinion, and other matters as Stifel considered relevant, the per share consideration was fair to the holders of Trustcorp common stock from a financial point of view. The Trustcorp board of directors then unanimously determined that the merger agreement and the transactions contemplated under the merger agreement, including the merger, were advisable to, fair to and in the best interests of Trustcorp and its shareholders, to submit the merger agreement for approval and adoption by the shareholders of Trustcorp and to recommend that the shareholders of Trustcorp adopt and approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

A joint press release announcing the execution of the merger agreement was issued by Marshall & Ilsley and Trustcorp on December 21, 2005.

Management and Operations after the Merger

After the merger is completed, the directors and officers of Marshall & Ilsley who were in office prior to the effective time of the merger will continue to serve as the directors and officers of Marshall & Ilsley for the term for which they were elected, subject to Marshall & Ilsley’s restated articles of incorporation and by-laws and in accordance with applicable law.

Merger Consideration

If the merger is completed, each share of Trustcorp common stock that you own as of the effective time of the merger will be converted into the right to receive the per share consideration, which consists of $7.70 in cash and 0.7011 of a share of Marshall & Ilsley common stock. We refer to this fractional share of Marshall & Ilsley common stock as the per share stock consideration.

The dollar value of the per share stock consideration will depend on the market value of the Marshall & Ilsley common stock at the time of the exchange of Trustcorp shares for the per share consideration.

Based on the $             closing price of Marshall & Ilsley common stock on             , 2006, assuming that was the date of the exchange, the total dollar value of the per share consideration would have been $            .

Trustcorp may terminate the merger agreement if, on the day immediately preceding the anticipated effective time of the merger, the volume weighted average price of Marshall & Ilsley common stock determined during the period of ten consecutive trading days in which such shares are traded on the NYSE ending at the end of the third trading day immediately preceding the effective time of the merger, which we refer to as the Final VWAP, declines to less than $37.3434 and that decline is greater than 15 percentage points lower than the change in the average price of the group of companies in the banking industry specified in the merger agreement. However, Trustcorp may not terminate the merger agreement if Marshall & Ilsley chooses to issue additional shares of its common stock to the Trustcorp shareholders such that the total dollar value of the per share stock consideration based on the Final VWAP is equal to $26.18. We refer to these additional shares as the additional stock amount.

Each share of Marshall & Ilsley common stock issued and outstanding prior to the merger will remain issued and outstanding and will not be converted or exchanged in the merger.

The value of the aggregate consideration to be paid and issued to Trustcorp shareholders will be an amount equal to the value of the per share consideration multiplied by the number of issued and outstanding shares of Trustcorp common stock, other than treasury shares, shares owned by Marshall & Ilsley and its subsidiaries and shares held by Trustcorp shareholders who have validly exercised dissenters’ rights. Based on the closing price of $             as of             , 2006, the value of the aggregate consideration to be paid and issued in the merger was $            . Of this amount, Marshall & Ilsley will pay a total amount of cash to Trustcorp shareholders equal to $7.70 multiplied by the number of issued and outstanding shares of Trustcorp common stock, other than treasury shares, shares owned by Marshall & Ilsley and its subsidiaries and shares held by Trustcorp shareholders who have validly exercised dissenters’ rights, plus cash in lieu of fractional shares. Marshall & Ilsley will pay the balance of the consideration in shares of its common stock. Based on              shares of Trustcorp common stock outstanding on             , 2006 Marshall & Ilsley will pay approximately $             in cash to Trustcorp shareholders and issue approximately              shares of its common stock.

No Fractional Shares

Only whole shares of Marshall & Ilsley common stock will be issued in connection with the merger. In lieu of fractional shares, each holder of Trustcorp common stock otherwise entitled to a fractional share of Marshall & Ilsley common stock (after taking into account all shares of Trustcorp common stock delivered by such holder) will be paid, without interest, an amount of cash equal to the amount of this fraction multiplied by $43.9334 or by the Final VWAP if Marshall & Ilsley chooses to issue additional stock consideration. No shareholder will be entitled to interest, dividends, voting rights or other rights with respect to any fractional share.

Effective Time of the Merger

Unless Trustcorp and Marshall & Ilsley agree otherwise, the effective time of the merger will be contemporaneous with the closing upon filing of articles of merger and any other required documents with the

Secretary of the State of Missouri and the Department of Financial Institutions of the State of Wisconsin, unless a later date is specified in such articles of merger, in which case such later date will be the effective time of the merger. Closing will be held at a time and date mutually agreed by Marshall & Ilsley and Trustcorp or on five business days’ notice after receipt of all necessary government approvals or approval of the merger agreement by Trustcorp’s shareholders, whichever is later. Trustcorp and Marshall & Ilsley each will have the right, but not the obligation, to terminate the merger agreement if the effective time of the merger does not occur on or before September 30, 2006, unless the failure of the merger to occur by such date is due to the failure of the party seeking such termination to comply with its obligations under the merger agreement.

Exchange of Certificates

Marshall & Ilsley will deposit, or cause to be deposited, on or within five business days after the closing date, with the exchange agent, Continental Stock Transfer & Trust Company, certificates representing the shares of Marshall & Ilsley common stock and cash to be issued pursuant to the merger in exchange for outstanding shares of Trustcorp common stock. Continental Stock Transfer & Trust Company will act as the exchange agent for the benefit of the holders of certificates of Trustcorp common stock.

After the effective time of the merger, you will cease to have any rights as a holder of Trustcorp common stock, and your sole right will be your right to receive the per share consideration, including cash in lieu of fractional shares, if any, into which your shares of Trustcorp common stock will have been converted by virtue of the merger, or to exercise your dissenters’ rights if you have not withdrawn or lost such rights.

As soon as practicable after the effective time of the merger, but in no event more than ten business days thereafter, the exchange agent will send to you a letter of transmittal and instructions for use in submitting to the exchange agent certificates formerly representing shares of your Trustcorp common stock to be exchanged for certificates representing the per share consideration. You will also receive instructions for handling share certificates that have been lost, stolen or destroyed. You will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Marshall & Ilsley common stock following the effective time of the merger until you have surrendered and exchanged your Trustcorp common stock certificates, or, in the case of lost, stolen or destroyed share certificates, such documentation as is reasonably required by Marshall & Ilsley. Any dividends with a record date after the effective time of the merger payable on Marshall & Ilsley common stock after the effective time of the merger will be paid to the exchange agent and, upon receipt of the Trustcorp common stock certificates or, in the case of lost, stolen or destroyed share certificates, such documentation as is required by Marshall & Ilsley, subject to any applicable abandoned property, escheat or similar laws, the exchange agent will forward to you the following as applicable:

•	certificates representing your shares of Marshall & Ilsley common stock which you are entitled to receive in exchange for your shares of Trustcorp common stock;

•	cash which you are entitled to receive in exchange for your shares of Trustcorp common stock;

•	dividends declared on your shares of Marshall & Ilsley common stock with a record date after the effective time of the merger, without interest; and

•	cash for any fractional share, without interest.

Please DO NOT return your Trustcorp stock certificates with the enclosed proxy card. You should not submit your Trustcorp stock certificates until you have received written instructions from the exchange agent to do so.

At the effective time of the merger, the stock transfer books of Trustcorp will be closed and no transfer of Trustcorp common stock will thereafter be made on Trustcorp’s stock transfer books. If a certificate formerly representing Trustcorp common stock is presented to Trustcorp or Marshall & Ilsley, it will be forwarded to the exchange agent for cancellation and exchange for the merger consideration.

Conversion of Trustcorp Stock Options

Each option to acquire Trustcorp common stock outstanding and unexercised immediately prior to the effective time of the merger will be converted into an option to purchase Marshall & Ilsley common stock, with the following adjustments:

•	the number of shares of Marshall & Ilsley common stock subject to the adjusted option will equal the number of shares of Trustcorp common stock subject to the original option, multiplied by (i) 0.8763 or (ii) the quotient obtained by dividing $33.88 by the Final VWAP in the event Marshall & Ilsley chooses to issue additional stock consideration; and

•	the exercise price per share of Marshall & Ilsley common stock subject to the adjusted option will equal the exercise price for the share of Trustcorp common stock subject to the original option divided by (i) 0.8763 or (ii) the quotient obtained by dividing $33.88 by the Final VWAP in the event Marshall & Ilsley chooses to issue additional stock consideration.

Each option will fully vest at the effective time of the merger as described under the heading “Interests of Certain Persons—Vesting of Stock Options.” The duration and other terms of each adjusted option will be the same as the original option, subject to Marshall & Ilsley’s right to make changes to the exercise price and number of Marshall & Ilsley’s shares subject to such option to the minimum extent necessary to avoid an option holder being penalized under Section 409A of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and related guidance.

Interests of Certain Persons

Certain members of Trustcorp’s management and board of directors may be deemed to have interests in the merger that are in addition to their interests as shareholders of Trustcorp. Trustcorp’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Existing Employment Agreements.    Trustcorp and/or its subsidiary, Missouri State Bank, have entered into employment agreements with eleven of their executive officers, each of whom we call a covered employee, including James A. Saitz, chief executive officer, Raymond R. Van de Riet, Jr., executive vice president and chief financial officer, Richard T. Hummell II, executive vice president, Danny R. Pogue, executive vice president, and Steven H. Reynolds, executive vice president and chief credit officer. Each of these employment agreements include change in control provisions pursuant to which the covered employee may be entitled to receive certain severance benefits, as described below, in the event of a change in control of Trustcorp and termination of employment. The merger will constitute a change in control under each of the employment agreements. The employment agreements contain no provisions for the reduction or gross up of change in control benefits in the event that any such benefits constitute excess parachute payments subject to a 20% excise tax imposed on the employee and the loss of deductibility by Missouri State Bank, its affiliates or successors.

Seven of the employment agreements, including the employment agreements with Messrs. Saitz, Van de Riet, Hummell and Pogue, include “single trigger” change in control provisions, meaning that, upon the occurrence of a change in control, the covered employee will be entitled to terminate his employment within one year of the change in control and receive from Missouri State Bank an amount equal to (i) his base salary for the remaining unexpired term of his employment under his employment agreement, (ii) any bonus for any prior year already earned but not paid, payable when due as if he had remained employed, (iii) one or more severance bonuses equal to (A) the maximum bonus or bonuses which he could have earned over the remaining unexpired term of his employment, payable when due as if he had remained employed, plus (B) if the amount determined under clause (A) above is less than his actual bonus or bonuses earned for the last full year preceding the termination date multiplied by the number of years (including fractions of years) in the remaining unexpired term of his employment, the difference will be paid not more than 10 days after the amount of the difference can be determined. Each covered employee also will receive the same medical, disability and other fringe benefits that he would have received during the remaining unexpired term of his employment, or, in lieu thereof, an amount equal to the cost of obtaining equivalent benefits, and any other benefits or payments as may be provided by law.

Four of the employment agreements, including the employment agreement with Mr. Reynolds, include “double trigger” change in control provisions. This means that, upon the occurrence of a change in control, the covered employee will not be entitled to receive termination payments unless the employee terminates employment with “justification” or Missouri State Bank terminates the covered employee’s employment other than termination due to cause, retirement or disability. These employment agreements define “justification” as any of the following: (i) cessation of Missouri State Bank’s normal business operations other than in connection with the orderly liquidation of its business, (ii) Missouri State Bank’s failure to pay the covered employee his or her compensation due under his or her employment agreement, (iii) Missouri State Bank’s material violation of any of its covenants set forth in the employment agreement, (iv) the occurrence, without the covered employee’s consent, of any of the following events after the occurrence of a change in control: (a) a material adverse alteration in the nature or status of the covered employee’s responsibilities, job title or position, (b) a reduction in the covered employee’s base salary, (c) the relocation by 60 miles or more of the covered employee’s principal place of performing his or her duties, or (d) a material reduction in the benefits and perquisites provided to the covered employee. The termination payments payable by Missouri State Bank under these employment agreements are an amount equal to (i) the covered employee’s monthly base salary for the then remaining unexpired term of his or her employment under his or her employment agreement, and (ii) any bonus for any prior calendar year already earned but not paid to the covered employee. Each covered employee also will receive the same medical, disability and other fringe benefits that he or she would have received during the remaining unexpired term of his or her employment, or, in lieu thereof, an amount equal to the cost of obtaining equivalent benefits.

The initial term of Mr. Saitz’s employment agreement was three years beginning on January 1, 1998. On January 1st of 1999 and every year thereafter, the term of Mr. Saitz’s employment automatically extends for an additional year unless, prior to such date, Mr. Saitz, Trustcorp or Missouri State Bank provides notice to the other parties that the term will not be automatically renewed for an additional year (such that, unless such notice is given, the remaining unexpired term of Mr. Saitz’s employment agreement will always be at least two years). The initial term of each of the other employment agreements, including those for each of Messrs. Van de Riet, Hummell, Pogue and Reynolds, was approximately two years, and the term of each employment agreement is automatically renewable on an annual basis for an additional year in the same manner described above for Mr. Saitz (such that, unless appropriate notice of termination is given, the remaining unexpired term of each employment agreement will always be at least one year). If, pursuant to the provisions described above, payments were required to be made to Messrs. Saitz, Van de Riet, Hummell, Pogue and Reynolds, assuming the triggering events for each person, as described above, occurred on April 1, 2006, the estimated amount of payments and the value of the other benefits payable to such persons would be $1,854,000, $509,000, $533,000, $549,000 and $322,000, respectively.

New Employment Arrangements.    In connection with the execution of the merger agreement, Marshall & Ilsley prepared a term sheet for each of Messrs. Saitz and Van de Riet outlining the understanding between the parties as to certain post-merger employment arrangements and the terms of certain agreements to be entered into by such parties prior to the closing of the merger.

Marshall & Ilsley and Mr. Saitz agreed that the employment of Mr. Saitz by Marshall & Ilsley would terminate within 60 days after the effective time of the merger, unless they mutually agree on a different termination date. The change of control payment to be made to Mr. Saitz under his employment agreement, as described above, will be computed as of the effective time and paid within ten days thereafter. The amount will be reduced, pursuant to Paragraph 6 of Annex A to the merger agreement, by an amount equal to that portion of the termination of employment benefit attributable to disability insurance. While Mr. Saitz is employed by Marshall & Ilsley he will receive the same base salary as he earned immediately prior to the effective time of the merger. Mr. Saitz and Marshall & Ilsley also agreed that they will enter into a consulting agreement prior to the effective time of the merger which will have the following terms: (i) monthly compensation of $10,000 per month for a consulting term which will begin on the day after the termination of his employment with Marshall & Ilsley and end on the first to occur of (a) the second anniversary of the termination of his employment, (b) Mr. Saitz’s death, disability or voluntary termination of employment, (c) termination of Mr. Saitz’s employment by Marshall & Ilsley for cause, or (d) violation by Mr. Saitz of the covenants referenced in the next clause, (ii) confidentiality, non-competition and non-solicitation covenants for the consulting term (with the geographic scope of the covenants being a 30-mile radius from all banking and trust locations of Marshall & Ilsley’s affiliates), (iii) health and dental coverage for Mr. Saitz and his spouse (at the time of the agreement, and for so long as she remains Mr. Saitz’s spouse) under Marshall & Ilsley’s plan until Mr. Saitz attains age 65, unless he violates the covenants contained in the prior clause, and (iv) reimbursement for reasonable and substantiated business expenses incurred in providing consulting services to Marshall & Ilsley. If the merger does not occur, the agreement between Mr. Saitz and Marshall & Ilsley will be void and of no further effect.

Marshall & Ilsley and Mr. Van de Riet agreed that the employment of Mr. Van de Riet by Marshall & Ilsley will terminate on July 31, 2006, unless they mutually agree on a different termination date. The change of control payment to be made to Mr. Van de Riet under his employment agreement, as described above, will be computed as of the effective time and paid within ten days thereafter. The amount will be reduced, pursuant to Paragraph 6 of Annex A to the merger agreement, by an amount equal to that portion of the termination of employment benefit attributable to disability insurance. While Mr. Van de Riet is employed by Marshall & Ilsley, he will receive a base salary equal to 150% of the base salary he earned immediately prior to the effective time. Marshall & Ilsley will provide health and dental coverage for Mr. Van de Riet and his family under Marshall & Ilsley’s plan for the period beginning at the effective time of the merger and ending on December 31, 2007, as provided under his employment agreement. Starting on January 1, 2008, he may purchase ongoing health and dental coverage for eighteen months at the amount charged pursuant to COBRA. If the merger does not occur, the agreement between Mr. Van de Riet and Marshall & Ilsley will be void and of no further effect.

Vesting of Stock Options.    All outstanding and unvested options to acquire Trustcorp common stock under the stock option plan of Trustcorp, including options held by executive officers and directors of Trustcorp, will vest automatically at the effective time of the merger. Each option to acquire Trustcorp common stock outstanding and unexercised immediately prior to the effective time of the merger will be converted into an option to purchase Marshall & Ilsley common stock, with the following adjustments:

•	the number of shares of Marshall & Ilsley common stock subject to the adjusted option will equal the number of shares of Trustcorp common stock subject to the original option, multiplied by “option exchange ratio”; and

•	the exercise price per share of Marshall & Ilsley common stock subject to the adjusted option will equal the exercise price per share of the shares of Trustcorp common stock subject to such option divided by the “option exchange ratio”. For these purposes, the “option exchange ratio” means (i) 0.8763, if Marshall & Ilsley does not exercise its right to issue the “additional stock amount” as described under “The Merger—Merger Consideration”, beginning on page , or (ii) the quotient obtained by dividing (A) $33.88 by (B) the Final VWAP, if Marshall & Ilsley does exercise its right to issue the “additional stock amount” as described under that heading.

The following table summarizes the vested and unvested options held by Trustcorp’s executive officers and directors as of January 1, 2006, and the value of these options based on the difference between an assumed per share consideration of $38.44 and the exercise price of those options multiplied by the number of shares of Trustcorp common stock subject to the option:

Name	Shares Subject to Outstanding Options	Shares Subject to Vested Options	Value of Vested Options	Value of Unvested Options	Total Value of Options
James A. Saitz	30,000	26,667	$783,408	$82,292	$865,700
Raymond R. Van de Riet, Jr.	34,000	32,000	$1,015,080	$49,380	$1,064,460
Brian J. Hogan	15,000	14,000	$445,660	$24,690	$470,350
Richard R. Arnoldy	15,000	14,000	$445,660	$24,690	$470,350
Robert D. Millstone	0	0	$0	$0	$0
John J. Riffle	3,000	2,000	$49,380	$24,690	$74,070
Richard T. Hummell II	36,000	34,000	$951,960	$49,380	$1,001,340
Danny R. Pogue	33,000	31,000	$866,640	$49,380	$916,020
Steven H. Reynolds	20,000	20,000	$518,800	$0	$518,800

Total	186,000	173,667	$5,076,588	$304,502	$5,381,090

As of January 1, 2006, Trustcorp’s directors, officers and employees, including those individuals listed in the table above, held options to purchase 470,500 shares of Trustcorp common stock with an aggregate value of approximately $13.6 million based upon the value of the per share consideration on December 21, 2005, of which options to purchase 51,500 shares of Trustcorp common stock with an aggregate value of approximately $1.0 million were unvested. Of the unvested options outstanding as of January 1, 2006, options to purchase 21,667 shares (including all of those set forth in the table above) with an aggregate value of approximately $0.5 million will vest by March 31, 2006 according to their terms and without regard to the merger.

Indemnification and Insurance.    The merger agreement provides that Marshall & Ilsley will indemnify and hold harmless from liability for acts or omissions occurring at or prior to the effective time of the merger those current or former directors and officers of Trustcorp currently entitled to indemnification from Trustcorp and its subsidiaries to the extent provided in the articles of incorporation and by-laws of Trustcorp and its subsidiaries, and any indemnification agreements or arrangements of Trustcorp will survive the merger and will continue in full force and effect in accordance with their terms. The merger agreement also provides that for six years after the effective time of the merger, Marshall & Ilsley will maintain Trustcorp’s current liability insurance coverage for acts or omissions occurring prior to the effective time of the merger for those persons who were covered by Trustcorp’s directors’ and officers’ liability insurance policy on terms and in amounts no less favorable than those in effect on the date of the merger agreement. Marshall & Ilsley, however, will not be required to pay more than 250% of the annual premium in effect on the date of the merger agreement to maintain such insurance; provided that, if Marshall & Ilsley fails to maintain the directors’ and officers’ liability insurance policy for six years after the effective time of the merger, Marshall & Ilsley will indemnify and hold all present and former directors and officers of Trustcorp covered by Trustcorp’s existing directors’ and officers’ liability insurance policy harmless from liability for acts or omissions occurring at or prior to the effective time of the merger for which coverage is provided under Trustcorp’s existing directors’ and officers’ liability insurance policy to the same extent as coverage would have been provided to such persons had such insurance been maintained by Marshall & Ilsley for a period of six years after the effective time of the merger.

Stockholder Voting Agreement.    Concurrently with the execution and delivery of the merger agreement, Marshall & Ilsley and Trustcorp entered into a stockholder voting agreement with each of the directors and certain executive officers of Trustcorp. For more information, see “Terms of the Merger Agreement—Stockholder Voting Agreement” on page     .

Ownership of Trustcorp Common Stock.    The following tables set forth as of January 1, 2006 information regarding the beneficial ownership of Trustcorp’s common stock by those shareholders owning more than 5% of Trustcorp’s outstanding stock and by its directors and certain executive officers.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. In general, these rules attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes, among other things, securities that an individual has the right to acquire within 60 days. The shares owned reflect all shares beneficially owned as well as all shares that may be acquired pursuant to options that are exercisable or will become exercisable by March 31, 2006. Percentage ownership calculations are based on 4,378,020 shares of Trustcorp common stock outstanding as of January 1, 2006 plus options to purchase 440,667 shares of Trustcorp common stock that are exercisable or that will become exercisable by March 31, 2006.

Security Ownership of Certain Beneficial Owners of Trustcorp Stock.

Name and Address	Shares Owned		Percent of Class
William P. Stiritz 790 Briar Hill Road, Suite 650 Belleville, IL 62223-1135	450,000	(1)	9.3%

Ronald Tuchschmidt P. O. Box 882775 Steamboat Springs, CO 80488-2775	220,000	(2)	4.6%

(1)	Includes 250,000 shares owned by The William P. Stiritz Revocable Trust dated November 5, 1990 and 200,000 shares owned by The William P. Stiritz Revocable Trust dated September 30, 1986.

(2)	Includes 120,000 shares owned by the St. Louis Family Trust and 100,000 shares owned by The Ronald W. Tuchschmidt IRA.

Security Ownership of Management of Trustcorp.

Name and Title	Shares Owned		Percent of Class
James A. Saitz Director and Chief Executive Officer	410,000	(1)	8.5%

Raymond R. Van de Riet, Jr. Director and Executive Vice President and Chief Financial Officer	221,600	(2)	4.6%

Richard R. Arnoldy Director	132,822	(3)	2.8%

Brian J. Hogan Director	195,000	(4)	4.0%

Robert D. Millstone Director	112,500	(5)	2.3%

John J. Riffle Director	67,850	(6)	1.4%

Richard T. Hummell II Executive Vice President	44,500	(7)	0.9%

Danny R. Pogue Executive Vice President	44,500	(8)	0.9%

Steven H. Reynolds Executive Vice President	22,000	(9)	0.5%

Directors and Executive Officers as a Group (24 persons)	1,717,950	(10)	35.7%

(1)	Includes 180,000 shares owned by the James A. Saitz December 8, 2005 Five Year G.R.A.T. dated December 8, 2005, 50,000 shares owned by the James A. Saitz IRA, 50,000 shares owned by The Saitz Family Gift Trust, 100,000 shares owned by the James A. Saitz Revocable Trust UA dated June 2, 1997 and options to acquire 30,000 shares.

(2)	Includes 143,356 shares owned by The Raymond R. Van de Riet, Jr. Revocable Trust UA dated January 30, 1995, 44,244 shares owned by Van de Riet Investments, LP and options to acquire 34,000 shares.

(3)	Includes 117,822 shares owned by Richard R. Arnoldy as joint tenant with Nancy A. Arnoldy and options to acquire 15,000 shares.

(4)	Includes 150,000 shares owned by Hogan Motor Leasing, Inc., 30,000 shares owned by Brian J. Hogan as joint tenant with Kristen A. Hogan and options to acquire 15,000 shares.

(5)	All shares are owned by the Robert D. Millstone Revocable Trust.

(6)	Includes 30,000 shares owned by MJR Investment Company, 8,000 shares owned as joint tenant with Maureen B. Riffle, 26,850 shares owned by Mr. Riffle individually and options to acquire 3,000 shares.

(7)	Includes 8,500 shares owned by Richard T. Hummell II, IRA and options to acquire 36,000 shares.

(8)	Includes 10,500 shares owned by Danny R. Pogue as joint tenant with Janice M. Pogue, 1,000 shares owned by Danny R. Pogue IRA and options to acquire 33,000 shares.

(9)	Includes 2,000 shares owned by Steven H. Reynolds as joint tenant with Melissa B. Reynolds and options to acquire 20,000 shares.

(10)	Includes options to acquire 349,000 shares.

Reasons for the Merger and Trustcorp Board Recommendation

In determining to approve the merger agreement and the transactions contemplated thereby and to recommend approval of the merger agreement and the merger to Trustcorp shareholders, the Trustcorp board of directors consulted with Trustcorp’ management, as well as its financial and legal advisors, and considered a variety of factors, including the following:

•	the value of the per share consideration to Trustcorp shareholders;

•	the fact that the merger allows Trustcorp shareholders to become shareholders of a larger, more diversified financial services institution;

•	information regarding the business, operations, earnings, financial condition, management and prospects of Trustcorp and Marshall & Ilsley;

•	the operating environment for Trustcorp, including, but not limited to, the continued consolidation and increasing competition in the banking and financial services industries and the prospect for further changes in the industry in the future;

•	the fact that the merger should allow Missouri State Bank (after it is combined with Southwest Bank, a subsidiary of Marshall & Ilsley with operations in the St. Louis, Missouri metropolitan area) to expand its presence in its market, increase its competitiveness and improve its operations; and

•	the opinion of Stifel rendered to the Trustcorp board of directors as to the fairness of the per share consideration to holders of Trustcorp common stock from a financial point of view.

In reaching its determination to approve and recommend the merger, the Trustcorp board of directors did not assign any relative or specific weights to the various factors considered by it, and individual directors may have given differing weights to different factors. The foregoing discussion of the information and factors considered by the Trustcorp board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Trustcorp board of directors.

Based on the foregoing, the Trustcorp board of directors believes that the merger is advisable to, fair to and in the best interests of, Trustcorp and its shareholders and recommends that Trustcorp shareholders vote “FOR” approval and adoption of the merger agreement and the merger.

Marshall & Ilsley’s Reasons for the Merger

In reaching its decision to approve the merger agreement, the board of directors of Marshall & Ilsley considered a variety of factors, including the following:

•	The merger will allow Marshall & Ilsley to increase its market share in the demographically attractive market of St. Louis;

•	Marshall & Ilsley’s belief that the merger will provide an opportunity for Marshall & Ilsley to improve Trustcorp’s operating performance and funding mix, and to expand Trustcorp’s product offering;

•	Marshall & Ilsley’s familiarity with and review of Trustcorp’s business, operations, management, markets, competitors, financial condition, earnings and prospects;

•	Trustcorp’s financial strength, stable credit quality and concentration in an attractive metropolitan area;

•	Marshall & Ilsley’s belief that after the merger the combined company will be able to continue to generate high revenue growth rates;

•	The merger will allow Marshall & Ilsley to continue its strategy of geographically diversifying its revenues and earnings; and

•	The merger is intended to qualify as a transaction of a type that is tax-free for federal income tax purposes to Marshall & Ilsley.

The foregoing discussion of the information and factors considered by Marshall & Ilsley is not intended to be exhaustive. In reaching its determination to enter into the merger agreement, Marshall & Ilsley did not assign any relative or specific weights to the foregoing factors.

Fairness Opinion of Trustcorp’s Financial Advisor

Trustcorp retained Stifel, Nicolaus & Company, Incorporated as its financial advisor in connection with the merger because Stifel is a nationally recognized investment banking firm with substantial expertise in transactions similar to the merger. Stifel is an investment banking and securities firm with membership on all the principal United States’ securities exchanges. As part of its investment banking activities, Stifel is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

On December 21, 2005, Stifel rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of Trustcorp that, as of such date, the per share consideration to be paid pursuant to the merger agreement was fair to the holders of Trustcorp common stock from a financial point of view.

The full text of Stifel’s written opinion dated December 21, 2005, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix C to this proxy statement/prospectus and is incorporated herein by reference. Holders of Trustcorp common stock are urged to, and should, read this opinion carefully and in its entirety in connection with this proxy statement/prospectus. The summary of the opinion of Stifel set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion of Stifel will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Stifel has no obligation to update, revise or reaffirm its opinion, and Trustcorp does not currently expect that it will request an updated opinion from Stifel.

No limitations were imposed by Trustcorp on the scope of Stifel’s investigation or the procedures to be followed by Stifel in rendering its opinion. Stifel was not requested to and did not make any recommendation to Trustcorp’s board of directors as to the form or amount of the consideration to be paid to Trustcorp or its shareholders, which was determined through arm’s length negotiations between the parties. In arriving at its opinion, Stifel did not ascribe a specific range of values to Trustcorp. Its opinion is based on the financial and comparative analyses described below. Stifel’s opinion was directed solely to Trustcorp’s board of directors for its use in connection with its consideration of the merger. Stifel’s opinion addressed only the fairness of the per share consideration to the holders of Trustcorp common stock from a financial point of view, did not address any other aspect of the merger, and was not intended to be and does not constitute a recommendation to any shareholder of Trustcorp as to how such shareholder should vote with respect to the merger. Stifel was not requested to opine as to, and its opinion does not address, Trustcorp’s underlying business decision to proceed with or effect the merger or the relative merits of the merger compared to any alternative transaction that might be available to Trustcorp.

In connection with its opinion, Stifel, among other things:

•	reviewed the form of the merger agreement as executed by the parties on December 21, 2005;

•	reviewed the audited financial statements of Trustcorp for the five years ended December 31, 2004 and unaudited consolidated financial statements of Trustcorp contained in its quarterly report for the quarter ended September 30, 2005;

•	reviewed the financial statements of Marshall & Ilsley included in its Annual Report on Form 10-K for the five years ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005;

•	reviewed the reported prices and trading activity of the publicly traded common stock of Marshall & Ilsley and the reported prices and trading activity of the common stock of Trustcorp;

•	reviewed and analyzed certain other publicly available information concerning Trustcorp and Marshall & Ilsley;

•	reviewed certain non-publicly available information concerning Marshall & Ilsley, including estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact on Marshall & Ilsley furnished to Stifel by management of Marshall & Ilsley;

•	reviewed certain non-publicly available information concerning Trustcorp, including internal financial analyses and forecasts prepared by its management and held discussions with Trustcorp’s senior management regarding recent developments;

•	participated in certain discussions and negotiations between representatives of Trustcorp and Marshall & Ilsley;

•	analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Stifel considered relevant to its analysis;

•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel deemed relevant to its analysis;

•	conducted such other financial studies, analyses and investigations and considered such other information as Stifel deemed necessary or appropriate for purposes of its opinion; and

•	took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the banking industry generally.

In rendering its opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to it, by or on behalf of Trustcorp and Marshall & Ilsley, or that was otherwise reviewed by Stifel and has not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to it by Trustcorp and Marshall & Ilsley (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), Stifel has assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Trustcorp and Marshall & Ilsley as to the future operating and financial performance of Trustcorp and Marshall & Ilsley, that cost savings and operating synergies would be realized in the amounts and during the time periods estimated by Marshall & Ilsley and that they provided a reasonable basis upon which Stifel could form its opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel has relied on this projected information without independent verification or analysis and does not in any respect assume any responsibility for the accuracy or completeness thereof.

Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Trustcorp or Marshall & Ilsley since the date of the last financial statements made available to it. Stifel has also assumed, without independent verification and with Trustcorp’s consent, that the aggregate allowances for loan losses set forth in the financial statements of Trustcorp and Marshall & Ilsley are in the aggregate adequate to cover all such losses. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of Trustcorp’s or Marshall & Ilsley’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did it review loan or credit files of Trustcorp or Marshall & Ilsley. Stifel relied on advice of Trustcorp’s counsel as to certain legal matters with respect to Trustcorp, the merger agreement and the transactions and other matters contained or contemplated therein. Stifel has assumed, with Trustcorp’s consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the merger will be satisfied and not waived. In addition, Stifel has assumed that the definitive merger agreement will not differ materially from the draft it reviewed. Stifel has also assumed that the merger will be consummated substantially on the terms and conditions described in the merger agreement, without any waiver of material terms or conditions by Trustcorp and Marshall & Ilsley.

Stifel’s opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to it as of, the date of this opinion. It is understood that subsequent developments may affect the conclusions reached in this opinion and that Stifel does not have any obligation to update, revise or reaffirm this opinion.

In connection with rendering its opinion, Stifel performed a variety of financial analyses that are summarized below. Such summary does not purport to be a complete description of such analyses. Stifel believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Stifel considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it. The range of valuations resulting from any particular analysis described below should not be taken to be Stifel’s view of the actual value of Trustcorp. In its analyses, Stifel made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Trustcorp or Marshall & Ilsley. Any estimates contained in Stifel’s analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Stifel’s analyses was identical to Trustcorp or Marshall & Ilsley or the merger. Accordingly, an analysis of the results described below is not mathematical;

rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. None of the analyses performed by Stifel was assigned a greater significance by Stifel than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which Trustcorp common stock or Marshall & Ilsley common stock may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In accordance with customary investment banking practice, Stifel employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Stifel used in providing its opinion on December 21, 2005. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Stifel more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Stifel with respect to any of the analyses performed by it in connection with its opinion. Rather, Stifel made its determination as to the fairness to the shareholders of Trustcorp of the per share merger consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for Trustcorp should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel.

Pro Forma Effect of the Merger.    Stifel reviewed certain estimated future operating and financial information developed by Trustcorp, publicly available financial estimates of Marshall & Ilsley (including its recently announced agreement to acquire Gold Banc Corporation, Inc.) and certain estimated future operating and financial information for the pro forma combined entity resulting from the merger developed by Marshall & Ilsley for the twelve month periods ended December 31, 2006 and December 31, 2007. Based on this analysis, Stifel compared certain of Trustcorp’s estimated future per share results with such estimated figures for the pro forma combined entity. On a pro forma basis, the merger is forecast to be accretive to Trustcorp’s earnings per share for the twelve month period ended December 31, 2006. Stifel also reviewed certain financial information in order to determine the effect of the merger on Trustcorp’s book value and tangible book value. Based on this analysis, on a pro forma basis the merger is forecast to be accretive to Trustcorp’s book value per share and dilutive to Trustcorp’s tangible book value per share.

Analysis of Bank Merger Transactions.    Stifel analyzed certain information relating to recent transactions in the banking industry, consisting of (1) 180 U.S. bank acquisitions announced since December 17, 2004, with announced transaction values and excluding merger of equals transactions, referred to below as Group A, (2) 11 selected Midwestern bank acquisitions announced since December 19, 2004, involving sellers headquartered in metropolitan areas with total assets between $200 million and $5 billion and excluding merger of equals transactions, referred to below as Group B, and (3) 19 selected U.S. metropolitan bank acquisitions announced since June 17, 2002, involving sellers with returns on equity of greater than 14.0% and excluding merger of equals transactions, referred to below as Group C. Stifel calculated the following ratios with respect to the merger and the selected transactions:

Ratios	Marshall & Ilsley / Trustcorp	Median Statistics for Selected Transactions
Group A	Group B	Group C
Deal Price Per Share/ Book Value Per Share	343%	215%	235%	325%
Deal Price Per Share/Tangible Book Value Per Share	378%	228%	281%	325%
Adjusted Deal Price/6.50% Equity	378%	279%	293%	362%
Deal Price Per Share/Last 12 Months Earnings Per Share	18.7	x	23.4	x	19.3	x	22.0	x
Deal Price Per Share / Current EPS	18.0	x	NA	17.7	x	17.7	x
Deal Price Per Share / Forward EPS	15.7	x	NA	16.1	x	15.4	x
Deal Price/Assets	27.6%	21.7%	20.4%	24.0%
Premium over Tangible Book Value/Deposits	22.2%	14.4%	16.4%	21.7%
Deal Price/Deposits	32.7%	25.5%	25.5%	31.8%

This analysis resulted in a range of imputed values for Trustcorp common stock of between $23.21 and $48.16 based on the median multiples for Group A, between $26.36 and $39.72 based on the median multiples for Group B, and between $33.00 and $45.27 based on the median multiples for Group C.

Present Value Analysis.    Applying discounted cash flow analysis to the theoretical future earnings and dividends of Trustcorp, Stifel compared the per share consideration to the calculated future value of one share of Trustcorp’s common stock on a stand-alone basis. The analysis was based upon Trustcorp’s management’s projected earnings growth, a range of assumed price/earnings ratios, and a 13.9%, 16.3% and 18.7% discount rate. Stifel selected the range of terminal price/earnings ratios on the basis of past and current trading multiples for other publicly-traded comparable banks. The stand-alone present value of Trustcorp’s common stock calculated on this basis ranged from $25.54 to $35.84 per share.

Discounted Cash Flow Analysis.    Using a discounted cash flow analysis, Stifel estimated the net present value of the future streams of after-tax cash flow that Trustcorp could produce to benefit a potential acquiror, referred to below as dividendable net income. In this analysis, Stifel assumed that Trustcorp would perform in accordance with management’s estimates and calculated assumed after-tax distributions to a potential acquiror such that Trustcorp’s tangible common equity ratio would be maintained at 6.5% of assets. Stifel calculated the sum of the assumed perpetual dividendable net income streams per share beginning in the year 2005 discounted to present values at assumed discount rates ranging from 12.5% to 17.5% and based upon cost savings ranging from 10% to 20% of Trustcorp’s non-interest expense. This discounted cash flow analysis indicated an implied equity value reference range of $22.06 to $52.22 per share of Trustcorp’s common stock. This analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of Trustcorp’s common stock may trade in the public markets. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including estimated cost savings and operating synergies, earnings growth rates, dividend payout rates and discount rates.

Comparison of Selected Companies.    Stifel reviewed and compared certain multiples and ratios for the merger with a peer group of 30 selected banks with assets of less than $2.5 billion. In order to calculate a range of imputed values for a share of Trustcorp common stock, Stifel applied a 33% control premium to the trading prices of the selected group of comparable companies and compared the resulting theoretical offer price to each of book value, tangible book value, adjusted 6.5% equity, latest 12 months earnings, estimated 2005 earnings as provided by First Call, estimated 2006 earnings as provided by First Call, assets, tangible book value to deposits and deposits. Stifel then applied the resulting range of multiples and ratios for the peer group specified above to the appropriate financial results of Trustcorp. This analysis resulted in a range of imputed values for Trustcorp common stock of between $30.29 and $47.84 based on the median multiples and ratios for the peer group. The 33% control premium selected by Stifel was based on a 10 year analysis of one month market premiums paid in bank and thrift merger transactions.

Additionally, Stifel calculated the following ratios with respect to the 30 selected comparable companies after application of the 33% control premium:

	Marshall & Ilsley / Trustcorp		Trading Multiples for Selected Peer Group With Control Premium Applied (1)
Ratios			10th Percentile		Median		90th Percentile
Deal Price Per Share/ Book Value Per Share	343%		185%		270%		369%
Deal Price Per Share/Tangible Book Value Per Share	378%		251%		311%		477%
Adjusted Deal Price/6.50% Equity	378%		209%		322%		466%
Deal Price Per Share/Latest 12 Months Earnings	18.7	x	19.5	x	22.6	x	29.7	x
Deal Price Per Share/Estimated 2005 Earnings Per Share (2)	18.0	x	18.6	x	21.9	x	27.1	x
Deal Price Per Share/Estimated 2006 Earnings Per Share (2)	15.7	x	16.9	x	19.5	x	23.0	x
Deal Price/Assets	27.6%		17.2%		23.7%		36.8%
Premium over Tangible Book Value/Deposits	22.2%		12.5%		19.7%		36.1%
Deal Price/Deposits	32.7%		21.4%		31.4%		48.3%

(1)	Based on prices as of market close on December 19, 2005.

(2)	Projected EPS estimates based on First Call consensus.

Also, Stifel reviewed and compared certain multiples and ratios for the merger with the same peer group of 30 selected banks with assets less than $2.5 billion without applying the control premium of 33%. Stifel then applied the resulting range of multiples and ratios for the peer group specified above to the appropriate financial results of Trustcorp. This analysis resulted in a range of imputed values for Trustcorp common stock of between $22.77 and $35.97 based on the median multiples and ratios for the peer group.

Additionally, Stifel calculated the following ratios with respect to the 30 selected comparable companies without application of the control premium:

Ratios	Marshall & Ilsley / Trustcorp		Trading Multiples for Selected Peer Group Without Control Premium Applied (1)
			10th Percentile		Median		90th Percentile
Deal Price Per Share/ Book Value Per Share	343%		139%		203%		278%
Deal Price Per Share/Tangible Book Value Per Share	378%		189%		234%		358%
Adjusted Deal Price/6.50% Equity	378%		149%		235%		341%
Deal Price Per Share/Latest 12 Months Earnings	18.7	x	14.7	x	17.0	x	22.4	x
Deal Price Per Share/Estimated 2005 Earnings Per Share (2)	18.0	x	14.0	x	16.5	x	20.4	x
Deal Price Per Share/Estimated 2006 Earnings Per Share (2)	15.7	x	12.7	x	14.7	x	17.3	x
Deal Price/Assets	27.6%		13.2%		18.3%		27.7%
Premium over Tangible Book Value/Deposits	22.2%		7.7%		12.3%		25.3%
Deal Price/Deposits	32.7%		16.5%		24.1%		37.5%

(1)	Based on prices as of market close on December 19, 2005.

(2)	Projected EPS estimates based on First Call consensus.

As described above, Stifel’s opinion was among the many factors taken into consideration by the Trustcorp board of directors in making its determination to approve the merger.

Pursuant to the terms of Stifel’s engagement, Trustcorp paid Stifel a nonrefundable cash fee of $100,000 for rendering its fairness opinion with respect to the signing of the definitive agreement. In addition, Trustcorp has agreed to pay Stifel an additional fee of 1.00% of the total aggregate consideration paid in the transaction (or approximately $1.9 million), less the $100,000 fee already paid, subject to and conditioned upon consummation of the merger. Trustcorp has also agreed to reimburse Stifel for certain out-of-pocket expenses and has agreed to indemnify Stifel, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

During the past year, Stifel has traded equity securities of Trustcorp and Marshall & Ilsley for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In the past, Stifel has provided investment banking services to Trustcorp and received customary fees for its services. Stifel may seek investment banking business from Marshall & Ilsley in the future.

Material United States Federal Income Tax Consequences

Subject to the assumptions and limitations discussed below and in the opinions of Godfrey & Kahn, S.C., counsel to Marshall & Ilsley, and Lewis, Rice & Fingersh, L.C., counsel to Trustcorp, the following discussion sets forth the material United States federal income tax consequences of the merger to Trustcorp shareholders who are U.S. Holders (as defined below) of Trustcorp common stock. This discussion is based on the Code and the related Treasury regulations, administrative interpretations and court decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Any change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the merger. This discussion does not address all issues that may be applicable to holders who acquired shares of Trustcorp common stock pursuant to the exercise of options or otherwise as compensation. Furthermore, this discussion does not address any state, local or foreign tax considerations. We urge you to consult your own tax advisor as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to you of the merger.

As used herein, a “U.S. Holder” means a holder of shares of Trustcorp common stock who holds those shares as capital assets within the meaning of the Code (generally, for investment purposes) and is for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation organized under the laws of the United States or any political subdivision thereof (including the states and the District of Columbia), (3) a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or the trust has made a valid election under the applicable U.S. Treasury regulations to be treated as a U.S. person, or (4) an estate that is subject to U.S. federal income tax regardless of its source. As used herein, a “Non-U.S. Holder” means any holder of Trustcorp common stock who is not a U.S. Holder.

The Merger.    Pursuant to the merger, a shareholder who exchanges all of the shares of Trustcorp common stock actually owned by him or her for a combination of Marshall & Ilsley common stock and cash will generally recognize gain, but not loss, with respect to Trustcorp common stock surrendered in an amount equal to the lesser of (i) the amount of gain realized, that is, the excess of the sum of the amount of cash and the fair market value of Marshall & Ilsley common stock received over the adjusted tax basis of Trustcorp common stock, and (ii) the amount of cash received. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. If a Trustcorp shareholder were to dissent and receive a cash payment in exchange for his or her shares of Trustcorp common stock, the shareholder would recognize gain equal to the excess of the cash proceeds received over the adjusted tax basis of the shares. Any recognized gain will generally be long-term capital gain if the shareholder’s holding period with respect to the stock is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the shareholder’s ratable share of Trustcorp’s accumulated earnings and profits. The maximum federal income tax rates on long-term capital gains from the sale of investment assets and on certain dividend payments are generally the same.

The aggregate tax basis of Marshall & Ilsley common stock received by a shareholder that exchanges his or her shares of Trustcorp common stock for a combination of Marshall & Ilsley common stock and cash pursuant to the merger will be the same as the aggregate adjusted tax basis of the shares of Trustcorp common stock surrendered therefor, decreased by the cash received and increased by any recognized gain, whether capital gain or dividend income. The holding period of such Marshall & Ilsley common stock will include the holding period of the shares of Trustcorp common stock surrendered therefor.

In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether, and to what extent, the exchange reduces the shareholder’s deemed percentage stock ownership of Marshall & Ilsley. For purposes of this determination, the shareholder is treated as if such shareholder first exchanged all of such shareholder’s shares of Trustcorp common stock solely for Marshall & Ilsley common stock and then Marshall & Ilsley immediately redeemed a portion of such Marshall & Ilsley common stock in exchange for the cash the shareholder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption is (i) “substantially disproportionate” with respect to the shareholder, or (ii) not essentially equivalent to a dividend. In applying the foregoing tests, a shareholder is deemed to own stock owned and, in some cases, constructively owned, by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities. As these rules are complex, each shareholder that may be subject to these rules should consult such shareholder’s tax advisor.

The deemed redemption, generally, will be “substantially disproportionate” with respect to a shareholder if the shareholder’s percentage of stock ownership described in (ii), below, is less than 80% of the percentage of stock ownership described in (i), below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a shareholder will depend upon the shareholder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the shareholder’s actual and constructive percentage stock ownership of Marshall & Ilsley. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of Marshall & Ilsley the shareholder is deemed actually and constructively to own immediately before the deemed redemption and (ii) the percentage of the outstanding stock of Marshall & Ilsley the shareholder actually and constructively owns immediately after the deemed redemption. The Internal Revenue Service (the “IRS”) has ruled that a minor reduction in the percentage stock ownership of a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a “meaningful reduction.”

The foregoing discussion is intended only as a summary of the material federal income tax consequences of the merger. This discussion applies only to Trustcorp shareholders that are U.S. Holders that hold their shares of Trustcorp common stock, and will hold the shares of Marshall & Ilsley common stock received in exchange for their shares of Trustcorp common stock, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all federal income tax consequences of the merger that may be relevant to particular Non-U.S. Holders and holders that are subject to special tax rules. Some examples of holders that are subject to special tax rules are:

•	dealers in securities;

•	financial institutions;

•	insurance companies;

•	holders of shares of Trustcorp common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	holders who have a “functional currency” other than the U.S. dollar;

•	holders who are foreign persons;

•	holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and

•	holders who acquired their shares of Trustcorp common stock through stock option or stock purchase programs or otherwise as compensation.

No information is provided in this document with respect to the tax consequences, if any, of the merger under applicable state, local, foreign and other tax laws.

Cash in Lieu of Fractional Shares.    A holder of Trustcorp common stock who receives cash in lieu of a fractional share of Marshall & Ilsley common stock generally will be treated as having received such fractional share in the merger and then as having received cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s aggregate tax basis in the shares of Trustcorp common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Trustcorp common stock is more than one year at the effective time of the merger.

Backup Withholding.    Non-corporate holders of Trustcorp common stock may be subject to backup withholding on cash payments received. Backup withholding will not apply, however, to a shareholder who furnishes a correct taxpayer identification number and certifies, under penalties of perjury, that it is not subject to backup withholding on a Form W-9, and otherwise complies with applicable requirements of the backup withholding rules, or is a corporation or otherwise exempt from backup withholding and, when required, demonstrates this fact.

A shareholder who fails to provide the correct taxpayer identification number on a Form W-9 may be subject to penalties imposed by the IRS. Marshall & Ilsley will provide a Form W-9 to each Trustcorp shareholder after the effective time of the merger. Any amount withheld under these rules will be creditable against the shareholder’s federal income tax liability.

Reporting Requirements.    Each Trustcorp shareholder will be required to attach a statement to its tax return for the taxable year in which the merger is completed that contains the information set forth in Section 1.368-3(b) of the U.S. Treasury regulations. The statement must include the shareholder’s tax basis in the Trustcorp common stock surrendered and a description of the Marshall & Ilsley common stock and cash received in the merger.

Closing Condition Tax Opinions.    Consummation of the merger is conditioned upon the receipt of closing tax opinions from Lewis, Rice & Fingersh, L.C. and Godfrey & Kahn, S.C., that, for federal income tax purposes, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In addition, Lewis, Rice & Fingersh, L.C. will opine that, for federal income tax purposes, no gain or loss will be recognized by Trustcorp or its shareholders to the extent the shareholder exchanges his or her shares for shares of Marshall & Ilsley common stock, and the tax basis of the Marshall & Ilsley common stock received will be the same as the tax basis of the Trustcorp shares surrendered in exchange, decreased by cash received and increased by gain recognized in the exchange.

The closing tax opinions will be based on factors, assumptions and representations set forth in the closing tax opinions, including representations contained in certificates of officers of Trustcorp and Marshall & Ilsley. All of the factors, assumptions and representations must be true and accurate in all respects as of the effective date of the registration statement and must continue to be true and accurate in all respects as of the effective time of the merger. If any of those factors, assumptions and representations are inaccurate, incomplete or untrue or any of the covenants are breached, the conclusions contained in the opinions stated herein could be affected. An opinion of counsel represents only counsel’s best legal judgment on the matters addressed in the opinion, and has no binding effect on the IRS or any court, and no assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues. Neither Trustcorp nor Marshall & Ilsley has requested or will request a ruling from the IRS with regard to any of the federal income tax consequences of the merger.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or foreign, state or local tax consequences of the merger. Accordingly, we urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including the application of federal, state, local, foreign and other tax laws.

Regulatory Approvals

The merger is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. The Bank Holding Company Act requires the Federal Reserve Board, when approving a transaction such as this merger, to take into consideration the financial and managerial resources, including the competence, experience and integrity of the officers, directors and principal shareholders, the future prospects of the institutions and the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the acquiring institution in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by the institution.

The Bank Holding Company Act prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

Pursuant to the Bank Holding Company Act, the merger may not be consummated until 30 days after Federal Reserve Board approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board’s approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Department of Justice, the waiting period may be reduced to not less than 15 days. Marshall & Ilsley and Trustcorp believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Marshall & Ilsley and Trustcorp.

Other Requisite Approvals and Consents.    Approvals or notices are also required from or to the Missouri Division of Finance, as well as the New York Stock Exchange and other self-regulatory organizations and may be required from or to certain other regulatory agencies.

Status of Regulatory Approvals.    Marshall & Ilsley filed an application with the Federal Reserve Board for approval of the merger on January 17, 2006 and a notice with the Missouri Division of Finance on January 17, 2006.

The merger cannot proceed in the absence of the requisite regulatory approvals. We do not know if or when all of these regulatory approvals will be obtained. Also, these approvals may contain a condition, restriction or requirement that causes these approvals to fail to satisfy the conditions for the merger.

Accounting Treatment

Marshall & Ilsley will account for the merger for accounting and financial reporting purposes as a “purchase,” as that term is used under GAAP. Under purchase accounting, the assets and liabilities of Trustcorp as of the effective time will be recorded at their fair values and added to those of Marshall & Ilsley. Any excess of the value of Marshall & Ilsley common stock issued and cash paid for Trustcorp common stock over the fair value of Trustcorp’s tangible and identifiable intangible net assets will be recorded as goodwill. Financial statements of Marshall & Ilsley issued after the effective time of the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Trustcorp.

Goodwill and certain intangible assets are not amortized. Instead, these assets are reviewed for impairment annually with any related losses recognized in earnings when incurred.

Resales of Marshall & Ilsley Common Stock

The shares of Marshall & Ilsley common stock to be issued in the merger will be freely transferable under the Securities Act of 1933, as amended. However, this will not be the case for shares issued to any shareholder who may be deemed to be an “affiliate” of Trustcorp for purposes of Rule 145 under the Securities Act as of the date of the special meeting. “Affiliates” generally include directors, certain executive officers, and beneficial owners of ten percent or more of any class of capital stock. These affiliates may not sell their shares of Marshall & Ilsley common stock acquired in the merger except pursuant to an effective registration statement under the securities laws or an applicable exemption from the registration requirements of the securities laws.

This proxy statement/prospectus does not cover resales of Marshall & Ilsley common stock received by any person who may be deemed to be an affiliate of Trustcorp. Trustcorp has agreed in the merger agreement to use its reasonable efforts to cause each person who may be deemed to be an affiliate of Trustcorp to execute and deliver to Marshall & Ilsley an affiliate agreement. As provided for in these agreements, Trustcorp’s affiliates will agree not to offer to sell, transfer or otherwise dispose of any of the shares of Marshall & Ilsley common stock distributed to them pursuant to the merger except in compliance with Rule 145, or in a transaction that is otherwise exempt from the registration requirements of, or in an offering which is registered under, the Securities Act. Marshall & Ilsley may place restrictive legends on certificates representing Marshall & Ilsley common stock issued to all persons who are deemed to be affiliates of Trustcorp under Rule 145.

Dissenters’ Rights

Section 351.455 of The General and Business Corporation Law of Missouri, which we refer to as the GBCLM, entitles any shareholder of Trustcorp, in lieu of receiving the per share consideration to which such shareholder would otherwise be entitled pursuant to the merger agreement, to dissent from the merger and demand payment in cash of the “fair value” of the shares of Trustcorp common stock held by such shareholder, exclusive of any element of value arising from the expectation or accomplishment of the merger. This statute provides the exclusive remedy to a dissenting shareholder, except in the case of fraud or lack of authorization for a transaction. Any Trustcorp shareholder contemplating the exercise of dissenters’ rights should review carefully the provisions of Section 351.455 of the GBCLM, a copy of which is attached as Appendix D, particularly the specific procedural steps required to perfect such rights. Such rights will be lost if the procedural requirements of Section 351.455 of the GBCLM are not fully and precisely satisfied.

Set forth below is a brief description of the procedures relating to the exercise of dissenters’ rights. The following description does not purport to be a complete statement of the provisions of Section 351.455 and is qualified in its entirety by reference thereto.

To exercise dissenters’ rights, the shareholder must:

•	file a written objection to the merger before or at the special meeting at which the merger is submitted to a shareholder vote;

•	not vote in favor of the merger;

•	within 20 days after the merger is effected, make written demand on the surviving corporation for payment of the fair value of the shares as of the day prior to the date on which the vote was taken approving the merger; and

•	in the written demand, state the number and class of shares owned by the dissenting shareholder.

If the dissenting shareholder and the surviving corporation agree on the value of the shares within 30 days of the effective time of the merger, the corporation will make payment for the shares within 90 days after this date upon the shareholder’s surrender of his or her certificates. If the dissenting shareholder and the surviving corporation cannot agree on the value of the shares within 30 days of the merger taking effect, the shareholder may, within 60 days following the end of the 30-day period, file a petition with any court within the county in which the registered office of the surviving corporation is situated for a judicial determination of the fair value of the shares. If the dissenting shareholder does not file the petition within the above time frames, he or she will be presumed to have approved and ratified the merger. The right of a dissenting shareholder to be paid the fair value of his or her shares will cease if the shareholder fails to comply with the procedures of Section 351.455 or if the merger agreement is terminated for any reason.

TERMS OF THE MERGER AGREEMENT

The following is a summary of various provisions of the merger agreement. When we use the term merger agreement in this document, we are referring collectively to the agreement and plan of merger, a copy of which is included in this document as Appendix A, and the plan of merger, a copy of which is included in this document as Appendix B. The merger agreement is incorporated by reference into this document. This summary is qualified in its entirety by reference to the full text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety because it, and not this summary, is the legal document that governs the merger.

The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties Marshall & Ilsley and Trustcorp made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

Representations and Warranties

The merger agreement contains representations and warranties of Trustcorp and Marshall & Ilsley to each other as to, among other things:

•	the corporate organization and existence of the parties and their respective subsidiaries;

•	the capitalization of each party;

•	the authority of each party to enter into the merger agreement and make it valid and binding;

•	no conflict between the merger agreement and:

•	the articles of incorporation and by-laws of each party,

•	applicable law and orders, or

•	in the case of Trustcorp, other agreements, instruments and obligations;

•	the inapplicability to the merger agreement and the merger of certain anti-takeover laws and regulations;

•	required governmental and regulatory consents;

•	compliance with applicable laws and contracts;

•	the validity of each party’s franchises, grants, clearances, exemptions, waivers, authorizations, licenses, permits, easements, charters, consents, approvals and orders necessary to own, lease and operate its properties and to carry on its business, including authorizations from (1) the FDIC, (2) the Federal Reserve Board, (3) the Missouri Division of Finance in the case of Trustcorp and (4) the Wisconsin Department of Financial Institutions, the Office of Thrift Supervision and the Office of Comptroller of the Currency in the case of Marshall & Ilsley;

•	the completeness and accuracy of each party’s financial statements and filings with the SEC and/or bank regulatory agencies, as applicable;

•	compliance with the applicable provisions of Sarbanes-Oxley and the rules and regulations of the NYSE in the case of Marshall & Ilsley;

•	the establishment and maintenance of a system of “internal control over financial reporting” or process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, as the case may be;

•	the fact that there are no outstanding loans made by either party to any of its executive officers or directors, other than loans that are subject to Regulation O under the Federal Reserve Act;

•	the fact that except for the liabilities reflected on the balance sheets of the parties and the liabilities incurred in the ordinary course of business, neither party has incurred any liability that is required to be disclosed on a balance sheet or that would have a material adverse effect on either party;

•	the fact that neither party has been requested by its independent public accounting firm or by the staff of the SEC in the case of Marshall & Ilsley to restate any of its reports or to modify its accounting in the future in a manner that would have a material adverse effect on either party;

•	the fact that since December 31, 2004 neither party, nor any of its subsidiaries, directors, officers, employees, auditors, accountants or representatives, is aware of or has received any complaint, allegation, assertion, or claim, that such party has engaged in questionable accounting or auditing practices;

•	the absence of changes in each party’s business since December 31, 2004 which would have a material adverse effect on the party making the representation;

•	the absence of undisclosed legal proceedings, orders and injunctions;

•	compliance with the Bank Secrecy Act, USA PATRIOT Act, Gramm-Leach-Bliley Act and the anti-money laundering laws;

•	the completeness and accuracy of the registration statement, of which this proxy statement/prospectus is a part;

•	employee benefit plans, employment contracts and related matters;

•	title to that party’s property;

•	broker’s fees; and

•	the tax treatment of the merger.

The merger agreement contains additional representations and warranties of Trustcorp to Marshall & Ilsley as to, among other things:

•	the fact that the minute books of Trustcorp and its subsidiaries contain true, complete and accurate records of all meetings and other corporate actions held or taken since January 1, 2001;

•	the absence of environmental liabilities which would have a material adverse effect on Trustcorp;

•	the absence of material restrictions on Trustcorp’s business;

•	the filing and accuracy of Trustcorp’s tax returns;

•	material policies of insurance and the absence of any liability for unpaid premiums or premium adjustments not properly reflected on Trustcorp’s financial statements;

•	the entry into, and the ability to terminate, material contracts;

•	the receipt by Trustcorp of the written opinion of Stifel, Nicolaus & Company, Incorporated as to the fairness, from a financial point of view, of the consideration to be received in the merger by Trustcorp’s shareholders;

•	the shareholder vote required to approve the merger; and

•	the validity of the assumption by Marshall & Ilsley of Trustcorp’s option plans and the options issued under the terms of such option plans.

Conduct of Business Pending the Merger

Trustcorp has agreed, except as (a) permitted by or provided in the merger agreement, (b) disclosed prior to the signing of the merger agreement, (c) required by law or a governmental authority or (d) consented to in writing by Marshall & Ilsley, that it will, and it will cause each of its subsidiaries to:

•	operate its business only in the usual, regular and ordinary course consistent with past practices;

•	use all reasonable best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

•	use all reasonable best efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

•	use all commercially reasonable best efforts to keep in full force and effect director and officer liability insurance comparable in amount and scope of coverage to that now maintained by it;

•	maintain and cause its subsidiaries to maintain their existing loan and investment policies and procedures designed to ensure safe and sound banking practices;

•	perform in all material respects all obligations required to be performed by it under all material contracts, leases, and other documents relating to or affecting its assets, properties, and business;

•	comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws; and

•	not take any action or fail to take any action that can reasonably be expected to have a material adverse effect on it and its subsidiaries, taken as a whole.

Trustcorp has also agreed:

•	to update the disclosure statement provided to Marshall & Ilsley on a regular basis to reflect any matters which have occurred from and after the date of the merger agreement as set forth in the merger agreement;

•	to give prompt written notice to Marshall & Ilsley if Trustcorp becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach of any of its representations or agreements and to use its reasonable efforts to prevent or promptly remedy the same;

•	within thirty (30) days of the merger agreement, to deliver to Marshall & Ilsley a letter identifying all the affiliates, including all directors and executive officers of Trustcorp, pursuant to Rule 145 of the Securities Act and advise them of the resale restrictions imposed by securities laws;

•	prior to the effective time of the merger, to deliver to Marshall & Ilsley certain information regarding Trustcorp’s shareholders;

•	to provide Marshall & Ilsley with reasonable access to the properties, books and records of Trustcorp and its subsidiaries and any other information relating to Trustcorp;

•	that, upon Marshall & Ilsley’s written request, it will use its reasonable best efforts to deliver to Marshall & Ilsley “comfort” letters of KPMG LLP;

•	that the confidentiality agreement signed in connection with the merger will remain in full force and effect, be binding upon Trustcorp and survive termination of the merger agreement; and

•	that its board of directors will recommend to its shareholders to vote in favor of and to adopt and approve the merger and the merger agreement at a shareholder meeting; this proxy statement/prospectus will include a statement of the Trustcorp’s board of directors recommendation; and neither Trustcorp’s board of directors nor any committee thereof will withhold, withdraw, amend or modify in a manner adverse to Marshall & Ilsley such board of directors recommendation, except as permitted by the merger agreement.

Except as (a) permitted by or provided in the merger agreement, (b) disclosed prior to the signing of the merger agreement, (c) required by law or a governmental authority or (d) consented to in writing by Marshall & Ilsley, Trustcorp has further agreed that it and its subsidiaries will not, among other things:

•	adopt, amend, renew or terminate any employee benefit plan or any agreement, arrangement, plan or policy with any of its or its subsidiaries’ current or former directors, officers or employees, except to maintain qualification under the Code and except as contemplated by the merger agreement;

•	increase the base salary, bonus, incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any employee benefit plan or other agreement in effect as of the date of the merger agreement, except for normal increases in the ordinary course of business consistent with past practice and subject to the limitations of the merger agreement;

•	declare or pay any dividend on, or make any other distribution in respect of, its outstanding common stock, except for payment of dividends by Trustcorp Statutory Trust I, a Trustcorp subsidiary, in the ordinary course of business consistent with past practice, but in no event to exceed $825,000 on a semi-annual basis, and except for dividends by a subsidiary of Trustcorp solely to Trustcorp or another Trustcorp subsidiary;

•	merge into any other entity, permit any other entity to merge into it or consolidate with any other entity, or effect any reorganization or recapitalization;

•	acquire, liquidate, sell, encumber or dispose of assets, other than in the ordinary course of business;

•	repurchase, redeem or otherwise acquire shares of its capital stock, bonds or other securities;

•	grant or issue any options, warrants or other rights to acquire shares of its capital stock, bonds or other securities;

•	issue, sell or deliver, split, reclassify, combine or otherwise adjust any of its capital stock, bonds or other securities;

•	propose or adopt any amendment to its articles of incorporation, by-laws, articles of organization or operating agreement;

•	change any of its methods of accounting in effect at December 31, 2004 or reporting of income and deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2004, except as may be required by GAAP or other applicable law; and

•	change any lending, investment, liability management or other material policies concerning its business or operations, except as may be required by law or regulatory authorities; and

•	except as required by law;

•	acquire or sell any contracts for the purchase or sale of financial or other futures or any put or call options, or enter into any hedges or interest rate swaps relating to cash, securities or any commodities or enter into any other derivative transaction, which would have gains or losses in excess of $350,000, or enter into, terminate or exchange a derivative instrument with a notional amount in excess of $350,000 or having a term of more than five years;

•	sell, assign, transfer, pledge, mortgage or otherwise encumber, or permit any liens to exist with respect to, any of its assets with a value in excess of $50,000 individually, except in the ordinary course of business consistent with past practice;

•	make any investment with a maturity of five years or more;

•	incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money in excess of an aggregate of $150,000 except in the ordinary course of business consistent with past practice;

•	enter into any contract with respect to any acquisition of a material amount of assets or securities or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, debts or claims, except in the ordinary course of business and consistent with past practice, or impose, or suffer the imposition of, any lien, or permit any such lien to exist, on any of its material assets (other than in connection with certain instruments established in the ordinary course of business) and in no event with a value in excess of $50,000 individually;

•	settle any proceeding or controversy for any amount in excess of $50,000 or in any manner that would restrict in any material respect the operations or business of Trustcorp or any of its subsidiaries;

•	purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer;

•	make any capital expenditure, except in the ordinary course and consistent with past practice and in no event in excess of $50,000 individually;

•	take any action or fail to take any action which would be reasonably expected to have a material adverse effect on Trustcorp or any of its subsidiaries;

•	take any action that would adversely affect or delay the ability of Trustcorp to perform any of its obligations on a timely basis under the merger agreement or cause any of the conditions set forth in the merger agreement to not be satisfied; or

•	agree in writing or otherwise to do any of the foregoing.

Except as (a) permitted by or provided in the merger agreement, (b) disclosed prior to the signing of the merger agreement, (c) required by law or a governmental authority or (d) consented to in writing by Trustcorp, Marshall & Ilsley has agreed that it will and it will cause each of its subsidiaries to:

•	maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as used in the Marshall & Ilsley’s financial statements applied on a consistent basis; and

•	conduct its business in a manner that does not violate any law, except for possible violations that do not have, and would not reasonably be expected to have, a material adverse effect on Marshall & Ilsley;

Marshall & Ilsley has also agreed:

•	to use its reasonable best efforts to cause the shares to be issued in the merger to be approved for listing on the NYSE prior to the effective time;

•	to give prompt written notice to Trustcorp if Marshall & Ilsley becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach of any of its representations or agreements and to use its reasonable efforts to prevent or promptly remedy the same;

•	that the confidentiality agreement signed in connection with the merger will remain in full force and effect, be binding upon Marshall & Ilsley and survive termination of the merger agreement;

•	to use its reasonable best efforts to cause the merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code; and

•	to assume Trustcorp’s option plans and its obligations thereunder as provided in the merger agreement and take all corporate actions necessary to reserve for issuance a sufficient number of shares of Marshall & Ilsley common stock for delivery upon exercise of the options in accordance with the merger agreement and to register such shares with the SEC on Form S-8 no later than 20 business days after the effective time of the merger.

Except as contemplated by the merger agreement or as disclosed prior to the signing of the merger agreement, Marshall & Ilsley has further agreed that, without the prior written consent of Trustcorp, it and its subsidiaries will not amend or propose to amend its articles of incorporation or by-laws in a manner that would adversely affect the terms of its common stock or its ability to consummate the merger, or take any action that would adversely affect or delay its ability to perform any of its obligations on a timely basis under the merger agreement or cause any of the conditions specified in the merger agreement to not be satisfied.

No Solicitation of Transactions

Trustcorp has agreed that it and its subsidiaries will not, nor will they authorize or permit any of their officers, directors, employees, affiliates, investment bankers, attorneys or other advisors or representatives to solicit, initiate, encourage or induce the making of a submission or announcement of any “acquisition proposal,” as defined below, participate in any discussions or negotiations with, or provide any non-public information to, any person relating to, or take any action to facilitate any inquiry or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal, or enter into any contract relating to an “acquisition transaction,” as defined below.

However, under the merger agreement, Trustcorp is permitted to furnish material non-public information regarding itself and its subsidiaries to, and enter into a customary confidentiality agreement or discussions with, a third party making an acquisition proposal if:

•	Trustcorp’s board of directors reasonably determines in good faith, after taking into consideration the advice of and consultation with a nationally reputable investment banking firm, that such acquisition proposal constitutes or is reasonably likely to result in an offer for a merger or other similar transaction that the board of directors determines will be more favorable to Trustcorp shareholders than the terms of the merger agreement with Marshall & Ilsley;

•	Trustcorp’s board of directors concludes in good faith, after consultation with its outside legal counsel, that failure to take such action is reasonably likely to result in a breach by the board of directors of its fiduciary obligations to Trustcorp’s shareholders;

•	Trustcorp gives Marshall & Ilsley written notice of the identity of the person making the acquisition proposal and of Trustcorp’s intention to furnish material non-public information to, or enter into discussions or negotiations with, such person ten days before forwarding any information or entering into discussions or negotiations with such person; and

•	prior to doing so, Trustcorp enters into a reasonably customary confidentiality agreement with such third party and contemporaneously with furnishing any such information, Trustcorp furnishes the same information to Marshall & Ilsley.

If Trustcorp receives an acquisition proposal that its board of directors determines in accordance with the above guidelines constitutes a superior or more favorable offer, prior to accepting such offer, Trustcorp must provide a written notice to that effect to Marshall & Ilsley and allow ten days for Marshall & Ilsley and Trustcorp to negotiate and make necessary adjustments in the terms and conditions of the merger agreement that would permit Trustcorp to proceed with the transactions contemplated by the merger agreement on such adjusted terms if so elected by Marshall & Ilsley.

For purposes of the above discussion, “acquisition proposal” means any offer or proposal (other than an offer or proposal by Marshall & Ilsley) relating to any “acquisition transaction.” “Acquisition transaction” means any transaction or series of related transactions other than the transactions contemplated by the merger agreement involving:

•

any acquisition or purchase from Trustcorp by any person of more than a 15% interest in the total outstanding voting securities of Trustcorp or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the total outstanding voting securities of Trustcorp or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving Trustcorp or any of its subsidiaries;

•	any sale, lease, exchange, transfer, license, acquisition or other disposition of more than 15% of the assets of Trustcorp or any of its subsidiaries; or

•	any liquidation or dissolution of Trustcorp or any of its subsidiaries.

Employee Benefit Matters

After the effective time of the merger, Trustcorp employees who become Marshall & Ilsley employees, whom we refer to as transferred employees, will be integrated into Marshall & Ilsley’s qualified retirement plans, health and dental plans and other employee welfare benefit plans subject to the terms and conditions of such plans, except as otherwise provided in the merger agreement. If integration of transferred employees into Marshall & Ilsley’s employee welfare benefit plans occurs during a plan year, such employees will receive credit for co-pays, deductibles and similar limits.

Marshall & Ilsley has agreed that it will give transferred employees full credit for their prior service with Trustcorp and its subsidiaries for purposes of eligibility and vesting under any qualified or nonqualified retirement or profit sharing plans in which the transferred employees may be eligible to participate and for all purposes under any welfare benefit plans, “cafeteria” plans, vacation plans and similar arrangements maintained by Marshall & Ilsley. However, Marshall & Ilsley will not give prior service credit in connection with the Marshall & Ilsley retiree health plan.

Marshall & Ilsley has also agreed to waive all limitations relating to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to transferred employees under any welfare benefit plans maintained by Marshall & Ilsley in which transferred employees may be eligible to participate, subject to meeting the service requirements and other eligibility criteria under Marshall & Ilsley’s plans. Marshall & Ilsley is not required to waive limitations or waiting periods that are currently in effect under the Trustcorp welfare plans that have not been satisfied as of the effective time of the merger.

If a transferred employee’s employment with Marshall & Ilsley is terminated within the first twelve months after the effective time of the merger, the amount of severance he or she is entitled to will be determined in accordance with Marshall & Ilsley’s Reduction-In-Force Severance Policy as provided to Trustcorp immediately prior to the date the merger agreement was signed. Thereafter, a terminated transferred employee’s severance will be determined in accordance with Marshall & Ilsley’s severance plans as then in effect.

Trustcorp’s 401(k) plan will be merged into that of Marshall & Ilsley after the effective time of the merger. Until Trustcorp’s 401(k) plan is merged into Marshall & Ilsley’s 401(k) plan, the transferred employees will be able to continue to make contributions in accordance with their elections and Marshall & Ilsley will make a matching contribution on such amounts on a basis no less favorable than the matching contributions made to Marshall & Ilsley’s 401(k) plan.

Prior to the effective time of the merger, Trustcorp’s board of directors will (i) amend the Second Restatement of Missouri State Bank and Trust Company Deferred Compensation Plan and the Second Restatement of Missouri State Bank and Trust Company Deferred Compensation Plan for Nonemployee Directors (the “Plans”) to the minimal extent necessary to avoid a penalty under Section 409A of the Code and related guidance, including transition relief guidance, and (ii) amend the Plans to provide that the earnings crediting rate for accounts in the Plans will be based on the participants’ timely-filed elections containing the investment choices provided to participants in the Marshall & Ilsley Corporation 2005 Executive Deferred Compensation Plan (the “2005 Plan”) from time to time, and in default of a timely-filed election, the participant’s account will have earnings credited at the fixed rate investment option under the 2005 Plan. After the effective time of the merger, Marshall & Ilsley and its affiliates may not knowingly or intentionally amend or administer the Plans in a manner that would result in a penalty to the participants in the Plans under Section 409A of the Code or subject amounts deferred, earned and vested prior to January 1, 2005 to the application of Section 409A of the Code without the express written consent of the affected participants with full knowledge of the application of Section 409A of the Code. Within thirty days after the effective time of the merger, Marshall & Ilsley must fund the Rabbi Trusts established under and required by the Plans, even if either or both of the Plans is terminated or amended on or prior to the thirtieth day following the effective time of the merger.

Trustcorp has agreed to use its reasonable best efforts to cause its employees with affected employment agreements to agree to waive that portion of the termination of employment benefit attributable to disability insurance. Mr. James A. Saitz, Trustcorp’s President, and Mr. Raymond R. Van de Riet, Jr., Trustcorp’s Executive Vice President, Chief Financial Officer and Secretary, have committed to waive such benefits under their employment agreements.

Marshall & Ilsley has agreed to either (i) maintain the Code Section 125 plans of Trustcorp and its subsidiaries (the “125 Plans”) for the remainder of the calendar year in which the effective time of the merger occurs, or (ii) terminate the 125 Plans after the effective time of the merger and either allow the transferred employees to participate in Marshall & Ilsley’s Code Section 125 Plan or adopt a new Code Section 125 plan (either a “New 125 Plan”) for the transferred employees who were participating in the 125 Plans and transfer the account balances of such employees under the 125 Plans to the New 125 Plan. Until the transferred employees are integrated into the New 125 Plan, the 125 Plans will remain in effect.

Additional Agreements

Marshall & Ilsley and Trustcorp have further agreed, among other things, to:

•	give prompt notice to each other of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any of their respective representations or warranties to be untrue or inaccurate; and to give prompt notice of any failure to comply with or satisfy any of their respective covenants, conditions or agreements under the merger agreement; and

•	consult with each other before issuing any press release or making any public statements except as may be required by law, including disclosures required under federal securities laws.

Trustcorp has further agreed to use all reasonable best efforts to assist Marshall & Ilsley in retaining Trustcorp’s and its subsidiaries’ customers for the surviving corporation.

Marshall & Ilsley has further agreed to:

•	succeed to Trustcorp’s obligations with respect to indemnification or exculpation existing in favor of the directors, officers, employees and agents of Trustcorp and Trustcorp’s subsidiaries as provided in Trustcorp’s articles of incorporation, by-laws, or indemnification agreements with respect to matters occurring prior to the effective time of the merger;

•	use commercially reasonable best efforts to maintain an insurance policy for directors’ and officers’ liabilities for all present and former directors and officers of Trustcorp covered by the policies existing on the date of the merger agreement with respect to acts, omissions and other matters occurring prior to the effective time of the merger for a period of six years after the effective time of the merger or until Marshall & Ilsley’s cost of maintaining such insurance equals or exceeds 250% of the annual premium in effect on December 21, 2005; and

•	require that its successors or assigns, in case of a merger, consolidation or transfer of all assets, maintain the indemnity and insurance obligations with respect to the indemnified parties as described above.

Conditions to Completion of the Merger

Marshall & Ilsley’s and Trustcorp’s obligations to complete the merger are subject to the satisfaction or written waiver, where permissible, of a number of conditions including, among others, the following:

•	the Marshall & Ilsley common stock that is to be issued in the merger must be approved for listing on the NYSE and the registration statement filed with the SEC concurrently with this document must be effective;

•	the merger agreement must be approved by the holders of at least two-thirds of the outstanding shares of common stock of Trustcorp entitled to vote thereon;

•	the approval of the Federal Reserve Board must have been obtained without any condition that would have a material adverse effect on Marshall & Ilsley, and all conditions to such approval must have been satisfied and all waiting periods relating to the approval must have expired;

•	all statutory waiting periods under the HSR Act must have expired and Marshall & Ilsley must not have received any objections to the merger from the Federal Trade Commission or the U.S. Department of Justice;

•	the approval of the Missouri Division of Finance must have been obtained without any condition that would have a material adverse effect on Marshall & Ilsley, all conditions to such approvals must have been satisfied and all waiting periods relating to the approvals must have expired;

•	no governmental authority may have enacted, issued, promulgated, enforced or entered any law or order which is in effect preventing or prohibiting consummation of the transactions contemplated by the merger agreement or restricting the consummation of the transactions contemplated by the merger agreement in a manner that would have a material adverse effect on Marshall & Ilsley or Trustcorp;

•	the representations and warranties of each party contained in the merger agreement must be true and correct in all material respects;

•	each party must have performed or complied in all material respects with all of its agreements and covenants in the merger agreement;

•	each party must continue to possess all necessary approvals and all required consents, approvals and authorizations must be obtained and all required filings and notifications must be made by the parties;

•	no challenge to the merger or the right of Marshall & Ilsley to own or operate the business of Trustcorp may be pending;

•	the parties must have received legal opinions relating to the merger and tax opinions stating that the merger will be treated as a tax-free reorganization under federal tax laws;

•	Marshall & Ilsley must have received comfort letters from KPMG, LLP, if requested;

•	Marshall & Ilsley must have received a signed affiliate agreement from each person identified as such;

•	there must not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger, by any governmental authority which imposes any condition or restriction upon Marshall & Ilsley or Trustcorp or their respective subsidiaries (or the surviving corporation or its subsidiaries), which would materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement in such a manner as to render inadvisable the consummation of the merger; and

•	since December 21, 2005, the date of the merger agreement, there must not have been any material adverse effect on such party and its subsidiaries, taken as a whole.

We cannot assure you that the required regulatory approvals necessary to consummate the merger will be obtained, when they will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before September 30, 2006, either Marshall & Ilsley or Trustcorp may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to comply with its obligations under the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval of the merger by the shareholders of Trustcorp, in any of the following ways:

•	by mutual written consent of Trustcorp and Marshall & Ilsley;

•	by either Trustcorp or Marshall & Ilsley, if the merger is not completed on or before September 30, 2006, unless the failure of the closing to occur by this date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement;

•	by either Trustcorp or Marshall & Ilsley, if a governmental authority has issued a non-appealable final order or taken some other action restraining, enjoining or otherwise prohibiting the merger;

•	by either Trustcorp or Marshall & Ilsley, if Trustcorp shareholders hold a meeting and the approval of the shareholders of Trustcorp required for completion of the merger has not been obtained, provided that Trustcorp may not terminate the merger agreement under this provision if the failure to obtain shareholder approval is caused by a breach of the merger agreement by Trustcorp;

•	by either Trustcorp or Marshall & Ilsley, if there has been a material breach of any of the representations, warranties, covenants or agreements of the other party to the merger agreement, which breach if unintentional and curable is not cured through exercise of the party’s commercially reasonable best efforts within ten days following written notice to the party committing the breach and which breach would, if occurring or continuing on the closing date, result in the failure of the condition relating to breaches of representations, warranties and covenants described under “—Conditions to Completion of the Merger.”

•	by Marshall & Ilsley, if the Trustcorp board of directors withdraws, amends or modifies in any manner adverse to Marshall & Ilsley, its approval or recommendation of the merger agreement or the merger, or that its shareholders approve the merger agreement and the merger or fails to include its recommendation in this proxy statement/prospectus;

•	by Trustcorp if, prior to the vote of its shareholders, Trustcorp has entered into a definitive agreement with respect to a more favorable or superior offer (as defined in the merger agreement) with a third party;

•	by either Trustcorp or Marshall & Ilsley, if any of the conditions to the obligations of the party to complete the merger have not been satisfied or waived by such party at closing or the party reasonably determines that the timely satisfaction of any condition has become impossible or if there has been a material adverse effect on the other party;

•	by Marshall & Ilsley, if any person or persons holding of record or beneficially in the aggregate 15% or more of the outstanding shares of Trustcorp common stock delivers a notice of intent to demand payment in respect of such shares in accordance with the GBCLM dissenter’s rights statute; or

•	by Trustcorp, if on the day immediately preceding the anticipated effective time of the merger the Final VWAP is less than $37.3434; (ii) the quotient obtained by dividing the Final VWAP by $43.9334 is less than the difference obtained by subtracting 0.15 from the quotient obtained by dividing the final index price, as that term is defined in the merger agreement, by $39.3401; and (iii) Marshall & Ilsley has not elected to exercise its right to increase the per share stock consideration under the terms of the merger agreement by issuing an additional number of shares of its common stock to an amount equal to the quotient obtained by dividing $26.18 by the Final VWAP.

Any termination of the merger agreement will be effective immediately upon the delivery of written notice by the terminating party to the other party, except that if either Trustcorp or Marshall & Ilsley terminates the agreement due to the breach of any covenant or agreement by the other party, the termination will be effective ten days after the delivery of written notice by the terminating party to the other party.

Termination Fee

Trustcorp will pay to Marshall & Ilsley a termination fee in the amount of $5 million plus Marshall & Ilsley’s reimbursable expenses if:

•	Trustcorp has terminated the merger agreement prior to a shareholder vote and has entered into a definitive agreement with respect to a superior offer with a third party;

•	Marshall & Ilsley has terminated the merger agreement because Trustcorp’s board of directors or a committee of its board of directors has withdrawn, amended or modified in a manner adverse to Marshall & Ilsley, its approval or recommendation of the merger agreement or the merger, or failed to include its recommendation that Trustcorp shareholders vote for approval of the merger agreement and the merger in this proxy statement/prospectus, and within 12 months following the termination of the merger agreement an acquisition proposal is consummated or Trustcorp enters into a contract providing for an acquisition proposal;

•	Marshall & Ilsley or Trustcorp has terminated the merger agreement because the merger has not been consummated prior to September 30, 2006 and prior to such termination:

•	Trustcorp has not held a meeting of its shareholders,

•	an acquisition proposal has been received by Trustcorp and not withdrawn, and

•	within 12 months following the termination of the merger agreement, an acquisition proposal is consummated or Trustcorp enters into a contract providing for an acquisition proposal; or

•	Marshall & Ilsley or Trustcorp has terminated the merger agreement because the required approval of Trustcorp shareholders was not obtained at a meeting of Trustcorp shareholders where a final vote on a proposal to adopt the merger agreement was taken, prior to such termination an acquisition proposal has been received by Trustcorp and not withdrawn, and within 12 months following the termination of the merger agreement, an acquisition proposal is consummated or Trustcorp enters into a contract providing for an acquisition proposal.

Shareholder Voting Agreement

In order to induce Marshall & Ilsley to enter into the merger agreement, the directors and certain executive officers and significant shareholders of Trustcorp who own, in the aggregate, approximately [            ] percent of the outstanding shares of Trustcorp common stock as of the record date, have each agreed that at any meeting of the shareholders of Trustcorp or in connection with any written consent of the shareholders of Trustcorp, such shareholder will vote all shares of Trustcorp common stock held of record or beneficially owned by such shareholder (to the extent the shareholder has the sole right to vote or direct the voting of such shares) and use his reasonable best efforts to vote all shares of Trustcorp common stock (to the extent the shareholder has the shared right to vote such shares):

•	in favor of the merger agreement and the merger; and

•	against any proposal relating to an acquisition proposal and against any action or agreement that would impede, frustrate, prevent or nullify the shareholder voting agreement or result in a breach in any respect of any obligation or agreement of Trustcorp under the merger agreement or which would result in any of the conditions to the parties’ obligations to effect the merger described in the merger agreement not being fulfilled.

Each shareholder who is a party to a shareholder voting agreement has agreed that, except as provided by the merger agreement and the shareholder voting agreement, such shareholder will not:

•	offer to transfer, transfer or consent to transfer any or all shares of Trustcorp common stock beneficially owned by such shareholder or any interest therein without the prior written consent of Marshall & Ilsley;

•	enter into any contract, option or other agreement or understanding with respect to any transfer of any or all shares of Trustcorp common stock beneficially owned by such shareholder or any interest therein;

•	grant any proxy, power-of-attorney or other authorization or consent with respect to any or all shares of Trustcorp common stock beneficially owned by such shareholder, except to vote such shares in accordance with the shareholder voting agreement;

•	deposit into a voting trust or enter into a voting agreement or arrangement with respect to any or all shares of Trustcorp common stock beneficially owned by such shareholder; or

•	take any action that would cause any representation or warranty made under the shareholder voting agreement to become untrue or incorrect or in any way restrict, limit or interfere with the performance of such shareholder’s obligations or transactions contemplated by the shareholder voting agreement and the merger agreement.

Except to the extent a shareholder, or any officer or affiliate of a shareholder, is a director of Trustcorp and is acting solely in such capacity or is exercising his or her fiduciary duties as a Trustcorp director (to the extent permitted in the merger agreement), each shareholder who is a party to a shareholder voting agreement has agreed that such shareholder shall not encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide information to or otherwise take any action to assist or facilitate, any person concerning any acquisition proposal. Each shareholder has agreed to cease any such existing activities and to immediately communicate to Marshall & Ilsley the terms of any acquisition proposal and the identity of the person making such an acquisition proposal or inquiry.

Each shareholder who is a party to a shareholder voting agreement has waived any rights to exercise dissenters’ rights under Missouri law.

Each shareholder who is a party to a shareholder voting agreement has agreed to take all actions necessary to consummate and make effective the transactions contemplated by the shareholder voting agreement and the merger agreement.

The shareholder voting agreement with respect to each shareholder will terminate upon the earliest of:

•	the effective time of the merger; or

•	the termination of the merger agreement.

MARSHALL & ILSLEY CORPORATION

Description of Business

Marshall & Ilsley Corporation, incorporated in Wisconsin in 1959, is a registered bank holding company under the Bank Holding Company Act of 1956 and a financial holding company under the Gramm-Leach-Bliley Act. As of December 31, 2005, Marshall & Ilsley had consolidated total assets of approximately $46.0 billion and consolidated total deposits of approximately $28.0 billion, making Marshall & Ilsley the largest bank holding company headquartered in Wisconsin.

Marshall & Ilsley’s principal assets are the stock of its bank and non-bank subsidiaries, which, as of December 31, 2005, included Metavante, five bank, federal savings bank and trust company subsidiaries and a number of companies engaged in businesses that the Federal Reserve Board has determined to be closely-related or incidental to the business of banking. Marshall & Ilsley provides its subsidiaries with financial and managerial assistance in such areas as budgeting, tax planning, compliance assistance, asset and liability management, investment administration and portfolio planning, business development, advertising and human resources management.

Generally, Marshall & Ilsley organizes its business segments based on legal entities. Each entity offers a variety of products and services to meet the needs of its customers and the particular market served. Based on the way Marshall & Ilsley organizes its business, it has two reportable segments: Banking and Data Services (or Metavante). Banking consists of accepting deposits, making loans and providing other services such as cash management, foreign exchange and correspondent banking to a variety of commercial and retail customers. Data Services consists of providing data processing services, developing and selling software and providing consulting services to financial services companies, including our affiliates, as well as providing credit card merchant services. Marshall & Ilsley’s primary other business segments include Trust Services, Mortgage Banking (residential and commercial), Capital Markets Group, Brokerage and Insurance Services, and Commercial Leasing.

Marshall & Ilsley’s bank and savings association subsidiaries provide a full range of banking services to individuals, businesses and governments throughout Wisconsin, and in the Phoenix and Tucson, Arizona metropolitan areas, Minneapolis, Minnesota and St. Louis, Missouri metropolitan areas, in Duluth, Minnesota, Belleville, Illinois, Las Vegas, Nevada and Naples and Bonita Springs, Florida, as well as on the Internet. These subsidiaries offer retail, institutional, international, business and correspondent banking, investment and trust services through the operation of 195 banking offices in Wisconsin, 42 offices in Arizona, 14 offices in Minnesota, seven offices in Missouri, two offices in Florida, one office in Illinois and one office in Nevada. Marshall & Ilsley’s bank and saving association subsidiaries hold a significant portion of their mortgage and investment portfolios indirectly through their ownership interests in direct and indirect subsidiaries. M&I Marshall & Ilsley Bank is Marshall & Ilsley’s largest bank subsidiary, with consolidated assets as of September 30, 2005 of approximately $37.9 billion.

Metavante is a major supplier of financial and data processing services and software to banking, financial services and related organizations. Metavante provides integrated products and services to financial services providers that enable them to initiate and process a broad range of financial transactions electronically, including through the Internet. Metavante’s integrated financial transaction processing, outsourcing, software and consulting products and services provide virtually all of the technology that a financial services provider needs to run its operations. As of December 31, 2004, Metavante had over 5,100 clients in the United States and abroad, including large banks, mid-tier and community banks, Internet banks and non-traditional financial services providers.

Marshall & Ilsley’s other non-bank subsidiaries operate a variety of bank-related businesses, including those providing investment management services, insurance services, trust services, equipment lease financing, commercial and residential mortgage banking, home equity financing, venture capital, brokerage services and financial advisory services. M&I Investment Management Corp. offers a full range of asset management services to Marshall & Ilsley’s trust company subsidiary, the Marshall Funds and other individual, business and institutional customers. Marshall & Ilsley’s trust company subsidiary provides trust and employee benefit plan services to customers throughout the United States with offices in Wisconsin, Arizona, Florida, Nevada, North Carolina, Indiana and Illinois. M&I Equipment Finance Company leases a variety of equipment and machinery to large and small businesses. M&I Dealer Finance, Inc. provides retail vehicle lease financing. M&I Mortgage Corp. originates, purchases, sells and services residential mortgages. M&I Mortgage Reinsurance Corporation acts as a reinsurer of private mortgage insurance written in connection with residential mortgage loans originated in the M&I system. The Richter-Schroeder Company originates and services long-term commercial real estate loans for institutional investors. M&I Capital Markets Group L.L.C. and M&I Ventures L.L.C. provide venture capital, financial advisory and strategic planning services to customers, including assistance in connection with the private placement of securities, raising funds for expansion, leveraged buy-outs, divestitures, mergers and acquisitions and small business investment company transactions. M&I Brokerage Services, Inc., a broker-dealer registered with the NASD and SEC, provides brokerage and other investment related services to a variety of retail and commercial customers. M&I Support Services Corp. operates an extensive multi-media customer service center that provides banking customers with 24-hour phone access to personal bankers and other customer services.

As a registered bank holding company, Marshall & Ilsley is subject to regulation and examination by various state and federal governmental regulatory agencies.

Recent Developments

On January 12, 2006, Marshall & Ilsley reported 2005 fourth quarter net income of $0.78 per diluted share, or $185.3 million, as compared to $0.76 per diluted share, or $173.8 million, in the fourth quarter of 2004. Fourth quarter net income per share increased 2.6 percent over the same period in 2004.

Net income for the year ended December 31, 2005, was $3.10 per diluted share, or $727.5 million, as compared to $2.77 per diluted share, or $627.1 million, in 2004. Net income per share for 2005 increased 11.9 percent over 2004.

Earnings for the year ended December 31, 2005 include the following items:

•	a pre-tax realized gain of $29.4 million related to venture capital investments,

•	a pre-tax realized gain of $6.6 million from the cash tender of an equity investments, and

•	pre-tax compensation expense of $2.7 million related to the gains.

The net effect of these items was an increase of $0.09 per share.

Earnings for the quarter and year ended December 31, 2004, include the following items:

•	a pre-tax unrealized gain of $34.1 million related to venture capital investments,

•	a pre-tax loss of $7.1 million on the sale of two small Metavante business units, and

•	foundation contributions and other accruals over and above normal levels of $6.8 million pre-tax.

The net effect of these items was an increase of $0.06 per share.

Return on average assets based on net income for the fourth quarter and full year was 1.62 and 1.68 percent, respectively, as compared to 1.75 and 1.69 percent, respectively, for the same periods in 2004. Return on equity based on net income was 15.96 percent this quarter, as compared to 18.59 percent for the fourth quarter of 2004.

Marshall & Ilsley’s provision for loan losses was $13.0 million in the fourth quarter of 2005, versus $12.8 million in the same period last year. Net charge-offs for the period were $11.5 million, or 0.14 percent of total average loans outstanding this quarter, and $12.8 million a year ago, or 0.18 percent of total average loans. At December 31, 2005, the allowance for loan losses was 1.06 percent of total loans, compared to 1.21 percent a year earlier. Nonperforming loans were 0.41 percent of total loans at December 31, 2005, and 0.45 percent at December 31, 2004.

Assets at year-end were $46.2 billion, compared to $40.4 billion at the end of 2004. Book value per share was $19.98 at December 31, 2005, compared to $17.24 for the same date a year ago. Total loans were $34.2 billion, compared to $29.5 billion at December 31, 2004.

Additional Information

Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Marshall & Ilsley is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2004. Marshall & Ilsley’s Annual Report on Form 10-K is incorporated by reference into this document. Trustcorp shareholders who would like a copy of this annual report or any document incorporated by reference into the report may contact Marshall & Ilsley at the address or telephone number provided under “Where You Can Find More Information” on page     .

TRUSTCORP FINANCIAL, INC.

Trustcorp Financial Inc., headquartered in St. Louis, Missouri, is a bank holding company which was organized in 1997 to acquire Missouri State Bank & Trust Company. Missouri State Bank, organized in 1966, is a Missouri chartered trust company with full commercial banking powers. Missouri State Bank offers a broad range of commercial and retail banking services to its customers through its seven full service branch locations within the St. Louis metropolitan area, with one branch in each of downtown St. Louis, Clayton, St. Louis Hills, Sunset Hills, Arnold, Ellisville and Creve Coeur, Missouri. At September 30, 2005, Trustcorp had $711.2 million in assets, $633.0 million in loans, $601.6 million in deposits and $52.9 million in shareholders’ equity.

Trustcorp’s strategy has been to act primarily as a lender to owner-operated, closely held businesses and their owners, employees and customers. Targeted commercial customers have annual sales of less than $50 million with typical borrowing requirements of $500,000 to $3 million. Trustcorp services its customers through seven upscale branches and offers a full range of competitively priced and efficiently produced commercial and retail banking products. Trustcorp’s loans include commercial, real estate construction and development, residential real estate loans and a variety of consumer loans, including residential mortgages, home equity, automobile and credit plans, offered to its customers throughout the St. Louis metropolitan area. All conforming residential mortgages are sold into the secondary market.

Trustcorp’s retail customers primarily consist of existing commercial customers and individuals who live or work near one of Missouri State Bank’s banking offices. Deposit services include noninterest bearing and interest bearing demand deposits, money market accounts, savings accounts, certificates of deposit and other deposits. Deposit customers include both commercial and retail customers. Targeted commercial deposit customers include industries identified as deposit generators such as healthcare companies, medical payment processing companies, start-ups with excess cash and title companies. In addition, relationship managers look to their own commercial lending customers to generate deposit accounts to help round out their relationship with the customer.

Trustcorp offers customers a full range of wealth management services through Trustcorp Wealth Management Services, a division of Missouri State Bank. Products and services offered to retail and commercial customers include insurance, annuity, mutual funds, brokerage accounts, retirement planning, estate planning, tax management, and various business planning tools. Trustcorp contracts out the majority of its wealth management services to a third party which provides the managed money products, brokerage and clearing services. Although Trustcorp has trust powers, its trust-related activities have historically been limited.

Trustcorp’s financial statements are attached as Appendix E.

COMPARATIVE RIGHTS OF SHAREHOLDERS

The rights of Trustcorp shareholders are currently governed by the General and Business Corporation Law of Missouri, or the GBCLM, Trustcorp’s amended articles of incorporation and Trustcorp’s bylaws. At the effective time of the merger, Trustcorp shareholders will become Marshall & Ilsley shareholders and their rights will be determined by the Wisconsin Business Corporation Law, or the WBCL, Marshall & Ilsley’s restated articles of incorporation and Marshall & Ilsley’s by-laws. The following is a summary of the material differences between the rights of Trustcorp shareholders and the rights of Marshall & Ilsley shareholders. It is not a complete statement of the provisions affecting and the differences between the rights of Trustcorp shareholders and those of Marshall & Ilsley shareholders. This summary is qualified in its entirety by reference to the GBCLM, WBCL, Trustcorp’s amended articles of incorporation and bylaws, and Marshall & Ilsley’s restated articles of incorporation and by-laws.

Authorized Capital Stock

Trustcorp	Marshall & Ilsley

Authorized: 20,000,000 shares of common stock. 5,000,000 shares of preferred stock. Outstanding as of December 21, 2005: 4,255,020 shares of common stock. No shares of preferred stock.

Authorized:

700,000,000 shares of common stock.

5,000,000 shares of preferred stock, of which

2,000,000 shares are designated as Series A

Convertible Preferred Stock.

Outstanding as of December 19, 2005:

235,396,680 shares of common stock.

No shares of preferred stock.

Size of Board of Directors

Trustcorp	Marshall & Ilsley

The GBCLM provides that a corporation shall have one or more directors, each of whom shall be a natural person, and that the number shall be fixed in accordance with the articles of incorporation or the bylaws. Trustcorp’s articles of incorporation provide for the Trustcorp board to consist of not less than three directors, and allow the exact number of directors to be fixed by Trustcorp’s bylaws. Trustcorp’s bylaws allow the exact number of directors to be fixed by a resolution of the shareholders or directors.

There are currently six members on Trustcorp’s board.

Marshall & Ilsley’s articles of incorporation provide that the number of directors constituting the board of directors shall be fixed by a majority vote of the board of directors, but shall not be less than three. By resolution of Marshall & Ilsley’s board of directors, there are currently 18 members on Marshall & Ilsley’s board.

Cumulative Voting

Cumulative voting entitles each holder of shares of stock to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each holder of shares of stock may cast all of his or her votes for one nominee or distribute them among two or more nominees. The candidates, up to the number of directors to be elected, receiving the highest number of votes are elected.

Trustcorp	Marshall & Ilsley

The GBCLM provides that cumulative voting is required, unless a corporation’s articles of incorporation or bylaws provide otherwise. Trustcorp’s articles of incorporation and bylaws state that shareholders are not entitled to cumulative voting in the election of directors.

Under the WBCL, shareholders do not have the right to cumulate their votes for directors, unless the articles of incorporation provide for cumulative voting. Marshall & Ilsley’s articles of incorporation do not provide for cumulative voting.

Class of Directors

Trustcorp	Marshall & Ilsley

The GBCLM provides that directors may be divided into classes, with the time of service and the mode of classification to be provided for in the articles of incorporation or the bylaws, but there must be an annual election for such number or proportion of directors as may be calculated by dividing the entire number of directors by the number of years composing a term. Trustcorp does not have a classified board of directors.

The WBCL provides that directors of a Wisconsin corporation may be divided into two or three classes if provided by the articles of incorporation. Marshall & Ilsley’s board of directors is divided into three classes and each director serves for a three-year term or until his or her successor is elected and qualified.

Qualifications of Directors

Trustcorp	Marshall & Ilsley

The GBCLM provides that qualifications of directors may be prescribed in the articles of incorporation or in the bylaws. Neither Trustcorp’s articles of incorporation nor its bylaws specify any qualifications for directors.

Under the WBCL, a director is not required to be a resident of the state of Wisconsin or a shareholder of the corporation. Marshall & Ilsley’s by-laws provide that Marshall & Ilsley directors do not need to be residents of Wisconsin or Marshall & Ilsley shareholders, but that no person is eligible for election to the board after the age of 72, unless this limitation is waived by the board.

Filling Vacancies on the Board

Trustcorp	Marshall & Ilsley

The GBCLM provides that, unless otherwise provided in the articles of incorporation or bylaws of the corporation, vacancies on the board and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors

The WBCL provides that unless the articles of incorporation provide otherwise, if a vacancy occurs on the board of directors it may be filled by any of the following: (i) the shareholders; (ii) the board of directors; or (iii) if the directors remaining in office

then in office, although less than a quorum, or by a sole remaining director, until the next election of directors by the shareholders of the corporation. If the directors are elected by class, then the new director elected by the board need not be presented for election by the shareholders until the class to which the director has been so elected by the board is presented for election by the shareholders. Trustcorp’s bylaws provide that vacancies occurring on the board of directors, including vacancies due to an increase in the number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, until the next election of directors by the shareholders.	constitute fewer than a quorum of the board, the directors, by an affirmative vote of the majority of all directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group are entitled to vote to fill the vacancy if it is filled by shareholders. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new director may not take office until that vacancy occurs. Marshall & Ilsley’s by-laws provide that any vacancy in the board for whatever reason, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum, or by a sole remaining director, for the remaining term of directors of the class to which he has been elected and until his successor shall be elected and shall qualify.

Removal of Directors

Trustcorp	Marshall & Ilsley

The GBCLM provides that any director of a Missouri corporation may be removed for cause by a majority of the board if that director fails to meet the qualifications stated in the articles of incorporation or bylaws for election as a director or is in breach of any agreement with the corporation relating to the director’s service to the corporation as a director or employee. Neither Trustcorp’s articles of incorporation nor its bylaws discuss procedures regarding the removal of directors.

The WBCL provides that shareholders of a corporation may remove a director with or without cause, unless the corporation’s articles of incorporation or by-laws provide that a director may only be removed for cause. Marshall & Ilsley’s articles of incorporation provide that a director may only be removed for cause and by an affirmative vote of two-thirds of the outstanding shares entitled to vote at a meeting of shareholders called for such purpose. “Cause” means solely malfeasance arising from the performance of a director’s duties which has a material adverse effect on Marshall & Ilsley’s business.

Nomination of Directors for Election

Trustcorp	Marshall & Ilsley

No procedure is set forth under Trustcorp’s articles of incorporation or bylaws for the nomination of directors for election.

Marshall & Ilsley’s by-laws provide that if a shareholder wishes to nominate a person for election as a director, then the shareholder must give timely notice of the nomination to Marshall & Ilsley. In order to be timely, a notice must be received by Marshall & Ilsley not less than 90 days before the anniversary date of the annual meeting of shareholders in the immediately preceding year.

Notices given by shareholders must be in writing and contain information regarding the nominee to the board of directors, the shareholder bringing the nomination and other information specified in Marshall & Ilsley’s by-laws.

Anti-Takeover Provisions

Trustcorp	Marshall & Ilsley

The GBCLM protects certain corporations incorporated in Missouri from hostile takeovers and abusive takeover tactics by preventing a person from engaging in specific transactions with the corporation or taking certain actions after that person has acquired a significant portion of the corporation’s shares. These protections fall into two categories:

•      the business combination statute, which regulates specific types of transactions between resident domestic corporations and interested shareholders; and

•      the control share statute, which regulates the voting power of shares held by specified large shareholders of an issuing public corporation.

The following section summarizes each of these statutes.

Business combination statute.    Missouri corporate law prohibits business combinations between some Missouri corporations, including Trustcorp, and a person who is an interested shareholder. This prohibition lasts for five years after the date on which that person became an interested shareholder. Business combinations include mergers, sales of assets, share exchanges, liquidations, dissolutions, and specified types of stock transactions and stock issuances. An interested shareholder is a person who owns at least 20 percent of the outstanding voting stock of such corporation or who is an affiliate or associate of the corporation and owned at least 20 percent of the outstanding voting stock of such corporation at any time within the prior five-year period. The prohibition on business combinations does not apply if the corporation’s board of directors approves either the business combination or the share acquisition that caused the person to be designated as an interested shareholder. The board of directors’ approval must be given before the date on which a person becomes an interested shareholder. The prohibition on business combinations continues after the initial five-year period unless:

•      the corporation’s board of directors approved the business combination or the share

The WBCL protects domestic corporations from hostile takeovers and abusive takeover tactics by preventing a person from engaging in specified transactions with the corporation or from taking specific actions after that person has acquired a significant portion of the corporation’s shares. These protections fall into three categories:

•      the business combination statute, which regulates specified types of transactions with interested stockholders;

•      the fair price statute, which regulates the price at which large shareholders may acquire the remaining shares of the corporation; and

•      the control share statute, which regulates the voting power of shares held by specified large shareholders.

The following section summarizes each of these statutes.

Business combination statute.    The WBCL prohibits business combinations between some Wisconsin corporations, including Marshall & Ilsley, and a person who is an interested stockholder. This prohibition lasts for three years after the date on which that person became an interested stockholder. Business combinations include mergers, share exchanges, sales of assets, liquidations, dissolutions, and specified types of stock transactions and stock issuances. An interested stockholder is a person who owns at least 10 percent of the voting power of the corporation’s outstanding shares or who is an affiliate or associate of the corporation and owned at least 10 percent of the voting power of the corporation’s then outstanding shares at any time within the prior three-year period. The prohibition on business combinations does not apply if the corporation’s board of directors approves either the business combination or the share acquisition that caused the person to be designated as an interested stockholder. The board of directors’ approval must be given before the date on which a person becomes an interested stockholder. The prohibition on business acquisition that caused the interested shareholder to be designated as an interested shareholder prior to the shareholder’s share acquisition date;

•      a majority of the outstanding voting stock, excluding the interested shareholder and any affiliates or associates of the interested shareholder, approve the business combination at a meeting called for such purpose at least five years after the date of the interested shareholder’s share acquisition date;

•      the interested shareholder pays a fair price, as described in the statute, for the shares it acquires in the business combination; or

•      the business combination is specifically excluded from the prohibition on business combinations.

The business combination statute does not apply to the merger, because the merger is not a business combination with an interested shareholder within the meaning of the business combination statute and because the merger was approved by the board of directors of Trustcorp.

Control share statute.    Under Missouri corporate law, an acquiring person who, after any acquisition of shares of an issuing public corporation, has the power when added to all shares of the same corporation already owned or controlled by the acquiring person for less than 10 years, to exercise or direct the exercise of the voting power in the election of directors of (1) 20 percent or more but less than 33 1/3 percent of the voting power; (2) 33 1/3 percent or more but less than a majority of the voting power; or (3) a majority of the voting power, then the acquiring person must obtain shareholder approval for the purchase of these “control shares.” If approval is not given, the acquiring person loses the right to vote the control shares. The statute prohibits an acquiring person from voting its shares unless specific disclosure requirements are met and the retention or restoration of voting rights is approved by both (1) holders of a majority of the outstanding shares entitled to vote, and (2) holders of a majority of the outstanding shares entitled to vote, excluding all interested shares. Interested shares are defined as shares owned by the acquiring person, by directors who are also employees, and by officers of the corporation. Shareholders are given dissenters’ rights with respect to the vote on control share acquisitions and may demand combinations continues after the initial three-year period unless:

•      the corporation’s board of directors approved the share acquisition that caused the interested stockholder to be designated as an interested stockholder;

•      a majority of the corporation’s shareholders, excluding the interested stockholder, approve the business combination;

•      the interested stockholder pays a fair price, as defined in the WBCL, for the shares it acquires in the business combination; or

•      the business combination is specifically excluded from the prohibition on business combinations by the WBCL.

The business combination statutes do not apply to the merger, because the merger is not a business combination with an interested stockholder within the meaning of the business combination statute.

Fair price statute.    The WBCL requires that business combinations between some Wisconsin corporations, including Marshall & Ilsley, and a person designated as a significant shareholder must be approved by 80 percent of all of the corporation’s shareholders and two-thirds of all of the corporation’s shareholders other than the significant shareholder. This requirement does not apply if the corporation’s shareholders receive a fair price, as defined in the statute, for their shares from the significant shareholder in the business combination. A significant shareholder is a person who owns, directly or indirectly, 10 percent or more of the voting power of the corporation’s outstanding shares or who is an affiliate of the corporation and owned, directly or indirectly, at least 10 percent of the voting power of the corporation’s then outstanding shares at any time within the prior two-year period.

The fair price statute does not apply to the merger, because the merger is not a business combination with a significant shareholder within the meaning of the fair price statute.

Control share statute.    Under the WBCL, unless otherwise provided in a resident corporation’s securities or upon exercise of options or warrants, then the voting power of the shares held by that person in excess of 20 percent of the voting power in payment of the fair value of their shares by following the procedures set forth in the control share acquisition statute.

A number of acquisitions of shares are deemed not to constitute control share acquisitions, including good faith gifts, transfers pursuant to wills, purchases pursuant to an issuance by the corporation, mergers involving the corporation which satisfy the other requirements of the GBCLM, transactions with a person who owned a majority of the voting power of the corporation within one year prior to the transaction in question, or purchases from a person who has previously satisfied the provisions of the control share acquisition statute so long as the transaction does not result in the purchasing party having voting power after the purchase in a percentage range beyond the range for which the selling party previously satisfied the provisions of the statute.

A Missouri corporation may exempt itself from application of the statute by including a provision in its articles of incorporation or bylaws expressly electing not to be covered by the statute. Trustcorp’s bylaws include this provision, and therefore the Missouri control share acquisition statute is inapplicable to a control share acquisition of Trustcorp, as defined in the GBCLM.

the election of directors is reduced to 10 percent of the voting power the excess shares would otherwise have had. The full voting power of the excess shares may be restored by a vote of a majority of the corporation’s shares. The person seeking restoration of full voting power may vote on this resolution.

In addition to any other approvals required by law and by the articles of incorporation and by-laws, Marshall & Ilsley’s articles of incorporation require that business combinations between Marshall & Ilsley and an interested stockholder be approved by:

•      the holders of 80 percent of Marshall & Ilsley’s shares entitled to vote in the election of directors; or

•      the holders of two-thirds of Marshall & Ilsley’s shares, other than the interested stockholder.

This requirement does not apply if a business combination with an interested stockholder is approved by a majority of disinterested directors or the shareholders receive a fair price, as defined in the articles of incorporation, for their shares and certain other conditions are satisfied.

Business combinations under Marshall & Ilsley’s articles of incorporation generally include: mergers; consolidations; any sale, lease, exchange, mortgage, pledge, transfer or other disposition of $25,000,000 or more in assets; the issuance or transfer of $25,000,000 or more in securities; liquidations, dissolutions, and reclassifications, recapitalizations and other transactions that have the effect of increasing the proportionate ownership interest of an interested stockholder. An interested stockholder is a person who owns at least 10 percent of Marshall & Ilsley’s shares or who is an affiliate or associate of Marshall & Ilsley and owned at least 10 percent of Marshall & Ilsley’s shares at any time within the prior two-year period. A disinterested director means a director who is not affiliated with the interested stockholder and who was either a director before the person became an interested stockholder or was elected or recommended for election by a majority of disinterested directors.

Shareholder Rights Plan

Trustcorp	Marshall & Ilsley

Trustcorp does not have a shareholder rights plan.	Marshall & Ilsley does not have a shareholder rights plan.

Shareholders’ Meeting

Trustcorp	Marshall & Ilsley

Annual and Special Meetings.    Under the GBCLM, an annual meeting of shareholders for the election of directors shall be held on a day prescribed by the corporation’s bylaws or, if no day is prescribed, on the second Monday in January. Trustcorp’s bylaws provide that the annual meeting of shareholders is to be held on the last Monday in March of each year, or on such other date, not later than 13 months after the last previous annual meeting, as shall be fixed by the board of directors, for the purpose of electing directors and conducting any other proper business. The location, date and time of such annual meeting is to be determined by the board of directors or the president.

The GBCLM provides that special meetings may be called by the board of directors or any other person authorized in the articles of incorporation or the bylaws. Trustcorp’s bylaws provide that special meetings of the shareholders may be called at any time by the chairman of the board of directors, by the president, by the board of directors, or by the holders of not less than 20 percent of the outstanding shares entitled to vote at the meeting.

Place of Meeting.    The GBCLM provides that a shareholder meeting may be held at such place, either within or outside Missouri, as may be designated by the bylaws. If no designation is made, such meeting is to be held at the corporation’s registered office in Missouri. Trustcorp’s bylaws provide that the person(s) calling the special meeting may designate the place of the annual meeting, either within or outside Missouri. If no designation is made, such meeting is to be held at Trustcorp’s principal office.

Attendance and Voting.    Under both the GBCLM and Trustcorp’s bylaws, shareholders entitled to vote at a meeting may attend and vote at the meeting in person or by proxy. Each holder of shares of Trustcorp common stock is entitled to one vote for each share held, except as otherwise provided by law or by the articles of incorporation.

Annual and Special Meetings.    Under the WBCL, a corporation must hold an annual meeting of shareholders at a time specified in its by-laws and may hold special meetings. Marshall & Ilsley’s by-laws provide for an annual meeting to be held on the fourth Tuesday of April of each year, or on a different date determined by the board of directors.

Under Wisconsin corporate law, a special meeting of shareholders may be called by the board of directors, by any person authorized by the articles of incorporation or by-laws to call a special meeting or upon the written demand of the holders of 10 percent of the votes entitled to be cast on any issue proposed to be considered at the special meeting. Marshall & Ilsley’s by-laws provide that a special meeting of the shareholders may be called only by the chief executive officer or the president pursuant to a resolution approved by at least three-quarters of the board, except as otherwise provided by the WBCL.

Place of Meeting.    Marshall & Ilsley’s by-laws provide that the annual meeting of shareholders shall be held either at Marshall & Ilsley’s principal office or at another place selected by Marshall & Ilsley’s board of directors.

Attendance and Voting.    The WBCL provides that shareholders entitled to vote at a meeting may attend and vote at the meeting in person or by proxy. The WBCL provides that unless the articles of incorporation provide otherwise, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholder’s meeting. A shareholder may appoint a proxy in writing or by transmitting or authorizing the transmission of an electronic transmission of the appointment including over the internet or by telephone, fax or telegram. Each share of Marshall & Ilsley common stock is entitled to one vote. Marshall & Ilsley’s articles of

Quorum.    The GBCLM provides that, unless otherwise provided in the articles of incorporation or the bylaws, a majority of the outstanding shares entitled to vote at any meeting shall constitute a quorum. The articles of incorporation and the bylaws may not provide for a quorum of less than a majority of the outstanding shares entitled to vote at the meeting. Under Trustcorp’s bylaws, the holders of a majority of the outstanding shares of the corporation, entitled to vote at the meeting, represented in person or by proxy, constitute a quorum.

incorporation entitle the board of directors to fix the term of voting rights for each holder of preferred stock. Marshall & Ilsley’s by-laws provide that a shareholder may appoint a proxy to vote or otherwise act for the shareholder (i) by signing an appointment form by any reasonable means, including by facsimile signature, (ii) by transmitting, or authorizing the transmission of, an electronic transmission of appointment, or (iii) by any other means permitted by the WBCL.

Quorum.    The WBCL provides that unless the articles of incorporation or by-laws provide otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of the voting group for action on that matter. Under Marshall & Ilsley’s by-laws, the presence in person or by proxy of the holders of record of a majority of the shares entitled to be cast on a matter by a voting group constitutes a quorum of that voting group for action on that matter.

Shareholder Action Without a Meeting

Trustcorp	Marshall & Ilsley

Under both the GBCLM and Trustcorp’s bylaws, shareholders of a corporation may act, in lieu of a meeting, by unanimous written consent of all shareholders entitled to vote with respect to the subject matter thereof.

Under the WBCL, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting: (i) without action by the board of directors, by all shareholders entitled to vote on the action; or (ii) if the articles of incorporation so provide, by shareholders who would be entitled to vote at a meeting those shares with voting power to cast not less than the minimum number or, in the case of voting by voting groups, numbers of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. Marshall & Ilsley’s articles of incorporation do not provide for shareholder action without a meeting except by unanimous consent.

Submission of Shareholder Proposals

Trustcorp	Marshall & Ilsley

Trustcorp’s bylaws do not set forth a procedure to be followed by a shareholder that wishes to bring business before the annual meeting.

Marshall & Ilsley’s by-laws provide that if a shareholder wishes to bring business before a meeting, then the shareholder must give timely notice of the business to Marshall & Ilsley. In order to be timely, a notice must:

•      be received by Marshall & Ilsley not less than 90 days before the anniversary date of

•      the annual meeting of shareholders in the immediately preceding year; and

•      contain specified information, including a description of the business to be brought before the meeting and information about the shareholder making the proposal.

In addition, any such shareholder shall be required to provide such further information as may be requested by Marshall & Ilsley in order to comply with federal securities laws, rules and regulations. Notices given by shareholders must be in writing.

Notice of Shareholder Meetings

Trustcorp	Marshall & Ilsley

Under the GBCLM and Trustcorp’s bylaws, a written or printed notice of any meeting of shareholders must be given not less than 10 nor more than 70 days before the date of the meeting. Both the GBCLM and Trustcorp’s bylaws state that a notice of a meeting must state the place, date and time of the meeting and that a notice of a special meeting must also state the purpose or purposes for which the meeting is called. The GBCLM also allows for electronic transmission of notices.

Under the WBCL, a Wisconsin corporation must notify its shareholders of an annual or special meeting not less than 10 nor more than 60 days before the meeting, unless the corporation’s articles of incorporation or by-laws provide otherwise. Marshall & Ilsley’s by-laws provide that notice of an annual meeting or a special meeting must be delivered not less than 10 nor more than 60 days before the date of the meeting. Marshall & Ilsley’s by-laws require that notice of a meeting must state the place, date and time of the meeting and that notice of a special meeting must also state the purpose or purposes for which the meeting is called. Notice may be communicated in person, by telephone, telegraph, teletype, facsimile or other forms of wire or wireless communication, by mail or private carrier, or by electronic transmission.

Shareholder Vote Required for Mergers

Trustcorp	Marshall & Ilsley

Under the GBCLM, the board of directors of the corporation must approve a plan of merger and the shareholders entitled to vote must approve the plan of merger by an affirmative vote of at least two-thirds of the outstanding shares entitled to vote at such meeting.

Approval of this merger would, therefore, require an affirmative vote by the holders, in aggregate, of at least [    ] shares of Trustcorp common stock as of January [    ], 2006.

The WBCL provides that a merger to which a Wisconsin corporation is a party must be approved by the directors and by the affirmative vote of the holders of a majority of the shares entitled to vote on the merger and the affirmative vote of the holders of a majority of the shares of each class or series entitled to vote separately on the merger, if any.

Approval of a plan of merger by the shareholders of the surviving corporation is not required if:

•      the articles of incorporation of the surviving corporation will not differ, except for limited changes;

•      the number of shares and the rights and preferences of the shares held by the surviving corporation’s shareholders prior to the merger will not change immediately after the merger; and

•      the number of voting shares of stock of the surviving corporation outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger will not exceed by more than 20 percent the total number of voting shares of stock of the surviving corporation outstanding immediately before the merger.

Because each of the requirements above is met, the approval of the merger by the shareholders of Marshall & Ilsley is not required.

Dividends

Trustcorp	Marshall & Ilsley

Under the GBCLM, the board of directors of a Missouri corporation may declare and the corporation may pay dividends on its shares in cash, property, or its own shares, except that a Missouri corporation may not pay dividends, among other things, at a time when (1) the net assets of the corporation are less than its stated capital; or (2) when the payment of the dividend would reduce the net assets of the corporation below its stated capital. The GBCLM places additional restrictions on dividends that are payable in shares of the corporation’s stock. In addition, under the GBCLM, a dividend cannot be paid out of paid-in capital:

•      unless all cumulative dividends on preferred or special classes of stock have been paid;

•      when net assets are less than its stated capital or when the dividend would reduce net capital below stated capital; and

•      unless identified as a liquidating dividend.

Under the WBCL, distributions are paid at the discretion of the board of directors of a Wisconsin corporation. The board may authorize, and the corporation may make, distributions to its shareholders, including in connection with the repurchase of the corporation’s shares, in amounts determined by the board, unless:

•      after the distribution the corporation would not be able to pay its debts as they become due in the usual course of business; or

•      the corporation’s total assets after the distribution would be less than the sum of its total liabilities, plus, unless the articles of incorporation provide otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution, if the corporation were to be dissolved at the time of distribution.

Dissenters’ Rights

Trustcorp	Marshall & Ilsley

The GBCLM provides that a shareholder of a Missouri corporation is generally entitled to dissent from and obtain payment of the fair value of his or her	Under the WBCL, a shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of specified mergers, share shares in the event of certain corporate actions, including consummation of a plan of merger. Trustcorp’s articles of incorporation and bylaws do not include provisions related to dissenters’ rights.

Because Trustcorp is not the surviving corporation in the merger, dissenters’ rights are available. See “The Merger—Dissenters’ Rights” and Appendix D to this proxy statement/prospectus.

exchanges and transactions involving the sale of all or substantially all of the corporation’s property other than in the usual and regular course of business. However, dissenters’ rights generally are not available to holders of shares, such as Marshall & Ilsley shares, that are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotations System, unless the transaction is a business combination involving a significant shareholder or the corporation’s articles of incorporation provide otherwise.

Because Marshall & Ilsley shareholders do not have the right to vote on the merger, its shareholders do not have dissenters’ rights with respect to the merger under Wisconsin corporate law. Marshall & Ilsley’s articles of incorporation and by-laws do not provide for dissenters’ rights other than those rights designated by the WBCL.

Shareholder Preemptive Rights

Trustcorp	Marshall & Ilsley

Under the GBCLM, the preemptive right of a shareholder to acquire additional shares of a corporation may be limited or denied to the extent provided in the articles of incorporation. Trustcorp’s articles of incorporation provide that no holder of any stock or other securities of Trustcorp has any preemptive rights.

Under the WBCL, subject to specified limitations, holders of shares of a class authorized before 1991 have preemptive rights to acquire a corporation’s unissued shares or other securities convertible into unissued shares, unless the articles of incorporation provide otherwise. Marshall & Ilsley’s articles of incorporation provide that no holder of its capital stock has or will have any preemptive rights.

Shareholder Class Voting Rights

Trustcorp	Marshall & Ilsley

Under the GBCLM, holders of a particular class of shares are entitled to vote as a separate class if the rights of that class are affected in various respects by a proposed amendment to the articles of incorporation. If the proposed amendment affects only a series of a class, but does not affect the entire class, then only the shares of the series so affected by the proposed amendment are entitled to vote. Mergers and consolidations, however, are expressly deemed not to involve a proposed amendment to the articles of incorporation.

Under Sections 180.1004 and 180.1103 of the WBCL, holders of a particular class of shares are entitled to vote as a separate class if the rights of that class are affected in various respects by mergers, consolidations or amendments to the articles of incorporation. Under Section 180.1003 of the WBCL, the presence or absence of dissenters’ rights for a voting group affects the right of that group to vote on amendments to a corporation’s articles of incorporation. If a voting group would have dissenters’ rights as a result of the amendment, then a majority of the votes entitled to be cast by that voting group is required for adoption of the amendment.

Indemnification

Trustcorp	Marshall & Ilsley

Under the GBCLM a corporation may, and under Trustcorp’s articles of incorporation Trustcorp must, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened action, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the corporation, by virtue of his or her position as a director or officer of the corporation, or he or she serving at the request of the corporation as a director, officer, employee or agent of another organization, if all of the following apply:

•      the individual acted in good faith;

•      the individual acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

The WBCL requires a corporation to indemnify a director or officer to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding for all reasonable expenses that he or she incurred in the proceeding if the director or officer was a party because he or she is or was a director or officer of the corporation. Indemnification is also required in other instances, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation, and the breach or failure to perform constitutes any of the following:

•      a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

•      in the case of a criminal proceeding, the individual had no reasonable cause to believe that the conduct was unlawful.

Under the GBCLM and Trustcorp’s articles of incorporation, with respect to an action by or on behalf of the corporation, no indemnification may be made if the person was adjudged liable to the corporation for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent a court determines upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses deemed proper by the court.

Additionally, Trustcorp may, in its discretion, indemnify any person threatened as described above by virtue of his or her position as an employee or agent other than a director or officer of Trustcorp. However, to the extent that the employee or agent is successful on the merits or in defense of any claim, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection with the action.

Furthermore, under Trustcorp’s articles of incorporation, unless ordered by a court, a person seeking indemnification in connection with a proceeding can be indemnified only upon a determination that indemnification is proper in the circumstances because

•      a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

•      a transaction from which the director or officer derived an improper personal benefit; or

•      willful misconduct.

The WBCL allows a corporation to limit its obligation to indemnify directors and officers, but Marshall & Ilsley’s articles of incorporation do not limit Marshall & Ilsley’s obligation to indemnify its directors and officers.

A corporation may provide directors and officers additional rights to indemnification, except for conduct described above, under any of the following: (i) the articles of incorporation or by-laws; (ii) a written agreement between the director or officer and the corporation; (iii) by a resolution adopted by the board of directors; or (iv) by a resolution that is adopted, after notice, by a majority vote of all of the corporation’s voting shares then issued and outstanding.

Marshall & Ilsley’s by-laws provide for indemnification of its directors and officers to the he or she has met the applicable standard of conduct for indemnification. The determination shall be made by a majority vote of a quorum of directors who are not parties to the proceeding, or if such a quorum is not obtainable, or even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

Trustcorp’s articles of incorporation provide that expenses incurred in defending a proceeding may be paid by the corporation in advance of a final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such expenses, unless it shall be ultimately determined that the person seeking indemnification is entitled to be indemnified by the corporation.

Trustcorp’s articles of incorporation provide that any person who is or was a director, officer, employee or agent or any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another organization may be entitled to additional rights to indemnification, provided that such further indemnity is (i) authorized by the articles of incorporation, as amended, or (ii) authorized by a bylaw or agreement which has been adopted by the shareholders. No such indemnity shall indemnify any person on account of conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

fullest extent permitted by law and set forth procedural requirements for requesting indemnification. Marshall & Ilsley’s by-laws provide that an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited. The WBCL provides that reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by a corporation at such time as the director or officer furnishes to the corporation a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

Limitations on Directors’ Liability

Trustcorp	Marshall & Ilsley

Trustcorp’s bylaws do not set forth any provisions specifically eliminating or limiting personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

Under the GBCLM, the board of directors, in exercising its business judgment concerning any acquisition proposal, may, in addition to considering the effects of any action on shareholders and other factors, consider social, legal and economic effects on employees, suppliers, customers and others having similar relationships with a Missouri corporation, and the communities in which the corporation conducts its business.

Under the WBCL, a director is not liable to the corporation, its shareholders or any person asserting rights on behalf of the corporation or its shareholders for monetary damages or other monetary liabilities arising from a breach of or failure to perform any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes:

•      a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

•      a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

•      a transaction from which the director derived an improper personal profit; or

•      willful misconduct.

Under the WBCL, a director or officer, in discharging his or her duties to the corporation and determining what he or she believes is in the best interests of the corporation, may, in addition to considering the effects of any action on shareholders, consider:

•      the effects of the action on employees, suppliers and customers of the corporation;

•      the effects of the action on the communities in which the corporation operates; and

•      any other factors that the director or officer considers pertinent.

Amendment of Articles of Incorporation

Trustcorp	Marshall & Ilsley

Under the GBCLM, the board of directors may adopt a resolution setting forth a proposed amendment to the articles of incorporation and directing that it be submitted to a vote at a meeting of the shareholders. The proposed amendment, however, need not be adopted by the board of directors and may be directly submitted to shareholders for vote at any annual or special meeting of shareholders. Shareholders must approve a proposed amendment to the articles of incorporation of a Missouri corporation by a majority vote of the outstanding shares entitled to vote. If any class of shareholders is entitled to vote on the proposed amendment as a class, however, then the affirmative vote of a majority of the outstanding shares of each class of shares entitled to vote as a class and of the total shares entitled to vote is required in order to adopt the amendment.

Under the WBCL, the board of directors of a corporation may propose amendments to a corporation’s articles of incorporation and may establish conditions for the submission of the amendment to the shareholders. Under most circumstances, the WBCL provides that amendments to a corporation’s articles of incorporation must be approved by both the board of directors of the corporation and its shareholders. However, any amendment to the articles of incorporation of a corporation organized before January 1, 1973 which did not expressly elect before January 1, 1991 to be governed by a majority or greater voting requirement must be approved by the affirmative vote of two-thirds of the shares entitled to vote at a meeting called for that purpose. Marshall & Ilsley’s articles of incorporation were not amended prior to January 1, 1991 to reduce the vote required to amend its articles of incorporation.

Amendment of By-Laws

Trustcorp	Marshall & Ilsley

Under the GBCLM, the power to amend the bylaws is vested in the hands of the shareholders, unless and to	Under the WBCL, the board of directors or the shareholders of a corporation may adopt, amend or the extent that this power is vested in the board of directors by the articles of incorporation.

Trustcorp’s articles of incorporation and bylaws provide that the bylaws of the corporation may be amended or repealed either by action of the shareholders or by a vote of a majority of the directors then in office, provided that any action by the board of directors may be rescinded or prohibited by action of the shareholders.

repeal the by-laws, except to the extent that the articles of incorporation reserve that power to the shareholders or the shareholders provide in adopting, amending or repealing a particular by-law, that the board of directors may not amend, repeal or readopt that by-law or the shareholders set specific voting requirements for the board of directors to amend, repeal or readopt that by-law. Marshall & Ilsley’s articles of incorporation and by-laws provide that the by-laws may be amended, altered or repealed, and new by-laws may be enacted, only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote, or by a vote of not less than three-quarters of the board of directors. Marshall & Ilsley’s by-laws further provide that no by-law adopted, amended or repealed by the shareholders shall thereafter be enacted, amended or repealed by the directors unless such action by the shareholders shall expressly confer upon the directors authority to thereafter enact, amend or repeal such by-law as so amended. Marshall & Ilsley’s by-laws also provide that any by-law adopted, repealed, or amended by the board of directors shall be subject to reenactment, repeal or amendment by the shareholders acting at any meeting of the shareholders in accordance with the by-laws.

Shareholder’s Inspection Rights

Trustcorp	Marshall & Ilsley

Under the GBCLM, a shareholder has the right to inspect, at all proper times and under such regulations as may be set forth in the bylaws, the corporation’s books, including books and records of account, the minutes of the proceedings of its shareholders and board of directors, the names and business and residence addresses of its officers, and the share register containing the number of shares subscribed, the names of the owners of the shares, the numbers owned by them respectively, the amount of shares paid and by whom, and the transfer of such shares with the date of transfer.

Under the WBCL, each shareholder of record and his or her agent or attorney may, on written demand, inspect and copy for a proper purpose the list of shareholders prepared for a meeting. The list must be arranged by class or series of shares and must show the address of, and the number of shares owned by, each shareholder of record. Inspections must be conducted during regular business hours at the shareholder’s expense. This right of inspection begins two business days after notice of the shareholders’ meeting is given and continues through the meeting.

Trustcorp’s bylaws provide that, at least ten days before each meeting of the shareholders, the corporation shall compile and make available for inspection by any shareholder at any time during usual business hours, a list of the shareholders entitled to vote at such meeting, arranged in alphabetical order, with the address of and the number of shares held by each shareholder. Such list shall also be produced and kept open at the time and place of the shareholder meeting and shall be subject to

Both shareholders of record and beneficial shareholders of a Wisconsin corporation who satisfy specified requirements, and their attorneys and agents, have the right to inspect and copy the corporation’s by-laws and, subject to the requirements discussed below, minutes of meetings and consent actions of the board of directors and shareholders, records of actions taken by a committee the inspection by any shareholder during the whole time of the meeting.

of the board of directors on behalf of the corporation, accounting records and the record of shareholders. Inspections must be conducted during regular business hours and are conducted at the shareholder’s expense. Notice of a demand must be given five business days before the date on which the shareholder wants to inspect and copy the records. For records other than the by-laws, the demand must be made in good faith and for proper purpose, and the person must have been a shareholder for at least six months or hold at least five percent of the outstanding shares of the corporation.

A Wisconsin corporation is also required to mail a copy of its latest financial statements to any shareholder who requests a copy in writing.

Issuance of New Shares

Trustcorp	Marshall & Ilsley

Under the GBCLM, a corporation may issue one or more classes of stock or one or more series of stock within any class authorized in the corporation’s articles of incorporation. If a corporation wishes to increase the number of shares of a class or series authorized in its articles of incorporation, then it must amend its articles of incorporation in the manner described above.

Under the WBCL, a corporation may, by action of its board of directors, issue up to the number of shares of a class or series authorized in the corporation’s articles of incorporation. If a corporation wishes to increase the number of shares of a class or series authorized in its articles of incorporation, then it must amend its articles of incorporation in the manner described above.

The listing requirements of the NYSE applicable to Marshall & Ilsley require prior shareholder approval of specified issuances of shares, including issuances of shares bearing voting power equal to or exceeding 20 percent of the pre-issuance outstanding voting power or pre-issuance outstanding number of shares. These requirements do not apply to the issuance of Marshall & Ilsley common stock pursuant to the terms of the merger agreement because the shares to be issued do not exceed 20 percent of Marshall & Ilsley’s outstanding shares of common stock.

Personal Liability of Shareholders

Trustcorp	Marshall & Ilsley

Under the GBCLM, shareholders of a corporation have no personal liability for the acts or debts of the corporation.

Under the WBCL, shareholders of a Wisconsin corporation generally are not personally liable for the acts or debts of the corporation. Shareholders of a Wisconsin corporation may be directly liable up to the aggregate par value of the shares owned by them for debts of the corporation owed to the corporation’s employees for services performed for the corporation, but not exceeding six months’ service in any one case. Some Wisconsin courts have interpreted par value to mean the amount paid by the shareholders for their shares.

SHAREHOLDER PROPOSALS

The 2006 annual meeting of Marshall & Ilsley shareholders is scheduled for April 25, 2006. In accordance with Marshall & Ilsley’s by-laws, nominations, other than by or at the direction of the board of directors, of candidates for election as directors at the 2006 annual meeting and any other shareholder proposed business to be brought before the 2006 annual meeting must be submitted to Marshall & Ilsley at its principal executive offices, 770 North Water Street, Milwaukee, Wisconsin 53202, Attention: Randall J. Erickson, Secretary, no later than January 26, 2006. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with Marshall & Ilsley’s by-laws, which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To have been considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals for consideration at the 2006 annual meeting must have been received by Marshall & Ilsley at its principal executive offices, 770 North Water Street, Milwaukee, Wisconsin 53202, on or before November 15, 2005.

LEGAL MATTERS

The validity of the Marshall & Ilsley common stock to be issued in connection with the merger will be passed upon by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Godfrey & Kahn, S.C. will also render an opinion to Marshall & Ilsley regarding the material U.S. federal income tax consequences of the merger. Lewis, Rice & Fingersh, L.C. will render an opinion to Trustcorp regarding the material U.S. federal income tax consequences of the merger. Members of Lewis, Rice & Fingersh, L.C. own in the aggregate              shares of Trustcorp common stock and options to acquire              shares of Trustcorp common stock. John J. Riffle is a member of Lewis, Rice & Fingersh, L.C. and a director of Trustcorp.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Marshall & Ilsley’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Trustcorp as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Marshall & Ilsley has filed a registration statement with the SEC under the Securities Act that registers the distribution to shareholders of Trustcorp the shares of Marshall & Ilsley common stock to be issued in the merger. The registration statement, including the attached appendices and schedules, contains additional relevant information about Marshall & Ilsley and Marshall & Ilsley’s common stock. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this proxy statement/prospectus.

In addition, Marshall & Ilsley (File No. 1-15403) files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following locations of the SEC:

Public Reference Room 100 F Street, N.E. Room 1024 Washington, D.C. 20549	Northeast Regional Office 223 Broadway New York, New York 10279	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Marshall & Ilsley, that file information electronically with the SEC. The address of that site is http://www.sec.gov.

You can also request copies of this information from Marshall & Ilsley by making a request to:

Investor Relations

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

(414) 765-7834

Marshall & Ilsley’s address on the world wide web is http://www.micorp.com, and information regarding Trustcorp may be found at http://www.mostatebank.com. The information on these web sites is not a part of this document.

You can also inspect reports, proxy statements and other information about Marshall & Ilsley at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows Marshall & Ilsley to “incorporate by reference” information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Marshall & Ilsley has previously filed with the SEC (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act). They contain important information about Marshall & Ilsley and financial condition.

Filing	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2004

Quarterly Report on Form 10-Q	Quarters ended March 31, 2005, June 30, 2005, September 30, 2005

Current Reports on Form 8-K	January 14, 2005, January 19, 2005, April 26, 2005, May 10, 2005, May 26, 2005, August 19, 2005, October 14, 2005, November 10, 2005, November 14, 2005, December 21, 2005 and December 22, 2005

The description of our common stock contained in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for purposes of updating this description.	October 18, 1999

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Additional documents that Marshall & Ilsley may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of the special meeting of Trustcorp’s shareholders or any adjournments or postponements of the special meeting are also incorporated by reference (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

In deciding how to vote on the merger agreement and the merger, you should rely only on the information contained or incorporated by reference in this document. Neither Marshall & Ilsley nor Trustcorp has authorized any person to provide you with any information that is different from what is contained in this document. This document is dated             , 2006. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing to you of this document nor the issuance to you of shares of Marshall & Ilsley common stock will create any implication to the contrary.

APPENDIX A

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Marshall & Ilsley or Trustcorp. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings that Marshall & Ilsley makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties Marshall & Ilsley and Trustcorp made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Marshall & Ilsley and Trustcorp have exchanged in connection with signing the merger agreement. Although neither Marshall & Ilsley nor Trustcorp believes that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in Marshall & Ilsley’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Marshall & Ilsley’s public disclosure.

AGREEMENT AND PLAN OF MERGER

BETWEEN

TRUSTCORP FINANCIAL, INC.

AND

MARSHALL & ILSLEY CORPORATION

Dated as of December 21, 2005

A-i

3.14	Company Material Adverse Effect	A-22
3.15	Employee Benefit Plans	A-22
ARTICLE IV - COVENANTS OF SELLER
4.1	Affirmative Covenants	A-22
4.2	Negative Covenants	A-23
4.3	Letter of Seller’s Accountants	A-25
4.4	No Solicitation of Transactions	A-25
4.5	Update Disclosure; Breaches	A-27
4.6	Affiliates; Tax Treatment	A-27
4.7	Delivery of Stockholder List	A-27
4.8	Loan and Investment Policies	A-28
4.9	Access and Information	A-28
4.10	Confidentiality Agreement	A-28
ARTICLE V - COVENANTS OF THE COMPANY
5.1	Affirmative Covenants	A-28
5.2	Negative Covenants	A-29
5.3	Breaches	A-29
5.4	Stock Exchange Listing	A-29
5.5	Tax Treatment	A-29
5.6	Confidentiality Agreement	A-29
5.7	Stock Options	A-29
ARTICLE VI - ADDITIONAL AGREEMENTS
6.1	Proxy Statement/Prospectus; Registration Statement; Board Recommendation	A-30
6.2	Meeting of Seller’s Stockholders	A-30
6.3	Appropriate Action; Consents; Filings	A-31
6.4	Employee Benefit Matters	A-31
6.5	Directors’ and Officers’ Indemnification and Insurance	A-31
6.6	Notification of Certain Matters	A-32
6.7	Public Announcements	A-32
6.8	Customer Retention	A-32
ARTICLE VII - CONDITIONS OF MERGER
7.1	Conditions to Obligation of Each Party to Effect the Merger	A-32
7.2	Additional Conditions to Obligations of the Company	A-33
7.3	Additional Conditions to Obligations of the Seller	A-34
ARTICLE VIII - TERMINATION
8.1	Termination	A-36
8.2	Notice of Termination; Effect of Termination	A-37
8.3	Fees and Expenses	A-38
ARTICLE IX - GENERAL PROVISIONS
9.1	Non-Survival of Representations, Warranties and Agreements	A-38
9.2	Notices	A-38
9.3	Certain Definitions	A-39
9.4	Headings	A-42
9.5	Severability	A-42
9.6	Entire Agreement	A-42
9.7	Assignment	A-42
9.8	Parties in Interest	A-42
9.9	Governing Law	A-43
9.10	Counterparts	A-43
9.11	Time is of the Essence	A-43
9.12	Specific Performance	A-43
9.13	Interpretation	A-43

A-ii

ANNEX A	EMPLOYEE BENEFIT MATTERS
ANNEX B	FORM OF OPINION OF COUNSEL TO SELLER
ANNEX C	FORM OF OPINION OF COUNSEL TO COMPANY
EXHIBIT 1.1	PLAN OF MERGER
EXHIBIT 4.6	AFFILIATE LETTER
EXHIBIT 9.3	INDEX GROUP

A-iii

Index of Defined Terms

Acquisition Proposal	SECTION 9.3
Acquisition Transaction	SECTION 9.3
Additional Stock Amount	SECTION 8.1(l)
Affiliate	SECTION 9.3
Agreement	PREAMBLE
Bank Secrecy Act	SECTION 2.9(d)
BHCA	SECTION 2.1(a)
Blue Sky Laws	SECTION 2.5(b)
Business Day	SECTION 9.3
Cash Amount	SECTION 1.6(c)
Certificate or Certificates	SECTION 1.7(b)
Change of Recommendation	SECTION 4.4(d)
Closing	SECTION 1.2(a)
Closing Date	SECTION 1.2(a)
Closing Market Value	SECTION 1.6(d)
Code	PREAMBLE
Company	PREAMBLE
Company Approvals	SECTION 3.1(a)
Company Articles	SECTION 1.4
Company By-Laws	SECTION 1.4
Company Common Stock	SECTION 1.6(c)
Company Disclosure Schedule	ARTICLE III
Company Material Adverse Effect	SECTION 3.1(c)
Company Reports	SECTION 3.7(a)
Company SEC Reports	SECTION 3.7(a)
Company Subsidiary or Company Subsidiaries	SECTION 3.1(a)
Company’s Board of Directors	PREAMBLE
Confidentiality Agreement	SECTION 4.10
Consent	SECTION 9.3
Contract	SECTION 9.3
D&O Policy	SECTION 6.5(b)
DFI	SECTION 1.2(b)
Dissenting Shares	SECTION 1.6(e)
Effect	SECTION 2.1(d)
Effective Time	SECTION 1.2(b)
Environmental Claims	SECTION 2.13
Environmental Laws	SECTION 2.13
ERISA	SECTION 2.10(a)
Exchange Act	SECTION 2.5(b)
Exchange Agent	SECTION 1.6(d)
Exchange Fund	SECTION 1.7(a)
Exchange Ratio	SECTION 9.3
Existing D&O Policy	SECTION 4.1(d)
FDIC	SECTION 2.1(b)
Federal Reserve Board	SECTION 2.1(a)
Final Index Price	SECTION 9.3
Final Price	SECTION 9.3
Final VWAP	SECTION 9.3
GAAP	SECTION 2.7(b)
GBCLM	PREAMBLE

A-iv

GLB Act	SECTION 2.9(d)
Governmental Authority	SECTION 1.7(e)
Hazardous Materials	SECTION 2.13
HSR Act	SECTION 2.5(b)
Indemnified Parties	SECTION 6.5(d)
Index Group	SECTION 9.3
Initial Index Price	SECTION 9.3
Initial VWAP	SECTION 9.3
IRS	SECTION 2.10(a)
Knowledge	SECTION 9.3
Law	SECTION 9.3
Lien	SECTION 9.3
Loan Property	SECTION 2.13
Merger	PREAMBLE
Missouri Secretary of State	SECTION 1.2(b)
NYSE	SECTION 3.7(c)
OCC	SECTION 3.1(a)
Option	SECTION 5.7(a)
Option Plans	SECTION 5.7(a)
Order	SECTION 9.3
OTS	SECTION 3.1(a)
Participation Facility	SECTION 2.13
Patriot Act	SECTION 2.9(d)
Per Share Consideration	SECTION 1.6(c)
Person	SECTION 9.3
Plans	SECTION 2.10(a)
Proxy Statement/Prospectus	SECTION 2.11
Registration Statement	SECTION 3.10
Regulatory Authorities	SECTION 9.3
Reimbursable Company Expenses	SECTION 9.3
Rights	SECTION 9.3
SEC	SECTION 3.7(a)
Section 180.0622(2)(b) of the WBCL	SECTION 3.3(a)
Section 409A	SECTION 2.10(e)
Securities Act	SECTION 2.5(b)
Seller	PREAMBLE
Seller Approvals	SECTION 2.1(b)
Seller Articles	SECTION 2.2
Seller By-Laws	SECTION 2.2
Seller Common Stock	SECTION 1.6(a)
Seller Disclosure Schedule	ARTICLE II
Seller Financial Statements	SECTION 2.7(b)
Seller Material Adverse Effect	SECTION 2.1(d)
Seller Reports	SECTION 2.7(a)
Seller Stockholders’ Meeting	SECTION 2.11
Seller Subsidiary or Seller Subsidiaries	SECTION 2.1(a)
Seller’s Board of Directors	PREAMBLE
Seller’s Board of Directors Recommendation	SECTION 2.4
Shares	SECTION 1.6(a)
Stock Amount	SECTION 1.6(c)
Subsidiary Organizational Documents	SECTION 2.2
Superior Offer	SECTION 9.3

A-v

Surviving Corporation	SECTION 1.1
Tax or Taxes	SECTION 2.15
Tax Returns	SECTION 2.15
Title IV Plan	SECTION 2.10(b)
Voting Agreement	PREAMBLE
WBCL	PREAMBLE

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 21, 2005 (this “Agreement”), between TRUSTCORP FINANCIAL, INC., a Missouri corporation (the “Seller”), and MARSHALL & ILSLEY CORPORATION, a Wisconsin corporation (the “Company”). Capitalized terms used herein without definition are defined in the Sections of this Agreement specified in the index of defined terms attached to this Agreement.

WHEREAS, the Boards of Directors of the Company (the “Company’s Board of Directors”) and the Seller (the “Seller’s Board of Directors”) have each determined that it is advisable to and in the best interests of their respective stockholders for the Seller to merge with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein and in accordance with The General and Business Corporation Law of Missouri (the “GBCLM”) and the Wisconsin Business Corporation Law (the “WBCL”);

WHEREAS, the Company’s Board of Directors and the Seller’s Board of Directors have each approved the Merger, upon the terms and subject to the conditions set forth herein, and approved and adopted this Agreement;

WHEREAS, subsequent to the Seller’s approval of this Agreement and concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of the Company to enter into this Agreement, the Company has entered into a Stockholder Voting Agreement pursuant to which each stockholder listed on Schedule I to such Stockholder Voting Agreement (the “Voting Agreement”) has agreed to vote the shares of the Seller Common Stock beneficially owned by such stockholder in favor of the Merger; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute the plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I - THE MERGER

1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the GBCLM, the WBCL and the Plan of Merger attached hereto as Exhibit 1.1, at the Effective Time the Seller shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Seller shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2    The Closing; Effective Time.

(a)    The closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall be held at such time, date (the “Closing Date”) and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin, commencing at 9:00 a.m., Milwaukee time, on a date specified by either party upon five (5) Business Days’ written notice (or at the election of the Company on the last Business Day of the month) after the last to occur of the following events: (a) receipt of all Consents of Governmental Authorities legally required to consummate the Merger and the expiration of all statutory waiting periods applicable to Merger and the other transactions contemplated hereby; and (b) approval of this Agreement and the Merger by the Seller’s stockholders in the manner contemplated by Section 6.2. Scheduling or commencing the Closing shall not constitute a waiver of the conditions set forth in Article VII by either the Company or the Seller.

(b)    Contemporaneously with the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger, as necessary, and any other required documents, with the Secretary of State of the State of Missouri (the “Missouri Secretary of State”) and the Department of Financial Institutions of the State of Wisconsin (the “DFI”), in such form as required by, and executed in accordance with the relevant provisions of, the GBCLM and the WBCL (the effective date and time of such filing or such date and time as the Company and the Seller shall agree and specify in the articles of merger are referred to herein as the “Effective Time”).

1.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the GBCLM and the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company and the Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.

1.4    Articles of Incorporation; By-Laws. At the Effective Time, the Company’s Articles of Incorporation, as amended or restated (the “Company Articles”), and the Company’s By-Laws, as amended or restated (the “Company By-Laws”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

1.5     Directors and Officers. At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and to be assigned to the class previously assigned. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

1.6     Conversion of Securities; Dissenting Shares.

(a)    Subject to Section 1.6(d) regarding fractional shares, at the Effective Time, by virtue of the Merger and without action on the part of the Company or the Seller, each share of the common stock, $.005 par value, of the Seller (“Seller Common Stock”), issued and outstanding immediately prior to the Effective Time, other than (i) shares of Seller Common Stock held in the treasury of the Seller, (ii) shares of Seller Common Stock owned by the Company or any Company Subsidiary for its own account, and (iii) Dissenting Shares, shall cease to be outstanding and shall be converted into the right to receive the Per Share Consideration. For purposes hereof, “Shares” shall mean all shares of Seller Common Stock issued and outstanding other than those shares of Seller Common Stock described in clauses (i), (ii) and (iii), above.

(b)    Each share of Seller Common Stock held by the Seller as treasury stock and each share held by the Company or any Company Subsidiary for its own account immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof as provided in this Section 1.6.

(c)    For purposes of this Agreement, “Per Share Consideration” means (A) an amount in cash equal to $7.70 (the “Cash Amount”), plus (B) 0.7011 of a share (the “Stock Amount”) of common stock, $1.00 par value, of the Company (“Company Common Stock”). To the extent the Company exercises its right to issue the Additional Stock Amount in the manner described in Section 8.1(l), the parties acknowledge and agree that such Additional Stock Amount shall be included in the definition of “Stock Amount” for purposes of determining the Per Share Consideration. Notwithstanding the foregoing, the parties acknowledge and agree that the Cash Amount may have to be reduced and the Stock Amount may have to be increased in accordance with Section 1.6(f), below.

(d)    No fractional shares of Company Common Stock shall be issued in the Merger. In lieu of a fractional share of Company Common Stock, the holder of any Shares who would otherwise be entitled to receive such fractional share (after taking into account all Shares delivered by such holder) shall be entitled to receive a cash payment, without interest and rounded-up to the nearest whole cent, in an amount determined by multiplying the

Initial VWAP by the fraction of a share of Company Common Stock to which the holder would otherwise have been entitled; provided, however, if the Company exercises its right to issue the Additional Stock Amount in the manner described in Section 8.1(l), such fractional share of Company Common Stock shall be multiplied by the Final VWAP and not the Initial VWAP. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the bank or trust company designated by the Company as the exchange agent (the “Exchange Agent”) shall so notify the Company, and the Company shall deposit that amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to the holders of fractional share interests, subject to and in accordance with the terms of this Section 1.6.

(e)    Notwithstanding anything in this Agreement to the contrary, shares of Seller Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have validly exercised dissenter’s rights available under Section 351.455 of the GBCLM (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Per Share Consideration in accordance with this Section 1.6, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenter’s rights under the GBCLM. Dissenting Shares shall be treated in accordance with Section 351.455 of the GBCLM, if and to the extent applicable. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenter’s rights, such holder’s shares of Seller Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Per Share Consideration in accordance with this Section 1.6. The Seller shall give the Company (a) prompt notice of each and every notice of a stockholder’s intent to demand payment for the stockholder’s shares of Seller Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the GBCLM and received by the Seller relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 351.455 of the GBCLM and (b) the opportunity to direct all negotiations and Proceedings with respect to demands for appraisal under the GBCLM. The Seller shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to, offer to settle or settle, or approve any withdrawal of any demands for “fair value” under Section 351.455 of the GBCLM.

(f)    If either the tax opinion referred to in Section 7.2(e) or the tax opinion referred to in Section 7.3(d) cannot be rendered because the counsel charged with providing such opinion reasonably determines that the Merger may not satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then the Company shall reduce the Cash Amount and correspondingly increase the Stock Amount to the minimum extent necessary to enable the relevant tax opinions to be rendered, provided that the Per Share Consideration, as calculated and determined pursuant to this Section 1.6, is the same.

1.7    Exchange of Certificates.

(a)    Exchange Agent. The Company shall deposit, or shall cause to be deposited, on or within five (5) Business Days after the Closing Date, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article I, through the Exchange Agent, the Per Share Consideration, and shall deposit, or shall cause to be deposited, from time to time, with the Exchange Agent, any dividends or distributions with respect thereto promptly following the declaration and payment thereof, if any, to be paid and issued in exchange for Shares pursuant to this Article I (the “Exchange Fund”).

(b)    Exchange Procedures. As soon as reasonably practicable after the Effective Time but in any event no more than ten (10) Business Days thereafter, the Exchange Agent shall mail to each holder of record of a certificate representing ownership of Shares (a “Certificate” or “Certificates”) whose Shares were converted into the right to receive the Per Share Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a transferee may exchange the Certificate representing such Shares for the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will pay and issue in exchange for such lost, stolen or destroyed Certificate the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I, which such holder would have had the right to receive in respect of such lost, stolen or destroyed Certificate. Until surrendered as contemplated by this Section 1.7, each Certificate (other than Certificates representing Shares owned by the Company or any Company Subsidiary and Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I.

(c)    Dividends and Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.6(d), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 1.6(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

(d)    No Further Rights in the Shares. The Per Share Consideration issued and paid upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Seller for six (6) months after the Effective Time shall be delivered to the Company, upon demand, and any former stockholders of the Seller who have not theretofore complied with this Article I shall thereafter look only to the Company to claim the Per Share Consideration, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock, in each case without interest thereon, and subject to Section 1.7(g). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory (including, without limitation, any Regulatory Authority) or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (each a “Governmental Authority”), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f)    No Liability. Neither the Company nor the Seller shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a Governmental Authority pursuant to any abandoned property, escheat or similar Laws.

(g)    Withholding Rights. Each of the Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under any Laws relating to Taxes and pay such withholding amount over to the appropriate Governmental Authority. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by the Company or the Exchange Agent, as the case may be.

1.8    Stock Transfer Books. At the Effective Time, the stock transfer books of the Seller shall be closed and there shall be no further registration of transfers of shares of the Seller Common Stock thereafter on the records of the Seller. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into the Per Share Consideration in accordance with this Article I, subject to applicable Law in the case of Dissenting Shares.

1.9    Company Common Stock. The shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

1.10    Adjustments for Dilution and Other Matters. If prior to the Effective Time the Company shall declare a stock dividend or distribution upon, or subdivide, split-up, reclassify or combine, Company Common Stock or declare a dividend or make a distribution on Company Common Stock in any security convertible into Company Common Stock, an appropriate adjustment or adjustments will be made to the Stock Amount to be issued for each of the Shares to be converted pursuant to Section 1.6.

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the disclosure schedule (the “Seller Disclosure Schedule”) delivered by the Seller to the Company prior to the execution of this Agreement (which schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Seller Disclosure Schedule relates; provided, however, that any information set forth in one Section or subsection of the Seller Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent), the Seller hereby represents and warrants to the Company as follows:

2.1    Organization and Qualification; Subsidiaries.

(a)    The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Missouri and a registered bank holding company under the Bank Holding Company Act of 1956 and the regulations promulgated thereunder, as amended (the “BHCA”). The Seller is also subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Each subsidiary of the Seller (a “Seller Subsidiary,” or collectively the “Seller Subsidiaries”) is a state banking association, corporation, limited liability company, limited partnership or trust duly organized, validly existing and in good standing under the Laws of the state of its incorporation or organization. Each of the Seller and the Seller Subsidiaries has the requisite power and authority to own, lease and operate the properties it now owns or holds under lease and to carry on its business as it is now being conducted, is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such jurisdictions in which the failure to be so qualified or licensed would not have a Seller Material Adverse Effect. Each Seller Subsidiary that is a Missouri bank has been in existence and actively engaged in business for five (5) or more years.

(b)    Each of the Seller and the Seller Subsidiaries has all Consents and Orders (“Seller Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including all required authorizations from the Federal Reserve Board, the Federal Deposit Insurance Corporation (the “FDIC”), and the Missouri Division of Finance, and neither the Seller nor any Seller Subsidiary has received any notice of any Proceedings relating to the revocation or modification of any Seller Approvals, except in each such case where such revocation or modification, or the failure to have such Seller Approvals (other than all required authorizations from the Federal Reserve Board, the FDIC and the Missouri Division of Finance) would not have a Seller Material Adverse Effect.

(c)    A true and complete list of the Seller Subsidiaries, together with (i) the Seller’s percentage ownership of each Seller Subsidiary and (ii) Laws under which the Seller Subsidiary is incorporated or organized, is set forth in the Seller Disclosure Schedule. The Seller or one or more of the Seller Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the Seller Subsidiaries. Except for the Seller Subsidiaries, the Seller does not directly or indirectly own any capital stock or equity interest in, or any interests convertible into or exchangeable or exercisable for any capital stock or equity interest in, any corporation, partnership, joint venture or other business association or other Person, other than in the ordinary course of business and in no event in excess of 5% of the outstanding equity securities of such Person.

(d)    As used in this Agreement, the term “Seller Material Adverse Effect” means any effect, change, event, fact, condition, occurrence or development (each an “Effect”) that, individually or in the aggregate with other Effects, (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Seller and the Seller Subsidiaries taken as a whole, and/or (ii) materially impairs the ability of the Seller to consummate the transactions contemplated hereby; provided, however, that the term “Seller Material Adverse Effect” shall not be deemed to include the impact of (a) changes in Laws or interpretations thereof that are generally applicable to the banking industry, (b) changes in GAAP that are generally applicable to the banking industry, (c) expenses reasonably incurred in connection with the transactions contemplated hereby, (d) changes attributable to or resulting from changes in general economic conditions caused by any reason whatsoever affecting banks or their holding companies generally, (e) any Effect to the extent resulting from the announcement of this Agreement or the transactions contemplated thereby, (f) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment Contracts, non-competition agreements, employee benefit plans, severance agreements or other arrangements in existence as of the date of or contemplated by this Agreement, in each case only if disclosed in Section 2.1(d) of the Seller Disclosure Schedule, provided that the payment of any such amounts or the provision of any such benefits shall be made in the ordinary course consistent with past practices or paid in accordance with such Contracts, agreements, plans or arrangements, (g) the taking of any action by the Seller approved or consented to in writing by the Company, (h) any action taken or not taken by the Seller or the Seller Subsidiaries in accordance with the terms and covenants contained in this Agreement, or (i) actions contemplated and permitted by this Agreement.

(e)    The minute books of the Seller and each of the Seller Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since January 1, 2001, of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

2.2    Articles of Incorporation and By-Laws. The Seller has heretofore furnished or made available to the Company a complete and correct copy of the Seller’s Articles of Incorporation and the Seller’s By-Laws, each as amended or restated (the “Seller Articles” and the “Seller By-Laws,” respectively), and the Articles of Incorporation and the By-Laws, or other organizational documents, as the case may be, of each Seller Subsidiary, each as amended or restated (the “Subsidiary Organizational Documents”). The Seller Articles, the Seller By-Laws and the Subsidiary Organizational Documents are in full force and effect. Neither the Seller nor any Seller Subsidiary is in breach of any of the provisions of the Seller Articles, the Seller By-Laws or the Subsidiary Organizational Documents.

2.3    Capitalization. The authorized capital stock of the Seller consists of 20,000,000 shares of Seller Common Stock and 5,000,000 shares of preferred stock, no par value per share. As of the date of this Agreement, (i) 4,255,020 shares of Seller Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any Seller stockholder, (ii) no shares of Seller Common Stock were held as treasury shares by the Seller, and (iii) 593,500 shares of Seller Common Stock were subject to outstanding stock options issued pursuant to the Seller’s stock option plans. Attached to the Seller Disclosure Schedule is a true and complete list of the holders of record of the Seller Common Stock and the number of shares of Seller Common Stock held by each such holder of record. The authorized capital stock of Missouri State Bank and Trust Company consists of 135 shares of common stock, par value $10,000.00 per share. As of the date of this Agreement, all of such issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable and owned beneficially and of record by the Seller. The authorized capital stock of Trustcorp Statutory Trust I consists of 15,000 capital securities, stated liquidation amount of $1,000 per security, and 464 common securities, stated liquidation amount of $1,000 per security. As of the date of this Agreement, all of such capital and common securities are duly authorized, validly issued, fully paid and non-assessable and owned beneficially and of record by Preferred Term Securities, Ltd., in the case of the capital securities, and the Seller in the case of the common securities. Except as set forth above in this Section 2.3 and in Section 2.3 of the Seller Disclosure Schedule, there are no securities of the Seller or any Seller Subsidiary (debt, equity or otherwise) authorized, issued or outstanding. All of the issued and outstanding shares of capital stock of the Seller and the Seller Subsidiaries have been issued in compliance with all applicable federal and state securities laws or in accordance with exemptions therefrom. Except as set forth in clause (iii), above, there are no outstanding Rights relating to the issued or unissued capital stock of the Seller or any Seller Subsidiary or obligating the Seller or any Seller Subsidiary to issue or sell any shares of capital stock or other securities of or in the Seller or any Seller Subsidiary. There are no obligations, contingent or otherwise, of the Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or the capital stock of any Seller Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Seller Subsidiary or any other Person, except for loan commitments and other funding obligations entered into in the ordinary course of business. Neither the Seller nor any Seller Subsidiary has repurchased, redeemed or otherwise acquired any of its shares of capital stock since December 31, 2004. Each of the outstanding shares of capital stock of each Seller Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive rights of any Seller Subsidiary stockholder or other equity holder, and such shares owned by the Seller are owned free and clear of all limitations of the Seller’s voting rights and Liens whatsoever.

2.4    Authority. The Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the GBCLM, the Seller Articles and the Seller By-Laws). The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller, including, without limitation, the Seller’s Board of Directors (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the GBCLM, the Seller Articles and the Seller By-Laws). As of the date of this Agreement, the Seller’s Board of Directors, at a meeting duly called, constituted and held in accordance with the GBCLM and the provisions of the Seller Articles and the Seller By-Laws, has by the unanimous vote of all of the members of the Seller’s Board of Directors determined (a) that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, fair to and in the best interests of the Seller and its stockholders, (b) to submit this Agreement for approval and adoption by the stockholders of the Seller and to declare the advisability of this Agreement, and (c) to recommend that the stockholders of the Seller adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, and direct that this Agreement and the Merger be submitted for consideration by the stockholders of the Seller at the Seller Stockholders’ Meeting (collectively, the “Seller’s Board of Directors Recommendation”). No other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the GBCLM, the Seller Articles and the Seller By-Laws). This Agreement has been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of the Seller and is enforceable against the Seller in accordance with its terms, except as enforcement may be limited by Laws affecting insured depository institutions, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

2.5    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Seller will not, (i) conflict with or violate the Seller Articles, the Seller By-Laws or the Subsidiary Organizational Documents, (ii) conflict with or violate any Laws or Orders applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, lease, license, permit, franchise or other Contract to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except in the case of this clause (iii) for any such breaches, defaults or other occurrences that would not have a Seller Material Adverse Effect. Sections 351.407 and 351.459 of the GBCLM are inapplicable to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger. Except for Sections 351.407 and 351.459 of the GBCLM, no “business combination,” “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under Missouri state law applies to the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby, including the Merger.

(b)    The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Seller will not, require any Consent from, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the Securities Act of 1933 and the regulations promulgated thereunder, as amended (the “Securities Act”), the Securities Exchange Act of 1934 and the regulations promulgated thereunder, as amended (the “Exchange Act”), state securities or blue sky laws and the regulations promulgated thereunder, each as amended (“Blue Sky Laws”), the BHCA, the banking laws of the State of Missouri and the regulations promulgated thereunder, as amended, the filing and recordation of appropriate merger or other documents as required by the GBCLM and WBCL, and prior notification filings with the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder, as amended (the “HSR Act”). Neither the Seller nor any Seller Subsidiary is subject to any foreign Governmental Authority or foreign Law.

2.6    Compliance; Permits. Neither the Seller nor any Seller Subsidiary is in conflict with, or in default under or violation of, as applicable, (i) any Law applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, lease, license, permit, franchise or other Contract to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Seller Material Adverse Effect.

2.7    Banking Reports; Financial Statements.

(a)    The Seller and each Seller Subsidiary have filed all forms, reports and documents required to be filed with the Federal Reserve Board, the FDIC, the Missouri Division of Finance and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to as the “Seller Reports”). The Seller Reports (i) were prepared in all material respects in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b)    Each of the Seller Financial Statements (including, if applicable, any related notes thereto) has been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or required by reason of a concurrent change to GAAP) and each fairly presents in all material respects the consolidated financial position of the Seller and the Seller Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows and changes in financial position for the periods indicated, except that any unaudited interim financial statements do not contain the footnotes required by GAAP and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. The Seller has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year-to-date. To the Seller’s Knowledge, the Seller’s auditors will deliver to the Seller an unqualified audit opinion with respect to the Seller’s financial statements as of and for the year ended December 31, 2005. As used in this Agreement, “Seller Financial Statements” means (i) the unaudited consolidated balance sheet as of September 30, 2005 and the audited consolidated balance sheets as of December 31, 2002, 2003 and 2004, respectively (including related notes and schedules, if any), of the Seller; (ii) the unaudited consolidated statement of income for the period ended September 30, 2005 and the audited consolidated statements of income for the years ended December 31, 2002, 2003 and 2004, respectively (including related notes and Schedules, if any) of the Seller; (iii) the audited consolidated statements of cash flows and stockholders’ equity for the years ended December 31, 2002, 2003 and 2004, respectively (including related notes and schedules, if any), of the Seller; and (iv) all bank financial reports, including any amendments thereto, filed with any Governmental Authorities by each bank subsidiary for the year ended December 31, 2004 and the nine (9) month period ended September 30, 2005, and all bank financial reports to be filed after the date hereof until the Closing. Attached to the Seller Disclosure Schedule are copies of all correspondence between the Seller and each Seller Subsidiary and any Governmental Authority concerning any of the foregoing financial statements or the financial position of the Seller or any Seller Subsidiary since January 1, 2003.

(c)    The Seller has in place a process designed by, or under the supervision of, the Seller’s Chief Executive Officer or Chief Financial Officer, or individuals performing similar functions, and effected by the Seller’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Seller, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Seller are being made only in accordance with authorizations of management and directors of the Seller, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Seller’s assets that could have a material effect on the financial statements.

(d)    There are no outstanding loans made by the Seller or any Seller Subsidiary to any executive officer or director of the Seller, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.

(e)    Except (i) for those liabilities that are reflected or fully reserved against on the consolidated balance sheet of the Seller as of September 30, 2005, and (ii) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2005, neither the Seller nor any Seller Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be disclosed on a balance sheet prepared in accordance with GAAP that has had, or would reasonably be expected to have, a Seller Material Adverse Effect.

(f)    The Seller has not been notified by its independent public accounting firm that such accounting firm is of the view that any of the Seller Financial Statements should be restated which has not been restated in subsequent Seller Financial Statements or that the Seller should modify its accounting in future periods in a manner that would have a Seller Material Adverse Effect.

(g)    Since December 31, 2004, none of the Seller or the Seller Subsidiaries or, to the Seller’s Knowledge, any director, officer or employee of the Seller or the Seller Subsidiaries or any auditor, accountant or representative of the Seller or the Seller Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Seller or the Seller Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Seller or any Seller Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Seller or the Seller Subsidiaries, whether or not employed by the Seller or the Seller Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Seller, any Seller Subsidiary or any of their officers, directors, employees or agents to the Seller’s or any Seller Subsidiary’s Board of Directors or any committee thereof or to any director or officer of the Seller or any Seller Subsidiary. Since December 31, 2004, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer, individuals performing similar functions, the Seller’s or any Seller Subsidiary’s Board of Directors or any committee thereof.

2.8    Absence of Certain Changes or Events.

(a)    Since December 31, 2004 to the date hereof, the Seller and the Seller Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2004, there has not been (i) any change in the financial condition, results of operations or business of the Seller or any of the Seller Subsidiaries which has had, or to the Seller’s Knowledge would reasonably be expected to have, a Seller Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Seller or any of the Seller Subsidiaries which has had, or to the Seller’s Knowledge would reasonably be expected to have, a Seller Material Adverse Effect, (iii) any change by the Seller in its accounting methods, principles or practices, (iv) any revaluation by the Seller of any of its assets in any material respect, (v) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Seller Common Stock or any redemption, repurchase or other acquisition of any of its securities or any of the securities of any Seller Subsidiary, (vi) any increase in the wages, salaries, bonuses, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director of the Seller or any Seller Subsidiary or any grant of any severance or termination pay, except in the ordinary course of business consistent with past practices, (vii) any strike, work stoppage, slow-down or other labor disturbance, (viii) the execution of any collective bargaining agreement or other Contract with a labor union or organization, or (ix) to the Seller’s Knowledge, any union organizing activities.

(b)    To the Seller’s Knowledge, no third Person has used, with or without permission, the corporate name, trademarks, trade names, service marks, logos, symbols or similar intellectual property of the Seller or any Seller Subsidiary in connection with the marketing, advertising, promotion or sale of such third Person’s products or services. Neither the Seller nor any Seller Subsidiary is a party to any joint marketing or other affinity marketing program with any third Person.

2.9    Absence of Proceedings and Orders.

(a)    There is no Proceeding pending or, to the Seller’s Knowledge, threatened against the Seller or any Seller Subsidiary or any of their properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement, other than those Proceedings set forth on Section 2.9(a) of the Seller Disclosure Schedule.

(b)    There is no Order imposed upon the Seller, any of the Seller Subsidiaries or the assets of the Seller or any of the Seller Subsidiaries, including, without limitation, any Order relating to any of the transactions contemplated by this Agreement, other than those Orders set forth on Section 2.9(b) the Disclosure Schedule.

(c)    Neither the Seller nor any of the Seller Subsidiaries is subject to and, to the Seller’s Knowledge, there are no facts and/or circumstances in existence that will result in the Seller or any of the Seller Subsidiaries becoming subject to, any written Order, agreement (including an agreement under Section 4(m) of the BHCA), memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or has adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of the Seller Subsidiaries, nor has any Governmental Authority advised it in writing or, to the Seller’s Knowledge, otherwise advised that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, agreement, memorandum of understanding or extraordinary supervisory letter or any such board resolutions, nor, to the Seller’s Knowledge, has any Governmental Authority commenced an investigation in connection therewith.

(d)    To the Seller’s Knowledge, no facts or circumstances exist which would cause it or any of the Seller Subsidiaries to be deemed to be (i) operating in violation of The Currency and Foreign Transactions Reporting Act and the regulations promulgated thereunder, as amended (the “Bank Secrecy Act”), the USA Patriot Act of 2001 and the regulations promulgated thereunder, as amended (the “Patriot Act”), any Order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Laws, except where any such violation would not have a Seller Material Adverse Effect; or (ii) not in satisfactory compliance with the applicable privacy and customer information requirements contained in any privacy Laws, including, without limitation, Title V of the Graham-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as amended (the “GLB Act”), and the provisions of the information security program adopted pursuant to 12 C.F.R. Part 40, except where the failure to so comply would not have a Seller Material Adverse Effect. The Seller (or where appropriate the Seller Subsidiary) has adopted and implemented an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and it (or such other of the Seller Subsidiaries) has complied in all respects, except where the failure to comply would not have a Seller Material Adverse Effect, with any requirements to file reports and other necessary documents as required by the Patriot Act.

2.10    Employee Benefit Plans.

(a)    Current Plans. The Seller Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance and other benefit plans, programs or arrangements, and all written employment, termination, severance and other employment Contracts or written employment arrangements, with respect to which the Seller or any Seller Subsidiary has any obligation, whether absolute, accrued, contingent or otherwise due or to become due (collectively, the “Plans”). Except as set forth in Section 2.10(a) of the Seller Disclosure Schedule, the Seller has furnished or made available to the Company a complete and accurate copy of each Plan (or a description of the Plans, if the Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such Plan, including, without limitation, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed United States Internal Revenue Service (“IRS”) Forms 5500 and related schedules, (iv) the most recently issued determination letter from the IRS for each such Plan and the materials submitted to obtain that letter and (v) the three (3) most recently prepared actuarial and financial statements with respect to each such Plan.

(b)    Absence of Certain Types of Plans. No member of the Seller’s “controlled group,” within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five (5) years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA (“Title IV Plan”), including, without limitation, any “multiemployer pension plan” as defined in Section 3(37) of ERISA. Except as provided in the written employment Contracts or written arrangements identified in Section 2.10(a) of the Seller Disclosure Schedule, none of the Plans obligates the Seller or any of the Seller Subsidiaries to pay separation, severance, termination or similar type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code. Except as provided in the employment Contracts or arrangements identified in Section 2.10(a) of the Seller Disclosure Schedule, or as required by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Seller or any of the Seller Subsidiaries. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c)    Compliance with Applicable Law. Each Plan has been operated in all respects in accordance with the requirements of all applicable Law and all Persons who participate in the operation of such Plans and all Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such operations or violations of applicable Law would not have a Seller Material Adverse Effect. The Seller and the Seller Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Seller and the Seller Subsidiaries have no Knowledge of any default or violation by any party to, any Plan, except where such failures, defaults or violations would not have a Seller Material Adverse Effect. No legal action, suit or claim is pending or, to the Seller’s Knowledge, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, except as disclosed in Section 2.10(c) of the Seller Disclosure Schedule, to the Seller’s Knowledge, no fact or event exists that could give rise to any such action, suit or claim. Except as disclosed in Section 2.10(c) of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary has incurred any liability under Section 302 of ERISA or Section 412 of the Code that has not been satisfied in full and no condition exists that presents a risk of incurring any such liability except where such liability would not have a Seller Material Adverse Effect.

(d)    Qualification of Certain Plans. Except as disclosed in Section 2.10(d) of the Seller Disclosure Schedule, each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code) has received a favorable determination letter from the IRS to the effect that it is so qualified or is entitled to rely on a favorable opinion or advisory letter issued to the sponsor of a master and prototype plan pursuant to IRS Announcement 2001-77, and, to the Seller’s Knowledge, there is no fact or event that could adversely affect the qualified status of any such Plan. No trust maintained or contributed to by the Seller or any of the Seller Subsidiaries is intended to be qualified as a voluntary employees’ beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

(e)    Non-Qualified Deferred Compensation Plans. Except as disclosed in Section 2.10(e) of the Seller Disclosure Schedule or otherwise provided in this Agreement (including Annex A), no Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code and the related guidance issued thereunder, as amended (“Section 409A”), has been modified (as defined under Section 409A) on or after October 3, 2004 and all such non-qualified deferred compensation plans have been operated and administered by Seller and the Seller Subsidiaries in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof, except modifications and operations that would not have a Seller Material Adverse Effect.

(f)    Absence of Certain Liabilities and Events. There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Seller nor any Seller Subsidiary has incurred any liability for any excise tax arising under Sections 4971 through 4980G of the Code that would have a Seller Material Adverse Effect and, to the Seller’s Knowledge, no fact or event exists that could give rise to any such liability.

(g)    Plan Contributions. All contributions, premiums or payments required to be made with respect to any Plan by the Seller and the Seller Subsidiaries have been made on or before their due dates or within the applicable grace period for payment without default.

(h)    Employment Contracts. Neither the Seller nor any Seller Subsidiary is a party to any Contracts for employment, severance, consulting or other similar agreements with any employees, consultants, officers or directors of the Seller or any of the Seller Subsidiaries except as set forth on Section 2.10(h) of the Seller Disclosure Schedule. Neither the Seller nor any Seller Subsidiary is a party to any collective bargaining agreements.

(i)    Effect of Agreement. Except as disclosed in Section 2.10(i) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with another event, entitle any current or former employee of the Seller or any Seller Subsidiary to severance pay, unemployment compensation or any other payment, including payments constituting “excess parachute payments” within the meaning of Section 280G of the Code or accelerate the time of payment or vesting or increase the compensation due any such employee or former employee.

2.11    Registration Statement; Proxy Statement/Prospectus. The information supplied by the Seller for inclusion in the Registration Statement will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Seller for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Seller in connection with the meeting of the Seller’s stockholders to consider the Merger (the “Seller Stockholders’ Meeting”) (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement/Prospectus”) will not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Seller Stockholders’ Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Seller, the Seller Subsidiaries or any of its or their Affiliates, officers or directors is discovered by the Seller which should be set forth in an amendment or supplement to the Registration Statement or an amendment or supplement to the Proxy Statement/Prospectus, the Seller shall promptly inform the Company. The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act (to the extent applicable). Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to any information about, or supplied or omitted by, the Company which is contained in any of the foregoing documents.

2.12    Title to Property. The Seller and each of the Seller Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all Liens, except for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not have a Seller Material Adverse Effect; and all leases and licenses pursuant to which the Seller or any of the Seller Subsidiaries lease or license from other Persons material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases and licenses, any existing material default or event of default by the Seller or any Seller Subsidiary or, to the Seller’s Knowledge, any counter-party thereto (or event which with notice or lapse of time, or both, would constitute a material default by the Seller or any Seller Subsidiary and in respect of which the Seller or such Seller Subsidiary has not taken adequate steps to prevent such a default from occurring). All of the Seller’s and each of the Seller Subsidiaries’ buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

2.13    Environmental Matters. To the Seller’s Knowledge: (i) each of the Seller, the Seller Subsidiaries, properties owned or operated by the Seller or the Seller Subsidiaries, the Participation Facilities and the Loan Properties are and at all times since they became properties owned or operated by the Seller or the Seller Subsidiaries or, in the case of Participation Facilities or Loan Properties, since they became Participation Facilities or Loan Properties, as the case may be, have been in compliance with all applicable Laws, Orders and Contractual obligations relating to the environment, health, safety, natural resources, wildlife or “Hazardous Materials” which are hereinafter defined as chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum or other regulated substances or materials which are hazardous, toxic or otherwise harmful to health, safety, natural resources or the environment (“Environmental Laws”), except for violations which would not have a Seller Material Adverse Effect; (ii) during and prior to the period of (a) the Seller’s or any of the Seller Subsidiaries’ ownership or operation of any of their respective current properties, (b) the Seller’s or any of the Seller Subsidiaries’ participation in the management of any Participation Facility or (c) the Seller’s or any of the Seller Subsidiaries’ holding of a security interest in a Loan Property, Hazardous Materials have not been generated, treated, stored, transported, released or disposed of in, on, under, above, from or affecting any such property, except where such release, generation, treatment, storage, transportation or disposal would not have a Seller Material Adverse Effect; (iii) there is no asbestos or any material amount of ureaformaldehyde materials in or on any property owned or operated by the Seller or any Seller Subsidiaries or any Loan Property or Participation Facility and no electrical transformers or capacitors, other than those owned by public utility companies, on any such properties contain any polychlorinated biphenyls; (iv) there are no underground or aboveground storage tanks and there have never been any underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by the Seller or any Seller Subsidiaries or any Loan Property or Participation Facility; (v) neither the Seller nor any Seller Subsidiaries has received any notice from any Governmental Authority or third Person notifying the Seller or any Seller Subsidiaries of any Environmental Claim; and (vi) there are no circumstances with respect to any properties currently owned or operated by the Seller or any Seller Subsidiaries or any Loan Property or Participation Facility that could reasonably be anticipated (a) to form the basis for an Environmental Claim against the Seller or any Seller Subsidiaries or any properties currently or formerly owned or operated by the Seller or any Seller Subsidiaries or any Loan Property or Participation Facility that would have a Seller Material Adverse Effect or (b) to cause any properties currently owned or operated by the Seller or any Seller Subsidiaries or any Loan Property or Participation Facility to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law or require notification to or Consent of any Governmental Authority or third Person pursuant to any Environmental Law.

The following definitions apply for purposes of this Section 2.13: (a) “Loan Property” means any real property in which the Seller or any Seller Subsidiary holds a security interest and which has a fair market value greater than or equal to $1,000,000 (based on the most recent appraisal or other information available to the Seller or any Seller Subsidiary) and, where required by the context, said term means the owner or operator of such property; (b) “Participation Facility” means any facility in which the Seller or any Seller Subsidiary participates in the management and, where required by the context, said term means the owner or operator of such property; and (c) “Environmental Claims” shall mean any and all administrative, regulatory, judicial or private Proceedings relating in any way to (i) any Environmental Law; (ii) any Hazardous Material including, without limitation, any abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or Order of a Governmental Authority; or (iii) any actual or alleged damage, injury, threat or harm to health, safety, natural resources, wildlife or the environment which, in any case, would have a Seller Material Adverse Effect.

2.14    Absence of Agreements. Neither the Seller nor any Seller Subsidiary is a party to any Contract or Order which restricts the conduct of its business (including any Contract containing covenants which limit the ability of the Seller or of any Seller Subsidiary to compete in any line of business or with any Person or which involve any restriction of the geographical area in which, or method by which, the Seller or any Seller Subsidiary may carry on its business (other than as may be required by applicable Law or Governmental Authorities)), or in any manner relates to its capital adequacy, credit policies or management, nor has the Seller been advised that any Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Contract or Order.

2.15    Taxes. The Seller and the Seller Subsidiaries have timely filed all Tax Returns required to be filed by them on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), and the Seller and the Seller Subsidiaries have timely paid and discharged all Taxes reflected therein as due in connection with or with respect to the filing of such Tax Returns, except such as are not yet due or are being contested in good faith by appropriate Proceedings and with respect to which the Seller is maintaining reserves adequate for their payment. For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, charges, fees, levies and other governmental assessments and impositions of any kind payable to any Governmental Authority, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value-added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, worker’s compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other Governmental Authority, including, without limitation, consolidated, combined and unitary tax returns. For the purposes of this Section 2.15, references to the Seller and the Seller Subsidiaries include former subsidiaries of the Seller for the periods during which any such Persons were owned, directly or indirectly, by the Seller. Neither the IRS nor any other Governmental Authority is now asserting, either through audits, administrative Proceedings or court Proceedings, any deficiency or claim for additional Taxes from the Seller or the Seller Subsidiaries. Neither the Seller nor any of the Seller Subsidiaries has granted any extension of any statute of limitations with respect to any period for the assessment of any Tax. There are no material Tax Liens on any assets of the Seller or any of the Seller Subsidiaries. Neither the Seller nor any of the Seller Subsidiaries has received a ruling or entered into an agreement with the IRS or any other Governmental Authority with respect to Taxes that would have a Seller Material Adverse Effect. Except as set forth in the Seller Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist among the Seller and the Seller Subsidiaries and no Tax indemnities given by the Seller or the Seller Subsidiaries in connection with a sale of stock or assets remain in effect. Neither the Seller nor any of the Seller Subsidiaries is required to include in income either (i) any amount in respect of any adjustment under Section 481 of the Code or (ii) any installment sale gain. Neither the Seller nor any of the Seller Subsidiaries has made an election under Section 341(f) of the Code. Except as set forth in the Seller Disclosure Schedule, neither the Seller nor any of the Seller Subsidiaries (i) is a member of an affiliated, consolidated, combined or unitary group, other than one of which the Seller was the common parent, or (ii) has any liability for the Taxes of any Person (other than the Seller and the Seller Subsidiaries) under Treasury Regulation Section 1-1502-6 (or any similar provision of state or local Law) as a transferee or successor, by Contract or otherwise.

2.16    Insurance. The Seller Disclosure Schedule lists all policies of insurance of the Seller and the Seller Subsidiaries currently in effect. Neither the Seller nor any of the Seller Subsidiaries has any liability for unpaid premiums or premium adjustments not properly reflected on the unaudited balance sheet of the Seller as of September 30, 2005.

2.17    Brokers. No broker, finder or investment banker (other than Stifel, Nicolaus & Company, Incorporated) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. Prior to the date of this Agreement, the Seller has furnished to the Company a complete and correct copy of all agreements between the Seller and Stifel, Nicolaus & Company, Incorporated pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

2.18    Tax Matters. Neither the Seller nor any Seller Subsidiary has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

2.19    Seller Material Adverse Effect. Since December 31, 2004, there has not been any Effect that has had, or to the Seller’s Knowledge would reasonably be expected to have, a Seller Material Adverse Effect.

2.20    Material Contracts. Except for loan or credit agreements entered into by the Seller or any Seller Subsidiary as lender in the ordinary course of business consistent with past practice or as disclosed in Section 2.20 of the Seller Disclosure Schedule (which may reference other Sections of such Schedule), neither the Seller nor any Seller Subsidiary is a party to or obligated under any Contract which is not terminable by the Seller or the Seller Subsidiary without additional payment or penalty within sixty (60) days of delivery of notice of such termination and obligates the Seller or any Seller Subsidiary for payments or other consideration with a value in excess of $50,000 in the aggregate over the term of such Contract.

2.21    Opinion of Financial Advisor. The Seller has received the written opinion of Stifel, Nicolaus & Company, Incorporated on the date of this Agreement to the effect that, as of the date of this Agreement, the Per Share Consideration to be received in the Merger by the Seller’s stockholders is fair to the Seller’s stockholders from a financial point of view, and the Seller will promptly, after the date of this Agreement, deliver a copy of such opinion to the Company.

2.22    Vote Required. The affirmative vote of at least two-thirds (2/3) of the votes that holders of the outstanding shares of Seller Common Stock are entitled to cast is the only vote of the holders of any class or series of the Seller’s capital stock necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.

2.23    Stock Options. The assumption of the Option Plans and the Options issued thereunder as provided in Section 5.7 of this Agreement by the Company are permitted by and consistent with the terms of the Option Plans, the agreements under which the Options were issued and applicable Law.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Reports or in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to the Seller prior to the execution of this Agreement (which schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates; provided, however, that any information set forth in one Section or subsection of the Company Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent), the Company hereby represents and warrants to the Seller as follows:

3.1    Organization and Qualification; Subsidiaries.

(a)    The Company is a corporation duly organized, validly existing and in active status under the Laws of the State of Wisconsin, a registered bank holding company under the BHCA and a financial holding company under the GLB Act. Each subsidiary of the Company (a “Company Subsidiary,” or collectively the “Company Subsidiaries”) is a bank, corporation, limited liability company or other form of business entity duly organized, validly existing and in good standing under the Laws of the state of its incorporation or organization or the United States of America. Each of the Company and the Company Subsidiaries has the requisite power and authority and is in possession of all Consents and Orders (“Company Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the Federal Reserve Board, the FDIC, the DFI, the Office of Thrift Supervision (the “OTS”) and the Office of Comptroller of the Currency (“OCC”), and neither the Company nor any Company Subsidiary has received any notice of Proceedings relating to the revocation or modification of any Company Approvals, except in each case where the revocations or modifications, the failure to be so organized, existing and in good standing or to have such power, authority or Company Approvals would not have a Company Material Adverse Effect.

(b)    The Company and each Company Subsidiary is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such jurisdictions in which the failure to be so qualified or licensed would not have a Company Material Adverse Effect.

(c)    As used in this Agreement, the term “Company Material Adverse Effect” means any Effect that, individually or in the aggregate with other Effects, (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, and/or (ii) materially impairs the ability of the Company to consummate the transactions contemplated hereby; provided, however, that the term “Company Material Adverse Effect” shall not be deemed to include (a) any Effect to the extent resulting from the announcement of this Agreement or the transactions contemplated hereby, (b) any Effect resulting from compliance with the terms and conditions of this Agreement, (c) any decrease in the price or trading volume of the Company Common Stock (but not excluding any Effect underlying such decrease to the extent such Effect would constitute a Company Material Adverse Effect), (d) any Effect to the extent resulting from changes in Laws generally applicable to the banking industry, (e) any Effect to the extent resulting from changes in GAAP which the Company or any of the Company Subsidiaries is required to adopt, (f) changes attributable to or resulting from changes in general economic conditions affecting the banking industry generally (unless such Effect would reasonably be expected to have a materially disproportionate impact on the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole relative to other banking industry participants), or (g) actions contemplated and permitted by this Agreement.

3.2    Articles of Incorporation and By-Laws. The Company has heretofore furnished or made available to the Seller a complete and correct copy of the Company Articles and the Company By-Laws. The Company Articles and the Company By-Laws are in full force and effect. The Company is not in breach of any of the provisions of the Company Articles or the Company By-Laws.

3.3    Capitalization.

(a)    The authorized capital stock of the Company consists of 700,000,000 shares of Company Common Stock. As of December 19, 2005, (i) 235,396,680 shares of the Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable, except pursuant to Section 180.0622(2)(b) of the WBCL (such Section, including judicial interpretation thereof, and Section 180.40(6), its predecessor statute, are referred to herein collectively as “Section 180.0622(2)(b) of the WBCL”), and not issued in violation of any preemptive right of any Company stockholder, (ii) 9,190,674 shares of the Company Common Stock were held as treasury shares by the Company, (iii) no shares of the Company’s $1.00 par value Series A Convertible Preferred Stock were issued and outstanding, and (iv) 24,733,036 shares of the Company Common Stock were subject to outstanding stock options issued pursuant to the Company’s stock option plans. Except as set forth in clause (iv), above, there are no outstanding Rights relating to the issued or unissued capital stock or other equity interests of the Company or obligating the Company to issue or sell any shares of capital stock or other equity interests of, or other equity interests in, the Company.

(b)    The shares of Company Common Stock to be issued pursuant to the Merger will, upon issuance in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by Section 180.0622(2)(b) of the WBCL.

3.4    Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including, without limitation, the Company’s Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Seller, constitutes a valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as enforcement may be limited by Laws affecting insured depository institutions, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

3.5    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Company will not, (i) conflict with or violate the Company Articles, the Company By-Laws or the Articles of Incorporation, By-Laws or other organizational documents, as the case may be, of any Company Subsidiary, (ii) conflict with or violate any Laws or Orders applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, except in the case of this clause (ii) for any such conflicts or violations (other than conflicts or violations that would result in the revocation of Company Approvals from the Federal Reserve Board, the FDIC, the DFI, the OTS or the OCC) that would not have a Company Material Adverse Effect.

(b)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Company will not, require any Consent from, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, applicable state banking laws and regulations, the filing and recordation of appropriate merger or other documents as required by the GBCLM and WBCL, and prior notification filings with the Department of Justice under the HSR Act and (ii) where the failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have, or be reasonably expected to have, a Company Material Adverse Effect. No “business combination,” “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under Wisconsin state law applies to the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby, including the Merger.

3.6    Compliance; Permits. Neither the Company nor any Company Subsidiary is in conflict with, or in default under or violation of, as applicable, (i) any Law applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, lease, license, permit, franchise or other Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Company Material Adverse Effect.

3.7    Securities and Banking Reports; Financial Statements.

(a)    The Company and each Company Subsidiary have filed all forms, reports and documents required to be filed with (x) the Securities and Exchange Commission (the “SEC”) since December 31, 2002, and as of the date of this Agreement have delivered or made available to the Seller, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2002, 2003 and 2004, (ii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since December 31, 2002, (iii) all reports on Form 8-K filed by the Company with the SEC since December 31, 2002, (iv) all other reports or registration statements filed by the Company with the SEC since December 31, 2002, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since December 31, 2002 (collectively, the “Company SEC Reports”) and (y) the FDIC, the OCC, the Federal Reserve Board, the OTS, the DFI and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Company SEC Reports as the “Company Reports”). The Company Reports (i) were prepared in all material respects in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. The parties agree that failure of the Company’s Chief Executive Officer or Chief Financial Officer, or individuals performing similar functions, to provide any certification required to be filed with any document filed with the SEC shall constitute an event that has a Company Material Adverse Effect.

(b)    Each of the audited and unaudited consolidated financial statements (including, if applicable, any related notes thereto) contained in the Company SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or required by reason of a concurrent change to GAAP) and each fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows and changes in financial position for the periods indicated, except (i) for any statement therein or omission therefrom which was corrected, amended or supplemented or otherwise disclosed or updated in a subsequent Company SEC Report, and (ii) that any unaudited interim financial statements do not contain the footnotes required by GAAP and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year-to-date requiring disclosure pursuant to Item 304 of Regulation S-K promulgated by the SEC. To the Company’s Knowledge, the Company’s auditors will deliver to the Company an unqualified audit opinion with respect to the Company’s financial statements as of and for the year ended December 31, 2005, and unqualified opinions with respect to the effectiveness of the Company’s internal controls and with respect to the assessment of management of the Company regarding the effectiveness of the Company’s internal controls.

(c)    To the Company’s Knowledge, the Company and each of its officers and directors are in compliance with and have complied in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, as amended (“Sarbanes-Oxley”), and (B) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (“NYSE”). With respect to each report on Form 10-K and Form 10-Q and each amendment of any such report filed by the Company with the SEC since December 31, 2002, the Chief Executive Officer and Chief Financial Officer of the Company, or individuals performing similar functions, have made all certifications required by Sarbanes-Oxley at the time of such filing, and to the Company’s Knowledge, the statements contained in each such certification were true and correct when made. Further, the Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and the Company Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or individuals performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of Sarbanes-Oxley with respect to such reports.

(d)    The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) promulgated under the Exchange Act) (“internal controls”). To the Company’s Knowledge, based on its evaluation of internal controls prior to the date hereof, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses known to the Company in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect the Company’s ability to record, process, summarize and report financial information and (ii) any material fraud known to the Company that involves management or other employees who have a significant role in internal controls. The Company has made available to the Seller a summary of any such disclosure regarding material weaknesses and fraud made by management to the Company’s auditors and audit committee since December 31, 2003.

(e)    There are no outstanding loans made by the Company or any Company Subsidiary to any executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) or director of the Company, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.

(f)    Except (i) for those liabilities that are reflected or fully reserved against on the consolidated balance sheet of the Company included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2005, and (ii) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2005, neither the Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be disclosed on a balance sheet prepared in accordance with GAAP that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(g)    The Company has not been notified by its independent public accounting firm or by the staff of the SEC that such accounting firm or the staff of the SEC, as the case may be, is of the view that any financial statement included in any registration statement filed by the Company under the Securities Act or any periodic or current report filed by the Company under the Exchange Act should be restated which has not been restated in subsequent financial statements or that the Company should modify its accounting in future periods in a manner that would have a Company Material Adverse Effect.

(h)    Since December 31, 2004, none of the Company or the Company Subsidiaries or, to the Company’s Knowledge, any director, officer or employee of the Company or the Company Subsidiaries or any auditor, accountant or representative of the Company or the Company Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or the Company Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or the Company Subsidiaries, whether or not employed by the Company or the Company Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, any Company Subsidiary or any of their officers, directors, employees or agents to the Company’s or any Company Subsidiary’s Board of Directors or any committee thereof or to any director or officer of the Company or any Company Subsidiary. Since December 31, 2004, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer, general counsel, individuals performing similar functions, the Company’s or any Company Subsidiary’s Board of Directors or any committee thereof.

3.8    Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2004 to the date hereof, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2004, there has not been (i) any change in the financial condition, results of operations or business of the Company or any of the Company Subsidiaries which has had, or to the Company’s Knowledge would reasonably be expected to have, a Company Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of the Company Subsidiaries which has had, or to the Company’s Knowledge would reasonably be expected to have, a Company Material Adverse Effect, (iii) any change by the Company in its accounting methods, principles or practices, (iv) any revaluation by the Company of any of its assets in any material respect, (v) any strike, work stoppage, slow-down or other labor disturbance, (vi) the execution of any collective bargaining agreement or other Contract with a labor union or organization, or (vii) to the Company’s Knowledge, any union organizing activities.

3.9    Absence of Proceedings and Orders.

(a)    There is no Proceeding pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would have a Company Material Adverse Effect.

(b)    There is no Order imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries, including, without limitation, any Order relating to any of the transactions contemplated by this Agreement, which has had, or which would reasonably be expected to have, a Company Material Adverse Effect.

(c)    To the Company’s Knowledge, no facts or circumstances exist which would cause it or any of the Company Subsidiaries to be deemed to be (i) operating in violation of the Bank Secrecy Act, the Patriot Act, any Order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Laws, except where any such violation would not have a Company Material Adverse Effect; or (ii) not in satisfactory compliance with the applicable privacy and customer information requirements contained in any privacy Laws, including, without limitation, Title V of the GLB Act and the provisions of the information security program adopted pursuant to 12 C.F.R. Part 40, except where the failure to so comply would not have a Company Material Adverse Effect. The Company (or where appropriate the Company Subsidiary) has adopted and implemented an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and it (or such other of the Company Subsidiaries) has complied in all respects, except where the failure to comply would not have a Company Material Adverse Effect, with any requirements to file reports and other necessary documents as required by the Patriot Act.

3.10    Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company for inclusion or incorporation by reference in the registration statement of the Company (the “Registration Statement”) pursuant to which the shares of Company Common Stock to be issued in the Merger will be registered with the SEC will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus will not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Seller Stockholders’ Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company, any Company Subsidiary or any of its or their Affiliates, officers or directors is discovered by the Company which should be set forth in an amendment or supplement to the Registration Statement or an amendment or supplement to the Proxy Statement/Prospectus, the Company shall promptly inform the Seller. The Registration Statement and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act (to the extent applicable). Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, the Seller which is contained in any of the foregoing documents.

3.11    Title to Property. The Company and each of the Company Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all Liens, except for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not have a Company Material Adverse Effect; and all leases and licenses pursuant to which the Company or any of the Company Subsidiaries lease or license from other Persons material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases and licenses, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such Company Subsidiary has not taken adequate steps to prevent such a default from occurring). All of the Company’s and each of the Company Subsidiaries’ buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

3.12    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3.13    Tax Matters. Neither the Company nor any Company Subsidiary has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

3.14    Company Material Adverse Effect. Since December 31, 2004, there has not been any Effect that has had, or to the Company’s Knowledge would reasonably be expected to have, a Company Material Adverse Effect.

3.15    Employee Benefit Plans. The Company’s 401k plan is intended to be qualified under Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code) and has received a favorable determination letter from the IRS to the effect that it is so qualified or is entitled to rely on a favorable opinion or advisory letter issued to the sponsor of a master and prototype plan pursuant to IRS Announcement 2001 77, and, to the Company’s Knowledge, there is no fact or event that could adversely affect the qualified status of such plan.

ARTICLE IV - COVENANTS OF SELLER

4.1    Affirmative Covenants. The Seller hereby covenants and agrees with the Company that, except (i) as permitted by this Agreement, (ii) as disclosed in the Seller Disclosure Schedule, (iii) as required by Law or a Governmental Authority of competent jurisdiction, provided, that prior to failing to take any such action, the Seller notifies the Company thereof and to the extent required by the Company, uses its reasonable best efforts to take any such action otherwise subject to such Law or Governmental Authority, or (iv) as otherwise consented to in writing by the Company, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Seller will, and the Seller will cause each Seller Subsidiary, to:

(a)    operate its business only in the usual, regular and ordinary course consistent with past practices;

(b)    use all reasonable best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

(c)    use all reasonable best efforts to maintain and keep its properties in good repair and condition as at present, ordinary wear and tear excepted;

(d)    use all commercially reasonable best efforts to keep in full force and effect director and officer liability insurance comparable in amount and scope of coverage to that now maintained by it (the “Existing D&O Policy”);

(e)    perform in all material respects all obligations required to be performed by it under all material Contracts relating to or affecting its assets, properties and business;

(f)    comply with and perform in all material respects all obligations and duties imposed upon it by all applicable Laws; and

(g)    not to take any action or fail to take any action which can reasonably be expected to have a Seller Material Adverse Effect.

4.2    Negative Covenants. Except (i) as permitted by or provided in this Agreement, (ii) as disclosed in the Seller Disclosure Schedule, (iii) as required by Law or a Governmental Authority of competent jurisdiction, provided that prior to taking any such action required by Law or a Governmental Authority, the Seller notifies the Company thereof and to the extent required by the Company, uses its reasonable best efforts to avoid having to take such action required by such Law or Governmental Authority, or (iv) as otherwise consented to in writing by the Company, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Seller shall not do, or permit any Seller Subsidiary to do, any of the following:

(a)    (i) except to maintain qualification pursuant to the Code or as contemplated in Annex A, adopt, amend, renew or terminate any Plan or any other agreement, arrangement, plan or policy providing compensation or benefits for current or former employees, officers or directors of the Seller or any Seller Subsidiary, or (ii) except for (A) normal increases in the ordinary course of business consistent with past practice and subject to the limitations set forth in Annex A and (B) increases specifically permitted by Annex A, increase in any manner the base salary, bonus, incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or other agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(b)    declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for (A) payment of dividends by Trustcorp Statutory Trust I in the ordinary course of business consistent with past practice, but in no event in any amount greater than $825,000 on a semi-annual basis or (B) dividends by a Seller Subsidiary either to the Seller or another Seller Subsidiary;

(c)    except as contemplated by this Agreement, merge into any other Person, permit any other Person to merge into it or consolidate with any other Person, or effect any reorganization or recapitalization;

(d)    purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock or other equity interests, of any Person other than in the ordinary course of business;

(e)    liquidate, sell, dispose of, or encumber any assets or acquire any assets outside of the ordinary course of business;

(f)    repurchase, redeem or otherwise acquire, or issue, sell or deliver, split, reclassify, combine or otherwise adjust, or agree to issue, sell or deliver, split, reclassify, combine or otherwise adjust, any stock (except pursuant to exercise of the Options), bonds or other corporate securities of which the Seller or any of the Seller Subsidiaries is the issuer (whether authorized and unissued or held in treasury), or grant or issue, or agree to grant or issue, any options, warrants or other Rights (including convertible Securities) calling for issue thereof;

(g)    propose or adopt any amendments to its articles of incorporation, by-laws, articles of organization or operating agreement, as the case may be;

(h)    change any of its methods of accounting in effect at December 31, 2004 or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2004, except as may be required by GAAP or applicable Law;

(i)    change any lending, investment, liability management or other material policies concerning the business or operations of the Seller or any of the Seller Subsidiaries, except as required by Law or by a Regulatory Authority; or

(j)    except as required by Law;

(i)    acquire or sell any Contracts for the purchase or sale of financial or other futures or any put or call options, or enter into any hedges or interest rate swaps relating to cash, securities or any commodities whatsoever or enter into any other derivative transaction, which would have gains or losses in excess of $350,000, or enter into, terminate or exchange a derivative instrument with a notional amount in excess of $350,000 or having a term of more than five (5) years;

(ii)    sell, assign, transfer, pledge, mortgage or otherwise encumber, or permit any Liens to exist with respect to, any of its assets with a value in excess of $50,000 individually, except in the ordinary course of business consistent with past practice;

(iii)    make any investment with a maturity of five (5) years or more;

(iv)    incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money (other than indebtedness of the Seller or the Seller Subsidiaries to each other) in excess of an aggregate of $150,000 (for the Seller and the Seller Subsidiaries on a consolidated basis) except in the ordinary course of business consistent with past practice;

(v)    enter into any Contract with respect to any acquisition of a material amount of assets or securities or any discharge, waiver, satisfaction, release or relinquishment of any material Contract rights, Liens, debts or claims, except in the ordinary course of business and consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by United States government or agency securities), or impose, or suffer the imposition of, on any material asset of the Seller or any Seller Subsidiaries, any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Seller Financial Statements) and in no event with a value in excess of $50,000 individually;

(vi)    settle any Proceeding or controversy of any kind for any amount in excess of $50,000 or in any manner which would restrict in any material respect the operations or business of the Seller or any of the Seller Subsidiaries;

(vii)    purchase any new financial product or instrument which involves entering into a Contract with a term of six (6) months or longer;

(viii)    make any capital expenditure, except in the ordinary course and consistent with past practice and in no event in excess of $50,000 individually;

(ix)    take any action or fail to take any action which would be reasonably expected to have a Seller Material Adverse Effect;

(x)    take any action that would adversely affect or delay the ability of the Seller to perform any of its obligations on a timely basis under this Agreement or cause any of the conditions set forth in Article VII to not be satisfied; or

(xi)    agree in writing or otherwise to do any of the foregoing.

4.3    Letter of Seller’s Accountants. If requested in writing by the Company, the Seller shall use its reasonable best efforts to cause to be delivered to the Company “comfort” letters of KPMG LLP, the Seller’s independent public accounting firm, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to the Company, in a form reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accounting firms in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

4.4    No Solicitation of Transactions.

(a)    From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, the Seller and the Seller Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, Affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly:

(i)    solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal;

(ii)    participate in any discussions or negotiations regarding, or furnish to any Person any material non-public information with respect to, or take any other action to facilitate any inquiry or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; or

(iii)    enter into any Contract relating to any Acquisition Transaction;

provided, however, this Section 4.4(a) shall not prohibit the Seller or the Seller’s Board of Directors from:

(A)    furnishing material nonpublic information (other than information regarding the Company supplied to the Seller by the Company) regarding the Seller or the Seller Subsidiaries to, or entering into a customary confidentiality agreement with or entering or re-entering into discussions with, any Person in response to an Acquisition Proposal submitted by such Person (and not withdrawn) if (x) the Seller’s Board of Directors reasonably determines in good faith, after taking into consideration the advice of and consultation with an investment banking firm of national reputation, (which includes Seller’s current financial advisor), that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer, and (y) the Seller’s Board of Directors concludes in good faith, after consultation with its outside legal counsel, that failure to take such action is reasonably likely to result in a breach by the Seller’s Board of Directors of its fiduciary obligations to the Seller’s stockholders under applicable Laws, provided that in any such case neither the Seller nor any representative of the Seller and the Seller Subsidiaries shall have violated any of the restrictions set forth in this Section 4.4(a); or

(B)    taking the actions described in the proviso of subsection (d), below, as permitted thereby, provided that none of the Seller, the Seller Subsidiaries or any representatives of the Seller and the Seller Subsidiaries shall have violated any of the restrictions set forth in this Section 4.4(a).

At least ten (10) days prior to furnishing any material nonpublic information to, or entering into discussions or negotiations with, any Person, the Seller shall:

(i)    give the Company written notice of the identity of such Person and of the Seller’s intention to furnish material nonpublic information to, or enter into discussions or negotiations with, such Person; and

(ii)    receive from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral nonpublic information furnished to such Person by or on behalf of the Seller, and contemporaneously with furnishing any such information to such Person, the Seller shall furnish such information to the Company (to the extent such information has not been previously furnished by the Seller to the Company).

(b)    The Seller and the Seller Subsidiaries will immediately cease, and will cause each of their officers, directors, employees, Affiliates, investment bankers, attorneys, and other advisors or representatives to immediately cease, as of the date hereof, any and all existing activities, discussions or negotiations with any other Persons conducted heretofore with respect to any Acquisition Proposal, subject to the right to renew such activities, discussions or negotiations in accordance with this Section 4.4.

(c)    Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.4 by any officer, director, employee or Affiliate of the Seller or any of the Seller Subsidiaries or any investment banker, attorney or other advisor or representative retained by any of them shall be deemed to be a breach of this Section 4.4 by the Seller.

(d)    Except as provided hereinbelow: (i) the Seller’s Board of Directors shall recommend that the Seller’s stockholders vote in favor of and to adopt and approve this Agreement and the Merger at the Seller Stockholders’ Meeting; (ii) the Proxy Statement/Prospectus shall include a statement of the Seller’s Board of Directors Recommendation; and (iii) neither the Seller’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify, in a manner adverse to the Company (in either event, a “Change of Recommendation”), the Seller’s Board of Directors Recommendation; provided, however, that nothing in this Agreement shall prevent the Seller’s Board of Directors from (i) withholding, withdrawing, amending or modifying the Seller’s Board of Directors Recommendation or (ii) not including in the Proxy Statement/Prospectus the Seller’s Board of Directors Recommendation if, in either case, the Seller’s Board of Directors reasonably determines in good faith, after consultation with its outside legal counsel, that, due solely to facts or circumstances coming to the attention of the Seller’s Board of Directors after the date of this Agreement, the failure to take such action is reasonably likely to result in a breach by the Seller’s Board of Directors of its fiduciary obligations to Seller’s stockholders under applicable Law; and provided further, however, that neither the Seller nor the Seller’s Board of Directors may take any of the actions described in clauses (i) and (ii) of the immediately preceding proviso unless the Seller shall have received an Acquisition Proposal that has not been withdrawn as of the time of such action of the Seller’s Board of Directors and the Seller’s Board of Directors shall have reasonably determined in good faith, after taking into consideration the advice of and consultation with an investment banking firm of national reputation (which includes Seller’s current financial advisor), that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer.

(e)    Notwithstanding anything to the contrary contained in this Section 4.4, in the event that the Seller’s Board of directors determines in good faith, after consultation with outside counsel, that in light of a Superior Offer it is necessary to do so in order to comply with its fiduciary duties to the Seller or the Seller’s stockholders under applicable Law, the Seller’s Board of Directors may terminate this Agreement in the manner contemplated by Section 8.1(h) solely in order to concurrently enter into a definitive agreement with respect to a Superior Offer, but only after the tenth (10th) day following the Company’s receipt of written notice advising the Company that the Seller’s Board of Directors is prepared to accept a Superior Offer, and only if, during such ten (10) day period, if the Company so elects, the Seller and its advisors shall have negotiated in good faith with the Company to make such adjustments in the terms and conditions of this Agreement as would enable the Seller to proceed with the transactions contemplated herein on such adjusted terms.

(f)    In addition to the obligations of the Seller set forth in Section 4.4(a), the Seller as promptly as practicable shall advise the Company orally and in writing of any request received by the Seller, any Seller Subsidiary or any of their officers, directors, employees, Affiliates, investment bankers, attorneys, and other advisors or representatives after the date hereof for information which the Seller reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by the Seller, any Seller Subsidiary or any of their officers, directors, employees, Affiliates, investment bankers, attorneys, and other advisors or representatives after the date hereof with respect to, or which the Seller reasonably believes would lead to, any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making any such request, Acquisition Proposal or inquiry. The Seller will keep the Company informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

(g)    The approval of the Board of Directors of the Seller for purposes of causing any business combination, control share acquisition, fair price or other anti-takeover law or regulation (including, without limitation, Sections 351.407 and 351.459 of the GBCLM) to be inapplicable to the Merger shall not be deemed to be changed or otherwise revoked or invalidated as a result of any Change of Recommendation pursuant to this Section 4.4.

(h)    Nothing in this Section 4.4 shall prevent the Seller or the Seller’s Board of Directors from complying, to the extent applicable, but subject to the limitations set forth in this Section 4.4, with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

4.5    Update Disclosure; Breaches.

(a)    From and after the date of this Agreement until the Effective Time, the Seller shall update the Seller Disclosure Schedule on a regular basis by written notice to the Company to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that (i) to the extent that any information that would be required to be included in an update under this Section 4.5(a) would have in the past been contained in internal reports prepared by the Seller or any the Seller Subsidiary in the ordinary course, such update may occur by delivery of such internal reports prepared in accordance with past practice, with appropriate steps taken by the Seller to identify relevant information contained therein, and (ii) to the extent that updating required under this Section 4.5 is unduly burdensome to the Seller, the Seller and the Company will use their reasonable best efforts to develop alternate updating procedures using, wherever possible, existing reporting systems.

(b)    The Seller shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and use its reasonable best efforts to prevent or promptly remedy the same.

4.6    Affiliates; Tax Treatment. Within thirty (30) days after the date of this Agreement (a) the Seller shall deliver to the Company a letter identifying all Persons who are then “affiliates” of the Seller, including, without limitation, all directors and executive officers of the Seller, for purposes of Rule 145 promulgated under the Securities Act and (b) the Seller shall advise the Persons identified in such letter of the resale restrictions imposed by applicable securities laws. The Seller shall use its reasonable best efforts to obtain from each Person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 4.6. The Seller shall use its reasonable best efforts to obtain from any Person who becomes an “affiliate” of the Seller after the Seller’s delivery of the letter referred to above, on or prior to the Effective Time, a written agreement, substantially in the form attached hereto as Exhibit 4.6 as soon as practicable after such Person attains such status. The Seller will use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

4.7    Delivery of Stockholder List. The Seller shall arrange to have its transfer agent deliver to the Company or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the Seller stockholders, their holdings of stock as of the latest practicable date, and such other stockholder information as the Company may reasonably request.

4.8    Loan and Investment Policies. The Seller agrees to maintain and to cause the Seller Subsidiaries to maintain their existing loan and investment policies and procedures designed to ensure safe and sound banking practices, which shall remain in effect, except as otherwise agreed in writing by the Company, for the period from the date hereof until the earlier of the Effective Time or termination of this Agreement pursuant to Article VIII. To the extent permitted by applicable Law, such policies and procedures shall apply to, among other matters, the following: (i) making or renewing any commitments or loans, or purchase or renewals of any participations in loans, in excess of $500,000 for any commercial loan, $150,000 for any single-family residential loan or $50,000 for any consumer loan; (ii) making, committing to make or renewing any loan to any Affiliate of the Seller or Seller Subsidiaries or any family member of such Affiliate or any entity in which such Affiliate has a material interest; (iii) making any investment or commitment to invest, or making any loan, in excess of $500,000 with respect to any commercial real estate development project; (iv) making multiple commercial real estate loans which are in the aggregate in excess of $1,000,000 to any one real estate developer; or (v) entering into any Contract under which the Seller or any Seller Subsidiary will be bound to pay in excess of $50,000 over the life of such Contract or voluntarily committing any act or omission which constitutes a breach or default by the Seller or any Seller Subsidiary under any Contract to which the Seller or any Seller Subsidiary is a party or by which it or any of its properties is bound. To the extent permitted by applicable Law, the Company shall have the right to designate at least two (2) observers to attend all meetings of the Seller’s (i) senior credit committee, or similar committee at any Seller Subsidiary designated by the Company, and (ii) investment committee or similar committee at any Seller Subsidiary, and the Seller shall ensure that such representatives receive all information given by the Seller or its agents to the Seller’s members of said committees.

4.9    Access and Information. From the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Seller will give the Company and its representatives, employees, counsel and accountants reasonable access to the properties, books and records of the Seller and the Seller Subsidiaries and any other information relating to the Seller and the Seller Subsidiaries that is reasonably requested by the Company for purpose of permitting the Company, among other things, to: (a) conduct its due diligence review, (b) review the financial statements of the Seller, (c) verify the accuracy of the representations and warranties of the Seller contained in this Agreement, (d) confirm compliance by the Seller with the terms of this Agreement, and (e) prepare for the consummation of the transactions contemplated by this Agreement. The parties hereto acknowledge and agree that any investigation by the Company pursuant to this Section 4.9 shall not unreasonably interfere with the business and operations of the Seller. The Company shall not, without the consent of the Seller (which consent shall not be unreasonably withheld), directly contact any customers or key employees of the Seller. General advertisements by the Company in publications of general circulation will not be deemed a violation of the preceding sentence.

4.10    Confidentiality Agreement. The Seller agrees that the Confidentiality Agreement dated November 8, 2005 between the Company and the Seller (the “Confidentiality Agreement”) shall remain in full force and effect and binding upon the Seller and shall survive termination of this Agreement for the period set forth therein.

ARTICLE V - COVENANTS OF THE COMPANY

5.1    Affirmative Covenants. The Company hereby covenants and agrees with the Seller that, except (i) as permitted by this Agreement, (ii) as disclosed in the Company Disclosure Schedule, (iii) as required by Law or a Governmental Authority of competent jurisdiction, or (iv) as otherwise consented to in writing by the Seller, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Company will, and the Company will cause each Company Subsidiary, to:

(a)    maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as used in the Company’s financial statements applied on a consistent basis; and

(b)    conduct its business in a manner that does not violate any Law, except for possible violations which do not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

5.2    Negative Covenants. Except as disclosed in the Company Disclosure Schedule or as otherwise contemplated by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Company shall not, or agree to commit to, or permit any Company Subsidiaries to, without the prior written consent of the Seller, (i) propose or adopt any amendments to the Company Articles or the Company By-Laws in a manner which would adversely affect in any manner the terms of the Company Common Stock or the ability of Company to consummate the transactions contemplated hereby, or agree in writing to do any of the foregoing; provided, however, that any such amendment to the Company Articles to increase the authorized number of shares of Company Common Stock shall not be deemed to have such an adverse effect, or (ii) take any action that would adversely affect or delay the ability of the Company to perform any of its obligations on a timely basis under this Agreement or cause any of the conditions set forth in Article VII to not be satisfied.

5.3    Breaches. The Company shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Seller and use its reasonable best efforts to prevent or promptly remedy the same.

5.4    Stock Exchange Listing. The Company shall use its reasonable best efforts to cause the shares of Company Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time.

5.5    Tax Treatment. The Company will use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

5.6     Confidentiality Agreement. The Company agrees that the Confidentiality Agreement shall remain in full force and effect and binding upon the Company and shall survive termination of this Agreement for the period set forth therein.

5.7     Stock Options.

(a)    At the Effective Time, the Company will assume the option plans listed on Section 5.7(a) of the Seller Disclosure Schedule (the “Option Plans”) and all of the Seller’s obligations thereunder. At the Effective Time, each outstanding option issued pursuant to the Option Plans (each, an “Option”) shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option (including, without limitation, the time periods allowed for exercise), except as such terms and conditions are modified by this Section 5.7, a number of shares of Company Common Stock equal to the product of the Option Exchange Ratio and the number of shares of Seller Common Stock subject to such Option (provided that any fractional shares of Company Common Stock resulting from such calculation shall be rounded-up to the nearest whole share), at a price per share (rounded-up to the nearest cent) equal to the exercise price per share of the shares of Seller Common Stock subject to such Option divided by the Option Exchange Ratio. Notwithstanding the foregoing, the Company will make any necessary changes to the exercise price and number of shares of Company Common Stock subject to an Option after the Effective Time to the minimum extent necessary so that the holder of an Option is not subject to penalty under Section 409A of the Code and the related guidance issued thereunder.

(b)    The Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery upon exercise of the Options adjusted in accordance with this Section 5.7. The Company shall file one or more registration statements on Form S-8 (or any successor form) or another appropriate form, promptly after the Effective Time, but in no event more than twenty (20) Business

Days thereafter, with respect to the Company Common Stock subject to such Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the related prospectus or prospectuses) for so long as such Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, the Company shall administer the Option Plans assumed pursuant to this Section 5.7 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Option Plans complied with such rule prior to the Merger.

ARTICLE VI - ADDITIONAL AGREEMENTS

6.1    Proxy Statement/Prospectus; Registration Statement; Board Recommendation. As promptly as practicable after the execution of this Agreement, but in no event more than forty-five (45) days thereafter (provided that Seller shall have provided to the Company all information necessary or otherwise reasonably requested by the Company in connection therewith no later than twenty (20) days after the execution of this Agreement), the Seller and the Company shall prepare and the Company shall file with the SEC the Proxy Statement/Prospectus and the Registration Statement on Form S-4 promulgated under the Securities Act (or on such other form as shall be appropriate) relating to the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of the Seller and shall use all reasonable best efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Each of the Seller and Company shall furnish all information concerning itself and its Affiliates, officers and directors that is required to be included in the Proxy Statement/Prospectus or, to the extent applicable, the other filings, or that is customarily included in the Proxy Statement/Prospectus or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Seller and Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement/Prospectus or the other filings, and the Seller shall use its reasonable best efforts to cause the definitive Proxy Statement/Prospectus to be mailed to the Seller’s stockholders as promptly as reasonably practicable after the date the Registration Statement becomes effective. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement/Prospectus or the other filings and shall provide the other party with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement/Prospectus or the other filings. If at any time prior to the Seller Stockholders’ Meeting, any information relating to the Seller, the Company or any of their respective Affiliates, officers or directors, should be discovered by the Seller or the Company which should be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the other filings, so that the Proxy Statement/Prospectus or the other filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Seller. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement/Prospectus or filing the other filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

6.2    Meeting of Seller’s Stockholders. The Seller shall promptly, after the date the Registration Statement becomes effective, take all action necessary in accordance with the GBCLM and the Seller Articles and the Seller By-Laws to convene the Seller Stockholders’ Meeting. The Seller shall use its reasonable best efforts to solicit from stockholders of the Seller proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the GBCLM to approve the Merger, unless the Seller’s Board of Directors shall have determined in good faith based on advice of counsel that such actions would reasonably be likely to result in violation of its fiduciary duty to the Seller’s stockholders under applicable Law.

6.3    Appropriate Action; Consents; Filings. The Seller and the Company shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all Consents and Orders required under Law (including, without limitation, all rulings and approvals of Governmental Authorities) and from parties to Contracts required in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby, including, without limitation, the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act (to the extent applicable) and any other applicable federal or state securities laws, (B) the BHCA, the Missouri Division of Finance and any other applicable federal or state banking laws and (C) any other applicable Law; provided that, the Company and the Seller shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith, and shall use their respective reasonable best efforts to file all applications required to be filed with the Federal Reserve Board, the Missouri Division of Finance or any other federal or state banking regulator no later than thirty (30) days after the execution of this Agreement by the parties. The Seller and the Company shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable best efforts to take all such necessary action.

6.4    Employee Benefit Matters. Annex A hereto sets forth certain agreements of the parties with respect to the manner in which various benefit and compensation matters will be handled prior to and after the Effective Time for employees and directors of Seller and the Seller Subsidiaries.

6.5    Directors’ and Officers’ Indemnification and Insurance.

(a)    By virtue of the occurrence of the Merger, the Company shall from and after the Effective Time succeed to the Seller’s obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Seller and the Seller Subsidiaries as provided in the Seller Articles, the Seller By-Laws, indemnification agreements of the Seller or the Seller Subsidiaries with respect to matters occurring prior to the Effective Time. Section 6.5 of the Seller Disclosure Schedule contains a complete list of all such indemnification arrangements to which the Seller is a party to on the date of this Agreement. The Seller agrees not to amend or enter into new indemnification arrangements or agreements from and after the date hereof.

(b)    From and after the Effective Time, the Company agrees to use commercially reasonable best efforts to maintain an insurance policy for directors’ and officers’ liabilities (the “D&O Policy”) for all present and former directors and officers of the Seller covered by the Existing D&O Policy on the date of this Agreement with terms (including coverage limits) substantially similar in all respects to those currently in effect on the date of this Agreement with respect to acts, omissions and other matters occurring prior to the Effective Time for which coverage is provided under the Existing D&O Policy; provided, however, that the Company’s obligation under this subsection (b) shall be completely satisfied at such time as the Company shall have satisfied either of the following conditions: (i) the Company shall have maintained the D&O Policy in accordance with this subsection (b) for a period of six (6) years from and after the Effective Time or (ii) the Company shall have incurred costs to maintain insurance in accordance with this subsection equal to or exceeding 250% of the annual premium in effect on the date of this Agreement and disclosed on Schedule 6.5 of the Seller Disclosure Schedule; provided, further however, if the Company fails to maintain the D&O Policy in accordance with this subsection (b) for six (6) years from the Effective Time, the Company will indemnify and hold all present and former directors and officers of the Seller covered by the Existing D&O Policy harmless against any and all losses, claims, damages, liabilities, costs and expenses (including, but not limited to, attorney’s fees, disbursements and court costs) and actions with respect to acts, omissions, and other matters occurring prior to the Effective Time for which coverage is provided under the Existing D&O Policy to the same extent as coverage would have been provided to such persons had the D&O Policy in accordance with this subsection (b) been maintained by the Company for a period of six (6) years from and after the Effective Time.

(c)    In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 6.5.

(d)    The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Seller or any Seller Subsidiary (the “Indemnified Parties”) and his or her heirs and representatives.

6.6    Notification of Certain Matters. The Seller shall give prompt notice to the Company, and the Company shall give prompt notice to the Seller, of (i) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Seller or the Company, as the case may be, contained in this Agreement to be untrue or inaccurate, and (ii) any failure of the Seller or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.7    Public Announcements. The Company and the Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law, including disclosures required under the federal securities laws.

6.8    Customer Retention. To the extent permitted by applicable Law, the Seller shall, and the Seller shall cause each Seller Subsidiary to, use all reasonable best efforts to assist the Company in its efforts to retain the Seller’s and the Seller Subsidiaries’ customers for the Surviving Corporation. Such efforts shall include making introductions of the Company’s employees to such customers, assisting in the mailing of information prepared by the Company and reasonably acceptable to the Seller to such customers and actively participating in any “transitional marketing programs” as the Company shall reasonably request.

ARTICLE VII - CONDITIONS OF MERGER

7.1    Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no Proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the Knowledge of the Company or the Seller, threatened by the SEC. The Company shall have received all other federal or state securities Consents necessary to issue Company Common Stock in exchange for Seller Common Stock and to consummate the Merger.

(b)    Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Seller.

(c)    Federal Reserve Board. The Merger shall have been approved by the Federal Reserve Board, which approval shall not contain any condition that would have a Company Material Adverse Effect, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired.

(d)    HSR Approval. All statutory waiting periods under the HSR Act shall have expired and the Company shall not have received any objections thereunder from either the Federal Trade Commission or the United States Department of Justice.

(e)    State Approval. The Merger shall have been approved by the Missouri Division of Finance and such approval shall not contain any condition that would have a Company Material Adverse Effect, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired.

(f)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect preventing or prohibiting consummation of the transactions contemplated by this Agreement or restricting the consummation of the transactions contemplated by this Agreement in a manner that would have a Seller Material Adverse Effect or a Company Material Adverse Effect.

(g)    NYSE Listing. The shares of Company Common Stock to be issued at the Effective Time shall have been authorized for listing on the NYSE, subject to official notice of issuance.

7.2    Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. Without giving effect to any update to the Seller Disclosure Schedule or notice to the Company under Sections 4.5 or 6.6, above, and except for Section 2.19, above, which is provided for in subsection (j), below, (i) each of the representations and warranties of the Seller contained in this Agreement that is qualified by reference to “materiality” or Seller Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date; and (ii) each of the representations and warranties of the Seller contained in this Agreement that is not qualified by reference to “materiality” or Seller Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date; provided, however, that notwithstanding the foregoing, the conditions set forth in this Section 7.2(a) shall be deemed to be satisfied notwithstanding the failure of any such representations and warranties to be true and correct under the standards set forth in clauses (i) and (ii), as applicable, so long as any such failure(s) would not have a Seller Material Adverse Effect. The Company shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer and the Chief Financial Officer of the Seller, or individuals performing similar functions, to the foregoing effect.

(b)    Agreements and Covenants. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)    Consents Obtained. (i) The Seller shall continue to possess all Seller Approvals and (ii) all Consents and Orders required to be obtained, and all filings and notifications required to be made, by the Seller for the authorization, execution and delivery of this Agreement and the consummation by the Seller of the transactions contemplated hereby shall have been obtained and made by the Seller, except where the failure to obtain any such Consents or Orders, or make any such filings or notifications, would not have a Seller Material Adverse Effect.

(d)    No Challenge. There shall not be pending any Proceeding before any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the Merger or the conversion of the

Seller Common Stock into the Company Common Stock pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of the Seller and the Seller Subsidiaries, which in either case is reasonably likely to have a Seller Material Adverse Effect or a Company Material Adverse Effect.

(e)    Tax Opinion. The Company shall have received an opinion of Godfrey & Kahn, S.C., independent counsel to the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of the Seller and the Company will be a “party to the reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Godfrey & Kahn, S.C. may require and rely upon customary representations and covenants contained in certificates of officers of the Company and the Seller.

(f)    Opinion of Counsel. The Company shall have received from Lewis, Rice & Fingersh, L.C., or other independent counsel to the Seller reasonably satisfactory to the Company, an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Annex B hereto, which opinion shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Company. In rendering such opinion, Lewis, Rice & Fingersh, L.C. or such other legal counsel may require and rely upon representations and covenants contained in certificates of officers of the Seller.

(g)    Comfort Letters. If requested by the Company as provided in Section 4.3, the Company shall have received from KPMG LLP the “comfort” letters referred to in Section 4.3.

(h)    Affiliate Agreements. The Company shall have received from each Person who is identified in the affiliate letter as an “affiliate” of the Seller a signed affiliate agreement in the form attached hereto as Exhibit 4.6.

(i)    Burdensome Condition. Between the date of this Agreement and the Effective Time, there shall not be any action taken, or any statute, rule, regulation or Order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Authority which imposes any condition or restriction upon the Company or the Seller or their respective subsidiaries (or the Surviving Corporation or its subsidiaries after the Effective Time), which would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement in such a manner as to render inadvisable the consummation of the Merger.

(j)    No Material Adverse Changes. Since the date of this Agreement, there shall have been no Seller Material Adverse Effect and no Effect shall have occurred that would have a Seller Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Seller, or individuals performing similar functions, to that effect.

7.3    Additional Conditions to Obligations of the Seller. The obligation of the Seller to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. Without giving effect to any notice to the Seller under Sections 5.3 or 6.6, above, and except for Section 3.14, above, which is provided for in subsection (f), below, (i) each of the representations and warranties of the Company contained in this Agreement that is qualified by reference to “materiality” or Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Effective Time, except to the extent that such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date; and (ii) each of the representations and warranties of the Company contained in this Agreement that is not qualified by reference to “materiality” or Company Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date; provided, however, that notwithstanding the foregoing, the conditions set forth in this Section 7.3(a) shall be deemed to be satisfied notwithstanding the failure of any such representations and warranties to be true and correct under the standards set forth in clauses (i) and (ii), as applicable, so long as any such failure(s) would not have a Company Material Adverse Effect. The Seller shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, or individuals performing similar functions, to the foregoing effect.

(b)    Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)    Consents Obtained. (i) The Company shall continue to possess all Company Approvals and (ii) all Consents and Orders required to be obtained, and all filings and notifications required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to obtain any such Consents or Orders, or make any such filings or notifications, would not have a Company Material Adverse Effect.

(d)    Tax Opinion. The Seller shall have received an opinion of Lewis, Rice & Fingersh, L.C., independent counsel to the Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to the Seller, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

(i)    No gain or loss will be recognized by the Seller as a result of the Merger;

(ii)    No gain or loss will be recognized by the stockholders of the Seller who exchange their Seller Common Stock for Company Common Stock pursuant to the Merger (except with respect to cash received as part of the Per Share Consideration and cash received in lieu of a fractional share interest in Company Common Stock); and

(iii)    The aggregate tax basis of the Company Common Stock received by stockholders who exchange their Seller Common Stock for Company Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Seller Common Stock surrendered in exchange therefor, reduced by any amount of cash received and increased by the amount of gain recognized for tax purposes.

In rendering such opinion, the Seller’s counsel may require and rely upon customary representations and covenants contained in certificates of officers of the Company and the Seller.

(e)    Opinion of Counsel. The Seller shall have received from Godfrey & Kahn, S.C., or other independent counsel to the Company reasonably satisfactory to the Seller, an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to the Seller, covering the matters set forth in Annex C hereto, which opinion shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Seller. In rendering such opinion, Godfrey & Kahn, S.C. may require and rely upon representations and covenants contained in certificates of officers of the Company.

(f)    No Material Adverse Changes. Since the date of this Agreement, there shall have been no Company Material Adverse Effect and no Effect shall have occurred that would have a Company Material Adverse Effect. The Seller shall have received a certificate of the President and the Chief Financial Officer of the Company, or individuals performing similar functions, to that effect.

ARTICLE VIII - TERMINATION

8.1    Termination . This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the stockholders of the Seller adopt this Agreement, as applicable:

(a)    by mutual written consent duly authorized by the Boards of Directors of the Company and the Seller;

(b)    by either the Seller or the Company if the Merger shall not have been consummated by September 30, 2006, unless extended by the Boards of Directors of Seller and the Company for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of any provision of this Agreement;

(c)    by either the Seller or the Company if a Governmental Authority shall have issued a non-appealable final Order or taken any other action having the effect of restraining, enjoining or otherwise prohibiting the Merger;

(d)    by either the Seller or the Company if: (i) the Seller Stockholders’ Meeting (including any adjournments thereof) shall have been held and completed and the stockholders of the Seller shall have taken a final vote on a proposal to adopt this Agreement and (ii) the required approval of the stockholders of the Seller contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Seller where the failure to obtain approval by the Seller stockholders shall have been caused by the action or failure to act of the Seller, and such action or failure to act constitutes a breach by the Seller of any provision of this Agreement;

(e)    by the Seller, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 7.3(a), above, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company of a covenant or agreement was unintentional and is curable by the Company through exercise of commercially reasonable best efforts, then the Seller may not terminate this Agreement pursuant to this Section 8.1(e) for ten (10) days after delivery of written notice from the Seller to the Company of such breach, provided, that the Company continues to exercise commercially reasonable best efforts to cure such breach (it being understood that the Seller may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by the Company is cured during such ten (10) day period);

(f)    by the Company, upon a breach of any covenant or agreement on the part of the Seller set forth in this Agreement, or if any representation or warranty of the Seller shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 7.2(a), above, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Seller’s representations and warranties or breach by the Seller of a covenant or agreement was unintentional and is curable by the Seller through exercise of its commercially reasonable best efforts, then the Company may not terminate this Agreement pursuant to this Section 8.1(f) for ten (10) days after delivery of written notice from the Company to the Seller of such breach, provided, that the Seller continues to exercise commercially reasonable best efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by the Seller is cured during such ten (10) day period);

(g)    by the Company if there is a Change of Recommendation or if the Seller’s Board of Directors fails to include the Seller’s Board of Directors Recommendation in the Proxy Statement/Prospectus;

(h)    by the Seller prior to the vote of the stockholders, without further action, if the Seller shall have entered into a definitive agreement with respect to a Superior Offer pursuant to and in accordance with

Section 4.4(e), above; provided, however, that such determination and the right to terminate under this Section 8.1(h) shall not be effective until the Seller has made payment to the Company of the amounts required to be paid pursuant to Section 8.3(b)(i), below;

(i)    by the Company:

(i)    if any of the conditions to the obligation of the Company to effect the Merger set forth in Sections 7.1 or 7.2, above, have not been satisfied or waived by the Company at Closing or the Company reasonably determines that the timely satisfaction of any condition to the obligation of the Company to effect the Merger set forth in Sections 7.1 or 7.2, above, has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation of the Company set forth in this Agreement); or

(ii)    in the event there has been a Seller Material Adverse Effect between the date hereof and the Effective Time;

(j)    by the Seller:

(i)    if any of the conditions to the obligation of the Seller to effect the Merger set forth in Sections 7.1 or 7.3, above, have not been satisfied or waived by the Seller at Closing or the Seller reasonably determines that the timely satisfaction of any condition to the obligation of the Seller to effect the Merger set forth in Sections 7.1 or 7.3, above, has become impossible (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation of the Seller set forth in this Agreement); or

(ii)    in the event there has been a Company Material Adverse Effect between the date hereof and the Effective Time;

(k)    by the Company if any Person or Persons holding of record or beneficially in the aggregate 15% or more of the outstanding shares of Seller Common Stock delivers a notice or notices of intent to demand payment in respect of such shares in accordance with Section 351.455 of the GBCLM; or

(l)    by the Seller if both of the conditions set forth in subsections (l)(i) and (l)(ii) below exist on the day immediately preceding the anticipated Effective Time and the Company has not elected to cure such conditions in the manner described in subsection (l)(iii) below:

(i)    The quotient determined by dividing the Final VWAP by the Initial VWAP is less than .85.

(ii)    The quotient obtained by dividing the Final VWAP by the Initial VWAP is less than the difference obtained by subtracting .15 from the quotient obtained by dividing the Final Index Price by the Initial Index Price.

(iii)    The Company shall have the right, but not the obligation, upon written notice to the Seller prior to the Effective Time, to increase the Stock Amount (the “Additional Stock Amount”) to an amount equal to the quotient obtained by dividing (I) $26.18 by (II) the Final VWAP and, in such event, the conditions set forth in subsections (l)(i) and (l)(ii), above, shall be deemed not to exist.

8.2    Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1, above, will be effective immediately upon (or if termination is pursuant to Sections 8.1(e) or 8.1(f), above, and the proviso therein is applicable, ten (10) days after) the delivery of written notice thereof by the terminating party to the other party. In the event of termination of this Agreement as provided in Section 8.1, above, this Agreement shall be of no further force or effect, with no liability of either party to the other, except (i) the provisions set forth in this Section 8.2, Section 8.3 and Article IX, shall survive the termination of this Agreement indefinitely, (ii) the provisions of the Confidentiality Agreement shall survive the termination of this Agreement for the period set forth therein, and (iii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement.

8.3    Fees and Expenses.

(a)    Except as set forth in Section 8.2, above, and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated. Within one (1) Business Day after the effective date of any termination of this Agreement under the circumstances described in Sections 8.3(b)(i) through (b)(iii), the Seller shall pay to the Company, in addition to any Termination Fee owed to the Company pursuant to Section 8.3(b), all of the Reimbursable Company Expenses by delivery of immediately available funds.

(b)    (i)    The Seller shall pay to the Company in immediately available funds, within one (1) Business Day after demand by the Company, an amount equal to $5,000,000 (the “Termination Fee”) if this Agreement is terminated by the Seller pursuant to Section 8.1(h), above.

(ii)    If this Agreement is terminated by the Company pursuant to Section 8.1(g), above, and within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or the Seller enters into a Contract providing for an Acquisition Proposal, then the Seller shall pay or cause to be paid to the Company in immediately available funds an amount equal to the Termination Fee within one (1) Business Day after the Seller enters into such Contract or such transaction is consummated, whichever is earlier.

(iii)    If (A) this Agreement is terminated by the Company or the Seller, as applicable, pursuant to Section 8.1(b), above (and prior to such termination the Seller shall not have held a meeting of its stockholders pursuant to Section 6.1, above) or Section 8.1(d), above, (B) prior to such termination an Acquisition Proposal (other than by the Company) shall have been received by the Seller and not withdrawn, and (C) within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or the Seller enters into a Contract providing for an Acquisition Proposal, then the Seller shall pay or cause to be paid to the Company in immediately available funds an amount equal to the Termination Fee within one (1) Business Day after the Seller enters into such Contract or such transaction is consummated, whichever is earlier.

(iv)    The Seller acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if the Seller fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) and, in order to obtain such payment, the Company makes a claim that results in a judgment against the Seller for the amounts set forth in this Section 8.3(b), the Seller shall pay to the Company, in addition to the amount of such judgment, the Company’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at The Wall Street Journal prime rate in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall be the exclusive remedy for a termination of this Agreement as specified in this Section 8.3(b) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

ARTICLE IX - GENERAL PROVISIONS

9.1    Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Article I and Sections 5.7, 6.4 and 6.5 shall survive the Effective Time indefinitely and those set forth in Sections 4.10, 5.6, 8.2, 8.3 and Article IX hereof shall survive termination indefinitely.

9.2    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given and received when delivered personally, three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), one (1) Business Day after being delivered by an express courier (with confirmation), or when sent by telecopy (with confirmation), in each case to the parties at the following addresses or telecopy numbers, as the case may be (or at such other address or telecopy number for a party as shall be specified by like changes of address or telecopy number) and shall be effective upon receipt:

(a)	If to the Seller:

Trustcorp Financial, Inc.

100 South Fourth Street

St. Louis, MO 63102

Attention: James A. Saitz

Facsimile: (314) 436-5303

With a copy to:

Lewis, Rice & Fingersh, L.C.

500 North Broadway, Suite 2000

St. Louis, MO 63102

Attention: Thomas C. Erb

Facsimile: (314) 612-7613

(b)	If to the Company:

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, WI 53202

Attention: Randall J. Erickson

Facsimile: (414) 765-7899

With a copy to:

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, WI 53202

Attention: Christopher B. Noyes

                 Dennis F. Connolly

Facsimile: (414) 273-5198

9.3    Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Company) relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions other than the transactions contemplated by this Agreement involving:

(i)    any acquisition or purchase from the Seller by any Person of more than a 15% interest in the total outstanding voting securities of the Seller or any of the Seller Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the total outstanding voting securities of the Seller or any of the Seller Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Seller or any of the Seller Subsidiaries;

(ii)    any sale, lease, exchange, transfer, license, acquisition or other disposition of more than 15% of the assets of the Seller or any of the Seller Subsidiaries; or

(iii)    any liquidation or dissolution of the Seller or any of the Seller Subsidiaries.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person including, without limitation, any partnership or joint venture in which any Person (either alone, or through or together with any other Person) has, directly or indirectly, an interest of 5% or more. For purposes of this definition, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means any day other than a day on which banks in Wisconsin are required or authorized to be closed.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, permit, franchise, charter, license, easement, grant or similar affirmation by any Person pursuant to any Contract, Law or Order.

“Contract” shall mean any agreement, arrangement, authorization, commitment, indenture, instrument, license, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business, including, without limitation, any binding letter of intent or memorandum of understanding.

“Final Index Price” means the average of the Final Prices for all of the companies comprising the Index Group. If the Company or any company belonging to the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Effective Time, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the applicable definitions herein so as to be comparable to the closing price on the date of this Agreement.

“Final Price” of any company belonging to the Index Group means the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of ten (10) consecutive trading days in which such shares are traded on such market or exchange ending at the end of the third (3rd) trading day immediately preceding the Effective Time.

“Final VWAP” means the volume weighted average price per share of Company Common Stock, rounded to the nearest one-hundredth of a cent, during the period of ten (10) consecutive trading days in which such shares are traded on the NYSE ending at the end of the third (3rd) trading day immediately preceding the Effective Time. For this purpose, the Final VWAP shall be calculated using the default criteria for the function known as “Bloomberg VWAP” of the AQR function for Company Common Stock on the automated quote and analytical system distributed by Bloomberg Financial LP.

“Index Group” means all of those companies listed on Exhibit 9.3 the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the period of ten (10) consecutive trading days ending at the end of the third (3rd) trading day immediately preceding the Effective Time for such company to be acquired or to acquire another company or with respect to any other extraordinary transaction or event (other than any transaction contemplated in the definition of “Final Index Price” set forth herein).

“Initial Index Price” means the average of the daily closing sale prices of a share of common stock of the companies comprising the Index Group (weighted in accordance with the weighting factor set forth on Exhibit 9.3), as reported in the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, during the period of ten (10) consecutive trading days in which such shares are traded on such market or exchange immediately preceding the date this Agreement is executed by the parties.

“Initial VWAP” means $43.9334.

“Knowledge” as used with respect to a party (including references to such party being aware of a particular matter) shall mean (i) those facts that are actually known by the Chairman, Chief Executive Officer, President or Chief Financial Officer of such party, or individuals performing similar functions, and (ii) those facts that would reasonably be expected to have come to the attention of one or more of the officers referred to in the preceding clause (i) had such officer conducted a reasonable due diligence review of such party’s operations and business.

“Law” shall mean any federal, state, local, municipal, foreign, international, multinational, territorial or other administrative order, constitution, law, ordinance, rule, regulation, statute or treaty and any guidance issued thereunder, including any transitional relief or rules provided in connection therewith.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property (real or personal) or property (real or personal) interest, other than (i) Liens for current Taxes upon the assets or property of a Person or its subsidiaries which are not yet due and payable provided appropriate reserves have been established therefor on the financial statements of such Person and (ii) for depository institution subsidiaries of a Person, pledges to secure deposits and Liens incurred in the ordinary course of the banking business.

“Option Exchange Ratio” means:

(i)    If the Company does not exercise its right to issue the Additional Stock Amount under Section 8.1(l), the “Option Exchange Ratio” will be equal to 0.8763.

(ii)    If the Company does exercise its right to issue the Additional Stock Amount under Section 8.1(l), the “Option Exchange Ratio” will be equal to the quotient obtained by dividing (A) $33.88 by (B) the Final VWAP.

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Authority.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity, group (as defined in Section 13(d) of the Exchange Act) or Governmental Authority.

“Proceeding” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability of another Person, or invoking or seeking to invoke legal process to obtain information relating to or affecting another Person, which affects such other Person’s business assets (including Contracts related to it), or obligations under the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities in the ordinary course consistent with past practice.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the FDIC, the OCC, the OTS, the Missouri Division of Finance, the SEC, and all other federal and state regulatory agencies and public authorities having jurisdiction over the parties and their respective subsidiaries.

“Reimbursable Company Expenses” means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company and its Affiliates) incurred by the Company, its Affiliates or on their behalf in connection with or related to the authorization, preparation and execution of this Agreement, the Registration Statement, the Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other Rights, or securities or Rights convertible into or exchangeable for, shares of the capital stock of a Person.

“Superior Offer” means an unsolicited, bona fide written offer made by a third Person to consummate any of the following transactions or in one or a series of related transactions:

(i)    a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Seller pursuant to which those stockholders of the Seller immediately preceding such transaction will hold less than 50% of the equity interest in the surviving or resulting entity of such transaction;

(ii)    a sale, lease, exchange, transfer, license or other disposition by the Seller and the Seller Subsidiaries of all or substantially all of their assets, as a consolidated group; or

(iii)    the acquisition by any Person (including by way of a tender offer, merger, consolidation, business combination, exchange offer or similar transaction or issuance by the Seller), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Seller;

provided, however, that in each of clause (i), (ii) or (iii) immediately above, the Superior Offer shall be on terms that the Seller’s Board of Directors determines, in its good faith judgment, to be more favorable to the Seller stockholders (taking into account all factors which the Seller’s Board of Directors may deem reasonably relevant, including, without limitation, the relative value and form of the consideration offered, all other terms and conditions of the respective offers, including, without limitation, the presence of a financial contingency, the likelihood of obtaining financing on a timely basis if a financing contingency is present, and the likelihood of obtaining any required Consents or Orders from Governmental Authorities) than the terms of the Merger (after receipt and consideration of the advice of a financial advisor of nationally recognized reputation (which includes the Seller’s current financial advisor) to the effect that the consideration offered in such offer is superior, from a financial point of view, to the Per Share Consideration).

9.4    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.6    Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) constitute the entire agreement of the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and, except as set forth in Section 9.8, below, are not intended to confer upon any other Person any rights or remedies hereunder.

9.7    Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that the Company may assign all or any of its rights hereunder and thereunder to any Affiliate, provided that no such assignment shall relieve the Company of its obligations hereunder.

9.8    Parties in Interest. Subject to Section 9.7, above, this Agreement (including Annex A hereto) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 5.7 and 6.5, above (which is intended to be for the benefit of the holders of Options and the Indemnified Parties and may be enforced by such holders of Options and Indemnified Parties).

9.9    Governing Law. Except to the extent that the laws of the State of Missouri are mandatorily applicable to the matters arising under or in connection with this Agreement, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Wisconsin, regardless of the Laws that might otherwise govern under applicable principles of choice of law or conflicts of law.

9.10    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.11    Time is of the Essence. Time is of the essence as to all performance under this Agreement.

9.12    Specific Performance. The parties hereto acknowledge that monetary damages would not be a sufficient remedy for breach of this Agreement. Therefore, upon breach of this Agreement by either party, the aggrieved party may proceed to protect its rights and enforce this Agreement by suit in equity, action at law or other appropriate Proceeding, including an action for the specific performance of any provision herein or any other remedy granted by Law, equity or otherwise, in each case without posting a bond. Any action for specific performance hereunder shall not be deemed exclusive and may also include claims for monetary damages as may be warranted under the circumstances. The prevailing party in any such suit, action or other Proceeding arising out of or related to this Agreement shall be entitled to recover its costs, including attorney’s fees, incurred in such suit, action or other Proceeding.

9.13    Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein that are defined in GAAP have the meanings ascribed to them therein. No provision of this Agreement will be interpreted in favor of, or against, either of the parties to this Agreement by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against either party hereto. The Seller Disclosure Schedule and the Company Disclosure Schedule, as well as all other Schedules and all Annexes and Exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require either party to take any action, or fail to take any action, if to do so would violate any applicable Law. References to the “other party” or “either party” will be deemed to refer to the Seller or the Company, as the case may be.

IN WITNESS WHEREOF, the Company and the Seller have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

TRUSTCORP FINANCIAL, INC.

By:	/s/ James A. Saitz
James A. Saitz, Chairman and Chief Executive Officer

MARSHALL & ILSLEY CORPORATION

By:	/s/ Dennis J. Kuester
Dennis J. Kuester, Chairman and Chief Executive Officer

ANNEX A

EMPLOYEE BENEFIT MATTERS

1.    Conduct of Business Between Date of Signing the Agreement and the Effective Time. Between the date of signing of the Agreement and the Effective Time (i) the Seller and Seller Subsidiaries may increase the base salaries of their employees on each such employee’s annual review date, however such increases shall not exceed, in the aggregate for those employees with and without employment agreements, 4% on an annualized basis, provided, however, that the increases for employees with employment agreements may not exceed 4% on an individual basis; (ii) unless otherwise agreed between Seller and the Company, no bonuses or incentive payments will be paid to employees of Seller or Seller Subsidiaries in excess of $1,300,000 in the aggregate, provided, however, that the amount paid to each employee with an employment agreement will be determined in a manner consistent with past practice; (iii) no commission amounts will be paid by Seller or Seller Subsidiaries in excess of the amounts calculated in accordance with previously-established commission plans; (iv) no new programs, plans or agreements providing compensation or benefits for employees or directors of Seller or Seller Subsidiaries will be adopted or implemented, existing programs, plans or agreements providing compensation or benefits for employees or directors of Seller or Seller Subsidiaries will not be amended or modified except as required by, or necessary to comply with, applicable law, or as provided herein or in agreements executed by employees in connection herewith, and no further grants or awards will be made under existing plans, programs or agreements providing compensation or benefits for employees or directors of Seller or Seller Subsidiaries, except as provided herein or as may be agreed to by the Company; (v) there will be no officer title promotions without the Company’s consent, except that if an officer position becomes vacant, another officer may be promoted to that position if he or she assumes the former employee’s job responsibilities; (vi) no new consulting agreements or employment continuation agreements will be granted to employees of Seller or Seller Subsidiaries and the existing consulting and employment continuation agreements of Seller and Seller Subsidiaries will not be amended, except as provided herein or in agreements executed simultaneously herewith; (vii) in no event will Seller make employer contributions to its retirement programs except to the extent consistent with past practice, and Seller will not make any amendments or modifications to its retirement programs, without first obtaining the consent of the Company, other than as provided herein or required to maintain the tax-qualified status of any such retirement programs; and (viii) Seller or Seller Subsidiaries will only pay severance to those employees who are terminated by their employer and then only in amounts and for a period consistent with past practice of the employer or as provided in the employee’s employment agreement.

2.    General.

(a)    Transferred Employees. Those individuals who are employed by the Seller or any of the Seller Subsidiaries as of the Effective Time shall be hereinafter referred to as the “Transferred Employees.” After the Effective Time, the Transferred Employees shall be integrated into the Company’s qualified retirement plans, health and dental plans and other employee welfare benefit plans subject to the terms and conditions of the referenced plans, except as otherwise provided in the Agreement and this Annex A. If the Company terminates a Transferred Employee’s employment with the Company within the first twelve months after the Effective Time, the amount of severance to which such Transferred Employee would be entitled is as set forth in the Company’s Reduction-In-Force Severance Policy provided to the Seller. Thereafter, if the Company terminates a Transferred Employee’s employment, the amount of severance to which such Transferred Employee may be entitled will be as set forth in the Company’s severance plans as then in effect.

(b)    Credit for Past Service. After the Effective Time, the Company and the Company Subsidiaries shall give the Transferred Employees full credit for their prior service with the Seller and the Seller Subsidiaries (or any service credited as such in connection with a previous acquisition by the Seller or any Seller Subsidiary): (i) for purposes of eligibility (including without limitation initial participation and eligibility for current benefits) and vesting under any qualified or nonqualified retirement or profit sharing plans maintained by the Company in which Transferred Employees may be eligible to participate; and

(ii) for all purposes under any welfare benefit plans, “cafeteria plans” (as defined in Code Section 125), vacation plans and similar arrangements maintained by the Company. Notwithstanding anything contained herein to the contrary, the Company will not give credit for prior service to Transferred Employees as regards the Company’s retiree health plan.

(c)    Waiver of Certain Limitations. The Company will, or will cause the Company’s affiliates or the Seller Subsidiaries to, waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Transferred Employees immediately prior to the Effective Time. Notwithstanding the foregoing, the Transferred Employees still have to meet the service requirements (recognizing past service credit given in Section 2(b), above) and other eligibility criteria under the Company’s plans.

(d)    Company’s Ability to Amend, Modify or Terminate Plans. Nothing contained in this Annex shall limit the right of the Company or its affiliates, at any time and from time to time, to amend, modify or terminate, in whole or in part, any of the plans referenced in this Annex, except that no such amendment shall nullify the provisions of this Annex, and the Company hereby reserves such right.

3.    Employee Welfare Plans. The Seller’s existing health and dental plans and other employee welfare benefit plans shall remain in effect at least until the Effective Time. Thereafter, Transferred Employees will be integrated into the Company’s health and dental plans and other employee welfare plans at a time determined on a plan-by-plan basis by the Company in its sole discretion. If integration occurs during a plan year, Transferred Employees shall receive credit for co-pays, deductibles and similar limits. Until the Transferred Employees are integrated into the Company plans, the respective Seller plans shall remain in effect.

4.    401(k) Plan. The Seller’s 401(k) plan shall be merged into the Company’s 401(k) plan after the Effective Time. Until the Seller’s 401(k) plan is merged into the Company’s 401(k) plan, the Transferred Employees may continue to make contributions in accordance with their elections and the Company will make a matching contribution on such amounts on a basis no less favorable than the matching contributions made to the Company’s 401(k) plan.

5.    Deferred Compensation Plans.

(a)    Prior to the Effective Time, the Seller’s Board of Directors shall (i) amend the Second Restatement of Missouri State Bank and Trust Company Deferred Compensation Plan and the Second Restatement of Missouri State Bank and Trust Company Deferred Compensation Plan for Nonemployee Directors (the “Plans”) to the minimal extent necessary to avoid a penalty under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance issued thereunder, provided, however, that the Seller may amend the Plans in accordance with transition relief provided in the applicable guidance to permit new payment elections on or prior to December 31, 2006 , with respect to both the time and form of payment, by the participants in the Plans so long as the choice of the time and form of payment is limited to the same as in the Plans as of the date of the Agreement (i.e. a deferral period of at least two and no more than 15 years after the election, but not beyond age 65, and lump sum or periodic annual installments over a period of 2 to 10 years as elected by the participant), and (ii) amend Section 4.04 of the Plans to provide that the earnings crediting rate for Accounts in the Plans will be based on the Participants’ timely-filed elections containing the investment choices provided to participants in the Marshall & Ilsley Corporation 2005 Executive Deferred Compensation Plan (the “2005 Plan”) from time to time, and in default of a timely-filed election, the Participant’s Account shall have earnings credited at the fixed rate investment option under the 2005 Plan. If the Seller’s Board of Directors wishes to make additional amendments to the Plans, the Company will not unreasonably withhold its consent to such amendments. The parties specifically agree that it would not be unreasonable for the Company to refuse to consent to amendments which would result in an increased economic cost to the Company from the continued

operation of the Plans. Notwithstanding the foregoing, nothing in this paragraph obligates the Seller’s Board of Directors to amend the Plans in any manner whatsoever that would subject amounts deferred, earned and vested before January 1, 2005 to Section 409A of the Code.

(b)    After the Effective Time, the Company and its affiliates shall not knowingly or intentionally amend the Plans or knowingly or intentionally administer the Plans in a manner which would result in a penalty to the participants in the Plans under Section 409A of the Code or subject amounts deferred, earned and vested prior to January 1, 2005 to the application of Section 409A of the Code without the express written consent of the affected participants with full knowledge of the application of Section 409A of the Code.

(c)    Within the thirty (30) day period following the Effective Time, the Company shall fund the Rabbi Trusts established under the Plans as provided in Sections 8.02 of the Plans, even if either or both of the Plans is terminated or amended on or prior to the thirtieth (30th) day following the Effective Time.

6.    Amendment of Employment Agreements. The Seller will use its reasonable best efforts to cause its employees with affected Employment Agreements to agree to waive that portion of the termination of employment benefit attributable to disability insurance. Messrs. James A. Saitz and Raymond R. Van de Riet, Jr. have committed to waive that portion of the termination of employment benefit attributable to disability insurance under Section 4(d)(iv) of their Employment Agreements.

7.    Code Section 125 Plans. Company shall, or shall cause its affiliates, to either (i) maintain the Code Section 125 plans of Seller and Seller Subsidiaries (the “Seller 125 Plans”) for the remainder of the calendar year in which the Effective Time occurs, or (ii) terminate the Seller 125 Plans after the Effective Time and either allow the Transferred Employees to participate in the Company’s Code Section 125 Plan or adopt a new Code Section 125 plan (either alternative referred to hereafter as the “New 125 Plan”) for the Transferred Employees who were participating in the Seller 125 Plans and transfer the account balances of such employees under the Seller 125 Plans to the New 125 Plan. Until the Transferred Employees are integrated into the New 125 Plan, the Seller 125 plan shall remain in effect.

EXHIBIT 9.3

Index Group

M&I Peer Bank Index Banks for Trustcorp Merger Agreement

Company	Ticker	Shares Outstanding (9/30/05)	Weighting
BB&T Corporation	BBT	548,051,351	9.73%
Fifth Third Bancorp	FITB	554,400,091	9.85%
National City Corporation	NCC	628,892,825	11.17%
PNC Financial Services Group, Inc.	PNC	291,000,000	5.17%
Regions Financial Corporation	RF	458,208,082	8.14%
KeyCorp	KEY	408,542,345	7.26%
North Fork Bancorporation, Inc.	NFB	477,967,177	8.49%
M&T Bank Corporation	MTB	112,847,590	2.00%
Northern Trust Corporation	NTRS	218,246,333	3.88%
Comerica Incorporated	CMA	165,265,598	2.93%
AmSouth Bancorp	ASO	348,562,000	6.19%
Synovus Financial Corp.	SNV	312,283,129	5.55%
Zions Bancorporation	ZION	90,067,016	1.60%
Compass Bancshares Inc.	CBSS	124,509,920	2.21%
Commerce Bancorp Inc.	CBH	172,946,912	3.07%
Huntington Bancshares Inc.	HBAN	229,005,823	4.07%
First Horizon National Corp.	FHN	126,002,753	2.24%
Associated Banc-Corp.	ASBC	128,110,999	2.28%
Colonial BancGroup Inc.	CNB	154,190,961	2.74%
Mercantile Bankshares Corp.	MRBK	82,078,721	1.46%
TOTAL		5,631,179,626

APPENDIX B

PLAN OF MERGER

Merging

TRUSTCORP FINANCIAL, Inc.

(a Missouri corporation)

with and into

MARSHALL & ILSLEY CORPORATION

(a Wisconsin corporation)

Background

Marshall & Ilsley Corporation, a Wisconsin corporation (the “Company”), and Trustcorp Financial, Inc., a Missouri corporation (the “Seller”), are parties to an Agreement and Plan of Merger dated as of December 21, 2005 (the “Merger Agreement”), providing for the merger of the Seller with and into the Company (the “Merger”) upon the terms and conditions set forth in this Plan of Merger and pursuant to The General and Business Corporation Law of Missouri (the “GBCLM”) and the Wisconsin Business Corporation Law (the “WBCL”). The Company and the Seller are sometimes hereinafter together referred to as the “Constituent Corporations.” Terms used herein that are not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

Terms and Conditions

1.    Merger. The Constituent Corporations shall effect the Merger upon the terms and subject to the conditions set forth in this Plan of Merger.

1.1.     The Merger. Upon the terms and subject to the conditions set forth in this Plan of Merger, and in accordance with the GBCLM, the WBCL, at the Effective Time the Seller shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Seller shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2.    The Closing; Effective Time.

(a)    The closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall be held at such time, date (the “Closing Date”) and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin, commencing at 9:00 a.m., Milwaukee time, on a date specified by either party upon five (5) Business Days’ written notice (or at the election of the Company on the last Business Day of the month) after the last to occur of the following events: (a) receipt of all Consents of Governmental Authorities legally required to consummate the Merger and the expiration of all statutory waiting periods applicable to Merger and the other transactions contemplated hereby; and (b) approval of the Merger Agreement and the Merger by the Seller’s stockholders in the manner contemplated by Section 6.2 of the Merger Agreement. Scheduling or commencing the Closing shall not constitute a waiver of the conditions set forth in Article VII of the Merger Agreement by either the Company or the Seller.

(b)    Contemporaneously with the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger, as necessary, and any other required documents, with the Secretary of State of the State of Missouri (the “Missouri Secretary of State”) and the Department of Financial Institutions of the State of Wisconsin (the “DFI”), in such form as required by, and executed in accordance with the relevant provisions of, the GBCLM and the WBCL (the effective date and time of such filing or such date and time as the Company and the Seller shall agree and specify in the articles of merger are referred to herein as the “Effective Time”).

1.3.    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Merger Agreement and the applicable provisions of the GBCLM and the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company and the Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.

1.4.    Articles of Incorporation; By-Laws. At the Effective Time, the Company’s Articles of Incorporation, as amended or restated (the “Company Articles”), and the Company’s By-Laws, as amended or restated (the “Company By-Laws”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

1.5.    Directors and Officers. At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and to be assigned to the class previously assigned. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

1.6.    Conversion of Securities; Dissenting Shares.

(a)    Subject to Section 1.6(d) regarding fractional shares, at the Effective Time, by virtue of the Merger and without action on the part of the Company or the Seller, each share of the common stock, $.005 par value, of the Seller (“Seller Common Stock”), issued and outstanding immediately prior to the Effective Time, other than (i) shares of Seller Common Stock held in the treasury of the Seller, (ii) shares of Seller Common Stock owned by the Company or any Company Subsidiary for its own account, and (iii) Dissenting Shares, shall cease to be outstanding and shall be converted into the right to receive the Per Share Consideration. For purposes hereof, “Shares” shall mean all shares of Seller Common Stock issued and outstanding other than those shares of Seller Common Stock described in clauses (i), (ii) and (iii), above.

(b)    Each share of Seller Common Stock held by the Seller as treasury stock and each share held by the Company or any Company Subsidiary for its own account immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof as provided in this Section 1.6.

(c)    For purposes of the Merger Agreement, “Per Share Consideration” means (A)an amount in cash equal to $7.70 (the “Cash Amount”), plus (B) 0.7011 of a share (the “Stock Amount”) of common stock, $1.00 par value, of the Company (“Company Common Stock”). To the extent the Company exercises its right to issue the Additional Stock Amount in the manner described in Section 8.1(l) of the Merger Agreement, the parties acknowledge and agree that such Additional Stock Amount shall be included in the definition of “Stock Amount” for purposes of determining the Per Share Consideration. Notwithstanding the foregoing, the parties acknowledge and agree that the Cash Amount may have to be reduced and the Stock Amount may have to be increased in accordance with Section 1.6(f), below.

(d)    No fractional shares of Company Common Stock shall be issued in the Merger. In lieu of a fractional share of Company Common Stock, the holder of any Shares who would otherwise be entitled to receive such fractional share (after taking into account all Shares delivered by such holder) shall be entitled to receive a cash payment, without interest and rounded-up to the nearest whole cent, in an amount determined by multiplying the Initial VWAP by the fraction of a share of Company Common Stock to which the holder would otherwise have been entitled; provided, however, if the Company exercises its right to issue the Additional Stock Amount in the manner described in Section 8.1(l) of the Merger Agreement, such fractional share of Company Common Stock shall be multiplied by the Final VWAP and not the Initial VWAP. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the bank or trust company designated by the Company as the exchange agent (the “Exchange Agent”) shall so notify the Company, and the Company shall deposit that amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to the holders of fractional share interests, subject to and in accordance with the terms of this Section 1.6.

(e)    Notwithstanding anything in the Merger Agreement to the contrary, shares of Seller Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have validly exercised dissenter’s rights available under Section 351.455 of the GBCLM (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Per Share Consideration in accordance with this Section 1.6, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenter’s rights under the GBCLM. Dissenting Shares shall be treated in accordance with Section 351.455 of the GBCLM, if and to the extent applicable. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenter’s rights, such holder’s shares of Seller Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Per Share Consideration in accordance with this Section 1.6. The Seller shall give the Company prompt notice of each and every notice of a stockholder’s intent to demand payment for the stockholder’s shares of Seller Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the GBCLM and received by the Seller relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 351.455 of the GBCLM and the opportunity to direct all negotiations and Proceedings with respect to demands for appraisal under the GBCLM. The Seller shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to, offer to settle or settle, or approve any withdrawal of any demands for “fair value” under Section 351.455 of the GBCLM.

(f)    If either the tax opinion referred to in Section 7.2(e) of the Merger Agreement or the tax opinion referred to in Section 7.3(d) of the Merger Agreement cannot be rendered because the counsel charged with providing such opinion reasonably determines that the Merger may not satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then the Company shall reduce the Cash Amount and correspondingly increase the Stock Amount to the minimum extent necessary to enable the relevant tax opinions to be rendered, provided that the Per Share Consideration, as calculated and determined pursuant to this Section 1.6, is the same.

1.7.    Exchange of Certificates.

(a)    Exchange Agent. The Company shall deposit, or shall cause to be deposited, on or within five (5) Business Days after the Closing Date, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article I, through the Exchange Agent, the Per Share Consideration, and shall deposit, or shall cause to be deposited, from time to time, with the Exchange Agent, any dividends or distributions with respect thereto promptly following the declaration and payment thereof, if any, to be paid and issued in exchange for Shares pursuant to this Article I (the “Exchange Fund”).

(b)    Exchange Procedures. As soon as reasonably practicable after the Effective Time but in any event no more than ten (10) Business Days thereafter, the Exchange Agent shall mail to each holder of record of a certificate representing ownership of Shares (a “Certificate” or “Certificates”) whose Shares were converted into the right to receive the Per Share Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a transferee may exchange the Certificate representing such Shares for the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will pay and issue in exchange for such lost, stolen or destroyed Certificate the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I, which such holder would have had the right to receive in respect of such lost, stolen or destroyed Certificate. Until surrendered as contemplated by this Section 1.7, each Certificate (other than Certificates representing Shares owned by the Company or any Company Subsidiary and Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I.

(c)    Dividends and Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.6(d), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 1.6(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

(d)    No Further Rights in the Shares. The Per Share Consideration issued and paid upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Seller for six (6) months after the Effective Time shall be delivered to the Company, upon demand, and any former stockholders of the Seller who have not theretofore complied with this Article I shall thereafter look only to the Company to claim the Per Share Consideration, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock, in each case without interest thereon, and subject to Section 1.7(g). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory (including, without limitation, any Regulatory Authority) or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (each a “Governmental Authority”), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f)    No Liability. Neither the Company nor the Seller shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a Governmental Authority pursuant to any abandoned property, escheat or similar Laws.

(g)    Withholding Rights. Each of the Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any former holder of

Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under any Laws relating to Taxes and pay such withholding amount over to the appropriate Governmental Authority. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by the Company or the Exchange Agent, as the case may be.

1.8.    Stock Transfer Books. At the Effective Time, the stock transfer books of the Seller shall be closed and there shall be no further registration of transfers of shares of the Seller Common Stock thereafter on the records of the Seller. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into the Per Share Consideration in accordance with this Article I, subject to applicable Law in the case of Dissenting Shares.

1.9.    Company Common Stock. The shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

1.10.    Adjustments for Dilution and Other Matters. If prior to the Effective Time the Company shall declare a stock dividend or distribution upon, or subdivide, split-up, reclassify or combine, Company Common Stock or declare a dividend or make a distribution on Company Common Stock in any security convertible into Company Common Stock, an appropriate adjustment or adjustments will be made to the Stock Amount to be issued for each of the Shares to be converted pursuant to Section 1.6.

2.    Termination. This Plan of Merger may be terminated at any time on or before the Effective Time by agreement of the Boards of Directors of the Constituent Corporations. This Plan of Merger shall be automatically terminated if the Merger Agreement is terminated in accordance with the terms thereof.

APPENDIX C

December 21, 2005

Board of Directors

Trustcorp Financial, Inc.

100 South Fourth Street

St. Louis, Missouri 63102

Members of the Board:

Stifel, Nicolaus & Company, Incorporated (“Stifel” or “we”) has been advised that Trustcorp Financial, Inc. (“Trustcorp” or the “Company”) is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Marshall & Ilsley Corporation (“M&I”), pursuant to which Trustcorp will be merged (the “Merger”) with and into M&I, and each outstanding share of common stock, $.005 par value, of Trustcorp (each a “Share”) will be converted into the right to receive $7.70 in cash and 0.7011 shares of M&I common stock (the “Per Share Consideration”). Each option to acquire a share of Trustcorp common stock (“Trustcorp Option”) will be converted into an option to acquire a share of M&I common stock. Such Per Share Consideration is subject to adjustment and on terms and conditions more fully set forth in the Merger Agreement.

You have requested Stifel’s opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of Trustcorp common stock, of the right to receive the Per Share Consideration to be paid by M&I in the Merger pursuant to the Merger Agreement (the “Opinion”). For the purposes of our Opinion, we have assumed that the Merger will be consummated pursuant to the terms of the Agreement.

Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of Trustcorp in connection with this transaction and will receive a fee for our services which, in part, is contingent upon the completion of the Merger. We will receive an additional fee upon the delivery of this Opinion. In addition, Trustcorp has agreed to indemnify us for certain liabilities arising out of our engagement. In the past, Stifel has provided investment banking services to Trustcorp and received customary fees for our services. In the ordinary course of its business, Stifel actively trades equity securities of Trustcorp and M&I for its own account and for the accounts of its customers and, accordingly, may, at any time, hold a long or short position in such securities.

In rendering our Opinion, we have, among other things:

(i)	reviewed the form of the Merger Agreement;

(ii)	reviewed the audited financial statements of Trustcorp for the five years ended December 31, 2004 and unaudited consolidated financial statements of Trustcorp contained in its quarterly report for the quarter ended September 30, 2005;

(iii)	reviewed the financial statements of M&I included in their respective Annual Reports on Form 10-K for the five years ended December 31, 2004 and their respective Quarterly Reports on Form 10-Q for the quarter ended September 30, 2005;

(iv)	reviewed the reported prices and trading activity of the publicly traded common equity securities of M&I and the historical stock prices and trading volume of the common stock of Trustcorp;

(v)	reviewed and analyzed certain other publicly available information concerning Trustcorp and M&I;

(vi)	reviewed certain non-publicly available information concerning M&I, including estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact on M&I furnished to us by management of M&I;

(vii)	reviewed certain non-publicly available information concerning Trustcorp, including internal financial analyses and forecasts prepared by its management and held discussion with Trustcorp’s senior management regarding recent developments;

(viii)	participated in certain discussions and negotiations between representatives of Trustcorp and M&I;

(ix)	analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

(x)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

(xi)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and

(xii)	took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the banking industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel, by or on behalf of Trustcorp and M&I, or that was otherwise reviewed by Stifel and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by Trustcorp and M&I (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Trustcorp and M&I as to the future operating and financial performance of Trustcorp and M&I, that cost saving and operating synergies would be realized in the amounts and time periods estimated by M&I and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Trustcorp or M&I since the date of the last financial statements made available to us. We have also assumed, without independent verification and with your consent, that the aggregate allowances for loan losses set forth in the financial statements of Trustcorp and M&I are in the aggregate adequate to cover all such losses. We did not make or obtain any independent evaluation, appraisal or physical inspection of Trustcorp’s or M&I’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did we review loan or credit files of Trustcorp or M&I. We relied on advice of Trustcorp’s counsel as to certain legal matters with respect to Trustcorp, the Agreement and the transactions and other matters contained or contemplated therein. We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft we reviewed. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the Company.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It is understood that subsequent

C-2

developments may affect the conclusions reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion. Our Opinion is directed to the Board of Directors of Trustcorp for its information and assistance in connection with its consideration of the financial terms of the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction, nor have we expressed any estimate as to the prices at which any securities of Trustcorp or M&I might trade in the future.

Except as required by applicable law, including without limitation federal securities laws, our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent; provided that this Opinion may be included in its entirety in any proxy statement or registration statement filed by M&I with the Securities and Exchange Commission with respect to the Merger.

Based upon the foregoing and such other factors as we deem relevant, we render the following Opinion, as of the date hereof, that the Per Share Consideration, pursuant to the Merger Agreement is fair to the holders of shares of Trustcorp Common Stock from a financial point of view.

Very truly yours,

STIFEL, NICOLAUS & COMPANY, INCORPORATED

C-3

APPENDIX D

The General and Business Corporation Law of Missouri

Shareholder who objects to merger may demand value of shares, when—remedy exclusive, when.

351.455. 1. If a shareholder of a corporation which is a party to a merger or consolidation and, in the case of a shareholder owning voting stock as of the record date, at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote shall file with such corporation prior to or at such meeting a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his or her shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his or her certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty-day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his or her certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

4. The right of a dissenting shareholder to be paid the fair value of such shareholder’s shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

5. When the remedy provided for in this section is available with respect to a transaction, such remedy shall be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.

APPENDIX E

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

FINANCIAL STATEMENTS

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Consolidated Balance Sheets

September 30, 2005 and September 30, 2004

	September 30, 2005 (unaudited)	September 30, 2004 (unaudited)
Assets

Cash and due from banks	$17,402,569	$14,478,704
Federal funds sold	0	0

Cash and cash equivalents	17,402,569	14,478,704

Debt and equity securities available for sale, at fair value	45,947,113	39,510,589

Loans and leases, net of unearned income	633,036,164	568,062,740
Less allowance for loan losses	8,463,571	8,126,572

Loans and leases, net	624,572,593	559,936,168

Premises and equipment	9,799,272	11,180,555
Accrued interest receivable	2,502,671	1,941,348
Other real estate owned and repossessed assets	36,500	1,322,427
Investment in joint venture	0	384,309
Deferred tax asset, net	2,790,635	2,514,855
Excess of cost over fair value of net assets acquired	4,846,265	4,846,265
Other assets	3,259,936	2,681,660

Total Assets	$711,157,554	$638,796,880

Liabilities and Stockholders’ Equity

Non-interest bearing demand deposits	$118,564,600	$100,005,593
Interest-bearing deposits:
NOW and money market accounts	170,593,734	162,958,033
Savings accounts	6,533,563	5,485,858
Time deposits $100,000 and over	130,879,599	103,977,770
Other time deposits	175,063,793	147,862,799

Total deposits	601,635,289	520,290,053

Short-term borrowings	16,062,228	27,953,828
Note payable	0	1,350,000
Federal Home Loan Bank advances	18,800,000	23,800,000
Guaranteed preferred beneficial interest in Trustcorp Statutory Trust I subordinated debentures	15,000,000	15,000,000
Accrued interest payable	1,131,495	749,207
Other liabilities	5,633,140	5,508,814

Total liabilities	658,262,152	594,651,902

Stockholders’ Equity
Common stock	21,275	21,225
Surplus	26,929,942	26,854,992
Treasury stock	0	0
Retained earnings	19,234,744	12,776,848
Current period earnings	6,936,808	4,183,942
Accumulated other comprehensive income	(227,367)	307,971

Total stockholders’ equity	52,895,402	44,144,978

Total liabilities and stockholders’ equity	$711,157,554	$638,796,880

Shares of Common Stock Outstanding	4,255,020	4,245,020

Book Value per Share	$12.43	$10.40

Tangible Book Value per Share	$11.29	$9.26

Return on average equity: year-to-date	18.75%	13.31%

Basic earnings per share	$1.63	$0.99

Diluted earnings per share	$1.55	$0.95

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Consolidated Statements of Income

Nine months ended September 30, 2005 and September 30, 2004

	9 months Ended September 30, 2005 (unaudited)	9 months Ended September 30, 2004 (unaudited)
Interest income:
Interest and fees on loans and leases	$30,287,377	$22,378,265
Interest and dividends on debt and equity securities:
Taxable	1,424,183	1,266,937
Exempt from federal income taxes	38,461	3,876
Interest on federal funds sold	338,359	16,682
Other	0	0

Total interest income	32,088,380	23,665,760
Interest expense:
NOW and money market accounts	2,637,755	1,089,509
Savings accounts	35,833	30,140
Time deposits $100,000 and over	2,701,456	1,757,280
Other time deposits	4,051,570	3,019,620
Short-term borrowings	96,350	47,971
Note payable	14,269	10,632
Federal Home Loan Bank advances	588,003	575,547
Guaranteed preferred debentures	1,200,483	1,204,839

Total interest expense	11,325,719	7,735,538

Net interest income	20,762,661	15,930,222
Provision for loan losses	502,993	1,096,471

Net interest income after provision for loan losses	20,259,668	14,833,751
Noninterest income:
Gain on sale of mortgage loans	618,912	441,899
Service charges on deposit accounts	712,454	860,581
Other service charges and fee income	873,725	745,745
Equity in earnings of joint venture	0	75,009
Other	25,690	53,258

Total noninterest income	2,230,781	2,176,492
Noninterest expense:
Salaries and employee benefits	7,143,746	6,155,109
Occupancy	1,008,677	887,021
Equipment	804,590	815,077
Professional fees	318,679	527,577
Advertising	94,712	71,886
FDIC insurance premiums	92,786	87,666
Other	1,938,595	1,630,312

Total noninterest expense	11,401,785	10,174,648

Income before income tax expense	11,088,664	6,835,595
Income tax expense	4,151,856	2,651,653

Net income	$6,936,808	$4,183,942

Consolidated Financial Statements

December 31, 2004 and 2003

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors and Stockholders

Trustcorp Financial, Inc.:

We have audited the accompanying consolidated balance sheets of Trustcorp Financial, Inc. and subsidiary (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trustcorp Financial, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

St. Louis, Missouri

March 18, 2005

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets

Cash and due from banks	$14,832,245	21,377,240
Federal funds sold	11,725,330	215,340

Cash and cash equivalents	26,557,575	21,592,580

Debt and equity securities available for sale, at fair value	38,500,878	27,453,493

Loans	583,255,433	502,041,702
Less allowance for loan losses	8,081,399	6,833,216

Loans, net	575,174,034	495,208,486

Premises and equipment, net	10,265,157	11,301,264
Accrued interest receivable	1,906,628	1,394,271
Other real estate owned and repossessed assets	317,254	520,254
Investment in joint venture	—	344,301
Deferred tax assets, net	2,557,935	1,885,763
Goodwill	4,846,265	4,846,265
Other assets	2,766,343	2,770,390

Total assets	$662,892,069	567,317,067

Liabilities and Stockholders’ Equity

Noninterest-bearing demand deposits	$117,959,437	118,803,599
Interest-bearing deposits:
NOW and money market accounts	152,517,813	121,024,357
Savings accounts	5,948,839	4,621,237
Time deposits $100,000 and over	115,173,130	85,678,776
Other time deposits	170,036,966	148,047,659

Total deposits	561,636,185	478,175,628
Short-term borrowings	8,188,957	4,419,043
Note payable	1,350,000	—
Guaranteed preferred beneficial interest in Trustcorp—subordinated debentures	15,000,000	15,000,000
Federal Home Loan Bank advances	23,800,000	23,800,000
Accrued interest payable	1,239,538	1,186,375
Other liabilities	5,267,083	4,368,407

Total liabilities	616,481,763	526,949,453

Commitments and contingent liabilities

Stockholders’ equity:
Common stock—par value $0.005. Authorized 20,000,000 and 6,000,000 at December 31, 2004 and 2003, respectively; issued 4,255,020 and 4,245,020 shares at December 31, 2004 and 2003, respectively	21,275	21,225
Surplus	26,929,942	26,854,992
Retained earnings	19,234,744	12,776,847
Accumulated other comprehensive income	224,345	714,550

Total stockholders’ equity	46,410,306	40,367,614

Total liabilities and stockholders’ equity	$662,892,069	567,317,067

See accompanying notes to consolidated financial statements.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Consolidated Statements of Income

Years ended December 31, 2004 and 2003

	2004	2003
Interest income:
Interest and fees on loans	$31,126,037	28,377,954
Interest and dividends on debt and equity securities:
Taxable	1,671,997	1,376,519
Exempt from Federal income taxes	4,860	8,335
Interest on federal funds sold	51,344	25,050

Total interest income	32,854,238	29,787,858

Interest expense:
NOW and money market accounts	1,624,777	1,034,823
Savings accounts	41,058	33,270
Time deposits $100,000 and over	2,406,223	2,215,697
Other time deposits	4,070,350	5,749,839
Short-term borrowings	73,742	58,453
Note payable	24,201	40,951
Guaranteed preferred beneficial interests in Trustcorp—subordinated debentures	1,609,356	1,605,000
Federal Home Loan Bank advances	792,319	680,621

Total interest expense	10,642,026	11,418,654

Net interest income	22,212,212	18,369,204

Provision for loan losses	1,277,106	2,316,222

Net interest income after provision for loan losses	20,935,106	16,052,982

Noninterest income:
Gain on sale of mortgage loans	584,882	1,243,023
Service charges on deposit accounts	1,124,335	1,103,461
Other service charges and fee income	998,926	1,034,708
Equity in earnings of joint venture	59,505	29,714
Gain on sale of debt securities	28,914	—
Gain on sale of branch	—	2,459,867
Other	39,623	38,951

Total noninterest income	2,836,185	5,909,724

Noninterest expense:
Salaries and employee benefits	8,451,276	7,446,457
Occupancy	1,175,690	1,195,387
Equipment	1,111,229	1,089,724
Professional fees	593,177	790,670
Advertising	108,969	74,106
FDIC insurance premiums	117,657	115,604
Other	2,119,678	2,518,464

Total noninterest expense	13,677,676	13,230,412

Income before income tax expense	10,093,615	8,732,294
Income tax expense	3,635,718	3,214,785

Net income	$6,457,897	5,517,509

Earnings per share—basic	$1.52	1.30
Earnings per share—diluted	1.46	1.26

See accompanying notes to consolidated financial statements.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

Years ended December 31, 2004 and 2003

	Common stock		Surplus	Retained earnings	Treasury stock	Accumulated other compre- hensive income	Total stockholders’ equity	Compre- hensive income
	Shares	Amount
Balance at December 31, 2002	4,245,020	$21,225	27,006,132	7,259,338	—	559,466	34,846,161	577,506

Purchase and retirement of treasury stock	(42,666)	(213)	(490,446)	—	—	—	(490,659)	—
Net income	—	—	—	5,517,509	—	—	5,517,509	5,517,509
Stock options exercised, net	42,666	213	339,306	—	—	—	339,519	—
Other comprehensive income—
Increase in unrealized gain on available for sale securities, net of tax	—	—	—	—	—	155,084	155,084	155,084

Balance at December 31, 2003	4,245,020	21,225	26,854,992	12,776,847	—	714,550	40,367,614	5,672,593

Net income	—	—	—	6,457,897	—	—	6,457,897	6,457,897
Stock options exercised, net	10,000	50	74,950	—	—	—	75,000	—
Other comprehensive income—
Decrease in unrealized gain on available for sale securities, net of tax	—	—	—	—	—	(490,205)	(490,205)	(490,205)

Balance at December 31, 2004	4,255,020	$21,275	26,929,942	19,234,744	—	224,345	46,410,306	5,967,692

See accompanying notes to consolidated financial statements.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 2004 and 2003

	2004	2003
Cash flows from operating activities:
Net income	$6,457,897	5,517,509
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of premiums and discounts on debt securities, net	75,196	157,069
Gain on sale of available-for-sale securities	(28,914)	—
Depreciation and amortization of premises and equipment	955,163	971,817
Gain on sale of premises and equipment	(10,324)	—
Provision for loan losses	1,277,106	2,316,222
Valuation allowance for losses on other real estate owned	150,000	—
Loss (gain) on sale of other real estate owned and repossessed assets	(191,626)	127,325
Gain on sale of branch	—	(2,459,867)
Deferred income tax benefit	(419,448)	(287,985)
Gain on sale of mortgage loans	(584,882)	(1,243,023)
Decrease (increase) in accrued interest receivable	(512,357)	309,284
Decrease (increase) in other assets	3,853	(1,262,769)
Increase (decrease) in accrued interest payable	53,163	(462,660)
Increase (decrease) in other liabilities	898,676	(763,619)
Undistributed earnings in joint venture	—	(29,714)
Joint venture distribution	121,529	218,800
Gain on sale of joint venture	(84,298)	—
Origination of mortgage loans for sale	(46,018,981)	(84,610,877)
Proceeds from the sale of mortgage loans	46,197,288	85,853,900

Net cash provided by operating activities	8,339,041	4,351,412

Cash flows from investing activities:
Purchase of available-for-sale securities	(20,181,771)	(3,097,003)
Sale (purchase) of FHLB stock	310,800	(1,144,300)
Proceeds from maturities of and principal payments on available for sale securities	6,945,768	10,889,742
Proceeds from sale of available-for-sale securities	1,088,801	—
Increase in loans, net	(82,306,986)	(53,566,323)
Recoveries of loans previously charged off	512,196	547,200
Purchase of premises and equipment	(798,807)	(281,805)
Proceeds from sale of joint venture	307,070	—
Proceeds from sale of premises and equipment	890,075	55,434
Proceeds from sale of other real estate owned and repossessed assets	1,203,337	422,057
Cash paid in sale of branch	—	1,057,927

Net cash used in investing activities	(92,029,517)	(45,117,071)

Cash flows from financing activities:
Net increase (decrease) in noninterest-bearing demand deposits	(844,162)	29,127,217
Net increase (decrease) in interest-bearing deposits	84,304,719	(5,555,130)
Net increase (decrease) in short-term borrowings	3,769,914	(4,975,000)
Proceeds (repayment) from note payable	1,350,000	(2,150,000)
Proceeds from FHLB advances	—	10,000,000
Stock options exercised, net of tax	75,000	339,306
Purchase and retirement of treasury stock	—	(490,446)

Net cash provided by financing activities	88,655,471	26,295,947

Net increase (decrease) in cash and cash equivalents	4,964,995	(14,469,712)

Cash and cash equivalents, beginning of year	21,592,580	36,062,292

Cash and cash equivalents, end of year	$26,557,575	21,592,580

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$10,588,863	11,881,314
Income taxes	4,312,267	2,816,210
Supplemental schedule of noncash investing activities:
Other real estate and repossessed assets acquired in settlement of loans	958,711	254,136

See accompanying notes to consolidated financial statements.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(1) Organization and Business Combination

Trustcorp Financial, Inc. (the Company) was formed as a one-bank holding company on January 22, 1997 and acquired Missouri State Bank and Trust Company (the Bank) on July 1, 1997. The acquisition of the Bank was accounted for using the purchase method of accounting and, accordingly, the assets and liabilities of the Bank were adjusted to their estimated fair values on that date. The acquisition was structured as an asset purchase for income tax purposes. The total purchase price of $12,400,000 was allocated to the assets acquired and liabilities assumed, resulting in an excess of cost over fair value of net assets acquired of $6,919,638.

Trustcorp Statutory Trust I (Trustcorp Trust) was formed as a business trust subsidiary of the Company during 2000 in connection with the issuance of cumulative preferred trust securities on August 31, 2000.

The Company provides a full range of banking services through the Bank to individual and corporate customers located within the St. Louis metropolitan area and the surrounding communities. The Company is subject to competition from other financial and nonfinancial institutions providing financial products in the markets served by the Company. Additionally, the Company is subject to the regulations of certain regulatory agencies and undergoes periodic examinations by those regulatory agencies.

(2) Summary of Significant Accounting Policies

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America and conform to predominant practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that significantly affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. An estimate, which is particularly susceptible to significant change in a short period of time, relates to the determination of the appropriate level of the allowance for loan losses. Actual results may differ from those estimates.

The weighted average common and diluted shares outstanding and earnings per share amounts have been restated to give effect to a two-for-one stock split on October 4, 2004.

The more significant accounting policies used by the Company in the preparation of the consolidated financial statements are summarized as follows:

(a) Basis of Consolidation

The consolidated financial statements include the accounts of the Company, the Bank, and Trustcorp Trust. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b) Investment Securities

At the time of purchase, all debt and equity securities are classified as available for sale. Unrealized gains and losses, net of the related tax effect, are excluded from earnings and reported as accumulated other comprehensive income, a separate component of stockholders’ equity, until realized.

Premiums and discounts are amortized or accreted over the lives of the respective securities as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific-identification method for determining the cost of securities sold.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

A decline in the fair value of any available-for-sale security below cost that is deemed other-than-temporary results in a charge to earnings and the establishment of a new cost basis for the security. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee.

The Bank, as a member of the Federal Home Loan Bank System administered by the Federal Housing Finance Board, is required to maintain an investment in the capital stock of the Federal Home Loan Bank (FHLB) in an amount equal to the greater of 1% of the Bank’s total mortgage-related assets at the beginning of each year or 5% of advances from the FHLB to the Bank. This investment is recorded at cost, which represents redemption value.

(c) Loans

Interest on loans is credited to income based on the principal amount outstanding. The accrual of interest income is discontinued when, in management’s judgment, interest will not be collectible in accordance with the contractual terms of the loan agreement. Subsequent payments received on such loans are applied to principal if any doubt exists as to the collectibility of such principal; otherwise, such receipts are recorded as interest income. Loans are returned to accrual status when management believes full collectibility of principal and interest is expected.

The Company provides long-term financing of one-to-four-family residential real estate by originating fixed and variable rate loans. Generally, long-term residential real estate loans are sold, with servicing released, into the secondary market without recourse. Upon receipt of an application for a real estate loan, the Company determines whether the loan will be sold into the secondary market or retained in the Company’s loan portfolio. For those loans to be sold in the secondary market, upon locking in an interest rate, the Company enters into an agreement to sell the loan into the secondary market, thereby eliminating the Company’s exposure to interest rate fluctuations. At December 31, 2004 and 2003, $406,575 and $0 one-to-four-family residential real estate loans were held for sale, respectively.

The Company records, as net investment in direct financing leases, the aggregate future minimum lease payments due under lease less unearned income. At lease inception, unearned income represents the sum of aggregate future minimum lease payments less the cost of the equipment. Income from direct financing leases is recognized at a constant periodic rate of return on net investment over the lease term.

(d) Allowance for Loan Losses

The allowance for loan losses is available to absorb loan charge-offs. The allowance for loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. Management utilizes a systematic, documented approach in determining the appropriate level of the allowance for loan losses. Management’s approach, which provides for general and specific allowances, is based on current economic conditions, past losses, collection experience, risk characteristics of the portfolio, assessing collateral values by obtaining independent appraisals for significant properties, and such other factors that, in management’s judgment, deserve current recognition in estimating loan losses.

A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

expected future cash flows of an impaired loan are discounted at the loan’s effective interest rate. Alternatively, impairment is measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, the Company measures impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan’s effective rate of interest as stated in the original loan agreement.

Management believes the allowance for loan losses is adequate to absorb probable losses in the loan portfolio. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to increase the allowance for loan losses based on their judgment about information available to them at the time of their examinations.

(e) Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective assets, which range from 3 to 40 years for buildings and improvements and 3 to 15 years for furniture and equipment. Property additions and betterments are capitalized, while maintenance and repairs, which do not extend the useful life of the asset, are expensed as incurred.

(f) Other Real Estate and Repossessed Assets

Other real estate and repossessed assets are recorded at the lower of cost or fair value less estimated selling costs. If the fair value of other real estate and repossessed assets declines subsequent to foreclosure, the difference is recorded as a valuation allowance through a charge to expense. Subsequent increases in fair value are recorded through a reversal of the valuation allowance. Expenses incurred in maintaining the other real estate and repossessed assets are charged to expense.

(g) Goodwill and Other Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

(h) Impairment of Long-lived Assets

In accordance with SFAS No. 144, long-lived assets such as premises and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the consolidated balance sheets and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposed group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheets.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

(i) Income Taxes

The Company and the Bank file a consolidated income tax return. The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

(j) Securities Sold Under Agreements to Repurchase

The Bank enters into sales of securities under agreements to repurchase at a specified future date. Such repurchase agreements are considered financing arrangements and, accordingly, the obligation to repurchase assets sold is reflected as a liability in the consolidated balance sheets in short-term borrowings. Repurchase agreements are collateralized by debt securities, which are under the control of the Bank.

(k) Treasury Stock

The purchase of the Company’s common stock is recorded at cost. Upon subsequent reissuance, the treasury stock account is reduced by the average cost basis of such stock.

(l) Comprehensive Income

The Company reports comprehensive income in the consolidated statements of stockholders’ equity and comprehensive income.

(m) Cash Flow Information

For purposes of the consolidated statements of cash flows, the Company considers cash due from banks and federal funds sold to be cash and cash equivalents.

(n) Stock-Based Compensation

The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Compensation—Transition and Disclosure, an amendment of SFAS No. 123, establishes accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the provision of APB Opinion No. 25, as described above, and has adopted only the disclosure requirements of SFAS No. 123, as amended.

In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. This Statement is a revision to Statement 123 and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. For nonpublic companies, this Statement will require measurement of the cost of employee services received in exchange for stock

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

compensation based on the grant-date fair value of the employee stock options. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. This Statement will be effective for the Company as of January 1, 2006.

Pro forma information regarding net income has been determined as if the Company had accounted for its stock options under the fair value method. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2004 and 2003: risk-free interest rate of 4.27% and 3.83%, respectively; dividend yield of 0.00%; and a weighted average expected life of the options of 10 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company’s stock options have characteristics significantly different from traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable measure of the fair value of its stock options.

The following table illustrates the effect on net income if the fair-value-based method had been applied to all outstanding and unvested awards in each period:

	2004	2003
Net income:
As reported	$6,457,897	5,517,509
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax	(37,392)	(16,726)

Pro forma net income	$6,420,505	5,500,783

Pro forma earnings per common share:
As reported basic	$1.52	1.30
Pro forma basic	1.51	1.30

As reported diluted	1.46	1.26
Pro forma diluted	1.45	1.26

(o) Recently Issued Accounting Standards

In December 2003, the FASB issued FASB Interpretation No. 46R (FIN 46R) (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and, accordingly, should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R to variable interest entities (VIEs) in VIEs created after December 31, 2003. For variable interest entities in VIEs created before January 1, 2004, the interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities, and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the consolidated balance sheets and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amount is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities, and noncontrolling interest of the VIEs.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

The Company has evaluated the impact of applying FIN 46R to existing VIEs in which it has variable interests. It is anticipated that the effect on the Company’s Consolidated Balance Sheet will be an increase of approximately $464,000 to both assets and liabilities.

FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, was issued in May 2003. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The statement also includes required disclosures for financial instruments within its scope. For the Company, the statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the statement will be effective for the Company on January 1, 2005. The effective date has been deferred initially for certain other types of mandatorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of this statement.

In November 2003, the Emerging Issues Task Force (EITF) reached a consensus on certain disclosure requirements under EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The new disclosure requirements apply to investments in debt and marketable equity securities that are accounted under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and SFAS No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations. Effective for fiscal years ending after December 15, 2003, companies are required to disclose information about debt or marketable equity securities with market values below carrying values. The Company has adopted the disclosure requirements of EITF Issue No. 03-1.

In March 2004, the EITF came to a consensus regarding EITF 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. Securities in scope are those subject to SFAS No. 115 and SFAS No. 124. The EITF adopted a three-step model that requires management to determine if impairment exists, decide whether it is other than temporary, and record other than temporary losses in earnings. In September 2004, the FASB approved issuing a Staff Position to delay the requirement to record impairment losses under EITF 03-1, but broadened the delay’s scope to include additional types of securities. As proposed, the delay would have applied only to those debt securities described in paragraph 16 of EITF 03-1, the consensus that provides guidance for determining whether an investment’s impairment is other than temporary and should be recognized in income. The approved delay will apply to all securities within the scope of EITF 03-1 and is expected to end when new guidance is issued and comes into effect.

In December 2003, the Accounting Standards Executive Committee, (AcSEC) issued SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, effective for loans acquired in fiscal years beginning after December 15, 2004. The scope of SOP 03-3 applies to “problem” loans that have been acquired, either individually in a portfolio, in an acquisition. These loans must have evidence of credit deterioration and the purchaser must not expect to collect contractual cash flows. SOP 03-3 updates Practice Bulletin (PB) No. 6, Amortization of Discounts on Certain Acquired Loans, for more recently issued literature, including FASB Statements No. 114, Accounting by Creditors for Impairment of a Loan; No. 115, Accounting for Certain Investments in Debt and Equity Securities; and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Additionally, it addresses FASB Statement No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, which requires that discounts be recognized as an adjustment of yield over a loan’s life.

SOP 03-3 states that an institution may no longer display discounts on purchased loans within the scope of SOP 03-3 on the balance sheet and may not carry over the allowance for loan losses. For those loans within the

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

scope of SP 03-3, this statement clarifies that a buyer cannot carry over the seller’s allowance for loan losses for the acquisition of loans with credit deterioration. Loans acquired with evidence of deterioration in credit quality since origination will need to be accounted for under a new method using an income recognition model. This prohibition also applies to purchases of problem loans not included in a purchase business combination, which would include syndicated loans purchased in the secondary market and loans acquired in portfolio sales.

(p) Reclassifications

Certain reclassifications of 2003 amounts have been made to conform to the 2004 presentation. Such reclassifications have no effect on previously reported net income or stockholders’ equity.

(3) Sale of Springfield Branch

On June 26, 2003, the Company sold a branch of Missouri State Bank located in Springfield, Missouri. The Company sold approximately $27,615,000 in loans and $30,737,000 in deposits, as well as the real estate and tangible assets of the branch. The $4 million transaction resulted in a gain on the sale of $1.5 million, net of $950,000 in taxes.

(4) Regulatory Restrictions and Capital Requirements

The Bank is required to maintain certain daily reserve balances on hand in accordance with regulatory requirements. The reserve balances maintained in accordance with such requirements at December 31, 2004 and 2003 was approximately $1,295,000 and $653,000, respectively.

Bank dividends are the principal source of funds for debt service by the Company. The Bank is subject to supervisory regulations, which require the maintenance of minimum capital requirements. At December 31, 2004, there are no regulatory restrictions, other than maintenance of minimum capital standards, as to the amount of dividends the Bank can pay.

The Company and the Bank are subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification of the Company and the Bank are also subject to qualitative judgments by regulatory authorities about components, risk weightings, and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. At December 31, 2004 and 2003, the Company’s total capital to risk-weighted assets ratio was greater than the minimum requirement of 8%.

The Bank is also subject to the regulatory framework for prompt corrective action. As of December 31, 2004, the most recent notification from regulatory authorities categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios, as set forth in the table. There are no additional conditions or events since the notifications that management believes have changed the Bank’s category.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

The actual and required capital amounts and ratios for the Company and the Bank at December 31, 2004 and 2003 are as follows (dollars in thousands):

	2004
	Actual		Capital requirement		Capital requirement to be well-capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets):
Company	$64,142	10.28%	$49,910	8.00%	$—	—%
Bank	65,134	10.45	49,865	8.00	62,331	10.00

Tier 1 capital (to risk-weighted assets):
Company	56,340	9.03	24,955	4.00	—	—
Bank	57,339	9.20	24,932	4.00	37,399	6.00

Tier 1 capital (to average assets):
Company	56,340	8.58	26,271	4.00	—	—
Bank	57,339	8.74	26,242	4.00	32,803	5.00

	2003
	Actual		Capital requirement		Capital requirement to be well-capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets):
Company	$56,312	10.37%	$43,438	8.00%	$—	—%
Bank	55,652	10.26	43,405	8.00	54,256	10.00

Tier 1 capital (to risk-weighted assets):
Company	47,742	8.79	21,719	4.00	—	—
Bank	48,869	9.01	21,702	4.00	32,553	6.00

Tier 1 capital (to average assets):
Company	47,742	8.65	22,068	4.00	—	—
Bank	48,869	8.86	22,054	4.00	27,567	5.00

(5) Debt and Equity Securities

Debt and equity securities available for sale at December 31, 2004 and 2003 are as follows:

	2004
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. Treasury securities	$4,971,026	—	1,026	4,970,000
Government sponsored entities	18,001,775	2,725	241,500	17,763,000
Obligations of state and political subdivisions	89,984	520	—	90,504
Collateralized mortgage obligations	4,793,194	—	43,620	4,749,574
Corporate debt obligations	8,490,183	622,817	—	9,113,000
Federal Home Loan Bank stock	1,789,800	—	—	1,789,800
Other equity securities	25,000	—	—	25,000

	$38,160,962	626,062	286,146	38,500,878

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

	2003
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. Treasury securities	$4,960,907	82,061	—	5,042,968
Government sponsored entities	8,395,274	127,824	—	8,523,098
Obligations of state and political subdivisions	174,907	3,372	—	178,279
Collateralized mortgage obligations	1,200,737	23,310	—	1,224,047
Corporate debt obligations	9,513,417	846,084	—	10,359,501
Federal Home Loan Bank stock	2,100,600	—	—	2,100,600
Other equity securities	25,000	—	—	25,000

	$26,370,842	1,082,651	—	27,453,493

Debt and equity securities classified as available for sale at December 31, 2004, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	2004
	Amortized cost	Fair value
Due in 1 year or less	$3,091,759	3,095,004
Due after 1 year through 5 years	14,971,026	14,772,000
Due after 5 years through 10 years	5,000,000	4,956,500
Due after 10 years	13,283,377	13,862,574
Federal Home Loan Bank stock and other equity securities (no stated maturity)	1,814,800	1,814,800

	$38,160,962	38,500,878

Debt and equity securities with carrying amounts aggregating $20,428,352 and $10,296,440 at December 31, 2004 and 2003, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

Proceeds of $1,202,857 and gross gains of $28,914 were recorded on the sales of debt and equity securities during the year ended December 31, 2004. There were no sales of debt and equity securities during the year ended December 31, 2003.

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004, were as follows:

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Unrealized losses	Fair value	Fair value	Unrealized losses
Available for sale:
U.S. Treasury securities and Government sponsored entities	$19,971,023	242,526	—	—	19,971,023	242,526
Collateralized mortgage obligations	4,749,574	43,620	—	—	4,749,574	43,620

	$24,720,597	286,146	—	—	24,720,597	286,146

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

U.S. Treasury securities and Government sponsored entities:    The unrealized losses on these investments were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

Collateralized mortgage obligations:    The unrealized losses on investments in collateralized mortgage obligations securities were caused by interest rate increases. The contractual cash flows of these securities are guaranteed by the agency that issued them. It is expected that the securities would not be settled at a price less than the amortized cost of the investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(6) Loans

A summary of loans, by classification, at December 31, 2004 and 2003 is as follows:

	2004	2003
Commercial	$149,693,092	131,839,858
Real estate	422,567,408	357,323,948
Installment and other consumer	3,909,678	4,167,298
Direct financing leases—minimum lease payments receivable	7,752,711	9,437,387

	583,922,889	502,768,491

Less unearned income	667,456	726,789

	$583,255,433	502,041,702

The Company grants commercial, real estate, installment, and other consumer loans and leases to customers located within the St. Louis metropolitan area and the surrounding communities. As such, the Company is susceptible to changes in the economic environment in the St. Louis metropolitan area and the surrounding communities. The Company does not have a concentration of credit in any one economic sector; however, a substantial portion of the portfolio is concentrated in and secured by real estate within the Company’s market areas. The ability of the Company’s borrowers to honor their contractual obligations is dependent upon the local economies and their effect on the real estate market.

Following is a summary of activity for 2004 of loans to executive officers and directors or to entities in which such individuals had beneficial interest as stockholders, officers, or directors. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and did not involve more than the normal risk of collectibility.

Balance at December 31, 2003	$24,498,962
New loans and advances	26,097,427
Payments and other reductions	(4,993,493)

Balance at December 31, 2004	$45,602,896

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

An analysis of the activity in the allowance for loan losses for 2004 and 2003 follows:

	2004	2003
Balance at beginning of year	$6,833,216	6,516,934
Provision charged to expense	1,277,106	2,316,222
Loans charged off	(541,119)	(2,335,140)
Recoveries of loans previously charged off	512,196	547,200
Allowance associated with the branch sale	—	(212,000)

Balance at end of year	$8,081,399	6,833,216

A summary of nonaccrual and impaired loans at December 31, 2004 and 2003 is as follows:

	Nonaccrual loans	Impaired loans continuing to accrue interest	Total impaired loans	Allowance for loan losses on impaired loans	Impaired loans with no related allowance for loan losses
2004	$746,804	—	746,804	257,357	—
2003	3,123,538	—	3,123,538	668,380	—

The average balance of impaired loans during 2004 and 2003 was approximately $2,081,123 and $2,599,178, respectively.

A summary of interest income on nonaccrual and other impaired loans for 2004 and 2003 is as follows:

	2004
	Nonaccrual loans	Impaired loans continuing to accrue interest	Total
Income recognized	$—	—	—
Interest income had interest accrued	127,283	—	127,283

	2003
	Nonaccrual loans	Impaired loans continuing to accrue interest	Total
Income recognized	$—	—	—
Interest income had interest accrued	143,789	—	143,789

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

(7) Premises and Equipment

A summary of premises and equipment at December 31, 2004 and 2003 is as follows:

	2004	2003
Land	$1,194,623	2,074,245
Buildings and improvements	7,819,156	7,785,974
Furniture and equipment	5,528,279	4,891,808
Work in progress	127,338	41,970

	14,669,396	14,793,997

Less accumulated depreciation and amortization	4,404,239	3,492,733

	$10,265,157	11,301,264

Depreciation and amortization of premises and equipment included in occupancy and equipment expense was $955,163 and $971,817 for 2004 and 2003, respectively.

The Company leases three of its operating facilities under noncancelable operating leases expiring through 2009. At the option of the Company, each of the leases can be extended for two 5-year periods. In 2000, the Company entered into a noncancelable operating lease for land related to an operating facility expiring in 10 years. At the option of the Company, this lease can be extended for seven 10-year periods. Net rent expense amounted to $572,625 and $540,076 for 2004 and 2003, respectively. Future minimum rentals under the leases are as follows:

2005	$640,216
2006	645,135
2007	627,178
2008	173,535
2009 and thereafter	92,728

$2,178,792

(8) Investment in Joint Venture

On December 1, 1998, the Company invested $374,990 for a 50% interest in Cash on Demand L.L.C., a joint venture formed to install and manage automatic teller machines. The Company accounts for its investment in Cash on Demand L.L.C. on the equity method. The difference between the amount the Company invested in Cash on Demand L.L.C. and the underlying ownership interest of 50% as of December 1, 1998, which totaled $352,736, was amortized over 15 years on a straight-line basis until the Company implemented the provisions of SFAS No. 142 on January 1, 2002. The remaining excess cost is $282,277. Income from the Company’s investment in Cash on Demand L.L.C. during 2004 and 2003 totaled $59,505 and $29,714, respectively. Distributions of $121,529 were received in 2004.

On October 25, 2004, the Company sold its 50% interest in Cash on Demand, L.L.C. The Company realized a gain on the sale of its interest of $84,298.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

(9) Deposits

The scheduled maturities of time deposits at December 31, 2004 and 2003 are as follows:

	2004	2003
Due within:
One year	$226,738,596	152,749,618
Two years	32,649,428	53,411,874
Three years	13,377,379	17,088,335
Four years	4,914,640	4,890,528
Five years	7,530,053	5,586,080

	$285,210,096	233,726,435

(10) Short-term Borrowings

A summary of short-term borrowings at December 31, 2004 and 2003 is as follows:

	2004	2003
Securities sold under agreements to repurchase	$8,188,957	4,419,043
Federal funds purchased	—	—

	$8,188,957	4,419,043

The Company has entered into several overnight repurchase agreements with customers for which the Company has pledged debt securities with a fair value of $6,729,839 and $5,103,604 at December 31, 2004 and 2003, respectively. The weighted average interest rate on short-term borrowings was 0.97% and 0.69% for the years ending December 31, 2004 and 2003, respectively. For 2004 and 2003, the average balance of these borrowings was $7,569,540 and $8,415,459, respectively.

The Company has a $10,000,000 line of credit in place with an unaffiliated bank that is secured by all issued and outstanding shares of common stock of the Bank. Total outstandings on the line of credit were $1,350,000 and $0 at December 31, 2004 and 2003, respectively. In addition, the Bank has a $15,000,000 unsecured federal funds line of credit in place with an unaffiliated financial institution.

(11) Guaranteed Preferred Beneficial Interests in Trustcorp—Subordinated Debentures

On August 31, 2000, Trustcorp Statutory Trust I (Trustcorp Trust), a Connecticut business trust subsidiary of the Company, issued $15,000,000 of 30-year, 10.6% Cumulative Preferred Trust Securities (Preferred Securities), with a maturity date of September 7, 2030.

The debentures are the sole asset of Trustcorp Trust. In connection with the issuance of the Preferred Securities, the Company made certain guarantees and commitments that, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of Trustcorp Trust under the Preferred Securities. The proceeds from the issuance of the subordinated debentures to Trustcorp Trust, net of underwriting fees of $450,000, were $14,550,000. The Preferred Securities are classified as debt for reporting purposes and capital for regulatory reporting purposes.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

(12) Federal Home Loan Bank Advances

A summary of FHLB advances at December 31, 2004 and 2003 is as follows:

	Interest rate	Amount
Maturity date		2004	2003
May 3, 2004	3.62%	$—	5,000,000
May 2, 2005	4.29	5,000,000	5,000,000
March 20, 2008, callable beginning March 20, 2001	5.31	2,000,000	2,000,000
March 18, 2008, callable beginning March 18, 2003	5.53	1,800,000	1,800,000
July 2, 2004	1.23	—	5,000,000
July 15, 2005	1.58	5,000,000	5,000,000
June 19, 2006	3.20	5,000,000	—
June 19, 2007	3.78	5,000,000	—

		$23,800,000	23,800,000

Weighted average interest rate		3.56%	3.12%

The advances are secured under a blanket agreement, which assigns all FHLB stock and one-to four-family mortgage loans, commercial real estate loans, multi-family loans, and home equity lines of credit between 135% and 200% of the outstanding balance of advances.

At December 31, 2004, the Bank may borrow up to $61,536,871 in additional funds through FHLB advances.

(13) Income Taxes

Components of income tax expense (benefit) for 2004 and 2003 are as follows:

	2004	2003
Federal:
Current	$3,613,271	3,117,686
Deferred	(419,642)	(287,985)
State	442,089	385,084

	$3,635,718	3,214,785

A reconciliation of income tax expense computed by applying the Federal statutory rate of 34% to income before income tax expense to reported income tax expense for 2004 and 2003 is as follows:

	2004	2003
Computed income tax expense	$3,431,828	2,968,980
Tax-exempt income	(1,627)	(2,796)
State tax expense, net of Federal tax benefit	291,779	254,155
Nondeductible expenses	71,886	54,436
Other, net	(158,148)	(59,990)

Income tax expense	$3,635,718	3,214,785

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

The tax effects of temporary differences that gave rise to deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are presented below:

	2004	2003
Deferred tax assets:
Loans, principally due to allowance for loan losses	$2,502,979	1,895,075
Deferred compensation	742,434	750,025
Other, net	35,306	70,949

Total deferred tax assets	3,280,719	2,716,049

Deferred tax liabilities:
Goodwill	407,020	271,347
Premises and equipment	200,193	190,838
Unrealized gain on available-for-sale securities	115,571	368,101

Total deferred liabilities	722,784	830,286

Deferred tax assets, net	$2,557,935	1,885,763

A valuation allowance would be provided on the deferred tax asset if it were more likely than not that some portion of the asset would not be realized. The Company has not established a valuation allowance at December 31, 2004 or 2003 due to management’s belief that all criteria for recognition have been met to support the realization of the deferred tax asset.

(14) Employee Benefits

The Company sponsors a contributory 401(k) profit sharing plan with provisions for Company matching contributions. Essentially all employees meeting certain age and service requirements are eligible to participate in the plan. The amount charged to expense for contributions to the plan for 2004 and 2003 was $127,109 and $116,227, respectively.

In October 1997, a nonqualified stock option plan was adopted by the Company’s board of directors under which options to purchase up to 600,000 shares of common stock can be granted to certain executive officers and directors of the Company. In November 2000, an additional 200,000 shares of common stock were authorized by the Company’s board of directors. The options vest over a three-year period and expire 10 years from the date of grant.

Information on the Company’s stock options is summarized as follows:

	Shares	Average price per share	Per share option price range
Outstanding at December 31, 2002	603,000	$7.36	5.00 – 12.50

Granted	55,000	13.75	13.75
Forfeited	(45,000)	10.00	10.00
Exercised	(46,000)	6.41	5.00 – 10.00

Outstanding at December 31, 2003	567,000	7.85	5.00 – 13.75

Granted	10,000	13.75	13.75
Forfeited	—	—	—
Exercised	(10,000)	7.50	7.50

Outstanding at December 31, 2004	567,000	7.96	5.00 – 13.75

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

In January 1998, a deferred compensation plan was adopted by the Company’s board of directors under which certain executive officers of the Bank may defer a portion of their annual earnings. On an annual basis, the Bank makes a contribution to the plan based on an established formula. A participant vests over the first five years of participation in contributions made by the Bank. The amount charged to expense in 2004 and 2003 for the deferred compensation plan was $410,699 and $256,360, respectively.

(15) Disclosures About Financial Instruments

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract that both imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments with the second entity and conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments with the first entity.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and commercial and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for its financial instruments included in the consolidated balance sheets. At December 31, 2004, no amounts have been accrued for any estimated losses for these financial instruments.

The contractual amount of commitments to extend credit and standby letters of credit as of December 31, 2004 and 2003 are as follows:

	2004	2003
Commitments to extend credit	$175,476,409	142,875,735
Standby letters of credit	11,414,527	10,553,839

	$186,890,936	153,429,574

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Of the total commitments to extend credit at December 31, 2004, approximately $15,006,130 represents fixed-rate loan commitments. Of the total commitments to extend credit at December 31, 2003, approximately $12,667,365 represents fixed-rate loan commitments. Since certain of the commitments and letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, furniture and equipment, and real estate.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company’s customers. The credit risk involved in issuing letters of credit is essentially the same as the risk involved in extending loans to customers. The approximate remaining term of standby letters of credit range from 1 month to 26 months at December 31, 2004.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

(16) Fair Value of Financial Instruments

The fair value estimates of the Company’s financial instruments and the methods and assumptions used in determining these values at December 31, 2004 and 2003 are as follows:

	2004		2003
	Carrying amount	Fair value	Carrying amount	Fair value
Balance sheet assets:
Cash and due from banks	$14,832,245	14,832,245	21,377,240	21,377,240
Federal funds sold	11,725,330	11,725,330	215,340	215,340
Debt and equity securities available for sale	38,500,878	38,500,878	27,453,493	27,453,493
Loans, net	575,174,034	574,242,603	495,208,486	498,031,174
Accrued interest receivable	1,906,628	1,906,628	1,394,271	1,394,271

Balance sheet liabilities:
Deposits	561,636,185	561,807,328	478,175,628	480,209,048
Short-term borrowings	8,188,957	8,188,957	4,419,043	4,419,043
Note payable	1,350,000	1,350,000	—	—
Guaranteed preferred beneficial interests in Trustcorp—subordinated debentures	15,000,000	18,068,072	15,000,000	16,988,941
Federal Home Loan Bank advances	23,800,000	23,975,708	23,800,000	24,254,580
Accrued interest payable	1,239,538	1,239,538	1,186,375	1,186,375

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practical to estimate such value:

(a) Cash and Due from Banks, Federal Funds Sold, Accrued Interest Receivable, Short-term Borrowings, and Accrued Interest Payable

The carrying values reported in the consolidated balance sheets approximate fair values due to the demand or short-term nature of these instruments.

(b) Debt and Equity Securities Available for Sale

Fair values of debt and equity securities available for sale are based upon quoted market prices where available. If quoted market prices are not available, fair values are based upon quoted market prices of comparable instruments.

(c) Loans, Net

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate, installment, other consumer loans, and leases. Each loan category is further segmented into fixed and adjustable-rate interest terms and by performing and nonperforming status.

For the various homogeneous categories of performing loans, the fair value is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same maturities.

The fair value of nonperforming loans is based on estimated cash flows discounted using a rate commensurate with the risk associated with the loan. Assumptions regarding credit risk, cash flows, and discount rates were judgmentally determined using available market and specific borrower information.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

(d) Deposits

The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, NOW and money market accounts, and savings accounts, is equal to the amounts payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

(e) Guaranteed Preferred Beneficial Interests in Trustcorp—Subordinated Debentures

These subordinated debentures were issued with a fixed coupon rate of 10.60% and a maturity date of September 7, 2030. The securities are not publicly traded and do not have a readily available market value. The fair value of these securities is estimated using the rates currently offered for securities with similar characteristics and terms.

(f) Federal Home Loan Bank Advances

The fair value of Federal Home Loan Bank advances is estimated by discounting the future cash flows using currently quoted interest rates for FHLB advances for the same maturity.

(g) Commitments to Extend Credit and Standby Letters of Credit

The fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the parties drawing on such financial instruments, and the present creditworthiness of such counterparties. The Company believes such commitments have been made on terms that are competitive in the markets in which it operates. Accordingly, no premium or discount is offered thereon and fair values for such instruments have not been assigned for purposes of this disclosure as they are considered immaterial.

(h) Limitations

Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

(17) Litigation

Various legal claims have arisen during the normal course of business, which in the opinion of management after discussion with legal counsel, will not result in any material liability to the Company.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

(18) Parent Company Financial Information

Condensed balance sheets at December 31, 2004 and 2003 and the related condensed schedules of income and cash flows for the years then ended of the Company (parent company only) are as follows:

Condensed Balance Sheets

	2004	2003
Assets:
Cash	$418,568	749,176
Investment in Bank	62,408,694	54,712,675
Investment in Trust	464,000	464,000
Other assets	579,425	417,632

Total assets	$63,870,687	56,343,483

Liabilities:
Guaranteed preferred beneficial interests in Trustcorp—subordinated debentures	$15,464,000	15,464,000
Note payable	1,350,000	—
Accrued interest payable	525,596	511,869
Other liabilities	120,785	—

Total liabilities	17,460,381	15,975,869
Total stockholders’ equity	46,410,306	40,367,614

Total liabilities and stockholders’ equity	$63,870,687	56,343,483

Condensed Schedules of Income

	2004	2003
Revenue	$49,319	49,184

Expenses:
Interest on note payable	24,201	40,951
Interest on guaranteed preferred beneficial interests in Trustcorp—subordinated debentures	1,658,675	1,654,184
Other operating expenses	21,025	14,043

Total expenses	1,703,901	1,709,178

Loss before income tax benefit and equity in undistributed net income of Bank	(1,654,582)	(1,659,994)
Income tax benefit	(619,815)	(622,498)

Loss before equity in undistributed net income of Bank	(1,034,767)	(1,037,496)
Equity in undistributed net income of Bank	7,492,664	6,555,005

Net income	$6,457,897	5,517,509

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

Condensed Schedules of Cash Flows

	2004	2003
Cash flows from operating activities:
Net income	$6,457,897	5,517,509
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed net income of bank	(7,492,664)	(6,555,005)
Amortization of debt issuance costs	15,000	15,000
Other, net	(155,841)	101,018

Net cash used in operating activities	(1,175,608)	(921,478)

Cash flows from investing activities:
Capital contribution to bank	(2,200,000)	—
Dividend received from bank	1,620,000	3,580,000

Net cash provided by (used in) investing activities	(580,000)	3,580,000

Cash flows from financing activities:
Proceeds (repayment) from note payable	1,350,000	(2,150,000)
Stock options exercised, net	75,000	339,306
Purchase and retirement of treasury stock	—	(490,446)

Net cash provided by (used in) financing activities	1,425,000	(2,301,140)

Net increase (decrease) in cash and cash equivalents	(330,608)	357,382

Cash and cash equivalents at beginning of year	749,176	391,794

Cash and cash equivalents at end of year	$418,568	749,176

Consolidated Financial Statements

December 31, 2003 and 2002

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors and Stockholders

Trustcorp Financial, Inc.:

We have audited the accompanying consolidated balance sheets of Trustcorp Financial, Inc. and subsidiary (the Company) as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trustcorp Financial, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

March 15, 2004

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets

Cash and due from banks	$21,377,240	22,690,121
Federal funds sold	215,340	13,372,171

Cash and cash equivalents	21,592,580	36,062,292

Debt and equity securities available for sale, at fair value	27,453,493	34,460,778

Loans	502,041,702	478,998,202
Less allowance for loan losses	6,833,216	6,516,934

Loans, net	495,208,486	472,481,268

Premises and equipment, net	11,301,264	13,586,843
Accrued interest receivable	1,394,271	1,703,555
Other real estate owned and repossessed assets	520,254	815,500
Investment in joint venture	344,301	533,388
Deferred tax assets, net	1,885,763	1,677,639
Excess of cost over fair value of net assets acquired	4,846,265	4,846,265
Other assets	2,770,390	1,070,900

Total assets	$567,317,067	567,238,428

Liabilities and Stockholders’ Equity

Noninterest-bearing demand deposits	$118,803,599	93,240,499
Interest-bearing deposits:
NOW and money market accounts	121,024,357	122,451,355
Savings accounts	4,621,237	4,390,402
Time deposits $100,000 and over	85,678,776	80,589,915
Other time deposits	148,047,659	184,729,591

Total deposits	478,175,628	485,401,762

Short-term borrowings	4,419,043	9,394,043
Note payable	—	2,150,000
Guaranteed preferred beneficial interest in Trustcorp—subordinated debentures	15,000,000	15,000,000
Federal Home Loan Bank advances	23,800,000	13,800,000
Accrued interest payable	1,186,375	1,649,035
Other liabilities	4,368,407	4,997,427

Total liabilities	526,949,453	532,392,267

Commitments and contingent liabilities

Stockholders’ equity:
Common stock—par value $0.01. Authorized 3,000,000 shares; issued 2,122,510 shares at December 31, 2003 and 2002	21,225	21,225
Surplus	26,854,992	27,006,132
Retained earnings	12,776,847	7,259,338
Accumulated other comprehensive income	714,550	559,466

Total stockholders’ equity	40,367,614	34,846,161

Total liabilities and stockholders’ equity	$567,317,067	567,238,428

See accompanying notes to consolidated financial statements.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Consolidated Statements of Income

Years ended December 31, 2003 and 2002

	2003	2002
Interest income:
Interest and fees on loans	$28,377,954	29,018,367
Interest and dividends on debt and equity securities:
Taxable	1,376,519	1,894,836
Exempt from Federal income taxes	8,335	11,310
Interest on federal funds sold	25,050	87,889

Total interest income	29,787,858	31,012,402

Interest expense:
NOW and money market accounts	1,034,823	1,514,350
Savings accounts	33,270	38,127
Time deposits $100,000 and over	2,215,697	2,991,157
Other time deposits	5,749,839	8,710,544
Short-term borrowings	58,453	147,903
Note payable	40,951	44,552
Guaranteed preferred beneficial interests in Trustcorp—subordinated debentures	1,605,000	1,605,000
Federal Home Loan Bank advances	680,621	475,560

Total interest expense	11,418,654	15,527,193

Net interest income	18,369,204	15,485,209

Provision for loan losses	2,316,222	5,604,983

Net interest income after provision for loan losses	16,052,982	9,880,226

Noninterest income:
Gain on sale of mortgage loans	1,243,023	656,888
Service charges on deposit accounts	1,103,461	1,128,119
Other service charges and fee income	1,034,708	527,168
Equity in earnings of joint venture	29,714	93,983
Gain on sale of branch	2,459,867	—
Other	38,951	91,716

Total noninterest income	5,909,724	2,497,874

Noninterest expense:
Salaries and employee benefits	7,446,457	5,986,608
Occupancy	1,195,387	1,211,338
Equipment	1,089,724	964,166
Professional fees	790,670	641,624
Advertising	74,106	183,599
FDIC insurance premiums	115,604	116,542
Other	2,518,464	2,367,467

Total noninterest expense	13,230,412	11,471,344

Income before income tax expense	8,732,294	906,756

Income tax expense	3,214,785	404,570

Net income	$5,517,509	502,186

Earnings per share—basic	$2.60	0.24
Earnings per share—diluted	2.52	0.23

See accompanying notes to consolidated financial statements.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

Years ended December 31, 2003 and 2002

	Common stock		Surplus	Retained earnings	Treasury stock	Accumulated other compre- hensive income	Total stockholders’ equity	Compre- hensive income
	Shares	Amount
Balance at December 31, 2001	2,122,510	$21,225	27,006,132	6,757,152	(105,000)	484,146	34,163,655	1,460,742

Sale of treasury stock	—	—	—	—	105,000	—	105,000	—
Net income	—	—	—	502,186	—	—	502,186	502,186
Other comprehensive income—unrealized gain on available for sale securities, net of tax	—	—	—	—	—	75,320	75,320	75,320

Balance at December 31, 2002	2,122,510	21,225	27,006,132	7,259,338	—	559,466	34,846,161	577,506

Purchase and retirement of treasury stock	(21,333)	(213)	(490,446)	—	(679,650)	—	(1,170,309)	—
Sale of treasury stock	—	—	—	—	679,650	—	679,650	—
Net income	—	—	—	5,517,509	—	—	5,517,509	5,517,509
Stock options exercised	21,333	213	261,447	—	—	—	261,660	—
Tax benefit on nonincentive stock options exercised	—	—	77,859	—	—	—	77,859	—
Other comprehensive income—unrealized gain on available for sale securities, net of tax	—	—	—	—	—	155,084	155,084	155,084

Balance at December 31, 2003	2,122,510	$21,225	26,854,992	12,776,847	—	714,550	40,367,614	5,672,593

See accompanying notes to consolidated financial statements.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 2003 and 2002

	2003	2002
Cash flows from operating activities:
Net income	$5,517,509	502,186
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of premiums and discounts on debt securities, net	157,069	126,192
Depreciation and amortization of premises and equipment	971,817	1,026,896
Provision for loan losses	2,316,222	5,604,983
Loss on sale of other real estate owned and repossessed assets	127,325	247,243
Gain on sale of branch	(2,459,867)	—
Deferred income tax benefit	(287,985)	(656,869)
Gain on sale of mortgage loans	(1,243,023)	(656,888)
Decrease in accrued interest receivable	309,284	285,185
(Increase) decrease in other assets	(1,262,769)	2,396,030
Increase in accrued interest payable	(462,660)	(247,377)
(Decrease) increase in other liabilities	(763,619)	3,064,686
Undistributed earnings in joint venture	(29,714)	(93,983)
Joint venture distribution	218,800	—
Origination of mortgage loans for sale	(84,610,877)	(57,329,675)
Proceeds from the sale of mortgage loans	85,853,900	53,940,563

Net cash provided by operating activities	4,351,412	8,209,172

Cash flows from investing activities:
Purchase of available for sale securities	(3,097,003)	(19,388,449)
Purchase of FHLB stock	(1,144,300)	—
Proceeds from maturities of and principal payments on available for sale securities	10,889,742	18,239,580
Increase in loans, net	(53,566,323)	(41,366,286)
Recoveries of loans previously charged off	547,200	138,700
Purchase of premises and equipment	(281,805)	(1,260,946)
Proceeds from sale of premises and equipment	55,434	18,082
Proceeds from sale of other real estate owned and repossessed assets	422,057	208,546
Cash paid in sale of branch	1,057,927	—

Net cash used in investing activities	(45,117,071)	(43,410,773)

Cash flows from financing activities:
Net increase in noninterest-bearing demand deposits	29,127,217	29,132,184
Net (decrease) increase in interest-bearing deposits	(5,555,130)	14,524,648
Net decrease in short-term borrowings	(4,975,000)	(5,040,518)
(Repayment) proceeds from note payable	(2,150,000)	2,150,000
Proceeds from FHLB advances	10,000,000	10,000,000
Stock options exercised, net of tax	(151,140)	—
Proceeds from sale of treasury stock	679,650	411,000
Purchase of treasury stock	(679,650)	(306,000)

Net cash (used in) provided by financing activities	26,295,947	50,871,314

Net (decrease) increase in cash and cash equivalents	(14,469,712)	15,669,713

Cash and cash equivalents, beginning of year	36,062,292	20,392,579

Cash and cash equivalents, end of year	$21,592,580	36,062,292

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$11,881,314	15,774,570
Income taxes	2,816,210	1,060,223

Supplemental schedule of non cash investing activities:
Other real estate and repossessed assets acquired in settlement of loans	254,136	175,939

See accompanying notes to consolidated financial statements.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(1) Organization and Business Combination

Trustcorp Financial, Inc. (the Company) was formed as a one-bank holding company on January 22, 1997 and acquired Missouri State Bank and Trust Company (the Bank) on July 1, 1997. The acquisition of the Bank was accounted for using the purchase method of accounting and, accordingly, the assets and liabilities of the Bank were adjusted to their estimated fair values on that date. The acquisition was structured as an asset purchase for income tax purposes. The total purchase price of $12,400,000 was allocated to the assets acquired and liabilities assumed, resulting in an excess of cost over fair value of net assets acquired of $6,919,638.

Trustcorp Statutory Trust I (Trustcorp Trust) was formed as a business trust subsidiary of the Company during 2000 in connection with the issuance of Cumulative Preferred Trust Securities on August 31, 2000.

The Company provides a full range of banking services through the Bank to individual and corporate customers located within the St. Louis metropolitan area and the surrounding communities. The Company is subject to competition from other financial and nonfinancial institutions providing financial products in the markets served by the Company. Additionally, the Company is subject to the regulations of certain regulatory agencies and undergoes periodic examinations by those regulatory agencies.

(2) Summary of Significant Accounting Policies

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America and conform to predominant practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that significantly affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. An estimate, which is particularly susceptible to significant change in a short period of time, relates to the determination of the appropriate level of the allowance for loan losses. Actual results may differ from those estimates.

The more significant accounting policies used by the Company in the preparation of the consolidated financial statements are summarized as follows:

Basis of Consolidation

The consolidated financial statements include the accounts of the Company, the Bank, and Trustcorp Trust. All significant intercompany accounts and transactions have been eliminated in consolidation.

Investment Securities

At the time of purchase, all debt and equity securities are classified as available for sale. Unrealized gains and losses, net of the related tax effect, are excluded from earnings and reported as accumulated other comprehensive income, a separate component of stockholders’ equity, until realized.

Premiums and discounts are amortized or accreted over the lives of the respective securities as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific-identification method for determining the cost of securities sold.

A decline in the fair value of any available-for-sale security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security. To determine whether an

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003 and 2002

impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee.

The Bank, as a member of the Federal Home Loan Bank System administered by the Federal Housing Finance Board, is required to maintain an investment in the capital stock of the Federal Home Loan Bank (FHLB) in an amount equal to the greater of 1% of the Bank’s total mortgage-related assets at the beginning of each year or 5% of advances from the FHLB to the Bank. This investment is recorded at cost, which represents redemption value.

Loans

Interest on loans is credited to income based on the principal amount outstanding. The accrual of interest income is discontinued when, in management’s judgment, interest will not be collectible in accordance with the contractual terms of the loan agreement. Subsequent payments received on such loans are applied to principal if any doubt exists as to the collectibility of such principal; otherwise, such receipts are recorded as interest income. Loans are returned to accrual status when management believes full collectibility of principal and interest is expected.

The Company provides long-term financing of one to four-family residential real estate by originating fixed and variable rate loans. Generally, long-term residential real estate loans are sold, with servicing released, into the secondary market without recourse. Upon receipt of an application for a real estate loan, the Company determines whether the loan will be sold into the secondary market or retained in the Company’s loan portfolio. For those loans to be sold in the secondary market, upon locking in an interest rate, the Company enters into an agreement to sell the loan into the secondary market, thereby eliminating the Company’s exposure to interest rate fluctuations. At December 31, 2003 and 2002, $0 and $4,046,000 one to four-family residential real estate loans were held for sale, respectively.

The Company records, as net investment in direct financing leases, the aggregate future minimum lease payments due under lease less unearned income. At lease inception, unearned income represents the sum of aggregate future minimum lease payments less the cost of the equipment. Income from direct financing leases is recognized at a constant periodic rate of return on net investment over the lease term.

Allowance for Loan Losses

The allowance for loan losses is available to absorb loan charge-offs. The allowance for loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. Management utilizes a systematic, documented approach in determining the appropriate level of the allowance for loan losses. Management’s approach, which provides for general and specific allowances, is based on current economic conditions, past losses, collection experience, risk characteristics of the portfolio, assessing collateral values by obtaining independent appraisals for significant properties, and such other factors that, in management’s judgment, deserve current recognition in estimating loan losses.

A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are discounted at the loan’s effective interest rate. Alternatively,

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003 and 2002

impairment is measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, the Company measures impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan’s effective rate of interest as stated in the original loan agreement.

Management believes the allowance for loan losses is adequate to absorb probable losses in the loan portfolio. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to increase the allowance for loan losses based on their judgment about information available to them at the time of their examinations.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective assets, which range from 3 to 40 years for buildings and improvements and 3 to 15 years for furniture and equipment. Property additions and betterments are capitalized, while maintenance and repairs, which do not extend the useful life of the asset, are expensed as incurred.

Other Real Estate and Repossessed Assets

Other real estate and repossessed assets are recorded at the lower of cost or fair value less estimated selling costs. If the fair value of other real estate and repossessed assets declines subsequent to foreclosure, the difference is recorded as a valuation allowance through a charge to expense. Subsequent increases in fair value are recorded through a reversal of the valuation allowance. Expenses incurred in maintaining the other real estate and repossessed assets are charged to expense.

Goodwill and Other Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

Impairment of Long-Lived Assets

SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale, broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company’s consolidated financial statements.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003 and 2002

In accordance with SFAS No. 144, long-lived assets such as property, plant, equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

Income Taxes

The Company and the Bank file a consolidated income tax return. The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Securities Sold Under Agreements to Repurchase

The Bank enters into sales of securities under agreements to repurchase at a specified future date. Such repurchase agreements are considered financing arrangements and, accordingly, the obligation to repurchase assets sold is reflected as a liability in the consolidated balance sheets in short-term borrowings. Repurchase agreements are collateralized by debt securities, which are under the control of the Bank.

Treasury Stock

The purchase of the Company’s common stock is recorded at cost. Upon subsequent reissuance, the treasury stock account is reduced by the average cost basis of such stock.

Comprehensive Income

The Company reports comprehensive income in the consolidated statements of stockholders’ equity and comprehensive income.

Cash Flow Information

For purposes of the consolidated statements of cash flows, the Company considers cash due from banks and federal funds sold to be cash and cash equivalents.

Stock-Based Compensation

The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such,

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003 and 2002

compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, Accounting for Stock Based Compensation, and SFAS No. 148, Accounting for Compensation—Transition and Disclosure, an amendment of SFAS No. 123, establishes accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the provision of APB Opinion No. 25, as described above, and has adopted only the disclosure requirements of SFAS No. 123, as amended.

Pro forma information regarding net income has been determined as if the Company had accounted for its stock options under the fair value method. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2003 and 2002: risk-free interest rate of 3.83% and 4.00%, respectively, dividend yield of 0.00%, and a weighted average expected life of the options of 10 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company’s stock options have characteristics significantly different from traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable measure of the fair value of its stock options.

The following table illustrates the antidilutive effect on net income if the fair-value-based method had been applied to all outstanding and unvested awards in each period.

	2003	2002
Net income:
As reported	$5,517,509	502,186
Deduct total stock-based employee compensation expense determined under fair-value based method for all awards, net of tax	(16,726)	(99,700)

Pro forma net income	$5,500,783	402,486

Pro forma earnings per common share:
As reported basic	$2.60	0.24
Pro forma basic	2.59	0.18

As reported diluted	2.52	0.23
Pro forma diluted	2.52	0.18

Recently Issued Accounting Standards

In December 2003, the FASB issued FASB Interpretation No. 46R (FIN 46R) (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and, accordingly, should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R to variable interest entities (VIEs) in VIEs created after December 31, 2003. For variable interest entities in VIEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003 and 2002

VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amount is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIEs.

The Company is evaluating the impact of applying FIN 46R to existing VIEs in which it has variable interest and has not yet completed this analysis. At this time, it is anticipated that the effect on the Company’s consolidated balance sheet could be an increase of approximately $464,000 to both assets and liabilities. See footnote 12 for additional information required by FIN 46R. As the Company continues to evaluate the impact of applying FIN 46R, additional entities may be identified that would need to be consolidated by the Company. Nonpublic entities such as the Company are required to implement FIN 46R on January 1, 2005 for those VIEs created before December 31, 2003.

SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, was issued in April 2003. SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. The new guidance amends SFAS 133 for decisions made: (a) as part of the Derivatives Implementation Group process that effectively required amendments to SFAS 133, (b) in connection with other Board projects dealing with financial instruments, and (c) regarding implementation issues raised in relation to the application of the definition of derivative. The amendments set forth in SFAS 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company currently does not have any financial instruments that are within the scope of SFAS 149.

FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For the Company, the Statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement will be effective for the Company on January 1, 2005. The effective date has been deferred initially for certain other types of mandatorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of this statement.

In November 2003, the Emerging Issues Task Force (EITF) reached a consensus on certain disclosure requirements under EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The new disclosure requirements apply to investments in debt and marketable equity securities that are accounted under SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, and SFAS 124, Accounting for Certain Investments Held by Not-for-Profit Organizations. Effective for fiscal years ending after December 15, 2003 companies are required to disclose information about debt or marketable equity securities with market values below carrying values. The Company has adopted the disclosure requirements of EITF Issue No. 03-1.

Reclassifications

Certain reclassifications of 2002 amounts have been made to conform to the 2003 presentation. Such reclassifications have no effect on previously reported net income of stockholders’ equity.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003 and 2002

(3) Sale of Springfield Branch

On June 26, 2003, the Company sold a branch of Missouri State Bank located in Springfield, Missouri. The Company sold approximately $27,615,000 in loans and $30,737,000 in deposits, as well as the real estate and tangible assets of the branch. The $4 million transaction resulted in a gain on the sale of $1.5 million, net of $950,000 in taxes.

(4) Regulatory Restrictions and Capital Requirements

The Bank is required to maintain certain daily reserve balances on hand in accordance with regulatory requirements. The reserve balances maintained in accordance with such requirements at December 31, 2003 and 2002 was approximately $653,000 and $631,000, respectively.

Bank dividends are the principal source of funds for debt service by the Company. The Bank is subject to supervisory regulations, which require the maintenance of minimum capital requirements. At December 31, 2003, there are no regulatory restrictions, other than maintenance of minimum capital standards, as to the amount of dividends the Bank can pay.

The Company and the Bank are subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification of the Company and the Bank are also subject to qualitative judgments by regulatory authorities about components, risk weightings, and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. At December 31, 2003 and 2002, the Company’s total capital to risk-weighted assets ratio was greater than the minimum requirement of 8%.

The Bank is also subject to the regulatory framework for prompt corrective action. As of December 31, 2003, the most recent notification from regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no additional conditions or events since the notifications that management believes have changed the Bank’s category.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003 and 2002

The actual and required capital amounts and ratios for the Company and the Bank at December 31, 2003 and 2002 are as follows:

	2003
	Actual		Capital requirement		Capital requirement to be well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total capital (to risk-weighted assets):
Company	$56,312	10.37%	$43,438	8.00%	$—	—%
Bank	55,652	10.26	43,405	8.00	54,256	10.00

Tier 1 capital (to risk-weighted assets):
Company	47,742	8.79	21,719	4.00	—	—
Bank	48,869	9.01	21,702	4.00	32,553	6.00

Tier 1 capital (to average assets):
Company	47,742	8.65	22,068	4.00	—	—
Bank	48,869	8.86	22,054	4.00	27,567	5.00

	2002
	Actual		Capital requirement		Capital requirement to be well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total capital (to risk-weighted assets):
Company	$50,553	9.90%	$40,840	8.00%	$—	—%
Bank	52,270	10.25	40,798	8.00	50,998	10.00

Tier 1 capital (to risk-weighted assets):
Company	40,586	7.95	20,420	4.00	—	—
Bank	45,894	9.00	20,399	4.00	30,599	6.00

Tier 1 capital (to average assets):
Company	40,856	7.33	22,144	4.00	—	—
Bank	45,894	8.30	22,116	4.00	27,645	5.00

(5) Debt and Equity Securities

Debt and equity securities available for sale at December 31, 2003 and 2002 are as follows:

	2003
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. Treasury securities	$4,960,907	82,061	—	5,042,968
U.S. Government agencies and corporations	8,395,274	127,824	—	8,523,098
Obligations of state and political subdivisions	174,907	3,372	—	178,279
Collateralized mortgage obligations	1,200,737	23,310	—	1,224,047
Corporate debt obligations	9,513,417	846,084	—	10,359,501
Federal Home Loan Bank stock	2,100,600	—	—	2,100,600
Other equity securities	25,000	—	—	25,000

	$26,370,842	1,082,651	—	27,453,493

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003 and 2002

	2002
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. Treasury securities	$4,950,816	114,027	—	5,064,843
U.S. Government agencies and corporations	14,806,630	288,420	—	15,095,050
Obligations of state and political subdivisions	239,796	7,570	—	247,366
Collateralized mortgage obligations	4,772,808	26,208	—	4,799,016
Corporate debt obligations	7,425,000	411,451	—	7,836,451
Federal Home Loan Bank stock	956,300	—	—	956,300
Other equity securities	461,752	—	—	461,752

	$33,613,102	847,676	—	34,460,778

Debt and equity securities classified as available for sale at December 31, 2003, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	2003
	Amortized cost	Fair value
Due in 1 year or less	$4,084,160	4,113,437
Due after 1 year through 5 years	8,055,454	8,189,576
Due after 5 years through 10 years	—	—
Due after 10 years	12,105,628	13,024,880
Federal Home Loan Bank stock and other equity securities (no stated maturity)	2,125,600	2,125,600

	$26,370,842	27,453,493

Debt and equity securities with carrying amounts aggregating $10,296,440 and $14,241,596 at December 31, 2003 and 2002, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

There were no sales of debt and equity securities during the years ended December 31, 2003 and 2002.

(6) Loans

A summary of loans, by classification, at December 31, 2003 and 2002 is as follows:

	2003	2002
Commercial	$131,839,858	148,968,782
Real estate	357,323,948	308,055,513
Installment and other consumer	4,167,298	9,421,782
Direct financing leases—minimum lease payments receivable	9,437,387	13,768,952

	502,768,491	480,215,029

Less unearned income	726,789	1,216,827

	$502,041,702	478,998,202

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003 and 2002

The Company grants commercial, real estate, installment, and other consumer loans and leases to customers located within the St. Louis metropolitan area and the surrounding communities. As such, the Company is susceptible to changes in the economic environment in the St. Louis metropolitan area and the surrounding communities. The Company does not have a concentration of credit in any one economic sector; however, a substantial portion of the portfolio is concentrated in and secured by real estate within the Company’s market areas. The ability of the Company’s borrowers to honor their contractual obligations is dependent upon the local economies and their effect on the real estate market.

Following is a summary of activity for 2003 of loans to executive officers and directors or to entities in which such individuals had beneficial interest as stockholders, officers, or directors. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and did not involve more than the normal risk of collectibility.

Balance at December 31, 2002	$34,920,053
New loans and advances	11,594,825
Payments and other reductions	(22,015,916)

Balance at December 31, 2003	$24,498,962

An analysis of the activity in the allowance for loan losses for 2003 and 2002 follows:

	2003	2002
Balance at beginning of year	$6,516,934	4,816,147
Provision charged to expense	2,316,222	5,604,983
Loans charged off	(2,335,140)	(4,042,896)
Recoveries of loans previously charged off	547,200	138,700
Allowance associated with the branch sale	(212,000)	—

Balance at end of year	$6,833,216	6,516,934

A summary of nonaccrual and impaired loans at December 31, 2003 and 2002 is as follows:

	Nonaccrual loans	Impaired loans continuing to accrue interest	Total impaired loans	Allowance for loan losses on impaired loans	Impaired loans with no related allowance for loan losses
2003	$3,123,538	—	3,123,538	668,380	—
2002	1,718,951	—	1,718,951	340,395	—

The average balance of impaired loans during 2003 and 2002 was approximately $2,599,178 and $3,501,923, respectively.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003 and 2002

A summary of interest income on nonaccrual and other impaired loans for 2003 and 2002 is as follows:

	2003
	Nonaccrual loans	Impaired loans continuing to accrue interest	Total
Income recognized	$—	—	—
Interest income had interest accrued	143,789	—	143,789

	2002
	Nonaccrual loans	Impaired loans continuing to accrue interest	Total
Income recognized	$—	—	—
Interest income had interest accrued	280,154	—	280,154

(7) Premises and Equipment

A summary of premises and equipment at December 31, 2003 and 2002 is as follows:

	2003	2002
Land	$2,074,245	2,834,745
Buildings and improvements	7,785,974	8,603,989
Furniture and equipment	4,891,808	5,005,061
Work in progress	41,970	39,301

	14,793,997	16,483,096

Less accumulated depreciation and amortization	3,492,733	2,896,253

	$11,301,264	13,586,843

Depreciation and amortization of premises and equipment included in occupancy and equipment expense was $971,817 and $1,026,896 for 2003 and 2002, respectively.

The Company leases three of its operating facilities under noncancelable operating leases expiring through 2009. At the option of the Company, each of the leases can be extended for two 5 year periods. In 2000, the Company entered into a noncancelable operating lease for land related to an operating facility expiring in 10 years. At the option of the Company, this lease can be extended for seven 10 year periods. Net rent expense amounted to $540,076 and $475,924 for 2003 and 2002, respectively. Future minimum rentals under the leases are as follows:

2004	$631,390
2005	640,216
2006	645,135
2007	627,178
2008	173,535
2009 and thereafter	92,728

$2,810,182

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003 and 2002

The Company leases a portion of one of its operating facilities to an independent third party under a lease expiring in 2011. Future minimum rental income under the agreements is as follows:

2004	$85,000
2005	85,000
2006	85,000
2007	85,000
2008	85,000
2009 and thereafter	226,667

$651,667

(8) Investment in Joint Venture

On December 1, 1998, the Company invested $374,990 for a 50% interest in Cash on Demand L.L.C., a joint venture formed to install and manage automatic teller machines. The Company accounts for its investment in Cash on Demand L.L.C. on the equity method. The difference between the amount the Company invested in Cash on Demand L.L.C. and the underlying ownership interest of 50% as of December 1, 1998, which totaled $352,736, was amortized over 15 years on a straight-line basis until the Company implemented the provisions of SFAS No. 142 on January 1, 2002. The remaining excess cost is $282,277. Income from the Company’s investment in Cash on Demand L.L.C. during 2003 and 2002 totaled $29,714 and $93,983, respectively. Distributions of $218,800 were received in 2003.

A summarized unaudited balance sheet and statement of operations for Cash on Demand L.L.C. as of November 30, 2003 and for the period from December 1, 2002 through November 30, 2003 follows:

Summarized Balance Sheet

Cash	$1,418,245
Equipment, net	—
Other	77,303

Total assets	$1,495,548

Notes payable to Company	$1,371,500
Capital contributions	44,508
Retained earnings	79,540

Total liabilities and members’ equity	$1,495,548

Summarized Statement of Operations

Revenue	$1,136,065
Expense	1,076,637

Net income	$59,428

(9) Goodwill

On the January 1, 2002 date of adoption of SFAS No. 142, the Company had unamortized goodwill in the amount of $4,846,265.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003 and 2002

(10) Deposits

The scheduled maturities of time deposits at December 31, 2003 and 2002 are as follows:

	2003	2002
Due within:
One year	$152,749,618	196,669,540
Two years	53,411,874	39,438,925
Three years	17,088,335	21,623,017
Four years	4,890,528	2,572,361
Five years	5,586,080	5,015,663

	$233,726,435	265,319,506

(11) Short-term Borrowings

A summary of short-term borrowings at December 31, 2003 and 2002 is as follows:

	2003	2002
Securities sold under agreements to repurchase	$4,419,043	9,394,043
Federal funds purchased	—	—

	$4,419,043	9,394,043

The Company has entered into several overnight repurchase agreements with customers for which the Company has pledged debt securities with a fair value of $5,103,604 and $5,268,366 at December 31, 2003 and 2002, respectively. The weighted average interest rate on short-term borrowings was 0.69% and 1.29% during December 31, 2003 and 2002, respectively. For 2003 and 2002, the average balance of these borrowings was $8,415,459 and $11,472,493, respectively.

The Company has a $5,000,000 line of credit in place with an unaffiliated bank that is secured by all issued and outstanding shares of common stock of the Bank. Total outstandings on the line of credit were $0 and $2,150,000 at December 31, 2003 and 2002, respectively. In addition, the Bank has a $15,000,000 unsecured federal funds line of credit in place with an unaffiliated financial institution.

(12) Guaranteed Preferred Beneficial Interests in Trustcorp—Subordinated Debentures

On August 31, 2000, Trustcorp Statutory Trust I (Trustcorp Trust), a Connecticut business trust subsidiary of the Company, issued $15,000,000 of 30-year, 10.6% Cumulative Preferred Trust Securities (Preferred Securities).

The debentures are the sole asset of Trustcorp Trust. In connection with the issuance of the Preferred Securities, the Company made certain guarantees and commitments that, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of Trustcorp Trust under the Preferred Securities. The proceeds from the issuance of the subordinated debentures to Trustcorp Trust, net of underwriting fees of $450,000, were $14,550,000. The Preferred Securities are classified as debt for reporting purposes and capital for regulatory reporting purposes. See the “Recently Issued Accounting Standards” section of note 2 for the potential impact of FIN 46R on the accounting for the Preferred Securities.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003 and 2002

(13) Federal Home Loan Bank Advances

A summary of FHLB advances at December 31, 2003 and 2002 is as follows:

Maturity date	Interest rate	Amount
		2003	2002
May 3, 2004	3.62%	$5,000,000	5,000,000
May 2, 2005	4.29	5,000,000	5,000,000
March 20, 2008, callable beginning March 20, 2001	5.31	2,000,000	2,000,000
March 18, 2008, callable beginning March 18, 2003	5.53	1,800,000	1,800,000
July 2, 2004	1.23	5,000,000	—
July 15, 2005	1.58	5,000,000	—

		$23,800,000	13,800,000

Weighted average interest rate		3.12%	4.36%

The advances are secured under a blanket agreement, which assigns all FHLB stock and one- to four-family mortgage loans, commercial real estate loans, multi-family loans and home equity lines of credit between 135% and 200% of the outstanding balance of advances.

At December 31, 2003, the Bank may borrow up to $47,154,134 in additional funds through FHLB advances.

(14) Income Taxes

Components of income tax expense (benefit) for 2003 and 2002 are as follows:

	2003	2002
Federal:
Current	$3,117,686	989,706
Deferred	(287,985)	(656,869)
State	385,084	71,733

	$3,214,785	404,570

A reconciliation of income tax expense computed by applying the Federal statutory rate of 34% to income before income tax expense to reported income tax expense for 2003 and 2002 is as follows:

	2003	2002
Computed income tax expense	$2,968,980	308,297
Tax-exempt income	(2,796)	(3,011)
State tax expense, net of Federal tax benefit	254,155	47,344
Nondeductible expenses	54,436	46,628
Other, net	(59,990)	5,312

Income tax expense	$3,214,785	404,570

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003 and 2002

The tax effects of temporary differences that gave rise to deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are presented below:

	2003	2002
Deferred tax assets:
Loans, principally due to allowance for loan losses	$1,895,075	1,665,191
Deferred compensation	750,025	633,668
Other, net	70,949	33,834

Total deferred tax assets	2,716,049	2,332,693

Deferred tax liabilities:
Goodwill	271,347	135,674
Premises and equipment	190,838	231,170
Unrealized gain on available-for-sale securities	368,101	288,240
Other, net	—	—

Total deferred liabilities	830,286	655,084

Deferred tax assets, net	$1,885,763	1,677,609

A valuation allowance would be provided on the deferred tax asset if it were more likely than not that some portion of the asset would not be realized. The Company has not established a valuation allowance at December 31, 2003 or 2002 due to management’s belief that all criteria for recognition have been met to support the realization of the deferred tax asset.

(15) Employee Benefits

The Company sponsors a contributory 401(k) profit-sharing plan with provisions for Company-matching contributions. Essentially all employees meeting certain age and service requirements are eligible to participate in the plan. The amount charged to expense for contributions to the plan for 2003 and 2002 was $116,227 and $95,118, respectively.

In October 1997, a nonqualified stock option plan was adopted by the Company’s Board of Directors under which options to purchase up to 300,000 shares of common stock can be granted to certain executive officers and directors of the Company. In November 2000, an additional 100,000 shares of common stock were authorized by the Company’s Board of Directors. The options vest over a three-year period and expire 10 years from the date of grant.

Information on the Company’s stock options is summarized as follows:

	Shares	Average price per share	Per share option price range
Outstanding at December 31, 2001	277,000	$13.47	10.00 – 20.00

Granted	41,500	22.59	20.00 – 25.00
Forfeited	(17,000)	13.53	10.00 – 20.00

Outstanding at December 31, 2002	301,500	14.72	10.00 – 25.00

Granted	27,500	27.50	27.50
Forfeited	(22,500)	20.00	20.00
Exercised	(23,000)	12.82	10.00 – 20.00

Outstanding at December 31, 2003	283,500	15.69	10.00 – 27.50

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003 and 2002

In January 1998, a deferred compensation plan was adopted by the Company’s Board of Directors under which certain executive officers of the Bank may defer a portion of their annual earnings. On an annual basis, the Bank will make a contribution to the plan based on an established formula. A participant vests over the first five years of participation in contributions made by the Bank. The amount charged to expense in 2003 and 2002 for the deferred compensation plan was $256,360 and $215,784, respectively.

(16) Disclosures About Financial Instruments

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract that both imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments with the second entity and conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments with the first entity.

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and commercial and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for its financial instruments included in the consolidated balance sheets. At December 31, 2003, no amounts have been accrued for any estimated losses for these financial instruments.

The contractual amount of commitments to extend credit and standby letters of credit as of December 31, 2003 and 2002 are as follows:

	2003	2002
Commitments to extend credit	$142,875,735	117,578,959
Standby letters of credit	10,553,839	6,370,196

	$153,429,574	123,949,155

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Of the total commitments to extend credit at December 31, 2003, approximately $12,667,365 represents fixed-rate loan commitments. Of the total commitments to extend credit at December 31, 2002, approximately $7,155,036 represents fixed-rate loan commitments. Since certain of the commitments and letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, furniture and equipment, and real estate.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company’s customers. The credit risk involved in issuing letters of credit is essentially the same as the risk involved in extending loans to customers. The approximate remaining term of standby letters of credit range from 1 month to 10-years at December 31, 2003.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003 and 2002

(17) Fair Value of Financial Instruments

The fair value estimates of the Company’s financial instruments and the methods and assumptions used in determining these values at December 31, 2003 and 2002 are as follows:

	2003		2002
	Carrying amount	Fair value	Carrying amount	Fair value
Balance sheet assets:
Cash and due from banks	$21,377,240	21,377,240	22,690,121	22,690,121
Federal funds sold	215,340	215,340	13,372,171	13,372,171
Debt and equity securities available for sale	27,453,493	27,453,493	34,460,778	34,460,778
Loans, net	495,208,486	498,031,174	472,481,268	476,072,126
Accrued interest receivable	1,394,271	1,394,271	1,703,553	1,703,553

Balance sheet liabilities:
Deposits	478,175,628	480,209,048	485,401,762	489,806,066
Short-term borrowings	4,419,043	4,419,043	9,394,043	9,394,043
Note payable	—	—	2,150,000	2,150,000
Guaranteed preferred beneficial interests in Trustcorp—subordinated debentures	15,000,000	16,988,941	15,000,000	16,592,724
Federal Home Loan Bank advances	23,800,000	24,254,580	13,800,000	14,510,154
Accrued interest payable	1,186,375	1,186,375	1,649,035	1,649,035

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practical to estimate such value:

Cash and Due from Banks, Federal Funds Sold, Accrued Interest Receivable, Short-term Borrowings, and Accrued Interest Payable

The carrying values reported in the consolidated balance sheets approximate fair values, due to the demand or short-term nature of these instruments.

Debt and Equity Securities Available for Sale

Fair values of debt and equity securities available for sale are based upon quoted market prices where available. If quoted market prices are not available, fair values are based upon quoted market prices of comparable instruments.

Loans, Net

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate, installment, other consumer loans, and leases. Each loan category is further segmented into fixed and adjustable-rate interest terms and by performing and nonperforming status.

For the various homogeneous categories of performing loans, the fair value is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same maturities.

The fair value of nonperforming loans is based on estimated cash flows discounted using a rate commensurate with the risk associated with the loan. Assumptions regarding credit risk, cash flows, and discount rates were judgmentally determined using available market and specific borrower information.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003 and 2002

Deposits

The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, NOW and money market accounts, and savings accounts, is equal to the amounts payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Guaranteed Preferred Beneficial Interests in Trustcorp—Subordinated Debentures

These subordinated debentures were issued with a fixed coupon rate of 10.60% and a maturity date of September 7, 2030. The securities are not publicly traded and do not have a readily available market value. The fair value of these securities is estimated using the rates currently offered for securities with similar characteristics and terms.

Federal Home Loan Bank Advances

The fair value of Federal Home Loan Bank advances is estimated by discounting the future cash flows using currently quoted interest rates for FHLB advances for the same maturity.

Commitments to Extend Credit and Standby Letters of Credit

The fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the parties drawing on such financial instruments, and the present creditworthiness of such counterparties. The Company believes such commitments have been made on terms that are competitive in the markets in which it operates. Accordingly, no premium or discount is offered thereon and fair values for such instruments have not been assigned for purposes of this disclosure as they are considered immaterial.

Limitations

Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

(18) Litigation

Various legal claims have arisen during the normal course of business, which in the opinion of management after discussion with legal counsel, will not result in any material liability to the Company.

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003 and 2002

(19) Parent Company Financial Information

Condensed balance sheets at December 31, 2003 and 2002 and the related condensed schedules of income and cash flows for the years then ended of the Company (parent company only) are as follows:

Condensed Balance Sheets

	2003	2002
Assets:
Cash	$749,176	391,794
Investment in Bank	54,712,675	51,582,587
Investment in Trust	464,000	464,000
Other assets	417,632	542,726

Total assets	$56,343,483	52,981,107

Liabilities:
Guaranteed preferred beneficial interests in Trustcorp—subordinated debentures	$15,464,000	15,464,000
Note payable	—	2,150,000
Accrued interest payable	511,869	520,946

Total liabilities	15,975,869	18,134,946
Total stockholders’ equity	40,367,614	34,846,161

Total liabilities and stockholders’ equity	$56,343,483	52,981,107

Condensed Schedules of Income

	2003	2002
Revenue	$49,184	49,184

Expenses:
Interest on note payable	40,951	44,552
Interest on guaranteed preferred beneficial interests in Trustcorp—subordinated debentures	1,654,184	1,654,184
Other operating expenses	14,043	11,283

Total expenses	1,709,178	1,710,019

Loss before income tax benefit and equity in undistributed net income of Bank	(1,659,994)	(1,660,835)

Income tax benefit	(622,498)	(622,813)

Loss before equity in undistributed net income of Bank	(1,037,496)	(1,038,022)

Equity in undistributed net income of Bank	6,555,005	1,540,208

Net income	$5,517,509	502,186

TRUSTCORP FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003 and 2002

Condensed Schedules of Cash Flows

	2003	2002
Cash flows from operating activities:
Net income	$5,517,509	502,186
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed net income of bank	(6,555,005)	(1,540,208)
Amortization of debt issuance costs	15,000	15,000
Other, net	178,877	4,880

Net cash used in operating activities	(843,619)	(1,018,142)

Cash flows from investing activities:
Capital contribution to bank	—	(1,000,000)
Dividend received from bank	3,580,000	—

Cash flows from financing activities:
(Repayment) proceeds from note payable	(2,150,000)	2,150,000
Purchase of treasury stock	—	(306,000)
Proceeds from sale of treasury stock	—	411,000
Stock options exercised, net	(228,999)	—

Net cash (used in) provided by financing activities	(2,378,999)	2,255,000

Net increase in cash and cash equivalents	357,382	236,858

Cash and cash equivalents at beginning of year	391,794	154,936

Cash and cash equivalents at end of year	$749,176	391,794

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law (the “WBCL”) require a corporation to indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, which includes any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. A corporation is obligated to indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, which liability includes the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney fees and other expenses, unless such liability was incurred as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

Unless otherwise provided in a corporation’s articles of incorporation or by-laws, or by written agreement, the director or officer seeking indemnification is entitled to select one of the following means for determining his or her right to indemnification: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee duly appointed by the board of directors of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by a corporation at such time as the director or officer furnishes to the corporation a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Section 180.0850 to 180.0859 of the WBCL are not exclusive. A corporation may expand a director’s or officer’s rights to indemnification: (i) in its articles of incorporation or by-laws; (ii) by written agreement; (iii) by resolution of its board of directors; or (iv) by resolution that is adopted, after notice, by a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858 of the WBCL, Marshall & Ilsley has adopted indemnification provisions in its by-laws that closely track the statutory indemnification provisions of the WBCL with certain exceptions. In particular, Section 7.1 of Marshall & Ilsley’s by-laws, among other items, provides that (i) an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive. As permitted by Section 180.0857 of the WBCL, Marshall & Ilsley has purchased directors’ and officers’ liability insurance that insures Marshall & Ilsley’s directors and officers against certain liabilities that may arise under the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits. See the Exhibit Index.

(b)	Financial Statement Schedules. Not applicable.

(c)	Report, Opinion or Appraisal. See Exhibits 5 and 8.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on January 17, 2006.

MARSHALL & ILSLEY CORPORATION

By:	/s/ Dennis J. Kuester
Dennis J. Kuester Chairman and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Dennis J. Kuester Dennis J. Kuester	Chairman and Chief Executive Officer (Principal Executive Officer)	January 17, 2006

/s/ John M. Presley John M. Presley	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	January 17, 2006

/s/ Patricia R. Justiliano Patricia R. Justiliano	Senior Vice President and Corporate Controller (Principal Accounting Officer)	January 17, 2006

Directors:

Richard A. Abdoo, Andrew N. Baur, John W. Daniels, Jr., Bruce E. Jacobs, Ted D. Kellner, Dennis J. Kuester, Katharine C. Lyall, John A. Mellowes, San W. Orr, Jr., Robert J. O’Toole, Peter M. Platten, III, John S. Shiely, Debra S. Waller, George E. Wardeberg and James B. Wigdale.

By:	/s/ Randall J. Erickson Randall J. Erickson	As Attorney-in-Fact*	Date: January 17, 2006

*	Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

EXHIBIT INDEX

2.1	Agreement and Plan of Merger between Trustcorp Financial, Inc. and Marshall & Ilsley Corporation dated as of December 21, 2005 (included as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement)

(Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. Marshall & Ilsley hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits or schedules)

2.2	Plan of Merger between Trustcorp Financial, Inc. and Marshall & Ilsley Corporation (included as Appendix B to the Proxy Statement/Prospectus included in this Registration Statement)

2.3	Stockholder Voting Agreement dated as of December 21, 2005 between Marshall & Ilsley Corporation and each of the shareholders listed on Schedule I thereto

2.4	Stockholder Voting Agreement dated as of December 31, 2005 between Marshall & Ilsley Corporation and each of the shareholders listed on Schedule I thereto

3.1	Restated Articles of Incorporation, as amended, incorporated by reference to Marshall & Ilsley’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, SEC File No. 1-15403

3.2	By-laws, as amended, incorporated by reference to Marshall & Ilsley’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, SEC File No. 1-15403

5.1	Opinion and consent of Godfrey & Kahn, S.C. as to the validity of the securities being registered

8.1	Opinion and consent of Godfrey & Kahn, S.C. regarding the federal income tax consequences of the merger

8.2	Opinion and consent of Lewis, Rice & Fingersh, L.C. regarding the federal income tax consequences of the merger

23.1	Consent of Deloitte & Touche LLP regarding the audited financial statements of Marshall & Ilsley Corporation

23.2	Consent of KPMG LLP regarding the audited financial statements of Trustcorp Financial, Inc.

23.3	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1 hereto)

23.4	Consent of Godfrey & Kahn, S.C. (included in Exhibit 8.1 hereto)

23.5	Consent of Lewis, Rice & Fingersh, L.C. (included in Exhibit 8.2 hereto)

23.6	Consent of Stifel, Nicolaus & Company, Incorporated

24	Powers of Attorney

99.1	Form of Proxy to be used by Trustcorp Financial, Inc.

Marshall & Ilsley will provide a copy of any instrument defining the rights of holders of long-term debt to the Commission upon request.